As filed with the Securities and Exchange Commission on June 19, 2014

Registration Number 333-196596

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to

Form S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ENDURANCE SPECIALTY HOLDINGS LTD.

(Exact Name of Registrant as Specified in its Charter)

BERMUDA	6331	98-0392908
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Waterloo House

100 Pitts Bay Road

Pembroke HM 08, Bermuda

(441) 278-0400

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

C T Corporation System

111 Eighth Avenue, New York, NY 10011

(212) 590-9070

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

John V. Del Col, Esq. Endurance Specialty Holdings Ltd. Waterloo House 100 Pitts Bay Road Pembroke HM 08, Bermuda (441) 278-0400	Todd E. Freed, Esq. Richard J. Grossman, Esq. Skadden, Arps, Slate, Meagher & Flom LLP Four Times Square New York, New York 10036 (212) 735-3000

Approximate date of commencement of proposed sale of securities to the public:

As soon as practicable after the effective date of this Registration Statement.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus/offer to exchange may change. The registrant may not complete the exchange offer and issue these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus/offer to exchange is not an offer to sell these securities and Endurance Specialty Holdings Ltd. is not soliciting an offer to buy these securities in any state or jurisdiction in which such offer is not permitted.

Offer to Exchange

Each Outstanding Ordinary Share

(together with the associated preferred share purchase rights)

of

ASPEN INSURANCE HOLDINGS LIMITED

for

0.9197 Endurance Specialty Holdings Ltd. Ordinary Shares

or

$49.50 in Cash

or

a Combination of 0.5518 Endurance Specialty Holdings Ltd. Ordinary Shares and $19.80 in Cash,

subject to the proration procedures described in this prospectus/offer to exchange and the related letter of election and transmittal,

by

ENDURANCE SPECIALTY HOLDINGS LTD.

Endurance Specialty Holdings Ltd., which we refer to as “Endurance” or “we,” “us” or “our,” is offering, upon the terms and subject to the conditions set forth in this prospectus/offer to exchange and in the related letter of election and transmittal, to exchange for each outstanding ordinary share, par value 0.15144558¢ per share, of Aspen Insurance Holdings Limited, which we refer to as “Aspen,” (together with the associated preferred share purchase rights), which we refer to as “Aspen common shares,” you validly tender and do not properly withdraw before the expiration time of the exchange offer described below, one of the following:

•	0.9197 ordinary shares, par value $1.00 per share, of Endurance, which we refer to as “Endurance common shares”, for each Aspen common share for which an election for all stock consideration is made, which election we refer to as a “Stock Election” and which consideration we refer to as the “Stock Election Consideration”;

•	$49.50 in cash (less applicable withholding taxes and without interest) for each Aspen common share for which an election for all cash consideration is made, which election we refer to as a “Cash Election” and which consideration we refer to as the “Cash Election Consideration”; or

•	a combination of 0.5518 Endurance common shares and $19.80 in cash (less applicable withholding taxes and without interest), for each Aspen common share for which an election to receive cash and stock consideration is made, which election we refer to as a “Cash/Stock Election” and which consideration we refer to as the “Cash/Stock Election Consideration”, subject to the proration procedures described in this prospectus/offer to exchange and the related letter of election and transmittal. We refer to this offer as the “exchange offer.”

Both the Cash Election and the Stock Election are subject to proration and adjustment procedures to ensure that the total amount of cash paid and the total number of Endurance common shares exchanged in the exchange offer will be equal to the total amount of cash and number of Endurance common shares that would have been exchanged if all of the Aspen shareholders tendering into the exchange offer had made a Cash/Stock Election. The elections of other Aspen shareholders will affect whether a tendering Aspen shareholder that makes a Cash Election or a Stock Election receives solely the type of consideration elected or if a portion of such Aspen shareholder’s tendered Aspen common share is exchanged for another form of consideration. In addition, Aspen shareholders who otherwise would be entitled to receive a fractional Endurance common share will instead receive cash in lieu of any fractional Endurance common share such holder may have otherwise been entitled to receive, as described herein. Please see the sections of this prospectus/offer to exchange titled “The Exchange Offer—Elections and Proration” for a description of the proration procedure and “The Exchange Offer—Cash In Lieu of Fractional Endurance Common Shares” for a description of the treatment of fractional Endurance common shares.

THE EXCHANGE OFFER AND THE WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., EASTERN TIME, ON FRIDAY, AUGUST 29, 2014, OR THE “EXPIRATION TIME OF THE EXCHANGE OFFER,” UNLESS EXTENDED. ASPEN COMMON SHARES TENDERED PURSUANT TO THE EXCHANGE OFFER MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION TIME OF THE EXCHANGE OFFER BY FOLLOWING THE PROCEDURES SET FORTH IN THE SECTION OF THIS PROSPECTUS/OFFER TO EXCHANGE TITLED “THE EXCHANGE OFFER—WITHDRAWAL RIGHTS.”

Endurance common shares are listed on the New York Stock Exchange under the ticker symbol “ENH.” Aspen common shares are listed on the New York Stock Exchange under the ticker symbol “AHL” and on the Bermuda Stock Exchange under the ticker symbol “AHL.BH.”

FOR A DISCUSSION OF RISKS AND OTHER FACTORS THAT YOU SHOULD CONSIDER IN CONNECTION WITH THE EXCHANGE OFFER, PLEASE CAREFULLY READ THE SECTION OF THIS PROSPECTUS/OFFER TO EXCHANGE TITLED “RISK FACTORS” BEGINNING ON PAGE 31.

Endurance’s obligation to accept Aspen common shares for exchange and to exchange any Aspen common shares for Endurance common shares and/or cash is subject to a number of conditions, which are described in the section of this prospectus/offer to exchange titled “The Exchange Offer—Conditions of the Exchange Offer.”

On April 14, 2014, Endurance publicly announced that it had delivered a written proposal to the Aspen board of directors to combine the businesses of Endurance and Aspen through a transaction in which Endurance would acquire all of the issued and outstanding Aspen common shares. In light of the refusal of the Aspen board of directors to engage with us on our proposal as it has been subsequently revised, which we refer to as the “Endurance proposal,” we are making this exchange offer directly to Aspen shareholders on the terms and conditions set forth in this prospectus/offer to exchange, which reflect the current Endurance proposal.

Endurance has not authorized any person to provide any information or to make any representation in connection with the exchange offer other than the information contained or incorporated by reference in this prospectus/offer to exchange and the related letter of election and transmittal, and if any person provides any of this information or makes any representation of this kind, that information or representation must not be relied upon as having been authorized by Endurance.

ENDURANCE IS NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND A PROXY TO ENDURANCE. As described in this prospectus/offer to exchange, Endurance is soliciting from Aspen’s shareholders, through a separate solicitation statement, (i) written requisitions that the Aspen board of directors convene a special general meeting of Aspen, and, if such meeting is convened, Endurance intends to present to the Aspen common shareholders for their consideration a binding proposal to increase the size of Aspen’s board of directors from 12 directors to 19 directors, and (ii) shareholder authorizations to support the proposal of a scheme of arrangement by Endurance, which will entail the holding of a meeting of Aspen shareholders, if ordered by the Supreme Court of Bermuda, at which the Aspen common shareholders would consider and vote on a scheme of arrangement under Bermuda law pursuant to which Endurance would acquire all of the outstanding Aspen common shares on financial terms no less favorable than those contained in the Endurance proposal, as described in the section of this prospectus/offer to exchange titled “Solicitation of Aspen Shareholders.” Any such solicitations by Endurance with respect to such requisitions and authorizations or with respect to any Aspen special general meetings will be made only pursuant to separate soliciting materials complying with the requirements of the rules and regulations of the Securities and Exchange Commission, which we refer to as the “SEC.”

Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus/offer to exchange. Any representation to the contrary is a criminal offense.

The date of this prospectus/offer to exchange is June 19, 2014.

i

Page
Acceptance for Exchange, and Exchange, of Aspen Common Shares; Delivery of Exchange Offer Consideration	59
Cash In Lieu of Fractional Endurance Common Shares	60
Elections and Proration	60
Procedure for Tendering	63
Withdrawal Rights	66
Announcement of Results of Exchange Offer	67
Ownership of Endurance After the Exchange Offer	67
Material U.S. Federal Income Tax Consequences	68
Purpose and Structure of the Exchange Offer	77
Appraisal/Dissenters’ Rights	79
Plans for Aspen	80
Effect of the Exchange Offer on the Market for Aspen Common Shares; NYSE and Bermuda Stock Exchange Listing; Registration Under the Exchange Act; Margin Regulations	81
Conditions of the Exchange Offer	83
Dividends and Distributions	88
Source and Amount of Funds	89
Certain Legal Matters; Regulatory Approvals	94
Certain Relationships With Aspen and Interests of Endurance in the Exchange Offer	97
Fees and Expenses	98
Accounting Treatment	99
Memorandum of Association and Bye-law Provisions	100
Shareholders’ Equity; Share Premium Account	100
COMPARISON OF SHAREHOLDERS’ RIGHTS	101
UNAUDITED CONDENSED CONSOLIDATED PRO FORMA FINANCIAL INFORMATION	117
FORWARD-LOOKING STATEMENTS	130
LEGAL MATTERS	131
EXPERTS	131
SOLICITATION OF ASPEN SHAREHOLDERS	131
ADDITIONAL NOTE REGARDING THE EXCHANGE OFFER	132
WHERE YOU CAN FIND MORE INFORMATION	133
SCHEDULE I	S-1

THIS PROSPECTUS/OFFER TO EXCHANGE INCORPORATES IMPORTANT BUSINESS AND FINANCIAL INFORMATION ABOUT ENDURANCE AND ASPEN FROM DOCUMENTS FILED WITH THE SEC THAT HAVE NOT BEEN INCLUDED IN OR DELIVERED WITH THIS PROSPECTUS/OFFER TO EXCHANGE.

THIS INFORMATION IS AVAILABLE AT THE INTERNET WEBSITE THE SEC MAINTAINS AT WWW.SEC.GOV, AS WELL AS FROM OTHER SOURCES. PLEASE SEE THE SECTION OF THIS PROSPECTUS/OFFER TO EXCHANGE TITLED “WHERE YOU CAN FIND MORE INFORMATION.” YOU ALSO MAY REQUEST COPIES OF THESE DOCUMENTS FROM ENDURANCE, WITHOUT CHARGE, UPON WRITTEN OR ORAL REQUEST TO ENDURANCE’S INFORMATION AGENT AT ITS ADDRESS OR TELEPHONE NUMBER SET FORTH BELOW AND ON THE BACK COVER OF THIS PROSPECTUS/OFFER TO EXCHANGE. IN ORDER TO RECEIVE TIMELY DELIVERY OF THE DOCUMENTS, YOU MUST MAKE YOUR REQUEST NO LATER THAN AUGUST 22, 2014, OR FIVE BUSINESS DAYS PRIOR TO THE EXPIRATION TIME OF THE EXCHANGE OFFER, WHICHEVER IS LATER.

ii

As described in the sections of this prospectus/offer to exchange titled “Risk Factors” and “Note on Aspen Information,” Endurance has only conducted a review of Aspen’s publicly available information and has not had access to Aspen’s non-public information. As a result, Aspen shareholders should be aware that statements in this prospectus/offer to exchange regarding synergies that could arise as a result of the proposed transaction, Aspen’s strategic fit with Endurance, the structural flexibility of a combined company and similar statements reflecting the potential results of a combination of Endurance and Aspen are based exclusively on publicly available information.

On June 18, 2014, Endurance filed definitive solicitation materials pursuant to Section 14(a) of the Securities Exchange Act of 1934, as amended, which we refer to as the “Exchange Act.” Endurance is soliciting (i) written requisitions from Aspen’s shareholders that the Aspen board of directors convene an Aspen special general meeting, and, if such meeting is convened, Endurance intends to present to Aspen’s shareholders for their consideration a binding proposal to increase the size of Aspen’s board of directors from 12 directors to 19 directors, and (ii) shareholder authorizations to support the proposal of a scheme of arrangement by Endurance, which will entail the holding of a meeting of Aspen shareholders, if ordered by the Supreme Court of Bermuda, at which the Aspen common shareholders would consider and vote on a scheme of arrangement under Bermuda law pursuant to which Endurance would acquire all of the outstanding Aspen common shares on financial terms no less favorable than those contained in the Endurance proposal. Endurance’s solicitation of written requisitions and authorizations and consents in connection with these matters is described in the section of this prospectus/offer to exchange titled “Solicitation of Aspen Shareholders” and is referred to as the “solicitation of Aspen shareholders.” Each shareholder is urged to read each solicitation statement regarding the applicable matters, if and when it becomes available, because it contains, or will contain, important information. Any such solicitation statement has been, or will be, filed with the SEC. When completed, each definitive solicitation statement of Endurance and a related authorization and consent or solicitation card of Endurance will be made available to applicable shareholders and such shareholders will be able to obtain a free copy of any solicitation statement, as well as other filings containing information about the parties (including information regarding the participants in any solicitation (which may include Endurance’s directors and certain officers and other persons) and a description of their direct and indirect interests, by security holdings or otherwise), from the SEC’s web site at www.sec.gov. Each such solicitation statement and these other documents, if and when available, may also be obtained free of charge from Endurance’s web site relating to the Endurance proposal at www.endurance-aspen.com or upon written or oral request to the information agent at Georgeson Inc., 480 Washington Boulevard, 26th Floor, Jersey City, NJ 07310; shareholders, banks and brokerage firms please call toll-free at (877) 278-9672; email: enduranceaspen@georgeson.com.

iii

QUESTIONS AND ANSWERS ABOUT THE EXCHANGE OFFER

Below are some of the questions that you as a holder of Aspen common shares may have regarding the exchange offer and answers to those questions. The answers to these questions do not contain all the information relevant to your decision whether to tender your Aspen common shares in the exchange offer, and Endurance urges you to read carefully the remainder of this prospectus/offer to exchange and the letter of election and transmittal circulated with this prospectus/offer to exchange.

Who is offering to buy my Aspen common shares?

The exchange offer is being made by Endurance Specialty Holdings Ltd., a Bermuda exempted company and a global specialty provider of property and casualty insurance and reinsurance. Through Endurance’s operating subsidiaries, Endurance writes agriculture, professional lines, property, and casualty and other specialty lines of insurance and catastrophe, property, casualty, professional lines and specialty lines of reinsurance. Endurance maintains excellent financial strength as evidenced by the ratings of A (Excellent) from A.M. Best (XV size category) and A (Strong) from Standard and Poor’s on our principal operating subsidiaries.

What classes and amounts of Aspen securities is Endurance seeking for exchange in the exchange offer?

Endurance seeks to acquire all of the issued and outstanding Aspen common shares.

What will I receive for my Aspen common shares in the exchange offer?

Endurance is offering to exchange, upon the terms and subject to the conditions contained in this prospectus/offer to exchange and the related letter of election and transmittal, for each outstanding Aspen common share that is validly tendered and not properly withdrawn prior to the expiration time of the exchange offer, one of the following:

•	0.9197 Endurance common shares, for each Aspen common share for which an election for all stock consideration is made, which election we refer to as a “Stock Election” and which consideration we refer to as the “Stock Election Consideration”;

•	$49.50 in cash (less applicable withholding taxes and without interest) for each Aspen common share for which an election for all cash consideration is made, which election we refer to as a “Cash Election” and which consideration we refer to as the “Cash Election Consideration”; or

•	a combination of 0.5518 Endurance common shares and $19.80 in cash (less applicable withholding taxes and without interest), for each Aspen common share for which an election to receive cash and stock consideration is made, which election we refer to as a “Cash/Stock Election” and which consideration we refer to as the “Cash/Stock Election Consideration”, subject to the proration procedures described in this prospectus/offer to exchange and the related letter of election and transmittal. We refer to this offer as the “exchange offer.”

Both the Cash Election and the Stock Election are subject to proration and adjustment procedures to ensure that the total amount of cash paid and the total number of Endurance common shares exchanged in the exchange offer will be equal to the total amount of cash and number of Endurance common shares that would have been exchanged if all of the Aspen shareholders tendering into the exchange offer had made a Cash/Stock Election. As a result:

•	the total amount of cash to be paid to tendering Aspen shareholders in the exchange offer will be equal to (a) the number of Aspen common shares validly tendered and accepted for exchange pursuant to the exchange offer multiplied by (b) $19.80, and

•	the total number of Endurance common shares to be issued to tendering Aspen shareholders in the exchange offer will be equal to (a) the number of Aspen common shares validly tendered and accepted for exchange pursuant to the exchange offer multiplied by (b) 0.5518.

The proration mechanism results in an aggregate consideration mix of 40% cash and 60% Endurance common shares, based on the closing price on the New York Stock Exchange, which we refer to as the “NYSE”, of Endurance common shares on April 11, 2014, the last trading day prior to the public announcement of Endurance’s initial proposal to acquire Aspen.

The elections of other Aspen shareholders will affect whether a tendering Aspen shareholder that makes a Cash Election or a Stock Election receives solely the type of consideration elected or if a portion of such Aspen shareholder’s tendered Aspen common share is exchanged for another form of consideration. Tendering Aspen shareholders that do not make a valid election will be deemed to have made a Cash/Stock Election.

The proration and adjustment procedures applicable to the exchange offer do not include any mechanism to ensure that the value of the consideration received for each Aspen common share is equivalent, and the value of the consideration received by an Aspen shareholder may be different depending on if such shareholder makes a Cash Election, a Stock Election or a Cash/Stock Election. Endurance is not making any recommendation as to which election an Aspen shareholder should make. If you are a tendering Aspen shareholder, you must make your own decision with respect to these elections and may wish to seek the advice of your own attorneys, accountants or financial advisors.

Aspen shareholders who otherwise would be entitled to receive a fractional Endurance common share will instead receive cash in lieu of any fractional Endurance common share such holder may have otherwise been entitled to receive, as described herein. See the section of this prospectus/offer to exchange titled “The Exchange Offer—Cash in Lieu of Fractional Endurance Common Shares.”

Aspen shareholders who do not participate in the exchange offer and whose shares are acquired in the second-step merger (as defined below) will have the opportunity to receive the same consideration, also subject to election and proration, as those Aspen shareholders that participate in the exchange offer. See the section of this prospectus/offer to exchange titled “The Exchange Offer—Purpose and Structure of the Exchange Offer.”

Please also see the section of this prospectus/offer to exchange titled “Risk Factors” for a discussion, among other things, of the effect of fluctuations in the market price of Endurance common shares and of the risk that tendering Aspen shareholders may receive a form of consideration different from what they elect.

Have you discussed the exchange offer with the Aspen board of directors?

No, we have not. We first contacted Aspen in late January 2014 to discuss a strategic transaction. Endurance and Aspen exchanged letters over the course of the next several weeks; however, Aspen refused to meet with Endurance. On April 14, 2014, Endurance publicly announced that it had delivered to the board of directors of Aspen a proposal to effect the acquisition of Aspen by Endurance whereby each Aspen common share would be exchanged for, at the election of each Aspen shareholder, one of the following: (i) $47.50 in cash; (ii) 0.8826 Endurance common shares; or (iii) a combination of cash and Endurance common shares. In the weeks since the Endurance public proposal, Aspen has refused to engage with us on the proposal. Consistent with our continued desire to complete a transaction with Aspen on a friendly basis through confidential discussions, we privately made a revised proposal to the Aspen board of directors on May 7, 2014 in which we increased our proposal to acquire all of the outstanding Aspen common shares to $49.50 per Aspen common share (based on the closing price per Endurance common share on April 11, 2014, the last trading day prior to the public announcement of the initial Endurance proposal). However, on May 12, 2014, the Aspen board communicated to Endurance, through its financial advisor, that it was rejecting Endurance’s increased proposal, and that it was not interested in negotiating with Endurance. In light of Aspen’s continued refusal to negotiate with us, on June 2, 2014, Endurance issued a press release announcing, among other things, its increased proposal containing the same economic terms as the proposal it made to Aspen on May 7, 2014, and its intention to commence an exchange offer on such economic terms. We commenced the exchange offer on June 9, 2014 on the terms and conditions set forth in this prospectus/offer to exchange. On June 17, 2014, Aspen filed a Solicitation/Recommendation

Statement on Schedule 14D-9, which we refer to as the “Aspen Schedule 14D-9”, reporting that the Aspen board of directors had determined to recommend that Aspen shareholders reject the exchange offer and not tender their Aspen common shares pursuant to the exchange offer.

What is the purpose of the exchange offer?

The purpose of the exchange offer is for Endurance to acquire all of the outstanding Aspen common shares in order to combine the businesses of Endurance and Aspen. Unless we negotiate and enter into a merger agreement with Aspen not involving an exchange offer, Endurance intends, promptly after completion of the exchange offer, to consummate a second-step merger of Aspen with and into Endurance, which we refer to as the “second-step merger.” The purpose of the second-step merger is to acquire all of the issued and outstanding Aspen common shares not exchanged pursuant to the exchange offer. Pursuant to the terms of the second-step merger, each remaining issued and outstanding Aspen common share (other than shares owned by Endurance or any Aspen or Endurance wholly-owned subsidiary) will have the opportunity to be converted into the same consideration, also subject to election and proration, as those Aspen common shares that are exchanged in the exchange offer.

How long will it take to complete the proposed transaction?

The timing of completing the exchange offer and the second-step merger will depend, among other things, on if and when Aspen enters into a definitive merger agreement with us. The entry into a definitive merger agreement that is reasonably satisfactory to Endurance and Aspen is a condition of the exchange offer. Endurance and its advisors remain prepared to immediately begin the negotiation of a definitive merger agreement with Aspen, which we are confident can be completed expeditiously. Please see the section of this prospectus/offer to exchange titled “The Exchange Offer—Conditions of the Exchange Offer.”

How does the exchange offer relate to the Endurance proposal?

In light of the refusal of the Aspen board of directors to engage with us on the Endurance proposal, Endurance is making the exchange offer directly to Aspen shareholders. The exchange offer provides a means for Endurance to acquire the outstanding Aspen common shares on the terms and conditions set forth in this prospectus/offer to exchange.

Do I need to provide written requisitions or grant authorization and consents to Endurance in connection with any of the potential solicitations described above if I wish to accept the exchange offer?

No. Your ability to tender your Aspen common shares in the exchange offer is not conditioned on your providing written requisitions or granting authorization and consents to Endurance in connection with any of the potential solicitations described in this prospectus/offer to exchange. A tendering shareholder, however, will irrevocably appoint designees of Endurance as such shareholder’s agents, attorneys-in-fact and proxies, effective as of the time and only to the extent that Endurance accepts such tendered Aspen common shares for exchange. Until such time as Endurance accepts tendered Aspen common shares for exchange from an Aspen shareholder, each such shareholder will be able to provide written requisitions or authorizations and consents or vote in connection with any solicitations by Endurance.

Do I have to vote at any meeting to approve the exchange offer or the second-step merger?

Your vote is not required in connection with the exchange offer. You simply need to tender your Aspen common shares if you choose to do so. Endurance intends to complete the exchange offer only if a sufficient number of Aspen common shares are tendered in the exchange offer such that the minimum tender condition (as defined below) is satisfied.

In the event that Endurance accepts Aspen common shares for exchange in the exchange offer, Endurance intends to acquire any additional outstanding Aspen common shares pursuant to the second-step merger. Aspen board approval would be required for the second-step merger. If the minimum tender condition is satisfied, and the merger agreement condition is also satisfied, then following the consummation of the exchange offer, Endurance would have the voting power to approve the second-step merger on behalf of the Aspen shareholders as it would hold at least a majority of the voting power of votes entitled to be cast with respect to such approval, either through a written consent or at a shareholder meeting called for such purposes, without the vote of any other Aspen shareholder. In such a case, if Endurance determines to seek approval of the second-step merger pursuant to a special meeting of shareholders, solicitation materials will be delivered to Aspen shareholders at the appropriate time. We are not asking for your vote at this time.

In addition, under the Companies Act 1981 of Bermuda, as amended, which we refer to as the “Companies Act”, if Endurance acquires 90% in value of the Aspen common shares or 95% in value of the Aspen common shares, Endurance may be able to seek to acquire the remaining Aspen common shares in accordance with either Section 102 or Section 103 of the Companies Act without a vote of Aspen shareholders or approval of Aspen’s board of directors. Please see the sections of this prospectus/offer to exchange titled “The Exchange Offer—Purpose and Structure of the Exchange Offer—Statutory Requirements for Second-Step Acquisition” and “The Exchange Offer—Plans for Aspen.” Endurance has not made a determination of whether it would pursue a transaction under Section 102 or Section 103 in connection with the exchange offer.

Will I be taxed on the Endurance common shares and/or cash I receive in the exchange offer and/or the second-step merger?

The exchange offer and the second-step merger are intended to constitute a single integrated transaction that qualifies as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, which we refer to as the “Code.” Subject to the passive foreign investment company rules discussed herein, if the exchange offer and the second-step merger qualify as an integrated transaction that constitutes a reorganization within the meaning of Section 368(a) of the Code, your exchange of Aspen common shares in the exchange offer should be tax free, except to the extent that you receive cash.

Subject to the discussion herein relating to the potential application of Section 1248 of the Code or the passive foreign investment company rules, if the exchange offer and the second-step merger constitute a reorganization within the meaning of Section 368(a) of the Code, any gain (but not loss) you realize on the transaction generally will be treated as a taxable capital gain or dividend in an amount equal to the lesser of (a) the excess of (i) the sum of the amount of cash you receive in the transaction, including any cash you receive in lieu of a fractional Endurance common share, and the fair market value of the Endurance common shares you receive in the transaction over (ii) your basis in your Aspen common shares and (b) the amount of cash you receive in the transaction, including any cash you receive in lieu of a fractional Endurance common share.

If the offer does not constitute part of an integrated transaction that qualifies as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, you will recognize a capital gain or a capital loss to the extent of the difference between your adjusted tax basis in your shares and the sum of the amount of cash you receive in the transaction, including any cash you receive in lieu of a fractional Endurance common share, and the fair market value of the Endurance common shares you receive in the transaction. For more information, please see the section of this prospectus/offer to exchange titled “The Exchange Offer—Material U.S. Federal Income Tax Consequences.”

Endurance urges you to contact your tax advisor to determine the particular tax consequences to you as a result of the exchange offer and/or the second-step merger.

Will I have to pay any fee or commission to exchange Aspen common shares?

If you are the record owner of your Aspen common shares and you tender your Aspen common shares in the exchange offer, you will not have to pay any brokerage fees, commissions or similar expenses. If you own your

Aspen common shares through a broker, dealer, commercial bank, trust company or other nominee and your broker, dealer, commercial bank, trust company or other nominee tenders your Aspen common shares on your behalf, your broker, dealer, commercial bank, trust company or other nominee may charge a fee for doing so. You should consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply.

Is Endurance’s financial condition relevant to my decision to tender Aspen common shares in the exchange offer?

Yes. Endurance’s financial condition is relevant to your decision to tender your Aspen common shares because the consideration you will receive if your Aspen common shares are exchanged in the exchange offer may include Endurance common shares, even if you make a Cash Election as a result of the proration mechanics. You should therefore consider Endurance’s financial condition before you decide to become one of Endurance’s shareholders through the exchange offer. You should also consider the likely effect that Endurance’s acquisition of Aspen will have on Endurance’s financial condition. This prospectus/offer to exchange contains financial information regarding Endurance and Aspen, as well as pro forma financial information (which does not reflect any synergies that could result from the proposed acquisition, including cost savings, underwriting improvements, capital efficiencies, and enhanced capital management opportunities, and which also does not reflect any permanent financing or the exercise of the Equity Investment Option described in the section of this prospectus/offer to exchange titled “The Exchange Offer—Source and Amount of Funds” ) for the acquisition of all of the issued and outstanding Aspen common shares by Endurance, all of which we encourage you to review.

Does Endurance have the financial resources to complete the exchange offer and the second-step merger?

Yes. The exchange offer consideration consists of Endurance common shares and cash (including, cash paid in lieu of any fractional Endurance common shares to which any Aspen shareholder may be entitled). Endurance estimates that the total amount of cash required to complete the transactions contemplated by the exchange offer and the second-step merger will be approximately $1.4 billion, which estimated total amount includes:

•	payment of the cash portion of the exchange offer consideration required to acquire all of the Aspen common shares pursuant to the exchange offer and the second-step merger (including the cash payments due in lieu of the issuance of fractional Endurance common shares);

•	any cash that may be required to be paid in respect of dissenters’ or appraisal rights; and

•	payment of any fees, expenses and other related amounts incurred in connection with the exchange offer and second-step merger.

We expect to have sufficient funds to complete the transactions contemplated by the exchange offer and the second-step merger and to pay fees, expenses and other related amounts through a combination of (1) Endurance’s cash on hand and (2) the proceeds of the $1.0 billion bridge facility, which we refer to as the “Bridge Facility”, or any replacement permanent financing, each as described in the section of this prospectus/offer to exchange titled “The Exchange Offer—Source and Amount of Funds.”

The exchange offer is not subject to a financing condition. As of the date of this prospectus/offer to exchange, no alternative financing arrangements or alternative financing plans have been made in the event the Bridge Facility is not available as anticipated.

The estimated amount of cash required is based on Endurance’s due diligence review of Aspen’s publicly available information to date and is subject to change. For a further discussion of the risks relating to Endurance’s limited due diligence review, please see the section of this prospectus/offer to exchange titled “Risk Factors—Risk Factors Relating to the Exchange Offer and the Second-Step Merger.”

What will the composition of the Aspen board of directors and Endurance board of directors be following the exchange offer and the second-step merger?

In connection with consummation of the exchange offer or the second-step merger, subject to applicable law, Endurance currently expects to replace Aspen’s existing board of directors, as Aspen will be a subsidiary of Endurance. Upon consummation of the exchange offer, we expect that Endurance’s board of directors would be composed of the same directors as those serving on the board of directors of Endurance before the completion of the exchange offer; however, in light of the meaningful ownership Aspen shareholders will have in the combined company, Endurance has indicated to Aspen that it is prepared to invite a number of Aspen board members to join the board of the combined company’s board of directors.

When does the exchange offer expire? Can the exchange offer be extended and, if so, under what circumstances?

The exchange offer is scheduled to expire at 5:00 p.m., Eastern time, on Friday, August 29, 2014, which is the expiration time of the exchange offer, unless further extended by Endurance. When we make reference to the “expiration time of the exchange offer” anywhere in this prospectus/offer to exchange, this is the time to which we are referring, including when applicable, any extension period that may apply. For more information, please see the section of this prospectus/offer to exchange titled “The Exchange Offer—Extension, Termination and Amendment.”

Endurance may, in its sole discretion, extend the exchange offer at any time or from time to time until 9:00 a.m., Eastern time, on the first business day after the previously scheduled expiration time of the exchange offer. For instance, the exchange offer may be extended if any of the conditions specified in “The Exchange Offer—Conditions of the Exchange Offer” are not satisfied prior to the scheduled expiration time of the exchange offer. The expiration time of the exchange offer may also be subject to multiple extensions and any decision to extend the exchange offer, and if so, for how long, will be made by Endurance. The exchange offer is conditioned upon, among other things, Aspen entering into a merger agreement with Endurance that is reasonably satisfactory to the parties, the receipt of the Endurance shareholder approvals and the receipt of certain regulatory approvals as described in the section of this prospectus/offer to exchange titled “The Exchange Offer—Certain Legal Matters; Regulatory Approvals.” While Endurance has not commenced the process of obtaining the approval of Endurance shareholders by filing a preliminary proxy statement with the SEC, we expect to do so in the near future with respect to the approval of the issuance of the Endurance common shares pursuant to the exchange offer and the second-step merger, as required under the rules of the NYSE. Any decision by Endurance to extend the exchange offer will be made public by an announcement regarding such extension as described in the section of this prospectus/offer to exchange titled “The Exchange Offer—Extension, Termination and Amendment.”

No subsequent offering period will be available following the expiration of the exchange offer.

How do I tender my Aspen common shares?

To tender your Aspen common shares represented by physical certificates into the exchange offer, you must deliver the certificates representing your Aspen common shares, together with a completed letter of election and transmittal and any other documents required by the letter of election and transmittal, to Computershare Trust Company, N.A., the exchange agent for the exchange offer, not later than the expiration time of the exchange offer. The letter of election and transmittal is enclosed with this prospectus/offer to exchange.

If your Aspen common shares are held in “street name” (i.e., through a broker, dealer, commercial bank, trust company or other nominee), your Aspen common shares can be tendered by your nominee by book-entry transfer through The Depository Trust Company.

If you are unable to deliver any required document or instrument to the exchange agent by the expiration time of the exchange offer, you may have a limited amount of additional time by having a broker, a bank or other fiduciary that is an eligible guarantor institution guarantee that the missing items will be received by the exchange agent by using the enclosed notice of guaranteed delivery circulated with this prospectus/offer to exchange, which we refer to as the “notice of guaranteed delivery.” For the tender to be valid, however, the exchange agent must receive the missing items within three NYSE trading days after the date of execution of such notice of guaranteed delivery. In all cases, an exchange of tendered Aspen common shares will be made only after timely receipt by the exchange agent of certificates for such Aspen common shares (or of a confirmation of a book-entry transfer of such shares) and a properly completed and duly executed letter of election and transmittal and any other required documents.

For a complete discussion on the procedures for tendering your Aspen common shares, please see the section of this prospectus/offer to exchange titled “The Exchange Offer—Procedure for Tendering.”

Until what time can I withdraw tendered Aspen common shares?

You may withdraw previously tendered Aspen common shares any time prior to the expiration time of the exchange offer, and, if Endurance has not accepted your Aspen common shares for exchange by the expiration time of the exchange offer, at any time following 60 days from commencement of the exchange offer. For a complete discussion on the procedures for withdrawing your Aspen common shares, please see the section of this prospectus/offer to exchange titled “The Exchange Offer—Withdrawal Rights.”

How do I withdraw previously tendered Aspen common shares?

To withdraw previously tendered Aspen common shares, you must deliver a written or facsimile notice of withdrawal with the required information to the exchange agent while you still have the right to withdraw. If you tendered Aspen common shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct the broker, dealer, commercial bank, trust company or other nominee to arrange for the withdrawal of your Aspen common shares. For a complete discussion on the procedures for withdrawing your Aspen common shares, please see the section of this prospectus/offer to exchange titled “The Exchange Offer—Withdrawal Rights.”

When and how will I receive the exchange offer consideration in exchange for my tendered Aspen common shares?

Endurance will exchange all validly tendered and not properly withdrawn Aspen common shares promptly after the expiration time of the exchange offer, subject to the terms thereof and the satisfaction or waiver of the conditions to the exchange offer, as set forth in the section of this prospectus/offer to exchange titled “The Exchange Offer—Conditions of the Exchange Offer.” Endurance will deliver the consideration for your validly tendered and not properly withdrawn Aspen common shares by depositing the consideration therefor with the exchange agent, which will act as your agent for the purpose of receiving the exchange offer consideration from Endurance and transmitting such consideration to you. In all cases, an exchange of tendered Aspen common shares will be made only after timely receipt by the exchange agent of certificates for such Aspen common shares (or of a confirmation of a book-entry transfer of such Aspen common shares as set forth in the section of this prospectus/offer to exchange titled “The Exchange Offer—Procedure for Tendering”) and a properly completed and duly executed letter of election and transmittal (or Agent’s Message (as defined below)) and any other required documents.

Will Aspen continue as a public company following the exchange offer?

If the second-step merger occurs, Aspen will become a wholly-owned subsidiary of Endurance and will no longer be publicly owned. Even if the second-step merger does not occur, if Endurance exchanges all Aspen common shares which have been tendered, there may be so few remaining shareholders and publicly-held shares that Aspen common shares will no longer be eligible to be traded on the NYSE, the Bermuda Stock Exchange or any other securities market, there may not be a public trading market for such shares, and Aspen may cease making filings with the SEC or otherwise cease being required to comply with applicable law and SEC rules relating to publicly-held companies. Please see the section of this prospectus/offer to exchange titled “The Exchange Offer—Plans for Aspen” and “The Exchange Offer—Effect of the Exchange Offer on the Market for Aspen Common Shares; NYSE and Bermuda Stock Exchange Listing; Registration Under the Exchange Act; Margin Regulations.”

Are dissenters’ or appraisal rights available in the exchange offer and/or the second-step merger?

No dissenters’ or appraisal rights are available in connection with the exchange offer. Upon consummation of the second-step merger, however, Aspen shareholders who have not tendered their Aspen common shares in the exchange offer and who, if an Aspen shareholder vote is required, did not vote in favor of the second-step merger, will have rights under Bermuda law to dissent from the second-step merger and demand appraisal of their Aspen common shares. In addition, if a second-step acquisition is subsequently consummated between Endurance and Aspen pursuant to Section 102 or 103 of the Companies Act, Aspen shareholders who have not tendered their Aspen common shares in the exchange offer will have certain rights under Section 102 and Section 103 of the Companies Act to dissent from the second-step acquisition and, in the case of Section 103, to demand appraisal. Please see the section of this prospectus/offer to exchange titled “The Exchange Offer—Appraisal/Dissenters’ Rights.”

What is the market value of my Aspen common shares as of a recent date?

On April 11, 2014, the last trading day prior to the public announcement of Endurance’s initial proposal to acquire Aspen, the closing price of an Aspen common share on the NYSE was $39.37. On June 18, 2014, the last practicable date prior to the filing of this prospectus/offer to exchange, the closing price of an Aspen common share on the NYSE was $46.65. Aspen shareholders are encouraged to obtain a recent quotation for Aspen common shares before deciding whether or not to tender such shares.

Why does the cover page state that the exchange offer is subject to change and that the registration statement filed with the SEC is not yet effective? Does this mean that the exchange offer has not commenced?

No. Completion of this preliminary prospectus/offer to exchange and effectiveness of the registration statement are not necessary for the exchange offer to commence. Endurance commenced the exchange offer on June 9, 2014. We cannot, however, accept for exchange any Aspen common shares tendered in the exchange offer or exchange any Aspen common shares until the registration statement is declared effective by the SEC and the other conditions to the exchange offer have been satisfied or waived.

Where can I find more information on Endurance and Aspen?

You can find more information about Endurance and Aspen from various sources described in the section of this prospectus/offer to exchange titled “Where You Can Find More Information.”

Who can I contact with any additional questions about the exchange offer?

You can call the information agent for the exchange offer.

The information agent for the exchange offer is:

480 Washington Boulevard, 26th Floor

Jersey City, New Jersey 07310

Shareholders, Banks and Brokers

Call Toll Free (877) 278-9672

NOTE ON ASPEN INFORMATION

All information concerning Aspen, its business, management and operations presented or incorporated by reference in this prospectus/offer to exchange is taken from publicly available information (primarily filings by Aspen with the SEC). This information may be examined and copies may be obtained at the places and in the manner set forth in the section titled “Where You Can Find More Information.” Endurance is not affiliated with Aspen, and Endurance has not had access to Aspen’s books and records in connection with the exchange offer. Therefore, non-public information concerning Aspen has not been used by Endurance for the purpose of preparing this prospectus/offer to exchange. Although Endurance has no knowledge that would indicate that statements relating to Aspen contained or incorporated by reference in this prospectus/offer to exchange are inaccurate or incomplete, Endurance was not involved in the preparation of those statements and cannot verify them.

Pursuant to Rule 409 under the Securities Act and Rule 12b-21 under the Exchange Act, Endurance requested that Aspen provide Endurance with information required for complete disclosure regarding the businesses, operations, financial condition and management of Aspen. As of the date of this prospectus/offer to exchange, Endurance has not received a response from Aspen with respect to such request. Endurance will amend or supplement this prospectus/offer to exchange to provide any and all information Endurance receives from Aspen, if Endurance receives the information before the exchange offer expires and Endurance considers it to be material, reliable and appropriate.

An auditor’s report was issued on Aspen’s financial statements and included in Aspen’s filings with the SEC. Pursuant to Rule 439 under the Securities Act, the consent of Aspen’s independent auditors is required to incorporate by reference the audit reports included in Aspen’s Annual Report on Form 10-K for the year ended December 31, 2013 into this prospectus/offer to exchange. Endurance is requesting, and has, as of the date hereof, not received, such consent from Aspen’s independent auditors. Endurance has requested dispensation pursuant to Rule 437 under the Securities Act from this requirement. If Endurance receives this consent, Endurance will promptly file it as an exhibit to Endurance’s registration statement of which this prospectus/offer to exchange forms a part. Because Endurance has not been able to obtain Aspen’s independent auditors’ consent, you may not be able to assert a claim against Aspen’s independent auditors under Section 11 of the Securities Act for any untrue statements of a material fact contained in the financial statements audited by Aspen’s independent auditors or any omissions to state a material fact required to be stated therein.

SUMMARY OF THE EXCHANGE OFFER

This summary highlights the material information in this prospectus/offer to exchange. To more fully understand the exchange offer to holders of Aspen common shares, and for a more complete description of the terms of the exchange offer and the second-step merger, you should read carefully this entire document, including the exhibits, schedules and documents incorporated by reference herein, and the other documents referred to herein. For information on how to obtain the documents that are on file with the SEC, please see the section of this prospectus/offer to exchange titled “Where You Can Find More Information.”

The Companies (See page 37)

Endurance

Endurance is a holding company domiciled in Bermuda. Through our operating subsidiaries based in Bermuda, the United States and the United Kingdom, we focus on underwriting specialty lines of personal and commercial property and casualty insurance and reinsurance on a global basis. For us, specialty lines are those lines of insurance and reinsurance that require dedicated, specialized underwriting skills and resources in order to be profitably underwritten. Our portfolio of specialty lines of business is organized into two business segments—Insurance and Reinsurance.

Our goal is to leverage our competitive strengths and successfully execute our strategy in order to generate a superior long-term return on capital for our shareholders. The key elements of our strategy are:

•	maintaining a portfolio of profitable specialty lines;

•	utilizing a specialized level of expertise in each line of business;

•	applying extensive technical analysis to our underwriting;

•	maintaining strong risk management practices;

•	focusing on the underlying profitability of the business we underwrite;

•	utilizing reinsurance protection to enhance risk management;

•	maintaining a portfolio of investments to generate net investment income and book value growth; and

•	proactively managing our capital base.

Our principal executive offices are located at Waterloo House, 100 Pitts Bay Road, Pembroke HM 08, Bermuda. Our telephone number is (441) 278-0400. Our website is www.endurance.bm. Endurance common shares are listed on the NYSE under the ticker symbol “ENH.”

As of the date of the filing of this prospectus/offer to exchange with the SEC, Endurance was the beneficial owner of 619,105 Aspen common shares, or less than 1% of the outstanding Aspen common shares.

Aspen

Aspen is a Bermuda holding company. Aspen writes insurance and reinsurance principally through its subsidiaries in three major jurisdictions:

•	the United Kingdom, through Aspen Insurance UK Limited, an insurer authorized by the United Kingdom Prudential Regulation Authority and regulated by the Financial Conduct Authority and the Prudential Regulation Authority, and Aspen Underwriting Limited, as corporate member of Syndicate 4711 at Lloyd’s of London;

•	Bermuda, through Aspen Bermuda Limited; and

•	the United States, through Aspen Specialty Insurance Company and Aspen American Insurance Company.

Aspen’s subsidiary, Aspen Insurance UK Limited, also has branches in Paris, France, Zurich, Switzerland, Dublin, Ireland, Cologne, Germany, Singapore, Australia, and Canada. Aspen operates in global markets for property, casualty and specialty insurance and reinsurance.

Aspen manages its business in two segments, insurance and reinsurance. Aspen’s insurance segment consists of property insurance, casualty insurance, marine, energy and transportation insurance, financial and professional lines insurance, and program business. Its reinsurance segment consists of property catastrophe reinsurance, other property reinsurance, casualty reinsurance and specialty reinsurance.

Aspen’s principal executive offices are located at 141 Front Street, Hamilton HM 19, Bermuda. Its telephone number is (441) 295-8201. Its website is www.aspen.co. Aspen common shares are listed on the NYSE under the ticker symbol “AHL” and on the Bermuda Stock Exchange under the ticker symbol “AHL.BH.”

The Exchange Offer (See page 56)

Endurance is offering to exchange, upon the terms and subject to the conditions contained in this prospectus/offer to exchange and the related letter of election and transmittal, for each outstanding Aspen common share that is validly tendered and not properly withdrawn prior to the expiration time of the exchange offer, one of the following:

•	0.9197 Endurance common shares, for each Aspen common share for which an election for all stock consideration is made, which election we refer to as a “Stock Election” and which consideration we refer to as the “Stock Election Consideration”;

•	$49.50 in cash (less applicable withholding taxes and without interest) for each Aspen common share for which an election for all cash consideration is made, which election we refer to as a “Cash Election” and which consideration we refer to as the “Cash Election Consideration”; or

•	a combination of 0.5518 Endurance common shares and $19.80 in cash (less applicable withholding taxes and without interest), for each Aspen common share for which an election to receive cash and stock consideration is made, which election we refer to as a “Cash/Stock Election” and which consideration we refer to as the “Cash/Stock Election Consideration”, subject to the proration procedures described in this prospectus/offer to exchange and the related letter of election and transmittal.

In addition, Aspen shareholders who otherwise would be entitled to receive a fractional Endurance common share will instead receive cash in lieu of any fractional Endurance common share such shareholder may have otherwise been entitled to receive, as described herein.

Aspen shareholders who do not participate in the exchange offer and whose shares are acquired in the second-step merger will have the opportunity to receive the same consideration, also subject to election and proration, as those Aspen shareholders that participate in the exchange offer. The exchange offer is being made solely with respect to Aspen common shares, and not with respect to any preference shares of Aspen.

Proration Procedures (See page 60)

Both the Cash Election and the Stock Election are subject to proration and adjustment procedures to ensure that the total amount of cash paid and the total number of Endurance common shares exchanged in the exchange offer will be equal to the total amount of cash and number of Endurance common shares that would have been exchanged if all of the Aspen shareholders tendering into the exchange offer had made a Cash/Stock Election.

As a result:

•	the total amount of cash to be paid to tendering Aspen shareholders in the exchange offer will be equal to (a) the number of Aspen common shares validly tendered and accepted for exchange pursuant to the exchange offer multiplied by (b) $19.80, and

•	the total number of Endurance common shares to be issued to tendering Aspen shareholders in the exchange offer will be equal to (a) the number of Aspen common shares validly tendered and accepted for exchange pursuant to the exchange offer multiplied by (b) 0.5518.

The proration mechanism results in an aggregate consideration mix of 40% cash and 60% Endurance common shares, based on the closing price on the NYSE of Endurance common shares on April 11, 2014, the last trading day prior to the public announcement of Endurance’s initial proposal to acquire Aspen.

The elections of other Aspen shareholders will affect whether a tendering Aspen shareholder that makes a Cash Election or a Stock Election receives solely the type of consideration elected or if a portion of such Aspen shareholder’s tendered Aspen common share is exchanged for another form of consideration.

The proration and adjustment procedures applicable to the exchange offer do not include any mechanism to ensure that the value of the consideration received for each Aspen common share is equivalent, and the value of the consideration received by an Aspen shareholder may be different depending on if such shareholder makes a Cash Election, a Stock Election or a Cash/Stock Election. Tendering Aspen shareholders that do not make a valid election will be deemed to have made a Cash/Stock Election. Endurance is not making any recommendation as to which election an Aspen shareholder should make. If you are a tendering Aspen shareholder, you must make your own decision with respect to these elections and may wish to seek the advice of your own attorneys, accountants or financial advisors.

If cash is oversubscribed: If a tendering Aspen shareholder makes a Cash Election, and the product of the number of tendered Aspen common shares with respect to which Cash Elections have been made multiplied by the Cash Election Consideration of $49.50 (such product, the “Cash Election Amount”) is greater than the difference between (a) the product of (i) the $19.80 cash consideration component of the Cash/Stock Election Consideration multiplied by (ii) the total number of Aspen common shares validly tendered and accepted for exchange pursuant to the exchange offer minus (b) the product of (i) the total number of tendered Aspen common shares with respect to which a Cash/Stock Election has been made multiplied by (ii) $19.80 (such difference, the “Available Cash Election Amount”), such shareholder will receive for each Aspen common share for which such shareholder makes a Cash Election:

•	an amount in cash (less applicable withholding taxes and without interest) equal to (a) $49.50 multiplied by (b) a fraction, the numerator of which shall be the Available Cash Election Amount, and the denominator of which shall be the product of the number of tendered Aspen common shares with respect to which Cash Elections have been made multiplied by $49.50 (such fraction, the “Cash Fraction”); and

•	a number of validly issued, fully paid and non-assessable Endurance common shares equal to the product of (a) the Stock Election exchange ratio of 0.9197 multiplied by (b) a fraction equal to one (1) minus the Cash Fraction.

If stock is oversubscribed: If a tendering Aspen shareholder makes a Stock Election, and the Available Cash Election Amount is greater than the Cash Election Amount, such shareholder will receive in exchange for each Aspen common share for which such shareholder makes a Stock Election:

•	an amount of cash (less applicable withholding taxes and without interest) equal to (a) the amount of such excess divided by (b) the number of tendered Aspen common shares with respect to which Stock Elections have been made; and

•	a number of validly issued, fully paid and non-assessable Endurance common shares equal to the product of (a) the Stock Election exchange ratio of 0.9197 multiplied by (b) a fraction, the numerator of which shall be the difference between (i) $49.50 minus (ii) the amount of cash calculated in the immediately preceding bullet, and the denominator of which shall be $49.50.

The greater the oversubscription for cash, the less cash and more Endurance common shares an Aspen shareholder making a Cash Election will receive. Reciprocally, the greater the oversubscription of stock, the less Endurance common shares and the more cash an Aspen shareholder making a Stock Election will receive.

In no event will an Aspen shareholder who makes a Cash Election or a Stock Election receive less cash and more Endurance common shares, or fewer Endurance common shares and more cash, respectively, than a tendering Aspen shareholder who makes a Cash/Stock Election. For additional detail and illustrative examples, see the section of this prospectus/offer to exchange titled “The Exchange Offer—Elections and Proration.”

Tendering Aspen shareholders who do not make a valid election will be deemed to have made a Cash/Stock Election.

Reasons for the Exchange Offer (See page 54)

Endurance believes that the combination of the businesses of Endurance and Aspen will create significant value for Aspen shareholders and give those Aspen shareholders that receive Endurance common shares a substantial ongoing equity interest in the combined company. The Endurance common shares to be issued and cash to be paid to Aspen shareholders in exchange for Aspen common shares in the exchange offer will provide Aspen shareholders with a significant premium to Aspen’s unaffected share price and a compelling opportunity to participate in the growth and opportunities of the combined company. Endurance believes that the combination of Endurance and Aspen offers a number of benefits to holders of Aspen common shares, including the following:

•	Increased scale and market presence: On a combined basis, the companies will have over $5 billion of shareholders’ equity and over $5 billion of annual gross premiums written, a size equal to or greater than many of our key competitors. This will create an enterprise of both scale and broad expertise well positioned to capitalize on the critical distribution relationships within its global markets and more effectively able to compete in an increasingly challenging market environment.

•	Diversified platform across products and geographies: While Endurance and Aspen share certain common businesses, the relative weighting of each is quite complementary. Aspen’s core strength in the London insurance market—including through Lloyd’s—is an attractive area where Endurance has significant management experience but currently has limited market presence. In addition, while Endurance has a market-leading and profitable agriculture insurance business in the U.S. that is uncorrelated with traditional property and casualty insurance and reinsurance, as well as a highly profitable global catastrophe reinsurance business, Aspen has historical strength in marine and energy lines of business. These are just a few examples where each company’s relative strengths are a natural fit and where, on a combined basis, the two companies can form a market leader of significant importance to brokers and customers.

•	Enhanced profit potential: While a key strategic rationale for this transaction is the enhanced scale and diversification evident in the combined company, we believe the combination of a strong management team comprised of industry-leading talent and world-class underwriting expertise from both companies, and expected transaction synergies exceeding $100 million annually (including cost savings, underwriting improvements, capital efficiencies, and enhanced capital management opportunities) will enable significantly improved profit potential.

•	Strengthened balance sheet and capital position: With a pro forma combined shareholders’ equity as of March 31, 2014 of $5.4 billion and total capital of $7.5 billion, the combined Endurance and Aspen will have a significantly enhanced capital position, which will allow the combined company to more meaningfully pursue growth opportunities and better withstand volatility. We also believe the added diversification of the business has the potential to create capital efficiencies. Through the unique combination of our businesses we also believe the added diversification, significantly increased size, as well as the combined strength of reserves and investments from both companies, will be viewed favorably by rating agencies.

•	Receipt of premium by Aspen shareholders: In addition to the long-term benefits arising out of ownership of the combined company, Aspen shareholders will also be receiving a significant premium to Aspen’s unaffected share price in the exchange offer. Based upon the closing prices as of April 11, 2014, the last trading day prior to the public announcement of Endurance’s initial proposal to acquire Aspen, the exchange offer has a value of $49.50 per Aspen common share, based on the Cash/Stock Election, which represented a 25.7% premium to Aspen’s closing share price of $39.37 on April 11, 2014 and a 19.5% premium to Aspen’s pre-announcement all-time high share price of $41.43 on December 31, 2013.

Endurance anticipates that Aspen shareholders will begin to realize many of these benefits beginning upon integration of the Aspen business with Endurance. There can be no assurance, however, that these expected benefits will be realized or, if realized, as to the timing of such realization.

Please see the sections of this prospectus/offer to exchange titled “The Acquisition, Background and Reasons for the Exchange Offer—Reasons for the Exchange Offer,” “Risk Factors—Risk Factors Relating to the Exchange Offer and the Second-Step Merger” and “Forward-Looking Statements.”

Conditions of the Exchange Offer (See page 83)

The exchange offer is conditioned upon, among other things, the following:

•	Aspen shall have entered into a definitive merger agreement with Endurance with respect to the second-step merger that is reasonably satisfactory to Endurance and Aspen. Such merger agreement shall provide, among other things, that:

•	the board of directors of Aspen has approved the second-step merger;

•	the board of directors of Aspen has removed any other impediment to the consummation of the exchange offer or the second-step merger that is in the control of the board of directors of Aspen; and

•	bye-law 50 of Aspen shall be amended to exempt the second-step merger from such bye-law.

We refer to this condition as the “merger agreement condition.”

•

Aspen shareholders shall have validly tendered and not withdrawn prior to the expiration time of the exchange offer at least that number of Aspen common shares that shall constitute, when added to the Aspen common shares then owned by Endurance or any of its subsidiaries, a majority of the number of Aspen common shares and Aspen preference shares, taken together, on a fully-diluted basis. We refer to this condition as the “minimum tender condition,” and based on (a) 65,456,280 Aspen common shares outstanding, as of June 1, 2014 (based on the Aspen Schedule 14D-9), (b) 1,596,852 Aspen common shares issuable upon the exercise, settlement or vesting of outstanding stock options and other awards granted under Aspen equity compensation plans, as of June 1, 2014 (based on the Aspen Schedule 14D-9) and (c) 22,727,500 Aspen preference shares, outstanding as of March 31, 2014 (as reported in Aspen’s Quarterly Report on Form 10-Q for the three months ended March 31, 2014, which we refer to as the “Aspen 10-Q”), satisfaction of this condition would require at least 44,271,212 Aspen common shares having been validly tendered and not withdrawn prior to the expiration time of the exchange offer, assuming Endurance continues to own 619,105 Aspen common shares it owns on the date of this prospectus/offer to exchange.

•	The registration statement of which this prospectus/offer to exchange and the related letter of election and transmittal is a part shall have become effective under the Securities Act, no stop order suspending the effectiveness of the registration statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and Endurance shall have received all necessary state securities law or “blue sky” authorizations.

•	The Aspen board of directors shall have redeemed the rights issued pursuant to the Aspen shareholder rights plan, or the rights shall have otherwise been rendered inapplicable to the exchange offer and the second-step merger.

•	The shareholders of Endurance shall have approved (i) the issuance of the Endurance common shares pursuant to the exchange offer and the second-step merger, as required under the rules of the NYSE with a majority of votes cast by holders of Endurance common shares at a meeting of Endurance shareholders at which a quorum is present and (ii) the merger of Aspen with and into Endurance, with a majority of votes cast by holders of Endurance common and preference shares at a meeting of Endurance shareholders at which a quorum is present.

•	The Endurance common shares to be issued to Aspen shareholders as a portion of the exchange offer consideration in exchange for Aspen common shares in the exchange offer and the second-step merger shall have been authorized for listing on the NYSE, subject to official notice of issuance.

•	Any clearance, approval, permit, authorization, waiver, determination, favorable review or consent of any governmental or regulatory authority or agency (including the matters referred to or described in the section of this prospectus/offer to exchange titled “The Exchange Offer—Certain Legal Matters; Regulatory Approvals”) required in the reasonable judgment of Endurance in connection with the exchange offer and the second-step merger shall have been obtained and such approvals shall be in full force and effect, or any applicable waiting periods for such clearances or approvals shall have expired.

The exchange offer is subject to additional conditions referred to in the section of this prospectus/offer to exchange titled “The Exchange Offer—Conditions of the Exchange Offer.”

Ownership of Endurance After the Exchange Offer (See page 67)

Following completion of the exchange offer and second-step merger, Endurance estimates that former Aspen shareholders would own approximately (i) 45% of the issued and outstanding common shares of the combined company on a fully-diluted basis, assuming that the Bridge Facility (as defined below) is fully funded or is not otherwise replaced in whole or in part with the permanent financing described in the section of this prospectus/offer to exchange titled “The Exchange Offer—Source and Amount of Funds” at or prior to the closing of the exchange offer and second-step merger and (ii) 40% of the issued and outstanding common shares of the combined company on a fully-diluted basis, assuming replacement of the Bridge Facility with such permanent financing at or prior to the closing of the exchange offer and second-step merger as currently contemplated by Endurance, but not assuming in either case the exercise of the Equity Investment Option described in the section of this prospectus/offer to exchange titled “The Exchange Offer—Source and Amount of Funds.” Assuming the exercise of the Equity Investment Option, Endurance estimates that such amounts would be approximately 42% and 38%, respectively.

Source and Amount of Funds (See page 89)

The exchange offer consideration consists of Endurance common shares and cash (including cash paid in lieu of any fractional Endurance common shares to which any Aspen shareholder may be entitled). Endurance estimates that the total amount of cash required to complete the transactions contemplated by the exchange offer and the second-step merger will be approximately $1.4 billion. We expect to have sufficient funds to complete the transactions contemplated by the exchange offer and the second-step merger and to pay fees, expenses and other related amounts through a combination of (1) Endurance’s cash on hand and (2) the proceeds of the Bridge Facility, or any replacement permanent financing, as described in the section of this prospectus/offer to exchange titled “The Exchange Offer—Source and Amount of Funds.”

The exchange offer is not subject to a financing condition. In connection with the proposed acquisition of Aspen, we have executed a commitment letter with Morgan Stanley Senior Funding, Inc., as sole lead arranger, which we refer to as “Morgan Stanley Senior Funding”, to provide senior bank financing consisting of up to $1.0 billion under a proposed new unsecured 364-day bridge facility, which we refer to as the “Bridge Facility”, which shall be used to finance a portion of the cash consideration to be paid in connection with the exchange offer and second-step merger. The terms and conditions of the Bridge Facility are described in the section of this prospectus/offer to exchange titled “The Exchange Offer—Source and Amount of Funds.” As of the date of this prospectus/offer to exchange, no alternative financing arrangements or alternative financing plans have been made in the event the Bridge Facility is not available as anticipated.

Comparative Market Price and Dividend Information (See page 29)

Endurance common shares are listed on the NYSE under the ticker symbol “ENH.” Aspen common shares are listed on the NYSE under the ticker symbol “AHL” and on the Bermuda Stock Exchange under the ticker symbol “AHL.BH.” The following table sets forth the closing prices on the NYSE of Endurance and Aspen as reported on April 11, 2014, the last trading day prior to the public announcement of Endurance’s initial proposal to acquire Aspen, and June 18, 2014, the last practicable trading day prior to the filing of this prospectus/offer to exchange. The table also shows the equivalent value of one Aspen common share in the exchange offer, which was calculated by multiplying the April 11, 2014 and June 18, 2014 closing prices for one Endurance common share by the Cash/Stock Election exchange ratio of 0.5518 and adding the Cash/Stock Election cash consideration of $19.80 in cash.

	Endurance Common Share Close	Aspen Common Share Close	Equivalent Aspen Per Common Share Amount
April 11, 2014	$53.82	$39.37	$49.50
June 18, 2014	$51.86	$46.65	$48.42

The value of the exchange offer consideration will change as the market prices of Endurance common shares fluctuate during the exchange offer period and thereafter, and may therefore be different from the prices set forth above at the expiration time of the exchange offer and at the time you receive your Endurance common shares. Please see the section of this prospectus/offer to exchange titled “Risk Factors.” Aspen shareholders are encouraged to obtain current market quotations for Endurance common shares and Aspen common shares prior to making any decision with respect to the exchange offer.

Interest of Executive Officers and Directors of Endurance in the Exchange Offer (See page 97)

Except as set forth in this prospectus/offer to exchange, neither we nor, after due inquiry and to the best of our knowledge and belief, any of our directors, executive officers or other affiliates has any contract, arrangement, understanding or relationship with any other person with respect to any securities of Aspen, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies.

Endurance does not believe that the exchange offer and the second-step merger will result in a change in control under any of Endurance’s stock option plans with respect to which awards are outstanding or under any employment agreement between Endurance and any of its employees. As a result, Endurance does not expect that any options or other equity grants held by its executive officers and directors will vest as a result of the exchange offer and the second-step merger. Please see the section of this prospectus/offer to exchange titled “The Exchange Offer—Certain Relationships With Aspen and Interests of Endurance in the Exchange Offer.”

John R. Charman, the Chairman of the Board and Chief Executive Officer of Endurance, has committed to purchase, subject to the receipt of any required regulatory approvals and the completion of Endurance’s acquisition of Aspen, $25 million of newly issued Endurance common shares at a price per share equal to $53.51, as adjusted for any stock splits, stock dividends or combinations prior to the closing of such investment.

Please see the section of this prospectus/offer to exchange titled “The Exchange Offer—Certain Relationships With Aspen and Interests of Endurance in the Exchange Offer.”

Appraisal/Dissenters’ Rights (See page 79)

No dissenters’ or appraisal rights are available in connection with the exchange offer; however, upon consummation of the second-step merger, Aspen shareholders who have not tendered their Aspen common shares in the exchange offer and who, if an Aspen shareholder vote is required, do not vote in favor of the second-step merger will have rights under Bermuda law to dissent from the second-step merger and demand appraisal of their Aspen common shares. In addition, if Endurance were to determine to consummate a second-step acquisition between Endurance and Aspen if permitted pursuant to Section 102 or 103 of the Companies Act, Aspen shareholders who have not tendered their Aspen common shares in the exchange offer will have certain rights under Section 102 and Section 103 of the Companies Act to dissent from the second-step acquisition and, in the case of Section 103, to demand appraisal.

Material U.S. Federal Income Tax Consequences (See page 68)

The exchange offer and the second-step merger are intended to constitute a single integrated transaction that qualifies as a reorganization within the meaning of Section 368(a) of the Code. Subject to the discussion herein relating to the potential application of Section 1248 of the Code or the passive foreign investment company rules, if the integrated transaction qualifies as a reorganization within the meaning of Section 368(a) of the Code, in general no gain or loss will be recognized by U.S. holders upon the exchange of Aspen common shares for Endurance common shares except to the extent such U.S. holders receive cash (including any cash received in lieu of a fractional share).

Tax matters are complicated and the tax consequences of the transaction to you will depend upon the facts of your particular circumstances. Because individual circumstances may differ, Endurance urges you to consult with your own tax advisor as to the specific tax consequences of the exchange offer and the second-step merger, including the applicability of U.S. federal, state, local, non-U.S. and other tax laws.

Accounting Treatment (See page 99)

Endurance will account for the acquisition of Aspen common shares under the acquisition method of accounting in accordance with Accounting Standards Codification Topic 805, “Business Combinations,” which we refer to as “ASC 805,” under which the total consideration paid in the exchange offer will be allocated among acquired assets and assumed liabilities based on the fair values of the assets acquired and liabilities assumed. In the event there is an excess of the total consideration paid in the exchange offer over the fair values, the excess will be accounted for as goodwill. Intangible assets with definite lives will be amortized over their estimated useful lives.

Regulatory Approvals (See page 94)

U.S. Antitrust Clearance

The exchange offer is subject to review by the Federal Trade Commission, which we refer to as the “FTC,” and the Antitrust Division of the U.S. Department of Justice, which we refer to as the “Antitrust Division.” Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, which we refer to as the “HSR Act”, the exchange offer may not be completed until certain information has been provided to the FTC and the Antitrust Division and a required waiting period has expired or has been terminated.

Pursuant to the requirements of the HSR Act, Endurance intends to file the required notification and report form with respect to the exchange offer with the Antitrust Division and the FTC. The applicable waiting period under the HSR Act for the consummation of the exchange offer will expire at 11:59 p.m., New York City time, on the thirtieth day (or the next business day) after Endurance files the required notification and report form, unless earlier terminated. However, prior to such time, the FTC or the Antitrust Division may extend the waiting period by requesting additional information and documentary material relevant to the exchange offer from Endurance and Aspen. In the event of such a request, the waiting period would be extended until 11:59 p.m., New York City time, on the thirtieth day (or the next business day) after Endurance has made a proper response to that request as specified by the HSR Act and the implementing rules. Aspen common shares will not be accepted for exchange, or exchanged, pursuant to the exchange offer until the expiration or earlier termination of the applicable waiting period under the HSR Act.

Insurance Regulatory Approvals

U.S. Approvals. Aspen owns Aspen Specialty Insurance Company, an insurance company domiciled in North Dakota, and Aspen American Insurance Company, an insurance company domiciled in Texas. Before it can acquire indirect control of each of Aspen Specialty Insurance Company and Aspen American Insurance Company through its acquisition of Aspen pursuant to the exchange offer, Endurance will be required to obtain approval for the acquisition of control of Aspen Specialty Insurance Company from the North Dakota Insurance Commissioner and of Aspen American Insurance Company from the Texas Insurance Commissioner.

Non-U.S. Approvals. Before Endurance can acquire indirect control of Aspen Insurance UK Limited or Aspen Managing Agency Limited through its acquisition of Aspen pursuant to the exchange offer, Endurance will be required to obtain approval for the acquisition of control from the U.K. Prudential Regulatory Authority. In addition, before Endurance can acquire indirect control of Aspen Managing Agency Limited and Aspen Underwriting Limited through its acquisition of Aspen pursuant to the exchange offer, Endurance will be required to obtain approval of the Council of Lloyd’s.

Before Endurance will acquire indirect control of Aspen Bermuda Limited through its acquisition of Aspen pursuant to the exchange offer, Endurance expects to obtain a no-objection for the acquisition of control from the BMA. In addition, under the Insurance Act 1978 of Bermuda and its related regulations, (i) Endurance is required to file a notification regarding the acquisition of Aspen common shares with the Bermuda Monetary Authority, which we refer to as the “BMA”, within 45 days after the date that Endurance becomes a 10%, 20%, 33% or 50% shareholder controller of Aspen and (ii) any person who, directly or indirectly, becomes a holder of at least 10%, 20%, 33% or 50% of the Endurance common shares must notify the BMA in writing within 45 days of such acquisition.

Endurance will be required to provide certain notices and obtain certain regulatory approvals or consents in Australia in relation to the acquisition of the outstanding Aspen common shares. For example approval must be obtained from the Australian Treasurer if, as a consequence of acquiring all or some of the outstanding Aspen common shares, Endurance holds a 15% or more “stake” in the Australian Branch of Aspen Insurance UK Limited.

Before Endurance can acquire indirect control of APJ Asset Protection Jersey Limited through its acquisition of Aspen pursuant to the exchange offer, Endurance will be required to obtain approval for the acquisition of control from the Jersey Financial Services Commission.

Other Regulatory Matters

The exchange offer and the second-step merger will also be subject to review by antitrust and other insurance and other authorities in jurisdictions outside the U.S. Endurance intends to identify and file as soon as practicable all applications and notifications determined by Endurance to be necessary or advisable under the laws of the respective jurisdictions for the consummation of the exchange offer and the second-step merger.

For more information, please see the section of this prospectus/offer to exchange titled “The Exchange Offer—Certain Legal Matters; Regulatory Approvals.”

Listing of Endurance Common Shares to be Issued Pursuant to the Exchange Offer and the Second-Step Merger (See page 82)

Endurance will submit the necessary applications to cause the Endurance common shares to be issued as part of the exchange offer consideration and the consideration in the second-step merger to be authorized for listing on the NYSE. Approval of this listing is a condition to the exchange offer.

Comparison of Shareholders’ Rights (See page 101)

You will receive Endurance common shares as consideration in the exchange offer if you tender your Aspen common shares in the exchange offer and make a Cash/Stock Election or a Stock Election. Even if you make a Cash Election, you may receive Endurance common shares as part of your consideration as a result of the proration mechanism. Although Endurance and Aspen are both incorporated under Bermuda law, there are a number of differences between the rights of a shareholder of Aspen and the rights of a shareholder of Endurance. Endurance urges you to review the discussion in the section of this prospectus/offer to exchange titled “Comparison of Shareholders’ Rights.”

Expiration Time of the Exchange Offer (See page 58)

The exchange offer is scheduled to expire at 5:00 p.m., Eastern time, on Friday, August 29, 2014, which is the expiration time of the exchange offer, unless further extended by Endurance. For more information, you should read the discussion in the section of this prospectus/offer to exchange titled “The Exchange Offer—Extension, Termination and Amendment.”

Extension, Termination and Amendment (See page 58)

To the extent legally permissible, Endurance also reserves the right, in its sole discretion, at any time or from time to time (except as expressly limited below) until the expiration time of the exchange offer:

•	to extend, for any reason, the period of time during which the exchange offer is open;

•	to delay acceptance for exchange of, or exchange of, any Aspen common shares in order to comply in whole or in part with applicable law;

•

to terminate the exchange offer without accepting for exchange, or exchanging, any Aspen common shares if any of the individually subheaded conditions referred to in the section of this prospectus/offer to exchange titled “The Exchange Offer—Conditions of the Exchange Offer” have not been satisfied immediately prior to the expiration time of the exchange offer or if any event specified in the section of this prospectus/offer to exchange titled “The Exchange Offer—Conditions of the Exchange Offer” under the subheading “Other Conditions” has occurred, including if we negotiate and enter into a merger agreement with Aspen not involving an exchange offer; and

•	to amend the exchange offer or waive any conditions to the exchange offer;

in each case, by giving oral or written notice of such delay, termination, waiver or amendment to the exchange agent and by making public announcement thereof.

While Endurance has not commenced the process of obtaining the approval of Endurance shareholders by filing a preliminary proxy statement with the SEC, we expect to do so in the near future with respect to the approval of the issuance of the Endurance common shares pursuant to the exchange offer and the second-step merger, as required under the rules of the NYSE.

The expiration time of the exchange offer may be subject to multiple extensions and any decision to extend the exchange offer will be made prior to the expiration time of the exchange offer.

No subsequent offering period will be available following the expiration of the exchange offer.

For more information, please see the section of this prospectus/offer to exchange titled “The Exchange Offer—Extension, Termination and Amendment.”

Procedure for Tendering Shares (See page 63)

The procedure for tendering Aspen common shares varies depending on whether you possess physical certificates, a nominee holds your certificates for you, or whether you or a nominee hold your Aspen common shares in book-entry form. Endurance urges you to read the section of this prospectus/offer to exchange titled “The Exchange Offer—Procedure for Tendering” as well as the transmittal materials, including the letter of election and transmittal.

Withdrawal Rights (See page 66)

You can withdraw tendered Aspen common shares at any time until the exchange offer has expired and, if Endurance has not accepted your Aspen common shares for exchange by the expiration time of the exchange offer, at any time following 60 days from commencement of the exchange offer. Please see the section of this prospectus/offer to exchange titled “The Exchange Offer—Withdrawal Rights.”

Exchange of Aspen Common Shares; Delivery of Exchange Offer Consideration (See page 59)

Upon the terms and subject to the conditions of the exchange offer (including, if the exchange offer is extended or amended, the terms and conditions of any such extension or amendment), Endurance will accept for exchange, and will exchange for Endurance common shares and/or cash promptly after the expiration time of the exchange offer, all Aspen common shares validly tendered and not properly withdrawn. For more information, please see the section of this prospectus/offer to exchange titled “The Exchange Offer—Acceptance for Exchange, and Exchange, of Aspen Common Shares; Delivery of Exchange Offer Consideration.”

Risk Factors (See page 31)

The exchange offer and the second-step merger are, and if the exchange offer and the second-step merger are consummated, the combined company will be, subject to several risks which you should carefully consider prior to participating in the exchange offer.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF ENDURANCE

Set forth below is certain selected historical consolidated financial data relating to Endurance. The financial data has been derived from Endurance’s Quarterly Report on Form 10-Q for the three months ended March 31, 2014, which is incorporated by reference into this prospectus/offer to exchange, and which we refer to as the “Endurance 10-Q,” and Endurance’s Annual Report on Form 10-K for the year ended December 31, 2013, which is incorporated by reference into this prospectus/offer to exchange, and which we refer to as the “Endurance 10-K.” You should not take historical results as necessarily indicative of the results that may be expected for the remainder of this fiscal year or any other future period. This financial data should be read in conjunction with the financial statements and the related notes and other financial information contained in the Endurance 10-Q and the Endurance 10-K. More comprehensive financial information, including “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” is contained in the Endurance 10-Q and the Endurance 10-K, and the following summary is qualified in its entirety by reference to the Endurance 10-Q and the Endurance 10-K and all of the financial information and notes contained therein. Please see the section of this prospectus/offer to exchange titled “Where You Can Find More Information.”

	For the three months ended March 31,		For the years ended December 31,
	2014	2013 (a)	2013	2012	2011	2010	2009
	($ in thousands, except per share amounts and percentages)
Selected Income Statement Data:
Gross premiums written	$1,157,515	$1,177,362	$2,665,244	$2,549,026	$2,467,114	$2,053,236	$2,021,450
Net premiums written	798,705	908,915	2,048,933	2,029,495	1,979,821	1,763,744	1,606,050
Net premiums earned	396,266	420,117	2,016,484	2,013,900	1,931,393	1,741,113	1,633,192
Net investment income	40,990	49,305	166,216	173,326	147,037	200,358	284,200
Net realized and unrealized gains	4,872	6,235	15,164	72,139	31,671	22,488	6,303
Net impairment losses recognized in earnings (losses)	(111)	(806)	(1,616)	(847)	(3,520)	(3,944)	(20,251)
Net losses and loss expenses	176,896	218,970	1,219,684	1,520,995	1,632,666	1,038,100	866,640
Acquisition expenses	72,157	71,636	304,430	303,179	282,911	264,228	267,971
General and administrative expenses	73,206	66,478	294,906	235,689	264,152	241,920	237,154
Net income (loss)	104,480	100,299	311,915	162,516	(93,734)	364,738	554,871
Preferred dividends	8,188	8,188	32,750	32,750	24,125	15,500	15,500
Net income (loss) available (attributable) to common and participating shareholders	96,292	92,111	279,165	129,766	(117,859)	349,238	539,371
Per Share Data:
Dividends declared and paid per common share	$0.34	$0.32	$1.28	$1.24	$1.20	$1.00	$1.00
Basic earnings (losses) per common share	$2.17	$2.13	$6.37	$3.00	$(2.95)	$6.73	$9.47
Diluted earnings (losses) per common share	$2.17	$2.13	$6.37	$3.00	$(2.95)	$6.38	$9.00
Weighted average number of common shares outstanding:
Basic	43,160,156	42,431,020	42,817,624	42,567,736	40,214,979	50,882,138	55,928,681
Diluted	43,160,442	42,443,936	42,818,207	42,601,835	40,214,979	53,728,457	58,874,115

	As of March 31,		As of December 31,
	2014	2013	2013	2012	2011	2010	2009
Selected Balance Sheet Data:
Cash and investments	$6,650,721	$6,610,982	$6,574,787	$6,638,942	$6,283,107	$6,187,215	$5,974,615
Total assets	9,794,782	9,431,481	8,978,122	8,794,972	8,292,615	7,979,405	7,666,694
Reserve for losses and loss expenses	3,847,774	4,026,536	4,002,259	4,240,876	3,824,224	3,319,927	3,157,026
Reserve for unearned premiums	1,678,233	1,625,883	1,018,851	965,244	932,108	842,154	832,561
Debt	527,539	527,421	527,478	527,339	528,118	528,411	447,664
Preferred stock, Series A non-cumulative	8,000	8,000	8,000	8,000	8,000	8,000	8,000
Preferred stock, Series B non-cumulative	9,200	9,200	9,200	9,200	9,200	—	—
Total shareholders’ equity	3,001,109	2,766,250	2,886,549	2,710,597	2,611,165	2,848,153	2,787,283
Per Share Data:
Book value per common share (b)	$59.42	$55.10	$56.99	$53.75	$51.48	$57.25	$47.74
Diluted book value per common share (c)	$57.53	$54.10	$55.18	$52.88	$50.56	$52.74	$44.61

	Selected Ratios (based on U.S. GAAP income statement data)
	For the three months ended March 31,		For the years ended December 31,
	2014	2013	2013	2012	2011	2010	2009
Net loss ratio (d)	44.6%	52.1%	60.5%	75.5%	84.6%	59.6%	53.1%
Acquisition expense ratio (e)	18.2%	17.1%	15.1%	15.1%	14.6%	15.2%	16.4%
General and administrative expense ratio (f)	18.5%	15.8%	14.6%	11.7%	13.7%	13.9%	14.5%

Combined ratio (g)	81.3%	85.0%	90.2%	102.3%	112.9%	88.7%	84.0%

(a)	Certain financial data as of March 31, 2013 and for the three months ended March 31, 2013 derived from Endurance’s Quarterly Report on Form 10-Q for the three months ended March 31, 2013 filed with the SEC.
(b)	Book value per share is a non-GAAP measure based on total shareholders’ equity, less the $430.0 million (2009-2010: $200.0 million) redemption value of the preferred stock, divided by basic common shares outstanding of 43,268,132 at March 31, 2014, 42,397,992 at March 31, 2013, 43,107,897 at December 31, 2013, 42,431,589 at December 31, 2012, 42,366,873 at December 31, 2011, 46,258,846 at December 31, 2010 and 54,194,822 at December 31, 2009. Common shares outstanding include 0 vested restricted share units for purposes of the December 31, 2013, 2012, 2011 and 2010, and 12,104 at December 31, 2009 book value per share calculation.
(c)	Diluted book value per share is a non-GAAP measure based on total shareholders’ equity, less the $430.0 million (2009-2010: $200.0 million) redemption value of the preferred stock, divided by the number of common shares and common share equivalents outstanding at the end of the period, using the treasury stock method. Common share equivalents include options and warrants which are dilutive when the market price of Endurance’s shares exceeds the exercise price of the options or warrants. Diluted shares outstanding were 44,689,997 at March 31, 2014, 43,181,370 at March 31, 2013, 44,518,210 at December 31, 2013, 43,130,075 at December 31, 2012, 43,142,277 at December 31, 2011, 50,210,614 at December 31, 2010 and 57,996,331 at December 31, 2009. We believe that this is an effective measure of the per share value of Endurance as it takes into account the effect of all outstanding dilutive securities.
(d)	The net loss ratio is calculated by dividing net losses and loss expenses by net premiums earned.
(e)	The acquisition expense ratio is calculated by dividing acquisition expenses by net premiums earned.
(f)	The general and administrative expense ratio is calculated by dividing general and administrative expenses by net premiums earned.
(g)	The combined ratio is the sum of the net loss ratio, the acquisition expense ratio and the general and administrative expense ratio. Our historical combined ratio may not be indicative of future underwriting performance.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF ASPEN

The following disclosure is taken from Aspen’s Quarterly Report on Form 10-Q for the three months ended March 31, 2014, which we refer to as the “Aspen 10-Q,” and Aspen’s Annual Report on Form 10-K for the year ended December 31, 2013, which we refer to as the “Aspen 10-K.” Please see the section of this prospectus/offer to exchange titled “Note on Aspen Information.”

Set forth below is certain selected historical consolidated financial data relating to Aspen. The financial data has been derived from the Aspen 10-Q, which is incorporated by reference into this prospectus/offer to exchange, and the Aspen 10-K, which is incorporated by reference into this prospectus/offer to exchange. You should not take historical results as necessarily indicative of the results that may be expected for the remainder of this fiscal year or any other future period. This financial data should be read in conjunction with the financial statements and the related notes and other financial information contained in the Aspen 10-Q and the Aspen 10-K. More comprehensive financial information, including “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” is contained in other documents filed by Aspen with the SEC, and the following summary is qualified in its entirety by reference to such other documents and all of the financial information and notes contained in those documents. Please see the sections of this prospectus/offer to exchange titled “Where You Can Find More Information” and “Note on Aspen Information.”

	Three Months Ended March 31,		Twelve Months Ended December 31,
	2014(1)	2013	2013	2012	2011	2010	2009
	($ in millions, except per share amounts and percentages)
Summary Income Statement Data
Gross written premiums	$855.5	$773.4	$2,646.7	$2,583.3	$2,207.8	$2,076.8	$2,067.1
Net premiums written	697.5	597.0	2,299.7	2,246.9	1,929.1	1,891.1	1,836.8
Net premiums earned	566.5	510.9	2,171.8	2,083.5	1,888.5	1,898.9	1,823.0
Loss and loss adjustment expenses	(288.1)	(268.7)	(1,223.7)	(1,238.5)	(1,556.0)	(1,248.7)	(948.1)
Amortization of deferred policy acquisition costs, general, administrative and corporate expenses	(207.6)	(191.2)	(790.1)	(726.3)	(631.5)	(587.1)	(586.6)
Net investment income	49.5	48.3	186.4	204.9	225.6	232.0	248.5
Net income/(loss)	120.4	91.8	329.3	280.4	(110.1)	312.7	473.9
Basic earnings/(loss) per share	1.70	1.21	4.29	3.51	(1.88)	3.80	5.82
Fully diluted earnings/(loss) per share	1.66	1.15	4.14	3.39	(1.88)	3.62	5.64
Basic weighted average shares outstanding (millions)	65.3	68.9	66.9	71.1	70.7	76.3	82.7
Diluted weighted average shares outstanding (millions)	66.6	72.5	69.4	73.7	70.7	80.0	85.3
Selected Ratios (based on U.S. GAAP income statement data):
Loss ratio (on net premiums earned) (2)	50.9%	52.6%	56.3%	59.4%	82.4%	65.8%	52.0%
Expense ratio (on net premiums earned) (3)	36.7%	37.5%	36.3%	34.9%	33.5%	30.9%	32.1%
Combined ratio (4)	87.6%	90.1%	92.6%	94.3%	115.9%	96.7%	84.1%
Summary Balance Sheet Data
Total cash and investments (5,9)	$8,511.1	$8,052.5	$8,306.5	$8,203.9	$7,624.9	$7,320.0	$6,811.9
Premiums receivable (6)	1,238.9	1,234.7	1,045.5	1,141.8	985.1	905.0	793.4
Total assets	10,763.2	10,336.3	10,230.5	10,310.6	9,460.5	8,832.1	8,257.2
Loss and loss adjustment expense reserves	4,760.7	4,638.8	4,678.9	4,779.7	4,525.2	3,820.5	3,331.1
Reserves for unearned premiums	1,479.7	1,295.7	1,280.6	1,120.8	916.1	859.0	907.6
Loan notes issued by Silverton (10)	53.4	—	50.0	—	—	—	—
Long-term debt	549.0	499.2	549.0	499.1	499.0	498.8	249.6
Total shareholders’ equity	3,386.8	3,339.6	3,299.6	3,488.4	3,156.0	3,241.9	3,305.4
Per Share Data (Based on U.S. GAAP balance sheet data):
Book value per ordinary share (7)	$43.28	$43.14	$41.87	$42.12	$39.66	$40.96	$35.42
Diluted book value per share (treasury stock method) (8)	$42.72	$40.67	$40.90	$40.65	$38.21	$38.90	$34.14
Cash dividend declared per ordinary share	$0.18	$0.17	$0.71	$0.66	$0.60	$0.60	$0.60

(1)	Certain financial data as of March 31, 2014 and 2013 and for the three months ended March 31, 2014 and 2013 is based on the Aspen Earnings Release Supplement for the quarter ended March 31, 2014 furnished on a Form 8-K by Aspen to the SEC on April 23, 2014.
(2)	The loss ratio is calculated by dividing losses and loss adjustment expenses by net premiums earned.
(3)	The expense ratio is calculated by dividing amortization of deferred policy acquisition costs and general, administrative and corporate expenses by net premiums earned.
(4)	The combined ratio is the sum of the loss ratio and the expense ratio.
(5)	Total cash and investments include cash, cash equivalents, fixed maturities, other investments, short-term investments, accrued interest and receivables for investments sold.
(6)	Premiums receivable including funds withheld.
(7)	Book value per ordinary share is based on total shareholders’ equity excluding the aggregate value of the liquidation preferences of Aspen’s preference shares, divided by the number of shares outstanding of 83,327,594, 70,508,013, 70,655,698, 70,753,723 and 65,546,976 at December 31, 2009, 2010, 2011, 2012 and 2013, respectively, and, based on the Aspen Earning Release Supplement, 65,419,000 and 65,634,000 at March 31, 2014 and 2013, respectively.
(8)	Diluted book value per share is calculated based on total shareholders’ equity excluding the aggregate value of the liquidation preferences of Aspen’s preference shares, at December 31, 2009, 2010, 2011, 2012 and 2013, divided by the number of dilutive equivalent shares outstanding of 86,465,357, 74,172,657, 73,355,674, 73,312,340 and 67,089,572 at December 31, 2009, 2010, 2011, 2012 and 2013, respectively, and, based on the Aspen Earning Release Supplement, 66,281,000 and 69,611,000 at March 31, 2014 and March 31, 2013, respectively. At December 31, 2009, 2010, 2011, 2012 and 2013, there were 3,137,763, 3,664,644, 2,699,976, 2,558,617 and 1,542,596 of dilutive equivalent shares, respectively. Potentially dilutive shares outstanding are calculated using the treasury method and all relate to employee, director and investor options.
(9)	Including cash within consolidated variable interest entities of $50.0 million and $67.0 million as at December 31, 2013 and March 31, 2014, respectively.
(10)	Notes issued by Aspen’s consolidated variable interest entity of $50.0 million and $53.4 million as at December 31, 2013 and March 31, 2014, respectively. For more information, refer to Note 19(c), “Commitments and Contingencies” of Aspen’s consolidated financial statements contained in the Aspen 10-K.

SELECTED UNAUDITED CONDENSED CONSOLIDATED

PRO FORMA FINANCIAL INFORMATION

The following tables set forth selected unaudited condensed consolidated pro forma financial information for the three months ended March 31, 2014 and the year ended December 31, 2013 to provide you with information about how the acquisition of Aspen might have affected the historical financial statements of Endurance if it had been consummated at such times. The selected unaudited condensed consolidated pro forma financial information is for illustrative purposes only and has been prepared using Aspen’s publicly available financial statements and disclosures, without the benefit of inspection of Aspen’s books and records. Therefore, certain pro forma adjustments, such as recording fair value of assets and liabilities and adjustments for consistency of accounting policy, are not reflected in these unaudited condensed consolidated pro forma financial statements. The following selected unaudited condensed consolidated pro forma financial information does not necessarily reflect the financial position or results of operations that would have actually resulted had the acquisition occurred as of the dates indicated, nor should they be taken as necessarily indicative of the future financial position or results of operations of Endurance or a combined company. The adjustments and assumptions reflected in the pro forma financial information are discussed in the section of this prospectus/offer to exchange titled “Unaudited Condensed Consolidated Pro Forma Financial Information.”

The following selected unaudited condensed consolidated pro forma financial information is based on the historical financial statements of Endurance and Aspen and on publicly available information and certain assumptions that we believe are reasonable, which are described in the notes to the “Unaudited Condensed Consolidated Pro Forma Financial Information.” The following should be read in connection with the section of this prospectus/offer to exchange titled “Unaudited Condensed Consolidated Pro Forma Financial Information,” and other information included in or incorporated by reference into this prospectus/offer to exchange, including the Endurance 10-Q, the Endurance 10-K, the Aspen 10-Q and the Aspen 10-K, which are filed with the SEC. The unaudited condensed consolidated pro forma financial information does not reflect any synergies that could result from the proposed acquisition, including cost savings, underwriting improvements, capital efficiencies, and enhanced capital management opportunities, and also does not reflect any permanent financing or the exercise of the Equity Investment Option described in the section of this prospectus/offer to exchange titled “The Exchange Offer—Source and Amount of Funds.”

This pro forma information is subject to risks and uncertainties, including those discussed in the section of this prospectus/offer to exchange titled “Risk Factors.” Please see the section of this prospectus/offer to exchange titled “Note on Aspen Information.”

The following table sets forth pro forma statements of operations for the three months ended March 31, 2014 and the year ended December 31, 2013.

	Three months Ended March 31, 2014	Year ended December 31, 2013
Revenues
Gross premiums written	$2,009,898	$5,310,757
Ceded premiums written	(513,693)	(962,124)

Net premiums written	1,496,205	4,348,633
Change in unearned premiums	(533,439)	(160,349)

Net premiums earned	962,766	4,188,284
Net investment income	88,272	343,685
Net realized and unrealized gains	16,172	52,864
Total other-than-temporary impairment losses	(111)	(1,616)
Portion of loss recognized in other comprehensive income (loss)	—	—

Net impairment losses recognized in earnings	(111)	(1,616)
Other underwriting loss	(1,238)	(2,046)
Other (expense) income	(100)	7,100

Total Revenues	1,065,761	4,588,271

Expenses
Net losses and loss expenses	464,996	2,443,384
Acquisition expenses	184,157	726,430
General and administrative expenses	165,806	663,006
Amortization of intangibles	1,617	7,612
Net foreign exchange losses	2,864	27,414
Interest expense	27,448	129,396

Total expenses	846,888	3,997,242

Income before income taxes	218,873	591,029
Income tax expense	(4,208)	(19,253)

Net income	214,665	571,776
(Income) loss attributable to non-controlling interest	(100)	500
Preferred dividends	(17,688)	(68,250)
PIERS redemption	—	(7,100)

Net income available to common and participating common shareholders	$196,877	$496,926

Comprehensive income
Net income	$214,665	$571,776
Other comprehensive income (loss)
Net unrealized holding gains (losses) on investments arising during the period, net of tax	43,680	(280,481)
Foreign currency translation adjustments	(1,575)	(18,140)
Reclassification adjustment for net losses on derivative designated as cash flow hedge included in net income	23	89

Other comprehensive income (loss)	42,128	(298,532)

Comprehensive income	$256,793	$273,244

Per share data
Weighted average number of common shares and common share equivalents outstanding
Basic	80,285,655	79,943,123

Diluted	80,285,941	79,943,706

Basic earnings per share	$2.41	$6.14

Diluted earnings per share	$2.41	$6.14

Selected financial ratios
Net loss ratio	48.3%	58.4%
Acquisition expense ratio	19.1%	17.3%
General and administrative expense ratio	17.2%	15.8%

Combined ratio	84.6%	91.5%

The following table sets forth summarized pro forma balance sheet data as of March 31, 2014:

As of March 31, 2014
Summary Balance Sheet Data:
Investments at fair value	$12,719,920
Cash and cash equivalents	1,948,299
Total assets	20,548,571
Reserve for losses and loss expenses	8,600,410
Reserve for unearned premiums	3,155,146
Debt	2,039,539
Long term debt issued by Silverton, at fair value	53,400
Total liabilities	15,119,329
Total shareholders’ equity	5,429,242
Basic book value per share	55.12
Diluted book value per share	54.18

COMPARATIVE PER SHARE DATA

The historical earnings per share, dividends, and book value of Endurance and Aspen shown in the table below are derived from their respective audited consolidated financial statements as of and for the year ended December 31, 2013 and unaudited consolidated financial statements as of and for the three months ended March 31, 2014. The unaudited pro forma comparative basic and diluted earnings per share data give effect to the acquisition using the acquisition method of accounting as if the acquisition had been completed on January 1, 2013 for the year ended December 31, 2013 and for the three months ended March 31, 2014. The unaudited pro forma book value and diluted book value per share information was computed as if the acquisition had been completed on March 31, 2014. You should read this information in conjunction with the historical financial information of Endurance and Aspen included elsewhere or incorporated in this prospectus/offer to exchange, including Endurance’s and Aspen’s financial statements and related notes. Please see the section of this prospectus/offer to exchange titled “Note on Aspen Information.”

The pro forma data shown in the tables below is unaudited and for illustrative purposes only. You should not rely on this data as being indicative of the historical results that would have been achieved had Endurance and Aspen always been combined or the future results that the combined company will achieve after the consummation of the acquisition. The pro forma information does not reflect any synergies that could result from the proposed acquisition, including cost savings, underwriting improvements, capital efficiencies, and enhanced capital management opportunities (and also does not reflect any permanent financing or the exercise of the Equity Investment Option described in the section of this prospectus/offer to exchange titled “The Exchange Offer—Source and Amount of Funds”), and is subject to risks and uncertainties, including those discussed in the section titled “Risk Factors.”

	For the three months ended March 31, 2014
	Endurance Historical	Aspen Historical	Pro Forma Combined (1)	Equivalent Per Aspen Common Share (2) (3)
Basic earnings per common share	$2.17	$1.70	$2.41	$1.33
Diluted earnings per common share	$2.17	$1.66	$2.41	$1.33
Diluted operating earnings per common share	$2.12	$1.55	$2.26	$1.25
Cash dividends declared per common share	$0.34	$0.20	$0.34	$0.19
Book value per common share (at period end)	$59.42	$43.28	$55.12	$30.41
Diluted book value per common share (at period end)	$57.53	$42.72	$54.18	$29.90

	For the year ended December 31, 2013
	Endurance Historical	Aspen Historical	Pro Forma Combined (1)	Equivalent Per Aspen Common Share (2) (3)
Basic earnings per common share	$6.37	$4.29	$6.14	$3.39
Diluted earnings per common share	$6.37	$4.14	$6.14	$3.39
Diluted operating earnings per common share	$6.41	$3.88	$5.94	$3.28
Cash dividends declared per common share	$1.28	$0.71	$1.28	$0.71
Book value per common share (at period end)	$56.99	$41.87	NA	NA
Diluted book value per common share (at period end)	$55.18	$40.90	NA	NA

(1)	The per share pro forma information assumes that all Aspen common shares are tendered into the exchange offer subject to a Cash/Stock Election to receive 0.5518 Endurance common shares and $19.80 in cash.
(2)	The equivalent per share Aspen amounts are calculated by multiplying the pro forma per share amounts by the Cash/Stock Election stock exchange ratio of 0.5518.
(3)	For purposes of calculating equivalent per Aspen common share values for book value per common share, the equivalent per share amount does not include the Cash/Stock Election cash consideration of $19.80 per Aspen common share.

COMPARATIVE MARKET PRICE AND DIVIDEND INFORMATION

The following table sets forth the high and low sales prices per share of Endurance common shares and Aspen common shares for the periods indicated as reported on the consolidated tape of the NYSE, as well as cash dividends per common share, as reported in the Endurance 10-K and the Aspen 10-K, respectively, with respect to the years 2013 and 2012, and thereafter as reported in publicly available sources. Please see the section of this prospectus/offer to exchange titled “Note on Aspen Information.”

	Endurance			Aspen
	High	Low	Dividend	High	Low	Dividend
Year Ended December 31, 2014
Second Quarter (through June 18, 2014)	$54.83	$50.36	$0.34	$47.16	$39.01	$0.20
First Quarter	$58.83	$49.58	$0.34	$41.38	$36.18	$0.18
Year Ended December 31, 2013
Fourth Quarter	$58.73	$51.49	$0.32	$41.43	$35.37	$0.18
Third Quarter	$54.14	$49.29	$0.32	$38.83	$34.81	$0.18
Second Quarter	$51.45	$47.09	$0.32	$39.24	$35.73	$0.18
First Quarter	$47.82	$40.01	$0.32	$38.76	$32.23	$0.17
Year Ended December 31, 2012
Fourth Quarter	$42.82	$37.56	$0.31	$33.70	$29.18	$0.17
Third Quarter	$40.69	$33.92	$0.31	$30.91	$27.92	$0.17
Second Quarter	$41.99	$37.31	$0.31	$30.25	$26.92	$0.17
First Quarter	$40.97	$36.15	$0.31	$28.64	$25.89	$0.15

The following table sets out the trading information for Endurance common shares and Aspen common shares on April 11, 2014, the last trading day prior to the public announcement of Endurance’s initial proposal to acquire Aspen, and June 18, 2014, the last practicable trading day prior to the filing of this prospectus/offer to exchange.

	Endurance Ordinary Share close	Aspen Ordinary Share close	Equivalent Endurance Per Share Amount
April 11, 2014	$53.82	$39.37	$49.50
June 18, 2014	$51.86	$46.65	$48.42

Equivalent per share amounts are calculated by multiplying Endurance per share amounts by the Cash/Stock Election stock exchange ratio of 0.5518 and adding the Cash/Stock Election cash consideration of $19.80 in cash per Aspen common share.

The value of the exchange offer consideration will change as the market prices of Endurance common shares fluctuate during the exchange offer period and thereafter, and may therefore be different from the prices set forth above at the expiration time of the exchange offer and at the time you receive the exchange offer consideration. Please see the section of this prospectus/offer to exchange titled “Risk Factors.” Aspen shareholders are encouraged to obtain current market quotations for Endurance common shares and Aspen common shares prior to making any decision with respect to the exchange offer.

Please also see the section of this prospectus/offer to exchange titled “The Exchange Offer—Effect of the Exchange Offer on the Market for Aspen Common Shares; NYSE and Bermuda Stock Exchange Listing; Registration Under the Exchange Act; Margin Regulations” for a discussion of the possibility that Aspen common shares will cease to be listed on the NYSE and the Bermuda Stock Exchange.

RATIO OF EARNINGS TO FIXED CHARGES

The ratio of earnings to combined fixed charges and preferred dividends are measures of Endurance’s ability to cover fixed costs with current period earnings. A high ratio indicates that earnings are sufficiently covering committed expenses. For the purposes of computing the following ratios, earnings consist of net income before tax expense plus fixed charges to the extent that such charges are included in the determination of earnings. Fixed charges consist of interest, amortization of debt issuance costs, an imputed interest portion on operating leases (estimated by management at one-third of lease expense), and preferred dividends declared. The pro forma information does not reflect any synergies that could result from the proposed acquisition, including cost savings, underwriting improvements, capital efficiencies, and enhanced capital management opportunities, and also does not reflect any permanent financing or the exercise of the Equity Investment Option described in the section of this prospectus/offer to exchange titled “The Exchange Offer—Source and Amount of Funds.”

	Pro Forma Combined Three Months Ended March 31, 2014	Pro Forma Combined Year Ended December 31, 2013	Three Months Ended March 31, 2014	Year Ended December 31, 2013	Year Ended December 31, 2012
Ratio of Earnings to Fixed Charges	8.1	5.2	10.9	8.6	5.0
Ratio of Earnings to Combined Fixed Charges and Preferred Dividends	5.2	3.5	6.1	4.8	2.8

RISK FACTORS

In addition to the risk factors set forth below, you should read and consider other risk factors specific to each of the Endurance and Aspen businesses that will also affect Endurance after consummation of the exchange offer and the second-step merger, described in Part I, Item 1A of the Endurance 10-K and the Aspen 10-K and other documents filed with the SEC by Endurance or Aspen which are incorporated by reference into this prospectus/offer to exchange. If any of the risks described below or in the reports incorporated by reference into this prospectus/offer to exchange actually occurs, the respective businesses, financial results, financial conditions, operating results or share prices of Endurance or Aspen could be materially adversely affected.

Risk Factors Relating to the Exchange Offer and the Second-Step Merger

The value of the Endurance common shares that the Aspen shareholders receive in the exchange offer will vary as a result of the fixed exchange ratios and possible fluctuations in the price of Endurance common shares.

Upon consummation of the exchange offer, each Aspen common share validly tendered into the exchange offer and accepted by Endurance for exchange will be converted into the right to receive stock, cash or a combination of stock and cash, depending on the elections made by Aspen shareholders. Both Cash Elections and Stock Elections are subject to the proration and adjustment procedures described under “The Exchange Offer—Elections and Proration” to cause the total amount of cash paid and the total number of Endurance common shares exchanged in the exchange offer to equal as nearly as practicable the total amount of cash and number of Endurance common shares that would have been issued in exchange for such Aspen common shares if all of such Aspen common shares were subject to a Cash/Stock Election. Because the exchange ratios for the Cash/Stock Election and, subject to proration, the Stock Election are fixed at 0.5518 and 0.9197 Endurance common shares for each Aspen common share, respectively, the market value of the Endurance common shares issued in exchange for Aspen common shares in the exchange offer will depend upon the market price of an Endurance common share at the date the exchange offer is consummated. If the price of Endurance common shares declines, Aspen shareholders could receive less value for their Aspen common shares upon the consummation of the exchange offer than the value calculated pursuant to the applicable exchange ratio on the date the initial Endurance proposal was announced or as of the date of the filing of this prospectus/offer to exchange. Stock price changes may result from a variety of factors that are beyond the companies’ control, including general market conditions, changes in business prospects, catastrophic events, both natural and man-made, and regulatory considerations. In addition, the ongoing business of Endurance may be adversely affected by actions taken by Endurance in connection with the exchange offer, including as a result of (1) the attention of management of Endurance having been diverted to the exchange offer instead of being directed solely to Endurance’s own operations and pursuit of other opportunities that could have been beneficial to Endurance and the combined entity and (2) payment by Endurance of certain costs relating to the exchange offer, including certain legal, accounting and financial advisory fees and costs related to the Bridge Facility.

Because the exchange offer and the second-step merger will not be completed until certain conditions have been satisfied or, where relevant, waived (please see the section of this prospectus/offer to exchange titled “The Exchange Offer—Conditions of the Exchange Offer”), a period of time, which may be significant, may pass between the commencement of the exchange offer and the time that Endurance accepts Aspen common shares for exchange. Therefore, at the time when you tender your Aspen common shares pursuant to the exchange offer, you will not know the exact market value of the Endurance common shares that will be issued if Endurance accepts such Aspen common shares for exchange. Tendered Aspen common shares may be withdrawn at any time prior to the expiration time of the exchange offer and at any time following 60 days from commencement of the exchange offer. Please see the sections of this prospectus/offer to exchange titled “Comparative Market Price and Dividend Information” for the historical high and low closing prices of Endurance common shares and Aspen common shares, as well as cash dividends per share of Endurance common shares and Aspen common shares, respectively, for each quarter of the period 2012 through 2014, and “The Exchange Offer—Withdrawal Rights.”

Furthermore, in connection with the exchange offer and the second-step merger, Endurance estimates that it will need to issue approximately 36.2 million Endurance common shares. The increase in the number of Endurance common shares may lead to sales of such Endurance common shares or the perception that such sales may occur, either of which may adversely affect the market for, and the market price of, Endurance common shares.

Aspen shareholders are urged to obtain market quotations for Endurance common shares and Aspen common shares when they consider whether to tender their Aspen common shares pursuant to the exchange offer. Please see the section of this prospectus/offer to exchange titled “Comparative Market Price and Dividend Information.”

Aspen shareholders may receive a form of consideration different from what they elect.

Although each tendering Aspen shareholder may elect to receive all cash or all Endurance common shares in the exchange offer, the pool of cash and the Endurance common shares available for exchange will be a fixed percentage of the aggregate consideration to be paid in the exchange offer, and will not exceed the aggregate number of Endurance common shares that would have been issued, and the aggregate amount of cash that would have been paid, to tendering Aspen shareholders in the exchange offer if all such shareholders had made a Cash/Stock Election to receive the Cash/Stock Election Consideration. As a result, if the aggregate amount of shares with respect to which either Cash Elections or Stock Elections have been made would otherwise result in payments of cash or stock in excess of the maximum amount of cash or stock available, and an Aspen shareholder has chosen the consideration election that exceeds the maximum available, such Aspen shareholder will receive consideration in part in a form that such shareholder did not choose. This could result in, among other things, tax consequences that differ from those that would have resulted if such Aspen shareholder had received the form of consideration that the shareholder elected (including the potential recognition of gain for U.S. federal income tax purposes if the shareholder receives cash).

The proration and adjustment procedures applicable to the exchange offer do not include any mechanism to ensure that the value of the consideration received for each Aspen common share is equivalent, and the value of the consideration received by an Aspen shareholder may be different depending on if such shareholder makes a Cash Election, a Stock Election or a Cash/Stock Election. Tendering Aspen shareholders that do not make a valid election will be deemed to have made a Cash/Stock Election.

For illustrative examples of how the proration procedures would work in the event there is an oversubscription of the Cash Election or the Stock Election in the exchange offer, see “The Exchange Offer—Elections and Proration.”

The exchange offer may adversely affect the liquidity and value of non-tendered Aspen common shares.

In the event that not all Aspen common shares are tendered in the exchange offer and we accept for exchange those Aspen common shares tendered into the exchange offer, the number of shareholders and the number of Aspen common shares held by individual holders will be greatly reduced. As a result, Endurance’s acceptance of Aspen common shares for exchange in the exchange offer could adversely affect the liquidity and could also adversely affect the market value of the remaining Aspen common shares held by the public. Additionally, subject to the rules of the NYSE and the Bermuda Stock Exchange, Endurance may delist the Aspen common shares on the NYSE and the Bermuda Stock Exchange, respectively. As a result of such delisting, each issued and outstanding Aspen common share not tendered pursuant to the exchange offer may become illiquid and may be of reduced value. Please see the section of this prospectus/offer to exchange titled “The Exchange Offer—Plans for Aspen.”

Endurance has not negotiated the price or terms of the exchange offer or the second-step merger with Aspen or its board of directors.

In evaluating the exchange offer, you should be aware that Endurance has not negotiated the price or terms of the exchange offer or the second-step merger with Aspen or its board of directors. Neither Aspen nor its board of directors has approved this exchange offer or the second-step merger. To date, Aspen has refused to engage with us with respect to the Endurance proposal.

Endurance must obtain governmental, regulatory and insurance department approvals to consummate the exchange offer, which, if delayed or not granted, may jeopardize or delay the exchange offer, result in additional expenditures of money and resources and/or reduce the anticipated benefits of the combination contemplated by the exchange offer and the second-step merger.

The exchange offer is conditioned on the receipt of all clearances, approvals, permits, authorizations, waivers, determinations, favorable reviews or consents of any governmental or regulatory authority or agency (including the matters referred to or described in the section of this prospectus/offer to exchange titled “The Exchange Offer—Certain Legal Matters; Regulatory Approvals”) required in the judgment of Endurance in connection with the exchange offer and the second-step merger, including without limitation, approval from various state and foreign insurance regulatory authorities, the expiration or termination of the applicable waiting period under the HSR Act and foreign competition approvals. If Endurance does not receive these clearances, approvals, permits, authorizations, waivers, determinations, favorable reviews or consents, then Endurance will not be obligated to accept Aspen common shares for exchange in the exchange offer.

The governmental and regulatory agencies from which Endurance will seek these approvals have broad discretion in administering the applicable governing regulations. As a condition to their approval of the transactions contemplated by this prospectus/offer to exchange, agencies may impose requirements, limitations or costs or require divestitures or place restrictions on the conduct of the combined company’s business. These requirements, limitations, costs, divestitures or restrictions could jeopardize or delay the consummation of the exchange offer or may reduce the anticipated benefits of the combination contemplated by the exchange offer. No assurance can be given that the required consents and approvals will be obtained or that the required conditions to the exchange offer will be satisfied, and, if all required consents and approvals are obtained and the conditions to the consummation of the exchange offer are satisfied, no assurance can be given as to the terms, conditions and timing of the consents and approvals. If Endurance agrees to any material requirements, limitations, costs, divestitures or restrictions in order to obtain any consents or approvals required to consummate the exchange offer, these requirements, limitations, additional costs or restrictions could adversely affect Endurance’s ability to integrate the operations of Endurance and Aspen or reduce the anticipated benefits of the combination contemplated by the exchange offer. This could have a material adverse effect on the business, financial condition and results of operations of the combined company and the market value of Endurance common shares after the acquisition. In addition, a third party could attempt to intervene in any governmental or regulatory filings to be made by Endurance or otherwise object to the granting to Endurance of any such governmental or regulatory authorizations, consents, orders or approvals, which may cause a delay in obtaining, or the imposition of material requirements, limitations, costs, divestitures or restrictions on, or the failure to obtain, any such authorizations, consents, orders or approvals. Please see the section titled “The Exchange Offer—Conditions of the Exchange Offer” for a discussion of the conditions to the exchange offer and the section titled “The Exchange Offer—Certain Legal Matters; Regulatory Approvals” for a description of regulatory approvals required in connection with the exchange offer and second step merger.

The exchange offer remains subject to other conditions that Endurance cannot control.

The exchange offer is subject to other conditions, including tender without withdrawal of a sufficient number of Aspen common shares to satisfy the minimum tender condition, the merger agreement condition, the approval by our shareholders of the issuance of Endurance common shares to be issued as a portion of the exchange offer consideration in exchange for Aspen common shares in the exchange offer and the second-step merger, and the registration statement of which this prospectus/offer to exchange is a part becoming effective.

There are no assurances that all of the conditions to the exchange offer will be satisfied. In addition, the Aspen board of directors may seek to take actions that will delay, or frustrate, the satisfaction of one or more conditions, including the merger agreement condition. If the conditions to the exchange offer are not met, then Endurance may allow the exchange offer to expire, or could amend, supplement or extend the exchange offer.

Please see the section of this prospectus/offer to exchange titled “The Exchange Offer—Conditions of the Exchange Offer” for a discussion of the conditions to the exchange offer.

You may be unable to assert a claim against Aspen’s independent auditors under Section 11 of the Securities Act.

Section 11(a) of the Securities Act provides that if part of a registration statement at the time it becomes effective contains an untrue statement of a material fact or omits a material fact required to be stated therein or necessary to make the statements therein not misleading, any person acquiring a security pursuant to such registration statement (unless it is proved that at the time of such acquisition such person knew of such untruth or omission) may assert a claim against, among others, any accountant or expert who has consented to be named as having certified any part of the registration statement or as having prepared any report for use in connection with the registration statement. Although audit reports were issued on Aspen’s historical financial statements and are included in Aspen’s filings with the SEC, Aspen’s independent auditors have not permitted the use of their reports in Endurance’s registration statement of which this prospectus/offer to exchange forms a part. Endurance is requesting and has, as of the date hereof, not received the consent of such independent auditors. In reliance on Rule 437 under the Securities Act, the registration statement has been filed without including a written consent from Aspen’s independent auditors with respect to Aspen’s audited financial statements. Accordingly, you may not be able to assert a claim against Aspen’s independent auditors under Section 11 of the Securities Act.

The acquisition of Aspen may fail to qualify as a reorganization within the meaning of Section 368(a) of the Code, resulting in your recognition of taxable gain or loss in respect of your Aspen common shares.

The exchange offer and the second-step merger are intended to constitute a single integrated transaction that qualifies as a reorganization within the meaning of Section 368(a) of the Code. No legal opinion from U.S. legal counsel or ruling from the U.S. Internal Revenue Service, which we refer to as the “IRS”, has been requested, or is expected to be obtained, regarding the U.S. federal income tax consequences of the exchange offer and the second-step merger. No assurance can be given that the IRS will not assert, or that a court would not sustain, that the acquisition of Aspen does not qualify as a reorganization. If the acquisition of Aspen fails to qualify as a reorganization, you generally would recognize gain or loss equal to the difference, if any, between (i) the sum of the fair market value of the Endurance common shares received in the exchange offer and the second-step merger and any cash received and (ii) your adjusted tax basis in Aspen common shares surrendered in exchange therefor. For more information, please see the section of this prospectus/offer to exchange under the caption “The Exchange Offer—Material U.S. Federal Income Tax Consequences.”

Holders of Aspen common shares should consult their own tax advisors as to the tax consequences to them of the exchange offer and second-step merger, including any U.S. federal, state, local, non-U.S. or other tax consequences, and any tax return filing or other reporting requirements.

Risk Factors Relating to Aspen’s Businesses

You should read and consider other risk factors specific to Aspen’s businesses that will also affect Endurance after the acquisition contemplated by this prospectus/offer to exchange, described in Part I, Item 1A of the Aspen 10-K, Part II, Item 1A of the Aspen 10-Q, and other documents that have been filed by Aspen with the SEC and which are incorporated by reference into this prospectus/offer to exchange.

Risk Factors Relating to Endurance’s Businesses

You should read and consider other risk factors specific to Endurance’s businesses that will also affect Endurance after the acquisition contemplated by this prospectus/offer to exchange, described in Part I, Item 1A of the Endurance 10-K, Part II, Item 1A of the Endurance 10-Q, and other documents that have been filed by Endurance with the SEC and which are incorporated by reference into this prospectus/offer to exchange.

Risk Factors Relating to Endurance Following the Exchange Offer and Second-Step Merger

Endurance may experience difficulties integrating Aspen’s businesses, which could cause Endurance to fail to realize the anticipated benefits of the acquisition.

If the acquisition is consummated, achieving the anticipated benefits of the acquisition will depend in part upon whether the two companies integrate their businesses in an efficient and effective manner. The companies may not be able to accomplish this integration process smoothly or successfully. The integration of certain operations following the acquisition will take time and will require the dedication of significant management resources, which may temporarily distract management’s attention from the routine business of the combined entity.

Additionally, because of the notice and procedural requirements for the second-step merger, there may be a period of time after shares have been exchanged in the exchange offer during which Endurance will not own all of the outstanding Aspen common shares, and Endurance may not be able to immediately exercise operational control over Aspen, including the right to appoint directors and executive officers of Aspen and to manage the day-to-day operations of Aspen.

Any delay or inability of management to successfully integrate the operations of the two companies could compromise the combined entity’s potential to achieve the long-term strategic benefits of the acquisition and could have a material adverse effect on the business, financial condition, operating results and market value of Endurance common shares after the acquisition.

Endurance has only conducted a review of Aspen’s publicly available information and has not had access to Aspen’s non-public information. Therefore, Endurance may be subject to unknown liabilities of Aspen which may have a material adverse effect on Endurance’s profitability, financial condition and results of operations and the market value of Endurance common shares after the acquisition.

To date, Endurance has only conducted a due diligence review of Aspen’s publicly available information. The consummation of the exchange offer may constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, or result in the acceleration or other change of any right or obligation (including, without limitation, any payment obligation) under agreements of Aspen that are not publicly available. As a result, after the consummation of the exchange offer, Endurance may be subject to unknown liabilities of Aspen, which may have a material adverse effect on the business, financial condition and results of operations of the combined company and the market value of Endurance common shares after the acquisition.

In addition, the exchange offer may also permit a counter-party to an agreement with Aspen to terminate that agreement because completion of the exchange offer or the second-step merger would cause a default or violate an anti-assignment, change of control or similar clause. If this happens, Endurance may have to seek to replace that agreement with a new agreement. Endurance cannot assure you that it will be able to replace a terminated agreement on comparable terms or at all. Depending on the importance of a terminated agreement to Aspen’s business, failure to replace that agreement on similar terms or at all may increase the costs to Endurance of operating Aspen’s business or prevent Endurance from operating part or all of Aspen’s business.

In respect of all information relating to Aspen presented in, incorporated by reference into or omitted from, this prospectus/offer to exchange, Endurance has relied upon publicly available information, including information publicly filed by Aspen with the SEC. Although Endurance has no knowledge that would indicate that any statements contained herein regarding Aspen’s condition, including its financial or operating condition (based upon such publicly filed reports and documents) are inaccurate, incomplete or untrue, Endurance was not involved in the preparation of such information and statements. For example, Endurance has made adjustments and assumptions in preparing the pro forma financial information presented in this prospectus/offer to exchange that have necessarily involved Endurance’s estimates with respect to Aspen’s financial information. Any financial, operating or other information regarding Aspen that may be detrimental to Endurance following Endurance’s acquisition of Aspen that has not been publicly disclosed by Aspen, or errors in Endurance’s estimates due to the lack of access to Aspen, may have a material adverse effect on the business, financial condition and results of operations of the combined company and the market value of Endurance common shares after the acquisition.

The acquisition may result in one or more ratings organizations taking actions that may adversely affect the combined company’s business, financial condition and operating results, as well as the market price of Endurance common shares.

Ratings with respect to claims paying ability and financial strength are important factors in maintaining customer confidence in Endurance and its ability to market insurance and reinsurance products and compete with other insurance and reinsurance companies. Rating organizations regularly analyze the financial performance and condition of insurers and reinsurers and will likely reevaluate the ratings of Endurance and its reinsurance subsidiaries following the consummation of the second-step merger, if applicable. Although none of Standard & Poor’s, A.M. Best or Moody’s, as applicable, took any formal action with respect to modifying Endurance’s ratings or Aspen’s ratings, as applicable, following the announcement of the Endurance proposal, following the closing of the exchange offer and the second-step merger, any ratings downgrades, or the potential for ratings downgrades, of Endurance or its subsidiaries (including the newly acquired Aspen operating companies) could adversely affect Endurance’s ability to market and distribute products and services and successfully compete in the marketplace, which could have a material adverse effect on the business, financial condition and results of operations of the combined company and the market value of Endurance common shares after the acquisition.

The market for Endurance common shares may be adversely affected by the issuance of additional Endurance common shares, including pursuant to the exchange offer.

Endurance cannot predict what effect, if any, future sales of Endurance common shares, or the availability of Endurance common shares for future sale, will have on the market price of Endurance common shares. In connection with the consummation of the exchange offer and the second-step merger, Endurance will issue additional Endurance common shares. The increase in the number of Endurance common shares may lead to sales of such shares or the perception that such sales may occur, either of which may adversely affect the market for, and the market price of, Endurance common shares and may make it more difficult for Endurance shareholders to sell Endurance common shares at a time and price that they deem appropriate.

Future results of the combined company may differ materially from the Selected Unaudited Condensed Consolidated Pro Forma Financial Information of Endurance and Aspen presented in this prospectus/offer to exchange.

The future results of Endurance following the consummation of the exchange offer may be materially different from those shown in the Selected Unaudited Condensed Consolidated Pro Forma Financial Information presented in this prospectus/offer to exchange, which show only a combination of Endurance’s and Aspen’s historical results after giving effect to the exchange offer. Endurance has estimated that it will record approximately $80 million in transaction expenses for the combined company and fees related to the Bridge Facility, as described in the notes to the Selected Unaudited Condensed Consolidated Pro Forma Financial Information included in this prospectus/offer to exchange. In addition, the final amount of any charges relating to acquisition accounting adjustments that Endurance may be required to record will not be known until following the consummation of exchange offer and second-step merger. These and other expenses and charges may be higher or lower than estimated.

THE COMPANIES

Endurance

Endurance is a holding company domiciled in Bermuda. Through our operating subsidiaries based in Bermuda, the United States and the United Kingdom, we focus on underwriting specialty lines of personal and commercial property and casualty insurance and reinsurance on a global basis. For us, specialty lines are those lines of insurance and reinsurance that require dedicated, specialized underwriting skills and resources in order to be profitably underwritten. Our portfolio of specialty lines of business is organized into two business segments—Insurance and Reinsurance.

Our goal is to leverage our competitive strengths and successfully execute our strategy in order to generate a superior long-term return on capital for our shareholders. The key elements of our strategy are:

•	maintaining a portfolio of profitable specialty lines;

•	utilizing a specialized level of expertise in each line of business;

•	applying extensive technical analysis to our underwriting;

•	maintaining strong risk management practices;

•	focusing on the underlying profitability of the business we underwrite;

•	utilizing reinsurance protection to enhance risk management;

•	maintaining a portfolio of investments to generate net investment income and book value growth; and

•	proactively managing our capital base.

Our principal executive offices are located at Waterloo House, 100 Pitts Bay Road, Pembroke HM 08, Bermuda. Our telephone number is (441) 278-0400. Our website is www.endurance.bm. Endurance common shares are listed on the NYSE under the ticker symbol “ENH.”

As of the date of the filing of this prospectus/offer to exchange with the SEC, Endurance was the beneficial owner of 619,105 Aspen common shares, or less than 1% of the outstanding Aspen common shares.

Aspen

Aspen is a Bermuda holding company. Aspen writes insurance and reinsurance principally through its subsidiaries in three major jurisdictions:

•	the United Kingdom, through Aspen Insurance UK Limited, an insurer authorized by the United Kingdom Prudential Regulation Authority and regulated by the Financial Conduct Authority and the Prudential Regulation Authority, and Aspen Underwriting Limited, as corporate member of Syndicate 4711 at Lloyd’s of London;

•	Bermuda, through Aspen Bermuda Limited; and

•	the United States, through Aspen Specialty Insurance Company and Aspen American Insurance Company.

Aspen’s subsidiary, Aspen Insurance UK Limited, also has branches in Paris, France, Zurich, Switzerland, Dublin, Ireland, Cologne, Germany, Singapore, Australia, and Canada. Aspen operates in global markets for property, casualty and specialty insurance and reinsurance.

Aspen writes kidnap and ransom, piracy and personal accident insurance through APJ Asset Protection Jersey Limited, its subsidiary in Jersey, Channel Islands.

Aspen manages its business in two segments, insurance and reinsurance. Aspen’s insurance segment consists of property insurance, casualty insurance, marine, energy and transportation insurance, financial and professional lines insurance, and program business. Its reinsurance segment consists of property catastrophe reinsurance, other property reinsurance, casualty reinsurance and specialty reinsurance.

Aspen’s principal executive offices are located at 141 Front Street, Hamilton HM 19, Bermuda. Its telephone number is (441) 295-8201. Its website is www.aspen.co. Aspen common shares are listed on the NYSE under the ticker symbol “AHL” and on the Bermuda Stock Exchange under the ticker symbol “AHL.BH.”

THE ACQUISITION, BACKGROUND AND REASONS FOR THE EXCHANGE OFFER

The Acquisition

On April 14, 2014, Endurance publicly announced that it had delivered to the board of directors of Aspen an initial proposal to effect the acquisition of Aspen by Endurance whereby each Aspen common share would be exchanged for, at the election of each Aspen shareholder, one of the following: (i) $47.50 in cash; (ii) 0.8826 Endurance common shares; or (iii) a combination of cash and Endurance common shares. In the weeks since the initial Endurance proposal, Aspen has refused to engage with us on the proposal. Consistent with our continued desire to complete a transaction with Aspen on a friendly basis through confidential discussions, we privately made a proposal to the Aspen board of directors on May 7, 2014 in which we increased our proposal to acquire all of the outstanding Aspen common shares to $49.50 per Aspen common share (based on the closing price per Endurance common share on April 11, 2014, the last trading day prior to the public announcement of the initial Endurance proposal). On May 12, 2014, the Aspen board communicated to Endurance, through its financial advisor, that it was rejecting Endurance’s increased proposal, and that it was not interested in negotiating with Endurance. In light of Aspen’s continued refusal to negotiate with us, we commenced the exchange offer on June 9, 2014 on the terms and conditions set forth in this prospectus/offer to exchange, which reflect the current Endurance proposal.

As described in this prospectus/offer to exchange, on June 18, 2014, Endurance filed definitive solicitation materials pursuant to Section 14(a) of the Exchange Act. Endurance is soliciting from Aspen’s shareholders, through a separate solicitation statement, (i) written requisitions that the Aspen board of directors convene a special general meeting of the Aspen shareholders in connection with the Endurance proposal and, if such meeting is convened, Endurance intends to present to the Aspen common shareholders for their consideration a binding proposal to increase the size of Aspen’s board of directors from 12 directors to 19 directors, and (ii) shareholder authorizations to support the proposal of a scheme of arrangement by Endurance, which will entail the holding of a meeting of Aspen shareholders, if ordered by the Supreme Court of Bermuda, at which the Aspen common shareholders would consider and vote on a scheme of arrangement under Bermuda law pursuant to which Endurance would acquire all of the outstanding Aspen common shares on financial terms no less favorable than those contained in the Endurance proposal; as described in the section of this prospectus/offer to exchange titled “Solicitation of Aspen Shareholders.”

For more details relating to the structure of the exchange offer, please see the section of this prospectus/offer to exchange titled “The Exchange Offer.”

Background of the Exchange Offer

John R. Charman joined Endurance on May 28, 2013 as Chairman and Chief Executive Officer. Since his arrival, Mr. Charman has led a rapid and thorough transformation of Endurance’s strategy and structure, resulting in a leading specialty insurer and reinsurer with greater scale and relevance in the market. Endurance has significantly enhanced its leadership team and operational talent, and has refocused Endurance’s underwriting objectives and rebalanced its underwriting portfolio. In addition, Endurance has meaningfully improved its positioning in many key business lines. Lastly, Endurance’s operations have been fundamentally restructured to improve efficiency and generate significant ongoing cost savings. In connection with Endurance’s objective to further increase its scale, market presence, diversification and profit potential, Endurance concluded that a combination with Aspen represented the greatest opportunity to create a new global leader in the industry.

From November 20, 2013 until late January 2014, Endurance met with representatives of funds affiliated with CVC Capital Partners Advisory (U.S.), Inc. and GIC Special Investments Pte. Ltd., which we refer to as the “CVC Funds” and “GICSI,” respectively, in connection with their potential equity investment in Endurance in connection with a potential acquisition of Aspen. On January 28, 2014, the CVC Funds and an affiliated investment vehicle of GICSI entered into an equity commitment letter with Endurance.

On January 30, 2014, Mr. Charman placed a telephone call to Chris O’Kane, the Chief Executive Officer of Aspen, and explained that Endurance would like to discuss a strategic transaction between Endurance and Aspen.

In subsequent email exchanges on February 4, 2014 and February 13, 2014, Mr. Charman restated that Endurance would like to discuss a strategic transaction between Endurance and Aspen. Mr. O’Kane advised Mr. Charman that Aspen declined to meet with Endurance, without any discussion and without providing any further explanation.

On February 18, 2014, Endurance delivered to Aspen’s board of directors in care of Glyn Jones, Chairman of the Board of Aspen, the following proposal letter:

“Dear Glyn:

I am writing to follow up my telephone conversation with Chris O’Kane on January 30th, as well as subsequent email exchanges on February 4th and February 13th. As I described in my initial conversation with Chris, we would like to discuss a strategic transaction between Endurance and Aspen. Since you and Chris have initially declined to meet us without any further explanation, I feel compelled to put forth a specific proposal in writing for your Board’s consideration.

We are convinced that a transaction between our two organizations presents a unique opportunity for our respective shareholders—one that is simply too compelling not to act upon. We believe that now is the time for our companies and advisors to engage in productive discussions to bring this about, and we are fully committed to accomplishing a transaction that we believe will offer superior value to your shareholders.

In this letter, we wish to provide you with: (i) an articulation of our view of the strategic and financial merits of a transaction; (ii) an outline of the key terms of our proposal; (iii) an overview of Endurance and our partners; (iv) a discussion of our approach to the transaction; and (v) a proposal for next steps and a timetable that we believe works for both parties. We trust that this letter conveys the thorough and serious approach that we have undertaken to ensure a successful consummation of this transaction and delivery of value to your shareholders, and that Aspen’s directors will give serious consideration to this proposal in accordance with their fiduciary duties.

The Opportunity

We see this opportunity as a unique, transformative transaction that can accelerate our joint development into a global leader. We have devoted significant resources, both internal and external, to assessing this transaction over the past several months. We have great respect for Aspen’s people and franchise, and it is our strong view that this transaction will create significant opportunities for the combined company, including:

•	Increased scale and market presence: On a combined basis, the companies will have over $5.0 billion of shareholders’ equity and over $5.0 billion of annual gross premiums, a size equal to or greater than many of our key competitors. This would create an enterprise of both scale and broad expertise well positioned to capitalize on the critical distribution relationships within its global markets and more effectively able to compete in an increasingly challenging market environment.

•	Diversified platform across products and geographies: While Endurance and Aspen share certain common businesses, the relative weighting of each is quite complementary. Aspen’s core strength in the London insurance market—including through Lloyd’s—is an area where Endurance has limited presence. In addition, while Endurance has a leading agriculture insurance business in the U.S., Aspen has a historical strength in marine & energy lines. These are just a few examples where each company’s relative strengths are a natural fit and where, on a combined basis, the two companies can form a market leader of significant importance to brokers and customers.

•	Enhanced profitability: While the primary strategic rationale for this transaction is the enhanced scale and diversification evident in the combined company, as described above, this transaction will also enable significantly improved profitability. Through a combination of proven management and industry-wide underwriting expertise across the combined businesses, cost efficiencies across a larger platform and elimination of duplicative resources, we believe there would be a significant improvement in profitability compared with what either company could achieve on its own for the foreseeable future.

•	Strengthened balance sheet and capital position: With a combined book value of $5.0 billion and total capital of $7.4 billion, the combination of Endurance and Aspen will meaningfully enhance their capital position, which will allow the combined company to more meaningfully pursue growth opportunities as well as being better equipped to withstand volatility. We also believe the added diversification of the business has the potential to create capital efficiencies. Through the unique combination of our businesses we also believe this added diversification, significantly increased size, as well as the combined strength of reserves and investments from both companies, will be viewed very favorably by rating agencies.

Key Transaction Terms

As an indication of our strong interest in pursuing a transaction, we are pleased to set forth below the key terms of our proposal:

1.	Purchase Price: Endurance proposes to acquire 100% of the common equity of Aspen on a fully-diluted basis for a price of $47.50 per share. We believe our proposal represents a premium valuation meaningfully in excess of the standalone potential value to Aspen shareholders:

•	24% premium to Aspen’s volume weighted average price of $38.34 for the 30 days ended February 14, 2014

•	15% premium to Aspen’s all-time high price of $41.43 on December 31, 2013

•	1.2x December 31, 2013 BVPS, a five year high for Aspen

•	13.3x estimated 2014 consensus earnings

2.	Form of Consideration: Each Aspen shareholder would have the ability to elect to receive cash or Endurance common shares for their Aspen shares, subject to a customary proration mechanism. We propose a consideration mix that includes 40% in cash, as follows:

	$ billions	% of total
Cash	$1.24	40%
Endurance common shares	$1.85	60%

Total Consideration[1]	$3.09	100%

[1]	Total consideration assumes 65.0 million fully diluted Aspen common shares at closing.

The cash component will be satisfied from our substantial cash resources including a signed equity commitment from certain funds (“CVC Funds”) advised by CVC Capital Partners Advisory (U.S.), Inc. and its affiliates (“CVC”) and an affiliated investment vehicle of GIC Special Investments Pte. Ltd. (“GICSI”), available cash and debt capacity.

The cash/stock election enables Aspen shareholders electing stock consideration to realize significant additional value creation over the medium and long-term and greater market liquidity, while those Aspen shareholders electing cash will realize a significant premium to Aspen’s current stock price. The significant cash component of our proposal and the improved strategic and financial profile of the combined company, including meaningful improvements in underwriting profitability, present a compelling value proposition for Aspen shareholders.

3.	Financing Certainty: All financing will be firm at signing. We have received an equity commitment letter from CVC Funds and GIC for an equity investment of $1.05 billion, a copy of which we can share with you immediately upon commencement of discussions regarding a transaction.

Endurance and its Recent Initiatives

Endurance is a strong insurance and reinsurance franchise, with a history in some ways similar to that of Aspen. Endurance was formed and initially capitalized in 2001, and has grown its book value per share (including dividends) by 11% annually since inception. As of December 31, 2013, we had $3.4 billion of total capital, and a portfolio of approximately $2.0 billion of annual net premiums written. Our book of business is well diversified between insurance and reinsurance, as well as short-tail and long-tail lines of business, with a focus on specialty lines of business. Our balance sheet is strong, with prudent reserves that have been a source of value historically and a conservative AA rated investment portfolio. Further, we have an A (Excellent) rating from A.M. Best and an A (Strong) rating from Standard and Poor’s, which also includes an assessment of our Enterprise Risk Management as Strong.

Upon my joining the company in May 2013 as Chairman and CEO, we commenced a rapid and thorough transformation of Endurance’s strategy and structure, resulting in a leading specialty insurer and reinsurer with greater scale and relevance in the market. We have significantly enhanced the leadership team and expanded operational talent, and we have also refocused Endurance’s underwriting objectives and rebalanced its underwriting portfolio. In addition, we have meaningfully improved our positioning in many key business lines. Lastly, our operations have been fundamentally restructured to improve efficiency and generate significant ongoing cost savings.

Our Partners

As described above, our transaction terms include a substantial amount of cash for your shareholders, a significant portion of which will be funded through an investment of common equity in Endurance by CVC Funds and GICSI. We are pleased to have such high quality partners, and we think a commitment of this size for a minority investment in a public company is a great validation of our business and the compelling aspects of this transaction.

CVC is one of the world’s leading private equity and investment advisory firms. Founded in 1981, CVC has raised over $60 billion from a diverse and loyal investor base, with CVC Funds completing over 300 investments in a wide range of industries and countries across the globe, with an aggregate transaction value of $120 billion. CVC has significant experience in financial services investments, including the acquisition of Brit Insurance, the fifth largest Lloyd’s company, in 2011. While at a prior firm, members of the CVC team were lead or co-lead investors in numerous property and casualty insurance transactions, including Aspen, Axis Capital, Harbor Point and Montpelier Re, among others. We believe CVC’s deep insurance experience makes it an ideal partner for the proposed transaction.

GIC Pte. Ltd. (“GIC”) is a sovereign wealth fund established in 1981 to manage Singapore’s foreign reserves. With a network of nine offices in key financial capitals around the world, GIC manages well over $100 billion in equities, fixed income, money market instruments, real estate and special investments. GICSI, the private equity arm of GIC, is one of the world’s largest private equity investors and manages a multi-billion dollar portfolio of fund investments and direct investments in companies.

Our Approach to the Transaction

We are well aware of the seriousness of this undertaking and the impact on our companies and employees, as well as the customers we will serve. Our familiarity with your company and business lines based on available public information gives us great confidence that we can jointly effect a quick and smooth integration. We have developed what we think is a constructive set of guiding principles for a transaction with Aspen:

•	Aspen’s team is crucial to the success of the combined company. We are impressed with the management team and the track record of success that you and your team have created. The retention of key members of the Aspen management team, underwriters and employees will be critical to the success of the combined business.

•	Respect for Aspen’s heritage and deep customer relationships. We have great respect for the Aspen franchise and its relationships with its key customers, as reflected in the purchase price we are willing to pay. As a result, we envision working together to ensure the continued development of Aspen’s customer and broker relations under the aegis of the combined company.

•	The execution of this transaction will enhance the strengths of each company. The planning of the integration and management of overlapping areas needs to be a well thought out process, sensitive to all views and issues, and one that draws from and builds upon the strengths of each organization. It is our intention to maintain the headquarters of the company in Bermuda, with a significant presence in London, New York and other key geographies.

Next Steps and Timing

We and our advisors have invested a significant amount of time and resources analyzing Aspen’s publicly available information. Based on our work to date, we believe we could complete confirmatory business, financial and legal due diligence in approximately four weeks assuming appropriate availability of information, access to management and auditors and a process reflecting standard diligence procedures for a public company transaction. We will be sensitive to the confidential nature of the information in the organization, the sequencing of our work, and the participants involved. We would be pleased to provide you with a detailed due diligence plan and information request list.

In light of the significant ownership that your shareholders will have in the combined company, we are prepared for you and your advisors to perform due diligence on Endurance. CVC and GICSI have already completed a comprehensive due diligence review of Endurance. We have a full virtual data room assembled, and are prepared to provide this information as well as grant access to our management, subject to execution of a mutually satisfactory non-disclosure agreement.

We are prepared to consummate the proposed transaction under an accelerated timetable. We would work in parallel with due diligence on definitive documentation, and would expect to be in a position to enter into a definitive agreement in approximately four to six weeks with your cooperation. We would anticipate obtaining the necessary regulatory approvals expeditiously upon entering into a definitive agreement.

Endurance has retained Morgan Stanley and Jefferies as its financial advisors and Skadden, Arps, Slate, Meagher and Flom LLP as its legal advisor.

Our Board of Directors enthusiastically supports this proposal. CVC and GICSI share our enthusiasm and determination to complete the proposed transaction.

We request that this letter be shared with your Board of Directors and that it receives the Board’s prompt consideration. I am sure you can appreciate that because our proposal is a firm proposal at a significant premium with committed financing, time is of the essence. Accordingly, we request that you formally respond to this proposal as soon as possible and in any event no later than February 28, 2014. We are available to meet with you at any time to answer any questions you may have about Endurance and our proposal, including further details on our view of the compelling financial profile and value creation for our respective shareholders.

We are very focused on completing a transaction between Endurance and Aspen and are fully prepared to devote substantial resources in order to make it happen. We prefer to engage in a constructive and confidential dialogue with you regarding our proposal; however if you are not prepared to do so on a timely basis, we will consider all available alternatives to achieve a successful transaction.

We look forward to discussing this proposal with you soon and working towards a transaction that will benefit both of our companies and our respective shareholders.

Yours sincerely,

/s/ John R. Charman

John R. Charman

Chairman and Chief Executive Officer

Endurance Specialty Holdings Ltd.”

On February 24, 2014, Mr. Jones sent the following letter to Mr. Charman stating that Aspen’s board of directors was in receipt of the February 18, 2014 proposal letter:

“Dear John:

I am in receipt of your letter dated February 18th, which I have shared with Aspen’s Board of Directors. We will respond after we have had an opportunity to complete a thorough review and evaluation of your letter in accordance with our fiduciary obligations.

Yours sincerely,

/s/ Glyn Jones

Glyn Jones

Chairman of the Board”

On February 26, 2014, Mr. Charman sent Mr. Jones the following letter acknowledging receipt of the February 24, 2014 letter from Mr. Jones:

“Dear Glyn:

Thank you for your letter of February 24, 2014. We are hopeful that this is the beginning of a constructive and fruitful dialogue.

I am available at your convenience to discuss any questions you or your fellow directors may have regarding Endurance’s proposal. Additionally, should you, your fellow directors or your advisors wish to discuss further the details of the proposal and the compelling value creation we believe it represents for our respective shareholders, please feel free to contact Eric Bischof, Managing Director of Morgan Stanley (212-761-4955 | eric.bischof@morganstanley.com).

As we indicated in our letter of February 18, 2014, because ours is a firm proposal at a significant premium with committed financing, we believe that time remains of the essence and that all parties should move forward diligently to achieve a beneficial result for our respective shareholders.

We look forward to discussing our proposal with you soon.

Yours sincerely,

/s/ John. R. Charman

John R. Charman

Chairman and Chief Executive Officer

Endurance Specialty Holdings Ltd.”

On March 12, 2014, Mr. Charman sent Mr. Jones the following letter stating that Endurance believed ample time had passed for Aspen to review the proposal and substantive discussions should be commenced:

“Dear Glyn:

I am writing to follow up on my letter of February 26, 2014. It has now been two weeks since your letter to me indicating that the Aspen Board of Directors would evaluate and respond to Endurance’s proposal. Moreover, it has been six weeks since I first contacted Chris O’Kane regarding our proposal. We believe that ample time has passed for review of Endurance’s proposal and that it is now time to commence substantive discussions so that we can attain the beneficial result for our respective shareholders set forth in Endurance’s proposal.

As noted in my letter of February 18, 2014, Endurance’s proposal (i) provides shareholders of Aspen with a significant premium to Aspen’s current share price, (ii) delivers a valuable option for Aspen’s shareholders to elect to receive cash or Endurance shares and (iii) is supported by committed financing. We are confident that Aspen’s shareholders would react quite favorably to Endurance’s proposal.

I remain available at your convenience to discuss any questions you or your fellow directors may have regarding Endurance’s proposal. Additionally, should you, your fellow directors or your advisors wish to discuss further the details of the proposal, please feel free to contact Eric Bischof, Managing Director of Morgan Stanley (212-761-7811 | eric.bischof@morganstanley.com).

We remain fully committed to the proposed transaction and look forward to commencing substantive discussions with Aspen regarding our proposal as soon as possible.

Yours sincerely,

/s/ John R. Charman

John R. Charman

Chairman and Chief Executive Officer

Endurance Specialty Holdings Ltd.”

On March 18, 2014, Messrs. Jones and O’Kane sent a letter to Mr. Charman stating that Aspen’s board of directors did not wish to pursue the initial Endurance proposal further:

“Dear John:

The Board of Directors of Aspen, with the assistance of its financial advisor, Goldman, Sachs & Co., and its legal advisors, Wachtell, Lipton, Rosen & Katz and Willkie Farr & Gallagher LLP, has reviewed and thoroughly considered your February 18th letter. The Board has unanimously determined that your unsolicited proposal is not in the best of interests of Aspen or Aspen’s shareholders, and it does not wish to pursue this matter further.

Yours sincerely,

/s/ Glyn Jones

Glyn Jones

Chairman of the Board of Directors

/s/ Chris O’Kane

Chris O’Kane

Chief Executive Officer”

On April 3, 2014, Endurance delivered to Aspen’s board of directors in care of Mr. Jones a letter acknowledging receipt of the March 18, 2014 letter, and stating that Endurance remained fully committed to pursuing a transaction:

“Dear Members of the Board:

This letter acknowledges receipt of the letter from Messrs. Glyn Jones and Chris O’Kane on March 18, 2014 advising us that the Aspen Board of Directors had rejected Endurance’s proposal for a combination of our two companies, as set forth in our letter of February 18, 2014, and was refusing to pursue the matter further. We are very disappointed that, despite our numerous requests to engage with you in substantive discussions over the past two months, Endurance’s proposal was summarily rejected without Aspen speaking with us at all.

We remain fully committed to pursuing a transaction and stand by the terms of our letter of February 18th and the compelling value proposition it presents for Aspen’s shareholders, including:

•	Premium valuation: Endurance proposes to acquire 100% of Aspen’s fully diluted shares at a purchase price of $47.50 per share, which represents a 23% premium to Aspen’s volume weighted average price for the last 30 days, and a 15% premium to Aspen’s all-time high share price.

•	Significant cash consideration election: Transaction consideration includes 40% cash and 60% Endurance shares, allowing Aspen shareholders who wish to do so to monetize a meaningful portion of their investment at a significant premium.

•	Financing: We have received a commitment letter from an investor group led by funds advised by CVC Capital Partners Advisory (U.S.), Inc. to fund the cash consideration.

•	Compelling strategic rationale: This is a unique, transformative transaction that would position the combined company as a global leader. The benefits to each of our companies include: (1) increased scale and market presence, (2) a diversified platform across products and geographies, (3) enhanced profitability, and (4) a strengthened balance sheet and capital position.

Our proposal delivers superior value compared to that which Aspen could achieve under its standalone plan. For those Aspen shareholders who wish to receive cash, the proposed value today exceeds the future value of 2 years of returns under your publicly stated 10% ROE target. For those Aspen shareholders who elect to remain invested in the combined company, our proposal provides the same significant up-front premium as well as the opportunity to participate in a combined company with meaningfully improved earnings and ROE, with significant additional upside opportunity over time. For your reference, the attached slides illustrate the financial merits of our proposal, both near-term and longer term.

We are both resolute in regard to the proposed transaction and confident that your shareholders would view the substantial financial and other benefits of the proposed transaction very favorably. While we would prefer to engage in a constructive and confidential dialogue with you, should Aspen continue to refuse to meaningfully engage with us, we will have no choice but to present our proposal directly to your shareholders.

We are sending this letter out of our enthusiasm for the extraordinary opportunity we have to create value for our respective shareholders, one that we cannot allow to pass. I remain available to discuss any questions you may have regarding Endurance’s proposal. Additionally, you or your advisors may contact Eric Bischof, Managing Director of Morgan Stanley, at 212-761-7811. We look forward to commencing substantive discussions with Aspen regarding our proposal in the coming days.

Yours sincerely,

/s/ John R. Charman

John R. Charman

Chairman and Chief Executive Officer

Endurance Specialty Holdings Ltd.”

On April 8, 2014, Aspen delivered to Endurance’s board of directors in care of Mr. Charman the following letter:

“Dear Members of the Board:

The Board of Directors of Aspen Insurance Holdings Limited has received your letter of 3 April 2014.

Your most recent letter does not add to the information the Aspen Board had when we thoroughly considered your 18 February 2014 letter and unanimously concluded that the possible acquisition of Aspen by Endurance was not in the best interests of Aspen or its stockholders and that we did not wish to pursue the matter further. The Aspen Board continues to have no interest in pursuing the matter further.

As was the case with your prior letters, we find your most recent letter to be based on uninformed and unsubstantiated assertions and assumptions about alleged benefits of the combination that do not stand up to analysis. The Aspen Board has concluded that Aspen will be able to create superior value for our stockholders based on our standalone plan. Aspen has a long history of value creation for its stockholders and has a clearly articulated growth strategy for delivering value to its stockholders going forward. We have built a diversified business with a strong balance sheet, proven management team and disciplined risk management, and are confident that continued execution of our strategy provides value far in excess of what you have suggested in the letter. The levers that we have available to achieve our ROE goals are clear and well-understood by the market and you have clearly misrepresented our 10% ROE guidance for 2014 as our long-term goal. We are confident we will be able to deliver superior growth by following our plan.

As part of our review, we have evaluated Endurance’s business mix, market presence, quality of earnings, earnings outlook and management culture, all of which we found to be either unattractive or incompatible with Aspen’s strategy. With respect to business mix, Endurance is over-concentrated in crop insurance, a business which is troubled, low margin, recently volatile and exposed to major risks. The other insurance businesses are nascent and have not demonstrated progress. Endurance’s continued well-publicized antipathy for Lloyd’s is inconsistent with Aspen’s business model, as our Lloyd’s syndicate is one of the most dynamic parts of our insurance franchise and a top quartile performer amongst Lloyd’s syndicates. Aspen has a strong and well-regarded reinsurance business with a clearly defined strategy for addressing the changes in market dynamics while, in contrast, Endurance is hesitant and uncertain about the industry. Furthermore, as analysts have pointed out, Endurance’s earnings in recent years have been disproportionately driven by reserve releases (a trend that accelerated at year-end 2013) and the path for future earnings is unclear.

Any combination with Endurance’s centralized, top-down management model, as compared to our collaborative, teamwork-oriented culture, would result in extreme personnel disruption and loss of attractive business. It is worth noting that our company is in significant litigation due to your orchestrated poaching of Aspen employees and clear breaches of fiduciary and other duties arising from this. The dis-synergies from the transaction you propose, including loss of business and personnel, combined with Endurance’s unappealing business mix, earnings track record and incompatible culture, make the combination unattractive, particularly in contrast to what Aspen expects to achieve by following our standalone plan.

In addition, your letter poses significant risks and uncertainties, including (1) Endurance’s due diligence of Aspen, (2) due diligence of Aspen by your financing sources, (3) your ability to raise the necessary funds, even the most general terms and amounts of which are omitted from your letter (we note in this regard that one of the financing sources from your prior letter is no longer included, and CVC’s commitment is no longer described as “equity”), (4) your ability to secure all required regulatory approvals and (5) importantly, approval of your own stockholders.

The foundation of Aspen’s business is our client relationship franchise, and our people are our most valuable assets. The uncertainty and distraction that would result from pursuing what your letter proposes would be destructive of value for our company and our stockholders. Your “proposal” is merely the request for a one-way option to start an investigation of our company and later decide if you wish to pursue a transaction. The Aspen Board is vehemently opposed to the hostile attempt of Endurance to address its business problems at the expense of Aspen and its stockholders and to your potential effort to destabilise a key competitor.

For the reasons outlined above, we are not interested in pursuing what your letter proposes and do not believe that any purpose would be served by meeting with you or your advisors.

Yours sincerely,

/s/ Glyn Jones

Glyn Jones

Chairman of the Board of Directors

/s/ Chris O’Kane

Chris O’Kane

Chief Executive Officer”

On April 14, 2014, prior to the opening of trading, Endurance delivered to Aspen’s board of directors in care of Mr. Jones the following letter and issued a press release publicly announcing the initial Endurance proposal:

“Dear Members of the Board:

As you know, we have been trying since late January to engage with Aspen in a confidential and friendly dialogue regarding a combination of our two companies, and have previously made a specific written proposal that offers your shareholders a substantial premium valuation. Since you and your management have refused, despite our repeated attempts, to engage in any discussions with us regarding the compelling value proposition this transaction presents for your shareholders, we have no choice but to advise them of our proposal directly, which we are doing this morning.

Our Board of Directors has unanimously approved our proposal, and we remain fully committed to pursuing this transaction. In the paragraphs below, we (i) reiterate the key terms of our proposal, (ii) reiterate the key strategic and financial benefits of our proposal and our approach to the transaction and (iii) discuss next steps for making this mutually beneficial transaction a reality.

Key Terms of Our Proposal

Endurance proposes to acquire all of the common shares of Aspen for $3.2 billion, or $47.50 per Aspen share (based on 66.7 million fully diluted Aspen common shares as of February 24, 2014), with a combination of cash and Endurance common shares.

Each Aspen shareholder will have the right to receive for their Aspen shares, at their election:

•	All cash ($47.50 per Aspen share);

•	All Endurance common shares (0.8826 Endurance shares for each Aspen share); or

•	A combination of cash and Endurance common shares.

The election will be subject to a customary proration mechanism to achieve an aggregate consideration mix of 40% cash and 60% Endurance common shares.

The cash component of the consideration will be funded from our substantial cash resources and $1.05 billion of newly issued common shares to investors led by funds advised by CVC Capital Partners Advisory (U.S.), Inc. and its affiliates, which have already completed due diligence on Endurance and the merits of the transaction, and have provided an equity commitment letter to Endurance. We would be pleased to share with you a copy of the investors’ equity commitment letter upon the commencement of discussions.

We believe our proposal represents a premium valuation meaningfully in excess of the standalone potential value to Aspen shareholders:

•	21% premium to Aspen’s closing share price of $39.37 on April 11, 2014;

•	15% premium to Aspen’s all-time high share price of $41.43 on December 31, 2013;

•	1.16x Aspen’s December 31, 2013 diluted book value per share; and

•	13.4x 2014 consensus Street earnings estimates for Aspen.

Aspen shareholders who receive cash will receive up-front value that would otherwise take over two years to achieve based on consensus Street estimates for Aspen’s ROE. For those Aspen shareholders who remain invested in the combined company, our proposal provides the same highly attractive up-front premium as well as the opportunity to participate in a combined company with meaningfully improved earnings and ROE outlook, with significant additional upside opportunity over time.

Key Strategic and Financial Benefits of our Proposal

We have devoted significant time and resources, both internal and external, to assessing this transaction over the past months, and continue to believe it is a unique, transformative transaction for both companies.

•	Increased scale and market presence: On a combined basis, the companies will have over $5 billion of shareholders’ equity and over $5 billion of annual gross premiums written, a size equal to or greater than many of our key competitors. This will create an enterprise of both scale and broad expertise well positioned to capitalize on the critical distribution relationships within its global markets and more effectively able to compete in an increasingly challenging market environment.

•	Diversified platform across products and geographies: While Endurance and Aspen share certain common businesses, the relative weighting of each is quite complementary. Aspen’s core strength in the London insurance market—including through Lloyd’s—is an attractive area where Endurance has significant management experience but currently has limited market presence. In addition, while Endurance has a market-leading and profitable agriculture insurance business in the U.S. that is uncorrelated with traditional property and casualty insurance and reinsurance, as well as a highly profitable global catastrophe reinsurance business, Aspen has historical strength in marine and energy lines. These are just a few examples where each company’s relative strengths are a natural fit and where, on a combined basis, the two companies can form a market leader of significant importance to brokers and customers.

•	Enhanced profit potential: While a key strategic rationale for this transaction is the enhanced scale and diversification evident in the combined company, as described above, we believe the combination of a strong management team comprised of industry-leading talent and world-class underwriting expertise from both companies, and expected transaction synergies exceeding $100 million annually (including cost savings, underwriting improvements, capital efficiencies, and enhanced capital management opportunities) will enable significantly improved profit potential.

•	Strengthened balance sheet and capital position: With a pro forma combined shareholders’ equity as of December 31, 2013 of $5.4 billion and total capital of $7.6 billion, the combined Endurance and Aspen will have a significantly enhanced capital position, which will allow the combined company to more meaningfully pursue growth opportunities and better withstand volatility. We also believe the added diversification of the business has the potential to create capital efficiencies. Through the unique combination of our businesses we also believe this added diversification, significantly increased size, as well as the combined strength of reserves and investments from both companies, will be viewed favorably by rating agencies.

Reflecting my own deep conviction about the future of Endurance and the benefits of the combination, I will purchase $25 million of Endurance common shares in connection with this transaction in addition to the $30 million of personal capital I have already invested in Endurance.

Our Approach to the Transaction

This transaction is not only highly beneficial to Aspen’s shareholders, but also to Aspen’s employees, customers, brokers and other constituencies. In this regard, we have developed what we believe is a constructive set of guiding principles for a transaction with Aspen:

•	Aspen’s team is crucial to the success of the combined company: The retention of key members of the Aspen management team, underwriters and employees will be critical to the success of the combined business.

•	The entrepreneurial cultures of our two companies will blend together well, yielding a combined entity that is strongly positioned to address changes facing the markets in which we operate. Aspen’s collaborative, teamwork-oriented culture will integrate seamlessly with Endurance’s collegial environment. Within the past year, many talented and experienced people in the industry have chosen to join Endurance in light of their enthusiasm for our business plan and strategic vision.

•	Respect for Aspen’s franchise and deep customer relationships: We have great respect for the Aspen franchise and its relationships with its key customers, as reflected in the purchase price we are willing to pay. As a result, we envision working together to enhance the combined company’s customer and broker relations.

•	The execution of this transaction will enhance the strengths of each company: The planning of the integration of overlapping areas will be well executed, sensitive to all views and issues, and will draw and build upon the strengths of each organization. It is our intention to maintain the headquarters of the combined company in Bermuda, with a significant presence in London, New York and other key markets.

Next Steps

As would be the case in any M&A transaction, consummation of the transaction is subject to completion of customary due diligence, execution of a definitive merger agreement and receipt of required shareholder and regulatory approvals. We are confident that all required regulatory approvals will be obtained on a timely basis.

We propose working in parallel on definitive documents and our mutual due diligence review in order to enter into a transaction expeditiously. We are prepared to enter into a mutual non-disclosure agreement, deliver to you a draft merger agreement and commence due diligence immediately. In light of the significant ownership that your shareholders will have in the combined company, we are prepared for you and your advisors to also perform customary due diligence on Endurance. Our financial advisors at Morgan Stanley & Co. LLC and Jefferies LLC, and our legal advisors at Skadden, Arps, Slate, Meagher & Flom LLP and ASW Law Limited, stand ready to coordinate with your advisors on next steps.

We look forward to commencing constructive discussions with Aspen regarding our proposal in the coming days.

Yours sincerely,

/s/ John R. Charman

John R. Charman

Chairman and Chief Executive Officer

Endurance Specialty Holdings Ltd.”

Later in the day on April 14, 2014, Aspen issued a press release rejecting the initial Endurance proposal and made public the April 8, 2014 letter that Aspen had previously delivered to Endurance’s board of directors in care of Mr. Charman. Later in the day, Endurance issued a press release responding to Aspen’s rejection of the initial Endurance proposal.

On April 17, 2014, Aspen issued a press release announcing that it had adopted a shareholder rights plan (aka, “poison pill”) and resolved to issue one preferred share purchase right on each share of the Aspen common shares issued and outstanding at the close of business on April 28, 2014. The shareholder rights plan expires on April 16, 2015. Later in the day, Endurance issued a press release commenting on Aspen’s adoption of its shareholder rights plan.

On April 20, 2014, Aspen issued a press release announcing it had issued a letter to its shareholders regarding the transaction proposed by Endurance.

On April 21, 2014, Endurance issued a press release reiterating the strategic logic and significant premium in its proposed acquisition of Aspen.

On May 5, 2014, the board of directors of Endurance discussed certain options to further Endurance’s proposal to acquire Aspen and authorized Endurance to increase its proposal to $49.50 per Aspen common share.

On May 7, 2014, Mr. Charman placed a telephone call to Mr. Jones to discuss a revised proposal. Mr. Jones responded to Mr. Charman in an email, stating that if Mr. Charman had new information he would like to convey, Endurance’s financial advisor should communicate that information to Aspen’s financial advisor. Later in the day, a representative of Morgan Stanley conveyed Endurance’s revised proposal to a representative of Goldman, Sachs & Co., which we refer to as “Goldman Sachs.” Under the revised proposal, Endurance (i) would increase its proposal to acquire all of the outstanding Aspen common shares to $49.50 per Aspen common share (based on the closing price per Endurance common share on April 11, 2014, the last trading day prior to the public announcement of Endurance’s initial proposal to acquire Aspen), (ii) in light of the substantial ownership Aspen shareholders would have in the combined company, would invite a number of Aspen board members to join the board of the combined company and (iii) would take into account appropriate transition arrangements for Aspen’s senior management.

Commencing in early May 2014 and continuing throughout the month, Endurance and Morgan Stanley discussed and negotiated the terms of a potential bridge loan facility to fund, together with cash on hand at Endurance, the cash portion of the consideration payable to Aspen shareholders.

On May 12, 2014, a representative of Goldman Sachs rejected, on behalf of Aspen, Endurance’s increased proposal as communicated to such representative on May 7, 2014 and advised that Aspen’s board and management were not interested in negotiating with Endurance.

Beginning on May 12, 2014, Endurance engaged in discussions with A.M. Best Company, Inc., Standard & Poor’s Financial Services LLC and Moody’s Investors Service regarding the increased proposal to acquire all of the outstanding Aspen common shares, including the terms of the potential bridge loan facility being discussed with Morgan Stanley.

On May 14, 2014, the board of directors of Endurance discussed Endurance’s acquisition proposal, the potential bridge loan and solicitation of Aspen shareholders under consideration.

On May 21, 2014, the board of directors of Endurance (i) approved the terms of the bridge loan commitment letter between Endurance and Morgan Stanley, (ii) authorized the commencement by Endurance of an exchange offer for all of the Aspen common shares reflecting the terms of the Endurance proposal and (iii) authorized the solicitation of Aspen common shareholders.

On June 2, 2014, Endurance delivered to Aspen’s board of directors in care of Mr. Jones the following letter:

“Dear Members of the Board:

It has now been four months since we first contacted you to engage in a confidential and friendly dialogue regarding a combination of our two companies that provides a compelling value proposition for your shareholders. On February 18, 2014, we made a specific written proposal that provided a substantial premium valuation for Aspen’s common shares, which was rejected without any discussion, leaving us no choice but to make our proposal public on April 14, 2014. On May 7, 2014, we approached you confidentially with an increased purchase price valuing Aspen’s common shares at $49.50 per share, only to be rebuffed again without any discussion whatsoever.

The time has come to give your shareholders the opportunity to speak for themselves regarding their support for this transaction. This morning, we will be announcing our increased purchase price of $49.50 per Aspen common share from our previously announced proposal of $47.50 per share, as well as the following actions:

•	Filing a preliminary solicitation statement with the SEC seeking the support of Aspen’s common shareholders:

•	To convene a special general meeting, at which they would consider a proposal to increase the size of Aspen’s board of directors from 12 to 19 members, which would result in a majority of Aspen’s directors standing for election at Aspen’s 2015 annual general meeting; and

•	For the proposal of a scheme of arrangement by Endurance, which will entail the holding of a court-ordered meeting of Aspen shareholders at which Aspen’s common shareholders would vote to approve a scheme of arrangement under Bermuda law pursuant to which Endurance would acquire all of Aspen’s outstanding common shares on financial terms no less favorable than those contained in this increased proposal; and

•	Commencing in the near future an exchange offer for all of Aspen’s common shares reflecting the same economic terms as this increased proposal.

Increased Proposal

Under the terms of our increased proposal, Endurance would acquire all of the common shares of Aspen for $3.2 billion, or $49.50 per Aspen share (based on 66.3 million fully diluted Aspen common shares as of April 25, 2014), with a combination of cash and Endurance common shares. The consideration is calculated based on the closing price per Endurance common share on April 11, 2014, the last trading day prior to Endurance’s announcement of its initial proposal to acquire Aspen.

Each Aspen common shareholder will have the right to receive for their Aspen common shares, at their election:

•	All cash ($49.50 for each Aspen share);

•	All Endurance common shares (0.9197 Endurance shares for each Aspen share); or

•	A combination of cash and Endurance common shares (0.5518 Endurance common shares and $19.80 in cash for each Aspen share).

The election will be subject to a customary proration mechanism to achieve an aggregate consideration mix of 40% cash and 60% Endurance common shares.

Our increased proposal represents a significant increase to our initial proposal and a premium valuation meaningfully in excess of the standalone potential value to Aspen common shareholders:

•	a 25.7% premium to Aspen’s unaffected closing share price of $39.37 on April 11, 2014;

•	a 19.5% premium to Aspen’s unaffected all-time high share price of $41.43 on December 31, 2013;

•	1.16x Aspen’s March 31, 2014 diluted book value per share and 1.21x Aspen’s December 31, 2013 diluted book value per share; and

•	11.8x 2014 consensus Street earnings estimates for Aspen.

In addition to the highly attractive premium and meaningful cash component of our increased proposal, the proposal is structured to be tax-free to Aspen common shareholders with respect to the Endurance common shares they receive in the transaction.

We have received a commitment letter from Morgan Stanley for a $1.0 billion bridge loan facility that will be utilized to fund, together with cash on hand at Endurance, the cash portion of the consideration payable to Aspen shareholders. This commitment replaces the equity commitment letter previously announced by Endurance, which has been terminated with the mutual consent of Endurance and the equity investors. Our increased proposal is not subject to a financing condition, and this simplified and improved financing plan provides greater certainty around the financing of the cash portion of our proposal for the benefit of your shareholders.

In addition, as conveyed to your financial advisor on May 7th, in light of the meaningful ownership Aspen shareholders will have in the combined company, we are prepared to invite a number of Aspen board members to join the board of the combined company and to take into account appropriate transition arrangements for Aspen’s senior management.

Next Steps

The actions we are announcing this morning provide Aspen’s shareholders with formal mechanisms to voice their support for the proposed transaction; however, it has been and remains our preference to complete this transaction on a consensual basis with Aspen’s board and management. We and our advisors remain prepared to immediately begin the negotiation of a definitive merger agreement, which we are confident can be completed expeditiously.

We look forward to commencing constructive discussions with Aspen regarding our increased proposal in the coming days.

Yours sincerely,

/s/ John Charman

John Charman

Chairman and Chief Executive Officer

Endurance Specialty Holdings Ltd.”

On June 2, 2014, Endurance issued a press release announcing, among other things, its acquisition proposal reflecting the increase in consideration to Aspen common shareholders from the initial Endurance proposal, that Endurance was filing the solicitation statement, that Endurance would be commencing an exchange offer in the near future, that Endurance had received a commitment letter from Morgan Stanley Senior Funding, Inc. relating to the $1.0 billion bridge loan facility and that Endurance and the equity investors had terminated the equity commitment letter by mutual consent. Endurance also announced that it expects to put in place permanent financing for the transaction consisting of a combination of investment grade debt and common equity on customary terms, and it believes that, pro forma for the transaction, its financial position will be well within the ratings criteria to maintain its current ratings.

Later in the day on June 2, 2014, Aspen issued a press release rejecting the increased Endurance proposal. On the same day, Endurance issued a statement responding to the Aspen press release.

On June 9, 2014, Endurance commenced the exchange offer. On June 9, 2014, Aspen issued a press release confirming that Endurance had commenced an exchange offer to acquire all outstanding Aspen common shares on identical economic terms as Endurance’s acquisition proposal, which the press release noted the Aspen board of directors had previously rejected. The Aspen board of directors advised Aspen’s common shareholders to take no action with respect to the exchange offer until it issued its recommendation in a Schedule 14D-9 to be filed with the SEC.

On June 17, 2014, Aspen filed with the SEC the Aspen Schedule 14D-9 containing the Aspen board of directors’ recommendation that Aspen common shareholders not tender their Aspen common shares in Endurance’s exchange offer, a related press release and investor presentation and a preliminary revocation solicitation statement on Schedule 14A. On the same day, Endurance issued a press release responding to the filings made by Aspen.

On June 18, 2014, Endurance filed its definitive solicitation statement with respect to the solicitation of Aspen shareholders and issued a related press release.

Reasons for the Exchange Offer

The purpose of the exchange offer is for Endurance to acquire all of the outstanding Aspen common shares in order to combine the businesses of Endurance and Aspen. Unless we negotiate and enter into a merger agreement with Aspen not involving an exchange offer, Endurance intends, promptly after completion of the exchange offer, to consummate the second-step merger of Aspen with and into Endurance. The purpose of the second-step merger is to acquire all of the issued and outstanding Aspen common shares not exchanged pursuant to the exchange offer. Pursuant to the terms of the second-step merger, each remaining issued and outstanding Aspen common share (other than shares owned by Endurance or any Aspen or Endurance wholly-owned subsidiary) will have the opportunity to be converted into the same consideration, also subject to election and proration, as those Aspen common shares that are exchanged in the exchange offer.

Endurance believes that the combination of the businesses of Endurance and Aspen will create significant value for Aspen shareholders and give Aspen shareholders a substantial ongoing equity interest in the combined company. The Endurance common shares to be issued and cash to be paid to Aspen shareholders in exchange for Aspen common shares in the exchange offer will provide Aspen shareholders with a significant premium to Aspen’s unaffected share price and a compelling opportunity to participate in the growth and opportunities of the combined company. Endurance believes that the combination of Endurance and Aspen offers a number of benefits to holders of Aspen common shares, including the following:

•	Increased scale and market presence: On a combined basis, the companies will have over $5 billion of shareholders’ equity and over $5 billion of annual gross premiums written, a size equal to or greater than many of our key competitors. This will create an enterprise of both scale and broad expertise well positioned to capitalize on the critical distribution relationships within its global markets and more effectively able to compete in an increasingly challenging market environment.

•	Diversified platform across products and geographies: While Endurance and Aspen share certain common businesses, the relative weighting of each is quite complementary. Aspen’s core strength in the London insurance market—including through Lloyd’s—is an attractive area where Endurance has significant management experience but currently has limited market presence. In addition, while Endurance has a market-leading and profitable agriculture insurance business in the U.S. that is uncorrelated with traditional property and casualty insurance and reinsurance, as well as a highly profitable global catastrophe reinsurance business, Aspen has historical strength in marine and energy lines of business. These are just a few examples where each company’s relative strengths are a natural fit and where, on a combined basis, the two companies can form a market leader of significant importance to brokers and customers.

•	Enhanced profit potential: While a key strategic rationale for this transaction is the enhanced scale and diversification evident in the combined company, we believe the combination of a strong management team comprised of industry-leading talent and world-class underwriting expertise from both companies, and expected transaction synergies exceeding $100 million annually (including cost savings, underwriting improvements, capital efficiencies, and enhanced capital management opportunities) will enable significantly improved profit potential.

•	Strengthened balance sheet and capital position: With a pro forma combined shareholders’ equity as of March 31, 2014 of $5.4 billion and total capital of $7.5 billion, the combined Endurance and Aspen will have a significantly enhanced capital position, which will allow the combined company to more meaningfully pursue growth opportunities and better withstand volatility. We also believe the added diversification of the business has the potential to create capital efficiencies. Through the unique combination of our businesses we also believe the added diversification, significantly increased size, as well as the combined strength of reserves and investments from both companies, will be viewed favorably by rating agencies.

•	Receipt of premium by Aspen shareholders: In addition to the long-term benefits arising out of ownership of the combined company, Aspen shareholders will also be receiving a significant premium to Aspen’s unaffected share price in the exchange offer. Based upon the closing prices as of April 11, 2014, the last trading day prior to the public announcement of Endurance’s initial proposal to acquire Aspen, the exchange offer has a value of $49.50 per Aspen common share, based on the Cash/Stock Election, which represented a 25.7% premium to Aspen’s closing share price of $39.37 on April 11, 2014 and a 19.5% premium to Aspen’s pre-announcement all-time high share price of $41.43 on December 31, 2013.

Endurance anticipates that Aspen shareholders will begin to realize many of these benefits beginning upon integration of the Aspen business with Endurance. There can be no assurance, however, that these expected benefits will be realized or, if realized, as to the timing of such realization.

Please see the sections of this prospectus/offer to exchange titled “Risk Factors—Risk Factors Relating to the Exchange Offer and the Second-Step Merger” and “Forward-Looking Statements.”

THE EXCHANGE OFFER

Overview

Endurance is offering to exchange, upon the terms and subject to the conditions contained in this prospectus/offer to exchange and the related letter of election and transmittal, for each outstanding Aspen common share that is validly tendered and not properly withdrawn prior to the expiration time of the exchange offer, one of the following:

•	0.9197 Endurance common shares, for each Aspen common share for which an election for all stock consideration is made, which election we refer to as a “Stock Election” and which consideration we refer to as the “Stock Election Consideration”;

•	$49.50 in cash (less applicable withholding taxes and without interest) for each Aspen common share for which an election for all cash consideration is made, which election we refer to as a “Cash Election” and which consideration we refer to as the “Cash Election Consideration”; or

•	a combination of 0.5518 Endurance common shares and $19.80 in cash (less applicable withholding taxes and without interest), for each Aspen common share for which an election to receive cash and stock consideration is made, which election we refer to as a “Cash/Stock Election” and which consideration we refer to as the “Cash/Stock Election Consideration”, subject to the proration procedures described in this prospectus/offer to exchange and the related letter of election and transmittal.

Both the Cash Election and the Stock Election are subject to proration and adjustment procedures to ensure that the total amount of cash paid and the total number of Endurance common shares exchanged in the exchange offer will be equal to the total amount of cash and number of shares that would have been exchanged if all of the Aspen shareholders had made a Cash/Stock Election. The proration mechanism results in an aggregate consideration mix of 40% cash and 60% Endurance common shares, based on the closing price on the NYSE of Endurance common shares on April 11, 2014, the last trading day prior to the public announcement of Endurance’s initial proposal to acquire Aspen.

Aspen shareholders who do not participate in the exchange offer and whose shares are acquired in the second-step merger will have the opportunity to receive the same consideration, also subject to election and proration, as those Aspen shareholders that participate in the exchange offer. The elections of other Aspen shareholders will affect whether a tendering Aspen shareholder that makes a Cash Election or a Stock Election receives solely the type of consideration elected or if a portion of such Aspen shareholder’s tendered Aspen common share is exchanged for another form of consideration. In addition, Aspen shareholders who otherwise would be entitled to receive a fractional Endurance common share will instead receive cash in lieu of any fractional Endurance common share such holder may have otherwise been entitled to receive, as described herein. See “The Exchange Offer—Elections and Proration” for a description of the proration procedure and “The Exchange Offer—Cash In Lieu of Fractional Endurance Common Shares” for a description of the treatment of fractional Endurance common shares.

The term “expiration time of the exchange offer” means 5:00 p.m., Eastern time, on Friday, August 29, 2014, unless Endurance extends the period of time for which the exchange offer is open, in which case the term “expiration time of the exchange offer” means the latest time and date on which the exchange offer, as so extended, expires.

Any decision to extend the exchange offer, and if so, for how long, will be made at such time. The expiration time may also be subject to multiple extensions.

The exchange offer is subject to conditions which are described in the section of this prospectus/offer to exchange titled “The Exchange Offer—Conditions of the Exchange Offer.” Endurance expressly reserves the right, subject to the applicable rules and regulations of the SEC, to waive any condition of the exchange offer described herein in its discretion, except for the conditions described under the subheadings “Registration

Statement,” “Rights Agreement,” “Shareholder Approval,” and “NYSE Listing” in the section of this prospectus/offer to exchange titled “The Exchange Offer—Conditions of the Exchange Offer,” each of which cannot be waived. Endurance expressly reserves the right to make any changes to the terms and conditions of the exchange offer (subject to any obligation to extend the exchange offer pursuant to the applicable rules and regulations of the SEC). While Endurance has not commenced the process of obtaining the approval of Endurance shareholders by filing a preliminary proxy statement with the SEC, we expect to do so in the near future with respect to the approval of the issuance of the Endurance common shares pursuant to the exchange offer and the second-step merger, as required under the rules of the NYSE.

If you are the record owner of your Aspen common shares and you tender your Aspen common shares in the exchange offer, you will not have to pay any brokerage fees or similar expenses. If you own your Aspen common shares through a broker, dealer, commercial bank, trust company or other nominee and your broker, dealer, commercial bank, trust company or other nominee tenders your Aspen common shares on your behalf, your broker or such other nominee may charge a fee for doing so. You should consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply.

The purpose of the exchange offer is for Endurance to acquire control of, and ultimately the entire common equity interest in, Aspen. Endurance believes that a business combination of Endurance and Aspen will significantly benefit Aspen shareholders and is therefore making the exchange offer directly to Aspen shareholders.

Endurance intends, promptly following acceptance for exchange and exchange of Aspen common shares in the exchange offer, to effect the second-step merger pursuant to which Endurance will acquire all Aspen common shares of those Aspen shareholders who choose not to tender their Aspen common shares pursuant to the exchange offer. After the second-step merger, in the event it is consummated, former holders of Aspen common shares will no longer have any ownership interest in Aspen, and Endurance will own all of the issued and outstanding Aspen common shares. Pursuant to the terms of the second-step merger, each remaining issued and outstanding Aspen common share (other than shares owned by Endurance or any Aspen or Endurance wholly-owned subsidiary) will have the opportunity to be converted into the same consideration, also subject to election and proration, as those Aspen common shares that are exchanged in the exchange offer. Endurance reserves the right to amend the exchange offer (including amending the number of Endurance common shares to be exchanged, the exchange offer price and the consideration to be offered in the second-step merger), or to negotiate and enter into a merger agreement with Aspen not involving an exchange offer, in which event we would terminate the exchange offer and the Aspen common shares would, upon consummation of such merger, be converted into the right to receive the consideration negotiated by Endurance and Aspen. The offer is conditioned upon entering into a definitive merger agreement with Aspen that is reasonably satisfactory to the parties. Please see the sections of this prospectus/offer to exchange titled “The Exchange Offer—Purpose and Structure of the Exchange Offer” and “The Exchange Offer—Plans for Aspen.” The exchange offer is being made solely with respect to Aspen common shares, and not with respect to any preference shares of Aspen.

Endurance estimates that if all Aspen common shares are exchanged pursuant to the exchange offer and the second-step merger, former Aspen shareholders would own approximately (i) 45% of the issued and outstanding common shares of the combined company on a fully-diluted basis, assuming that the Bridge Facility (as defined below) is fully funded or is not otherwise replaced in whole or in part with the permanent financing described in the section of this prospectus/offer to exchange titled “The Exchange Offer—Source and Amount of Funds” at or prior to the closing of the exchange offer and second-step merger and (ii) 40% of the issued and outstanding common shares of the combined company on a fully-diluted basis, assuming replacement of the Bridge Facility with such permanent financing at or prior to the closing of the exchange offer and second-step merger as currently contemplated by Endurance, but not assuming in either case the exercise of the Equity Investment Option described in the section of this prospectus/offer to exchange titled “The Exchange Offer—Source and Amount of Funds.” Assuming the exercise of the Equity Investment Option, Endurance estimates that such amounts would be approximately 42% and 38%, respectively. For a detailed discussion of the assumptions on which these estimates are based, please see the section of this prospectus/offer to exchange titled “The Exchange Offer—Ownership of Endurance After the Exchange Offer.”

Expiration Time of the Exchange Offer

The exchange offer is scheduled to expire at 5:00 p.m., Eastern time, on Friday, August 29, 2014, which is the expiration time of the exchange offer, unless further extended by Endurance. For more information, you should read the discussion below in the section of this prospectus/offer to exchange titled “The Exchange Offer—Extension, Termination and Amendment.”

Extension, Termination and Amendment

Subject to the applicable rules of the SEC and the terms and conditions of the exchange offer, Endurance also expressly reserves the right (but will not be obligated) (1) to extend, for any reason, the period of time during which the exchange offer is open, (2) to delay acceptance for exchange of, or exchange of, Aspen common shares in order to comply in whole or in part with applicable law (any such delay shall be effected in compliance with Rule 14e-1(c) under the Exchange Act, which requires Endurance to pay the consideration offered or to return Aspen common shares deposited by or on behalf of Aspen shareholders promptly after the termination or withdrawal of the exchange offer), (3) to terminate the exchange offer without accepting for exchange, or exchanging, any Aspen common shares if any of the individually subheaded conditions referred to in the section of this prospectus/offer to exchange titled “The Exchange Offer—Conditions of the Exchange Offer” have not been satisfied immediately prior to the expiration time of the exchange offer or if any event specified in the section of this prospectus/offer to exchange titled “The Exchange Offer—Conditions of the Exchange Offer” under the subheading “Other Conditions” has occurred; (4) to amend or terminate the exchange offer without accepting for exchange or exchanging any Aspen common shares if Endurance or any of its affiliates enters into a definitive agreement or announces an agreement in principle with Aspen providing for a merger or other business combination or transaction with or involving Aspen or any of its subsidiaries, or the purchase or exchange of securities or assets of Aspen or any of its subsidiaries, or Endurance and Aspen reach any other agreement or understanding, in either case, pursuant to which it is agreed or provided that the exchange offer will be terminated; and (5) to amend or supplement the exchange offer or to waive any conditions to the exchange offer at any time prior to the expiration time of the exchange offer, in each case by giving oral or written notice of such delay, termination, waiver or amendment to the Computershare Trust Company, N.A., as exchange agent for the Exchange Offer, and by making public announcement thereof.

The expiration time of the exchange offer may also be subject to multiple extensions and any decision to extend the exchange offer, and if so, for how long, will be made prior to the expiration time of the exchange offer.

Any such extension, delay, termination, waiver or amendment will be followed promptly by public announcement thereof, which, in the case of an extension, will be made no later than 9:00 a.m., Eastern time, on the next business day after the previously scheduled expiration time of the exchange offer. Subject to applicable law (including Rules 14d-4(d)(i), 14d-6(c) and 14e-1 under the Exchange Act, which require that material changes be promptly disseminated to Aspen shareholders in a manner reasonably designed to inform them of such changes), and without limiting the manner in which Endurance may choose to make any public announcement, Endurance will not have any obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release or other announcement. Endurance acknowledges that Rule 14e-1(c) under the Exchange Act requires Endurance to pay the consideration offered or return the Aspen common shares tendered promptly after the termination or withdrawal of the exchange offer.

If Endurance increases or decreases the percentage of Aspen common shares being sought or the consideration offered in the exchange offer and the exchange offer is scheduled to expire at any time before the expiration of 10 business days from, and including, the date that notice of such increase or decrease is first published, sent or given in the manner specified below, the exchange offer will be extended until at least the expiration of 10 business days from, and including, the date of such notice. If Endurance makes a material change in the terms of the exchange offer (other than a change in the consideration offered in the exchange offer or the percentage of securities sought) or in the information concerning the exchange offer, or waives a material condition of the exchange offer, Endurance will extend the exchange offer, if required by applicable law, for a period sufficient to allow Aspen shareholders to consider the amended terms of the exchange offer. Endurance will comply with Rule 14d-4(d)(2) under the Exchange Act in connection with material changes to the terms of the exchange offer.

As used in this prospectus/offer to exchange, a “business day” means any day, other than a Saturday, Sunday or a federal holiday, and shall consist of the time period from 12:01 a.m. through 12:00 midnight, Eastern time. If, prior to the expiration time of the exchange offer, Endurance increases the consideration being paid for Aspen common shares accepted for exchange pursuant to the exchange offer, such increased consideration will be received by all Aspen shareholders whose Aspen common shares are exchanged pursuant to the exchange offer, whether or not such Aspen common shares were tendered prior to the announcement of the increase of such consideration.

A request is being made to Aspen pursuant to Rule 14d-5 under the Exchange Act for the use of Aspen’s shareholder lists and security position listings for the purpose of disseminating the exchange offer materials to Aspen shareholders. Upon compliance by Aspen with this request, this prospectus/offer to exchange, the letter of election and transmittal and all other relevant materials will be mailed to record holders of Aspen common shares and will be furnished to brokers, dealers, banks, trust companies and similar persons whose names, or the names of whose nominees, appear on Aspen’s shareholder lists, or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Aspen common shares by Endurance, or, if Aspen so elects, the materials will be mailed by Aspen.

No subsequent offering period will be available following the expiration of the exchange offer.

Acceptance for Exchange, and Exchange, of Aspen Common Shares; Delivery of Exchange Offer Consideration

Upon the terms and subject to the conditions of the exchange offer (including, if the exchange offer is extended or amended, the terms and conditions of any such extension or amendment), Endurance will accept for exchange promptly after the expiration time of the exchange offer all Aspen common shares validly tendered (and not withdrawn in accordance with the procedure set out in the section of this prospectus/offer to exchange titled “The Exchange Offer—Withdrawal Rights”) prior to the expiration time of the exchange offer. Endurance shall exchange all Aspen common shares validly tendered and not withdrawn promptly following the acceptance of Aspen common shares for exchange pursuant to the exchange offer. Endurance expressly reserves the right, in its discretion, but subject to the applicable rules of the SEC, to delay acceptance for and thereby delay exchange of Aspen common shares in order to comply in whole or in part with applicable laws or if any of the conditions referred to in the section of this prospectus/offer to exchange titled “The Exchange Offer—Conditions of the Exchange Offer” have not been satisfied or if any event specified in the section of the prospectus/offer to exchange titled “The Exchange Offer—Conditions of the Exchange Offer” under the subheading “Other Conditions” has occurred.

In all cases, Endurance will exchange all Aspen common shares tendered and accepted for exchange pursuant to the exchange offer only after timely receipt by the exchange agent of (1) the certificates evidencing such Aspen common shares or timely confirmation, which we refer to as a “book-entry confirmation,” of a book-entry transfer of such Aspen common shares into the exchange agent’s account at The Depository Trust Company pursuant to the procedures set forth in the section of this prospectus/offer to exchange titled “The Exchange Offer—Procedure for Tendering,” (2) the letter of election and transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with the required signature guarantees, or, in the case of a book-entry transfer, an Agent’s Message (as defined below) and (3) any other documents required under the letter of election and transmittal. This prospectus/offer to exchange refers to The Depository Trust Company as the “Book-Entry Transfer Facility.” As used in this prospectus/offer to exchange, the term “Agent’s Message” means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the exchange agent and forming a part of the book-entry confirmation which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Aspen common shares that are the subject of such book-entry confirmation, that such participant has received and agrees to be bound by the letter of election and transmittal and that Endurance may enforce such agreement against such participant.

For purposes of the exchange offer, Endurance will be deemed to have accepted for exchange, and thereby exchanged, Aspen common shares validly tendered and not properly withdrawn as, if and when Endurance gives oral or written notice to the exchange agent of Endurance’s acceptance for exchange of such Aspen common shares pursuant to the exchange offer. Upon the terms and subject to the conditions of the exchange offer, exchange of Aspen common shares accepted for exchange pursuant to the exchange offer will be made by deposit of the exchange offer consideration being exchanged therefor with the exchange agent, which will act as agent for tendering Aspen shareholders for the purpose of receiving the exchange offer consideration from Endurance and transmitting such consideration to tendering Aspen shareholders whose Aspen common shares have been accepted for exchange. Under no circumstances will Endurance pay interest on the exchange offer consideration for Aspen common shares, regardless of any extension of the exchange offer or other delay in making such exchange or distributing the exchange offer consideration.

If any tendered Aspen common shares are not accepted for exchange for any reason pursuant to the terms and conditions of the exchange offer, or if certificates representing such Aspen common shares are submitted evidencing more Aspen common shares than are tendered, certificates evidencing unexchanged or untendered Aspen common shares will be returned, without expense to the tendering Aspen shareholder (or, in the case of Aspen common shares tendered by book-entry transfer into the exchange agent’s account at a Book-Entry Transfer Facility pursuant to the procedure set forth in the section of this prospectus/offer to exchange titled “The Exchange Offer—Procedure for Tendering,” such Aspen common shares will be credited to an account maintained at such Book-Entry Transfer Facility), promptly following the expiration or termination of the exchange offer. Endurance reserves the right to transfer or assign, in whole or from time to time in part, to one or more of its affiliates, the right to exchange all or any portion of the Aspen common shares tendered pursuant to the exchange offer, but any such transfer or assignment will not relieve Endurance of its obligations under the exchange offer or prejudice the rights of tendering shareholders to exchange Aspen common shares validly tendered and accepted for exchange pursuant to the exchange offer.

Cash In Lieu of Fractional Endurance Common Shares

Endurance will not issue certificates representing fractional Endurance common shares pursuant to the exchange offer. Instead, each tendering Aspen shareholder who would otherwise be entitled to a fractional Endurance common share will receive cash (rounded to the nearest whole cent) in an amount (less applicable withholding taxes and without interest) equal to the product obtained by multiplying (1) the fractional share interest to which such shareholder would otherwise be entitled (after rounding such amount to the nearest 0.0001 share) by (2) the closing price of Endurance common shares as reported on the NYSE on the date on which the expiration time of the exchange offer occurs.

Elections and Proration

Election Procedures. The letter of election and transmittal will permit the holder to specify the number of such holder’s Aspen common shares with respect to which such holder makes (1) a Stock Election, (2) a Cash Election and (3) a Cash/Stock Election. Both the Cash Election and the Stock Election are subject to the proration and adjustment procedures to cause the total amount of cash paid and the total number of Endurance common shares exchanged with respect to Aspen common shares validly tendered and accepted for exchange pursuant to the exchange offer to equal as nearly as practicable the total amount of cash and number of Endurance common shares that would have been exchanged if all of such Aspen common shares were subject to a Cash/Stock Election and thus were converted into the Cash/Stock Election Consideration.

Proration Procedures. Both the Cash Election and the stock Election are subject to proration and adjustment procedures to ensure that the total amount of cash paid, and the total number of Endurance common shares exchanged in the exchange offer will be equal to the total amount of cash and number of shares that would have been exchanged if all of the Aspen shareholders tendering into the exchange offer had made a Cash/Stock Election. As a result:

•	the total amount of cash to be paid to tendering Aspen shareholders in the exchange offer will be equal to (a) the number of Aspen common shares validly tendered and accepted for exchange pursuant to the exchange offer multiplied by (b) $19.80, and

•	the total number of Endurance common shares to be issued to tendering Aspen shareholders in the exchange offer will be equal to (a) the number of Aspen common shares validly tendered and accepted for exchange pursuant to the exchange offer multiplied by (b) 0.5518.

The proration mechanism results in an aggregate consideration mix of 40% cash and 60% Endurance common shares, based on the closing price on the NYSE of Endurance common shares on April 11, 2014, the last trading day prior to the public announcement of Endurance’s initial proposal to acquire Aspen.

The elections of other Aspen shareholders will affect whether a tendering Aspen shareholder that makes a Cash Election or a Stock Election receives solely the type of consideration elected or if a portion of such Aspen shareholder’s tendered Aspen common share is exchanged for another form of consideration.

The proration and adjustment procedures applicable to the exchange offer do not include any mechanism to ensure that the value of the consideration received for each Aspen common share is equivalent, and the value of the consideration received by an Aspen shareholder may be different depending on if such shareholder makes a Cash Election, a Stock Election or a Cash/Stock Election.

Oversubscription of Cash. If a tendering Aspen shareholder makes a Cash Election, and the product of the number of tendered Aspen common shares with respect to which Cash Elections have been made multiplied by the Cash Election Consideration of $49.50 (such product, the “Cash Election Amount”) is greater than the difference between (a) the product of (i) the $19.80 cash consideration component of the Cash/Stock Consideration multiplied by (ii) the total number of Aspen common shares validly tendered and accepted for exchange pursuant to the exchange offer, minus (b) the product of (i) the total number of tendered Aspen common shares with respect to which a Cash/Stock Election has been made multiplied by (ii) $19.80 (such difference, the “Available Cash Election Amount”), such shareholder will receive in exchange for each Aspen common share for which such shareholder makes a Cash Election:

•	an amount in cash (less applicable withholding taxes and without interest) equal to (a) $49.50 multiplied by (b) a fraction, the numerator of which shall be the Available Cash Election Amount, and the denominator of which shall be the product of (i) the total number of tendered Aspen common shares with respect to which Cash Elections have been made multiplied by (ii) $49.50 (such fraction, the “Cash Fraction”); and

•	a number of validly issued, fully paid and non-assessable Endurance common shares (rounded to the nearest 0.0001 share) equal to the product of (a) the Stock Election exchange ratio of 0.9197 multiplied by (b) a fraction equal to one minus the Cash Fraction.

Oversubscription of Stock. If a tendering Aspen shareholder makes a Stock Election, and the Available Cash Election Amount is greater than the Cash Election Amount, such shareholder will receive in exchange for each Aspen common share for which such shareholder makes a Stock Election:

•	an amount of cash (less applicable withholding taxes and without interest) equal to the amount of such excess divided by the number of tendered Aspen common shares with respect to which Stock Elections have been made; and

•

a number of validly issued, fully paid and non-assessable Endurance common shares (rounded to the nearest 0.0001 share) equal to the product of (a) the Stock Election exchange ratio of 0.9197 multiplied by (b) a fraction, the numerator of which will be the difference between (i) $49.50 minus (ii) the amount of cash calculated in the immediately preceding bullet, and the denominator of which will be $49.50.

Set forth below are illustrative examples of how the proration and adjustment procedures will work in the event there is an oversubscription of cash or Endurance common shares.

Example A—Oversubscription of Cash. For purposes of this example, assume the following:

•	there are 50,000,000 Aspen common shares validly tendered and accepted for exchange pursuant to the exchange offer;

•	Aspen shareholders make a Cash/Stock Election with respect to 5,000,000 shares (or 10% of such tendered Aspen common shares);

•	Aspen shareholders make a Cash Election with respect to 30,000,000 shares (or 60% of such tendered Aspen common shares); and

•	Aspen shareholders make a Stock Election with respect to 15,000,000 shares (or 30% of such tendered Aspen common shares).

Without proration, the Cash Election would be oversubscribed because the Cash Election Amount would be $1,485,000,000 (the product of the total number of Aspen common shares for which a Cash Election has been made multiplied by $49.50), an amount that is greater than the Available Cash Election Amount of $891,000,000 (the difference between (a) the product of (i) $19.80 multiplied by (ii) the total number of tendered Aspen common shares and (b) the product of (i) the total number of Aspen common shares for which a Cash/Stock Election has been made multiplied by (ii) $19.80). To adjust for the oversubscription, the consideration received in exchange for an Aspen common share for which a Cash Election is made will be adjusted so that it is equal to:

•	$29.70 in cash (which is equal to the product of (a) $49.50 and (b) 0.6, which is the Cash Fraction (the Available Cash Election Amount divided by the Cash Election Amount)); and

•	0.3679 Endurance common shares (which is equal to the product of (a) 0.9197 and (b) 0.4 (one minus the Cash Fraction)).

Example B—Oversubscription of Stock. For purposes of this example, assume the following:

•	there are 50,000,000 Aspen common shares validly tendered and accepted for exchange pursuant to the exchange offer;

•	Aspen shareholders make a Cash/Stock Election with respect to 10,000,000 shares (or 20% of such tendered Aspen common shares);

•	Aspen shareholders make a Cash Election with respect to 15,000,000 shares (or 30% of such tendered Aspen common shares); and

•	Aspen shareholders make a Stock Election with respect to 25,000,000 shares (or 50% of such tendered Aspen common shares).

In this example, the Stock Election is oversubscribed because, without proration, the Cash Election Amount would be $742,500,000, an amount that is less than the Available Cash Election Amount of $792,000,000. To adjust for the oversubscription, the consideration received in exchange for an Aspen common share for which a Stock Election is made will be adjusted so that it is equal to:

•	0.8829 Endurance common shares (which is equal to (a) 0.9197 multiplied by (b) a fraction, the numerator of which is the difference between (i) $49.50 and (ii) $1.98, the cash amount calculated in the following bullet, and the denominator of which is $49.50); and

•	$1.98 in cash, which is an amount equal to (a) the Available Cash Election Amount minus the Cash Election Amount, divided by (b) the number of Aspen common shares with respect to which a Stock Election was made.

The greater the oversubscription for cash, the less cash and more Endurance common shares an Aspen shareholder making a Cash Election will receive. Reciprocally, the greater the oversubscription of stock, the less Endurance common shares and the more cash an Aspen shareholder making a Stock Election will receive.

However, in no event will an Aspen shareholder who makes a Cash Election or a Stock Election receive less cash and more Endurance common shares, or fewer Endurance common shares and more cash, respectively, than a tendering Aspen shareholder who makes a Cash/Stock Election.

No Recommendation Regarding Elections. Endurance is not making any recommendation as to which election an Aspen shareholder should make. If you are a tendering Aspen shareholder, you must make your own decision with respect to these elections and may wish to seek the advice of your own attorneys, accountants, tax advisors or financial advisors.

Information About the Exchange Offer Consideration Elections. The mix of consideration payable to tendering Aspen shareholders who make a Cash Election or a Stock Election will not be known until the results of the elections made by the tendering Aspen shareholders are tallied, which will not occur until after the expiration time.

Consequences of Tendering with No Election. Tendering Aspen shareholders that do not make a valid election will be deemed to have made a Cash/Stock Election.

Procedure for Tendering

In order for a holder of Aspen common shares to tender Aspen common shares pursuant to the exchange offer, the exchange agent must receive, prior to the expiration time of the exchange offer, the letter of election and transmittal (or a manually signed facsimile thereof), properly completed and duly executed, together with the required signature guarantees or, in the case of a book-entry transfer, an Agent’s Message, and any other documents required by such letter of election and transmittal, at one of its addresses set forth on the back cover of this prospectus/offer to exchange and either (1) the certificates evidencing tendered Aspen common shares must be received by the exchange agent at such address or such Aspen common shares must be tendered pursuant to the procedure for book-entry transfer described below and a book-entry confirmation must be received by the exchange agent (including an Agent’s Message), in each case prior to the expiration time of the exchange offer, or (2) the tendering Aspen shareholder must comply with the guaranteed delivery procedures described below.

The method of delivery of share certificates and all other required documents, including delivery through the Book-Entry Transfer Facility, is at the option and risk of the tendering Aspen shareholder, and the delivery will be deemed made only when actually received by the exchange agent. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

Book-Entry Transfer. The exchange agent will establish accounts with respect to the Aspen common shares at the Book-Entry Transfer Facility for purposes of the exchange offer within two business days after the date of this prospectus/offer to exchange. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make a book-entry delivery of Aspen common shares by causing the Book-Entry Transfer Facility to transfer such Aspen common shares into the exchange agent’s account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility’s procedures for such transfer. However, although delivery of Aspen common shares may be effected through book-entry transfer at the Book-Entry Transfer Facility, an Agent’s Message and any other required documents must, in any case, be received by the exchange agent at one of its addresses set forth on the back cover of this prospectus/offer to exchange prior to the expiration time of the exchange offer, or the tendering Aspen shareholder must comply with the guaranteed delivery procedures described below. Delivery of documents to the Book-Entry Transfer Facility does not constitute delivery to the exchange agent.

Signature Guarantees. A signature guarantee is required on a letter of election and transmittal if (1) the letter of election and transmittal is signed by the registered holder(s) (which term, for purposes of the letter of election and transmittal, includes any participant in the book-entry transfer facility whose name appears on a security position listing as the owner of the shares) of Aspen common shares; (2) the letter of election and transmittal is signed by the registered holder(s) (which term, for purposes of the letter of election and transmittal, includes any participant in the book-entry transfer facility whose name appears on a security position listing as the owner of the shares) of Aspen common shares and such holder(s) have not completed either the box titled “Special Issuance Instructions” or the box titled “Special Delivery Instructions” on the letter of election and transmittal or (3) Aspen common shares are tendered for the account of a financial institution that is a member of the Securities Transfer Agents Medallion Signature Program or by any other “Eligible Guarantor Institution,” as such term is defined in Rule 17Ad-15 under the Exchange Act (each of the foregoing being referred to as an “Eligible Institution”). In all cases, all signatures on the letter of election and transmittal must be guaranteed by an Eligible Institution. If a certificate evidencing Aspen common shares is registered in the name of a person other than the signer of a letter of election and transmittal, or if the exchange offer consideration is to be delivered, or a share certificate not accepted for exchange or not tendered is to be returned, to a person other than the registered holder(s), then such certificate must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear on the share certificate, with the signature(s) on such certificate or stock powers guaranteed by an Eligible Institution. See Instructions 1 and 5 of the letter of election and transmittal.

Guaranteed Delivery. If an Aspen shareholder desires to tender Aspen common shares pursuant to the exchange offer and such Aspen shareholder’s certificate(s) evidencing such Aspen common shares are not immediately available, such Aspen shareholder cannot deliver such certificates and all other required documents to the exchange agent prior to the expiration time of the exchange offer, or such Aspen shareholder cannot complete the procedure for delivery by book-entry transfer on a timely basis, such Aspen common shares may nevertheless be tendered, provided that all the following conditions are satisfied:

(1) such tender is made by or through an Eligible Institution;

(2) a properly completed and duly executed notice of guaranteed delivery, substantially in the form made available by Endurance, is received prior to the expiration time of the exchange offer by the exchange agent as provided below; and

(3) the share certificates (or a book-entry confirmation) evidencing all tendered Aspen common shares, in proper form for transfer, in each case together with the letter of election and transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with the required signature guarantees or, in the case of a book-entry transfer, an Agent’s Message, and any other documents required by the letter of election and transmittal are received by the exchange agent within three NYSE trading days after the date of execution of such notice of guaranteed delivery.

The notice of guaranteed delivery may be delivered by hand or mail or by facsimile transmission to the exchange agent and must include a guarantee by an Eligible Institution in the form set forth in such notice of guaranteed delivery.

In all cases, exchanges of Aspen common shares tendered and accepted for exchange pursuant to the exchange offer will be made only after timely receipt by the exchange agent of the certificates evidencing such Aspen common shares, or a book-entry confirmation of the delivery of such Aspen common shares, and the letter of election and transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with the required signature guarantees or, in the case of a book-entry transfer, an Agent’s Message, and any other documents required by the letter of election and transmittal.

Determination of Validity. Endurance’s interpretation of the terms and conditions of the exchange offer (including the letter of election and transmittal and the instructions thereto) will be final and binding to the fullest extent permitted by law. All questions as to the form of documents and the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tender of Aspen common share will be determined by Endurance, in its discretion, which determination shall be final and binding to the fullest extent permitted by law. Endurance reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance of or exchange for which may, in the opinion of its counsel, be unlawful. Endurance also reserves the absolute right to waive any condition of the exchange offer to the extent permitted by applicable law or any defect or irregularity in the tender of any Aspen common shares of any particular Aspen shareholder, whether or not similar defects or irregularities are waived in the case of other Aspen shareholders. No tender of Aspen common shares will be deemed to have been validly made until all defects and irregularities have been cured or waived. None of Endurance or any of its affiliates or assigns, the exchange agent, the information agent or any other person will be under any duty to give any notification of any defect or irregularity in tenders or to waive any such defect or irregularity or incur any liability for failure to give any such notification or waiver.

A tender of Aspen common shares pursuant to any of the procedures described above will constitute the tendering Aspen shareholder’s acceptance of the terms and conditions of the exchange offer, as well as the tendering Aspen shareholder’s representation and warranty to Endurance that (1) such Aspen shareholder owns the tendered Aspen common shares (and any and all other Aspen common shares or other securities issued or issuable in respect of such Aspen common shares), (2) such Aspen shareholder has the full power and authority to tender, sell, assign and transfer the tendered Aspen common shares (and any and all other Aspen common shares or other securities issued or issuable in respect of such Aspen common shares) and (3) when the same are accepted for exchange, Endurance will acquire good, marketable and unencumbered title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claims.

The acceptance for exchange by Endurance of Aspen common shares pursuant to any of the procedures described above will constitute a binding agreement between the tendering Aspen shareholder and Endurance upon the terms and subject to the conditions of the exchange offer, including with respect to the release and discharge from certain claims as described in the letter of election and transmittal.

Appointment as Proxy; Other Agreements. By executing the letter of election and transmittal, or through delivery of an Agent’s Message, as set forth above, a tendering Aspen shareholder irrevocably appoints designees of Endurance as such Aspen shareholder’s agents, attorneys-in-fact and proxies, each with full power of substitution, in the manner set forth in such letter of election and transmittal, to the full extent of such Aspen shareholder’s rights with respect to the Aspen common shares tendered by such Aspen shareholder and accepted for exchange by Endurance (and with respect to any and all other Aspen common shares or other securities issued or issuable in respect of such Aspen common shares on or after the date of this prospectus/offer to exchange). All such powers of attorney and proxies shall be considered irrevocable and coupled with an interest in the tendered Aspen common shares (and such other Aspen common shares and securities). Such appointment will be effective when, and only to the extent that, Endurance accepts such Aspen common shares for exchange. Upon appointment, all prior powers of attorney and proxies given by such Aspen shareholder with respect to such Aspen common shares (and such other Aspen common shares and securities) will be revoked, without further action, and no subsequent powers of attorney or proxies may be given nor any subsequent written consent executed by such Aspen shareholder (and, if given or executed, will not be deemed to be effective) with respect thereto. The designees of Endurance will, with respect to the Aspen common shares (and such other Aspen common shares and securities) for which the appointment is effective, be empowered to exercise all voting, consent and other rights of such Aspen shareholder as they in their discretion may deem proper at any annual or special meeting of Aspen shareholders or any adjournment or postponement thereof, by written consent in lieu of any such meeting or otherwise. Endurance reserves the right to require that, in order for Aspen common shares to be deemed validly tendered, immediately upon Endurance’s acceptance of Aspen common shares for exchange, Endurance must be able to exercise full voting, consent and other rights with respect to such Aspen common shares (and such other Aspen common shares and securities).

The foregoing proxies are effective only upon acceptance for exchange of Aspen common shares tendered pursuant to the exchange offer. The exchange offer does not constitute a solicitation of proxies (absent an exchange of Aspen common shares) for any meeting of Aspen shareholders, which will be made only pursuant to separate soliciting materials complying with the requirements of the rules and regulations of the SEC. In connection with Endurance’s solicitation of written requisitions to convene a special general meeting of the Aspen shareholders and of shareholder authorizations to support the proposal of a scheme of arrangement by Endurance, Endurance filed a definitive solicitation statement and accompanying authorization and consent card on June 18, 2014. See the section of this prospectus/offer to exchange titled “Solicitation of Aspen Shareholders.”

Backup Withholding. Under the “backup withholding” provisions of U.S. federal income tax law, the exchange agent may be required to withhold (currently at a rate of 28%) on any cash payments pursuant to the exchange offer or the second-step merger. In order to prevent backup withholding with respect to payments to certain Aspen shareholders for Aspen common shares sold pursuant to the exchange offer or exchanged pursuant to the second-step merger, each such Aspen shareholder must timely provide the exchange agent with such Aspen shareholder’s correct taxpayer identification number, which we refer to as “TIN,” and certify that such shareholder is not subject to backup withholding by completing the Form W-9 in the letter of election and transmittal, or otherwise establish an exemption. Certain Aspen shareholders (including, among others, all corporations and certain non-U.S. individuals and entities) are not subject to backup withholding. If an Aspen shareholder does not provide timely its correct TIN or fails to provide the certifications described above, the Internal Revenue Service may impose a penalty on the shareholder and payment of cash to the Aspen shareholder pursuant to the exchange offer or the second-step merger may be subject to backup withholding. All Aspen shareholders surrendering Aspen common shares pursuant to the exchange offer or the second-step merger that are U.S. persons for U.S. federal income tax purposes should complete and sign the Form W-9 included in the letter of election and transmittal to provide the information necessary to avoid backup withholding. Non-U.S. Aspen shareholders should complete and sign an applicable Form W-8 (a copy of which may be obtained from the exchange agent) in order to avoid backup withholding.

Withdrawal Rights

Tenders of Aspen common shares made pursuant to the exchange offer are irrevocable except that such Aspen common shares may be withdrawn at any time prior to the expiration time of the exchange offer and, if Endurance has not accepted your Aspen common shares for exchange by the expiration time of the exchange offer, at any time following 60 days from commencement of the exchange offer. If Endurance elects to extend the exchange offer, is delayed in its acceptance for exchange of Aspen common shares or is unable to accept Aspen common shares for exchange pursuant to the exchange offer for any reason, then, without prejudice to Endurance’s rights under the exchange offer, the exchange agent may, on behalf of Endurance, retain tendered Aspen common shares, and such Aspen common shares may not be withdrawn except to the extent that tendering Aspen shareholders are entitled to withdrawal rights as described in this section. Any such delay will be by an extension of the exchange offer to the extent required by applicable law. Please see the section of this prospectus/offer to exchange titled “The Exchange Offer—Extension, Termination and Amendment.”

For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be received by the exchange agent at one of its addresses set forth on the back cover page of this prospectus/offer to exchange. Any such notice of withdrawal must specify the name of the person who tendered the Aspen common shares to be withdrawn, the number of Aspen common shares to be withdrawn and the name of the registered holder of such Aspen common shares, if different from that of the person who tendered such Aspen common shares. If certificates evidencing Aspen common shares to be withdrawn have been delivered or otherwise identified to the exchange agent, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the exchange agent and, unless such Aspen common shares have been tendered by or for the account of an Eligible Institution, the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution. If Aspen common shares have been tendered pursuant to the procedure for book-entry transfer as set forth in the section of this prospectus/offer to exchange titled “The Exchange Offer—Procedure for Tendering,” any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Aspen common shares.

Withdrawals of Aspen common shares may not be rescinded. Any Aspen common shares properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the exchange offer. However, withdrawn Aspen common shares may be re-tendered at any time prior to the expiration time of the exchange offer by following one of the procedures described in the section of this prospectus/offer to exchange titled “The Exchange Offer—Procedure for Tendering.”

All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Endurance, in its discretion, whose determination will be final and binding to the fullest extent permitted by law. None of Endurance or any of its affiliates or assigns, the exchange agent, the information agent or any other person will be under any duty to give any notification of any defect or irregularity in any notice of withdrawal or incur any liability for failure to give any such notification.

Announcement of Results of the Exchange Offer

Endurance will announce the final results of the exchange offer, including whether all of the conditions to the exchange offer have been fulfilled or waived and whether Endurance will accept the tendered Aspen common shares for exchange, after the expiration time of the exchange offer. The announcement will be made by a press release.

Ownership of Endurance After the Exchange Offer

Endurance estimates that if all Aspen common shares are exchanged pursuant to the exchange offer and the second-step merger, former Aspen shareholders would own approximately (i) 45% of the issued and outstanding common shares of the combined company on a fully-diluted basis, assuming that the Bridge Facility (as defined below) is fully funded or is not otherwise replaced in whole or in part with the permanent financing described in the section of this prospectus/offer to exchange titled “The Exchange Offer—Source and Amount of Funds” at or prior to the closing of the exchange offer and second-step merger and (ii) 40% of the issued and outstanding common shares of the combined company on a fully-diluted basis, assuming replacement of the Bridge Facility with such permanent financing at or prior to the closing of the exchange offer and second-step merger as currently contemplated by Endurance, assuming that:

•	Endurance exchanges, pursuant to the exchange offer and/or the second-step merger, all of the outstanding Aspen common shares, the number of which is assumed to be 65,456,280, the total number of Aspen common shares reported as of June 1, 2014, except for the 619,105 Aspen common shares owned by Endurance on the date of this prospectus/offer to exchange;

•	Endurance exchanges, pursuant to the exchange offer and/or the second-step merger, the Aspen common shares issuable upon the exercise, settlement or vesting of outstanding stock options and other awards granted under Aspen’s equity compensation plans, of which there were reported to be 1,596,852 as of June 1, 2014;

•	44,758,471 Endurance common shares were outstanding on a fully-diluted basis, including 43,455,995 Endurance common shares, and 1,302,476 Endurance common shares underlying outstanding unexercised options and restricted shares, respectively, as of June 17, 2014;

•	Mr. Charman purchases 467,202 newly issued Endurance common shares pursuant to the commitment described in the section of this prospectus/offer to exchange titled “The Exchange Offer—Source and Amount of Funds—Mr. Charman Purchase Commitment”; and

•	10,168,780 Endurance common shares are issued in connection with such permanent financing.

The foregoing amounts do not assume the exercise of the Equity Investment Option described in the section of this prospectus/offer to exchange titled “The Exchange Offer—Source and Amount of Funds.” Based on the assumptions above and assuming the exercise of the Equity Investment Option to purchase 4,997,002 newly issued Endurance common shares, Endurance estimates that if all Aspen common shares are exchanged pursuant to the exchange offer and the second-step merger, former Aspen shareholders would own approximately (i) 42% of the issued and outstanding common shares of the combined company on a fully-diluted basis, assuming that the Bridge Facility is fully funded or is not otherwise replaced in whole or in part with such permanent financing at or prior to the closing of the exchange offer and second-step merger and (ii) 38% of the issued and outstanding common shares of the combined company on a fully-diluted basis, assuming replacement of the Bridge Facility with such permanent financing at or prior to the closing of the exchange offer and second-step merger as currently contemplated by Endurance.

Material U.S. Federal Income Tax Consequences

The following is a summary of the anticipated material U.S. federal income tax consequences to U.S. holders (as defined below) of Aspen common shares of (i) the exchange offer and the second-step merger and (ii) holding and disposing of the Endurance common shares received pursuant to the exchange offer and the second-step merger. This summary is based on provisions of the Code, Treasury regulations promulgated thereunder, administrative rulings and judicial decisions, each as in effect as of the date of this prospectus/offer to exchange, all of which are subject to change at any time, possibly with retroactive effect. Any such change could alter the tax consequences described herein. No opinion from U.S. legal counsel or ruling from the IRS has been requested, or is expected to be obtained, regarding the U.S. federal income tax consequences of the exchange offer and the second-step merger described herein. This discussion is not binding on the IRS or any court, and there can be no assurance that the IRS will not take a contrary position or that any contrary position taken by the IRS will not be sustained by a court. This discussion is based upon certain representations made by Endurance and assumptions with respect to Aspen and the treatment of Aspen shareholders could depend on the validity of such representations and assumptions. This summary assumes that a U.S. holder holds an Endurance or Aspen common share as a capital asset within the meaning of Section 1221 of the Code (generally, as property held for investment).

For purposes of this summary, the term “U.S. holder” means a beneficial owner (other than a partnership) of Endurance or Aspen common shares that is, for U.S. federal income tax purposes:

•	a citizen or individual resident of the United States;

•	a corporation, or an entity treated as a corporation for U.S. federal income tax purposes, that is created or organized under the laws of the United States or any of its political subdivisions;

•	a trust that (1) is subject to the primary supervision of a court within the United States and the authority of one or more U.S. persons, within the meaning of Section 7701(a)(30) of the Code, to control all substantial decisions or (2) has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person; or

•	an estate that is subject to U.S. federal income tax on its income regardless of its source.

If a partnership or an entity treated as a partnership for U.S. federal income tax purposes holds Endurance or Aspen common shares, the U.S. federal income tax treatment of such partnership and each partner will generally depend on the status and the activities of the partnership and the partner. Partnerships that hold Endurance or Aspen common shares, and partners in such partnerships, should consult their tax advisors regarding the U.S. federal, state, local and non-U.S. tax consequences applicable to them with respect to the exchange offer and the second-step merger and the disposition of Endurance common shares received pursuant to the exchange offer and the second-step merger.

This summary does not address all of the U.S. federal income tax consequences that may be applicable to a particular holder of Aspen or Endurance common shares. In addition, this summary does not address the U.S. federal income tax consequences that may be relevant to particular holders in light of their individual circumstances or to holders that are subject to special rules, including:

•	brokers or dealers in securities or currencies;

•	banks and other financial institutions;

•	individual retirement accounts and other tax-deferred accounts;

•	regulated investment companies, real estate investment trusts, partnerships (or any entity treated as a partnership for U.S. federal income tax purposes) and other pass-through entities;

•	insurance companies;

•	tax-exempt entities;

•	traders in securities that elect to use a mark to market method of accounting;

•	holders whose functional currency is not the U.S. dollar;

•	holders who hold Endurance or Aspen common shares as part of a hedge, appreciated financial position, straddle, conversion transaction or other risk reduction strategy;

•	holders who acquired Aspen common shares pursuant to the exercise of an employee stock option or right or otherwise as compensation;

•	holders who are subject to the alternative minimum tax provisions of the Code;

•	except as provided herein, holders who own or have owned, directly, indirectly, or constructively, 5% or more of Aspen common shares or will own 5% or more of Endurance common shares pursuant to the exchange offer and the second-step merger;

•	holders of Aspen common shares who validly exercise their rights under Bermuda law to seek the determination of the fair market value of their Aspen shares in the Supreme Court of Bermuda; and

•	holders of Aspen common shares who dispose of their Aspen common shares for cash as part of a transaction that is integrated with the exchange offer and the second-step merger.

This summary does not address the tax consequences of the exchange offer and the second-step merger under state, local or non-U.S. tax laws, or federal tax laws other than those pertaining to income tax.

This summary is provided for general information purposes only and is not intended to be, and should not be construed as, legal or tax advice to any holder of Aspen common shares. Aspen shareholders should consult their own tax advisors to determine the particular tax consequences to them of the exchange offer and the second-step merger (including the application and effect of any state, local or non-U.S. and other tax laws).

The Exchange Offer and Second-Step Merger

U.S. Federal Income Tax Consequences of the Exchange Offer and Second-Step Merger. The U.S. federal income tax consequences to a U.S. holder with respect to the exchange offer and the second-step merger depend in part on whether the exchange offer and the second-step merger are characterized as a single, integrated transaction or as separate transactions for U.S. federal income tax purposes. Endurance intends that the exchange offer and the second-step merger will be characterized as a single, integrated transaction that qualifies as a reorganization for U.S. federal income tax purposes; however, the acquisition of Aspen may fail to qualify as a reorganization within the meaning of Section 368(a) of the Code, resulting in the recognition of taxable gain or loss in respect of a U.S. holder of Aspen common shares. If the acquisition of Aspen fails to qualify as a reorganization, a U.S. holder of Aspen common shares generally would recognize gain or loss equal to the difference, if any, between (i) the sum of the fair market value of the Endurance common shares received in the exchange offer and the second-step merger and any cash received and (ii) the U.S. holder’s adjusted tax basis in Aspen common shares surrendered in exchange therefor. For purposes of the following summary it is assumed that the exchange offer and the second-step merger will be characterized as a single, integrated transaction that qualifies as a reorganization for U.S. federal income tax purposes. No legal opinion from U.S. legal counsel or ruling from the IRS has been requested with regard to the transactions. Accordingly, there can be no assurance that the IRS will not challenge the conclusions described below or that a court would not sustain such a challenge.

Subject to the discussion below relating to the potential application of Section 1248 of the Code or the passive foreign investment company rules, if, as Endurance intends, the exchange offer and the second-step merger are properly characterized as part of an integrated transaction that qualifies as a reorganization within the meaning of Section 368(a) of the Code, for U.S. federal income tax purposes:

•	A U.S. holder of Aspen common shares that receives solely cash in the exchange offer and second-step merger in exchange for its Aspen common shares will generally recognize capital gain or loss equal to the difference, if any, between the amount of cash received and the adjusted tax basis of the Aspen common shares. Such gain or loss will be long-term capital gain or loss if such U.S. holder’s holding period for the Aspen common shares exchanged is greater than one year on the date of the exchange.

•	A U.S. holder of Aspen common shares that receives solely Endurance common shares (except for any cash in lieu of fractional Endurance common shares) in the exchange offer and second-step merger in exchange for its Aspen common shares will not recognize gain or loss on the exchange (except with respect to the cash received in lieu of fractional Endurance common shares, which will be treated as described below).

•	A U.S. holder of Aspen common shares that receives a combination of Endurance common shares and cash in the exchange offer and second-step merger in exchange for its Aspen common shares will recognize gain equal to the lesser of: (i) the excess, if any, of the sum of the fair market value of the Endurance common shares and the amount of cash received over the adjusted tax basis of the Aspen common shares, or (ii) the amount of cash received (excluding cash received in lieu of fractional Endurance common shares, which will be treated as described below).

•	Such recognized gain will constitute capital gain, unless the receipt of the cash has the effect of a distribution of a dividend as discussed below, in which case such recognized gain will be treated as ordinary dividend income to the extent of the U.S. holder’s ratable share of Endurance’s accumulated earnings and profits.

•	Any capital gain recognized will constitute long-term capital gain if such U.S. holder’s holding period for the Aspen common shares exchanged is greater than one year as of the date of the exchange in which cash is received.

•	A U.S. holder of Aspen common shares that receives solely Endurance common shares or a combination of Endurance common shares and cash in the exchange offer and second-step merger will not recognize a loss on the exchange (except, possibly, in connection with cash received in lieu of fractional Endurance common shares, as discussed below).

•	The aggregate tax basis of the Endurance common shares received by a U.S. holder of Aspen common shares, including for this purpose any fractional Endurance common share for which cash is received, in exchange for Aspen common shares will be the same as the aggregate tax basis of the Aspen common shares surrendered in exchange therefor, decreased by the amount of any cash received (excluding any cash received in lieu of fractional Endurance common shares) and increased by the amount of any gain recognized.

•	The holding period of Endurance common shares received in exchange for Aspen common shares will include the holding period of the Aspen common shares surrendered in exchange therefor.

If U.S. holders of Aspen common shares acquired different blocks of Aspen common shares at different times or at different prices, such holders’ basis and holding period in their Endurance common shares may be determined with reference to each block of Aspen common shares exchanged.

Potential Treatment of Cash as a Dividend. If a U.S. holder receives a combination of Endurance common shares and cash pursuant to the exchange offer and second-step merger, the gain recognized may be treated as a dividend for U.S. federal income tax purposes to the extent of the holder’s ratable share of Aspen’s accumulated “earnings and profits.” In general, the determination of whether such gain recognized will be treated as capital gain or a dividend depends upon whether and to what extent the exchange reduces the holder’s deemed percentage of stock ownership of Endurance. For purposes of this determination, the holder generally will be treated as if it first exchanged all of its Aspen common shares solely for Endurance common shares and then Endurance immediately redeemed a portion of the Endurance common shares in exchange for the cash the holder actually received, which redemption is referred to as the “deemed redemption.” Any gain recognized by a holder pursuant to the deemed redemption will be treated as capital gain if the deemed redemption is (i) “substantially disproportionate” with respect to the holder (and after the deemed redemption the holder actually or constructively owns less than 50% of the voting power of the outstanding Endurance common shares) or (ii) not “essentially equivalent to a dividend.”

The deemed redemption generally will be “substantially disproportionate” with respect to a holder if the percentage of the outstanding Endurance common shares the holder actually and constructively owns immediately after the deemed redemption is less than 80% of the percentage of the outstanding Endurance common shares that the holder is deemed actually and constructively to have owned immediately before the deemed redemption. The deemed redemption will not be considered to be “essentially equivalent to a dividend” if it results in a “meaningful reduction” in the holder’s deemed percentage of stock ownership of Endurance. The IRS has ruled that a minority shareholder in a publicly held corporation whose relative stock interest is minimal and who exercises no control with respect to corporate affairs is considered to have a “meaningful reduction” if the shareholder has even a relatively minor reduction in such shareholder’s percentage of stock ownership under the above analysis. In applying the above tests, the holder may, under the constructive ownership rules, be deemed to own stock that is owned by other persons (e.g. certain family members and entities that such holder owns) or otherwise in addition to the stock the holder actually owns or owned.

As these rules are complex and depend upon a holder’s specific circumstances, you should consult your tax advisor to determine whether any gain you recognize may be treated as a dividend.

Cash In Lieu of Fractional Shares. Cash received in lieu of a fractional share of Endurance common shares will generally be treated as received in redemption of such fractional share interest, and a U.S. holder of Aspen common shares will recognize gain or loss measured by the difference between the amount of cash received and the portion of the basis of the Endurance common shares allocable to such fractional interest. Subject to the discussion below relating to the potential application of Section 1248 of the Code or the passive foreign investment company rules, such gain or loss generally will constitute capital gain or loss and will be long-term capital gain or loss if the U.S. holder’s holding period in the Aspen common shares exchanged was greater than one year as of the date of the exchange.

Failure to Qualify as a Reorganization. If the acquisition of Aspen fails to qualify as a reorganization, or if the second-step merger fails to occur, a U.S. holder of Aspen common shares would generally recognize gain or loss equal to the difference, if any, between (i) the sum of the fair market value of any Endurance common shares received in the exchange offer and/or the second-step merger and any cash received, including cash received in lieu of a fractional share and (ii) such U.S. holder’s adjusted tax basis in the Aspen common shares surrendered in exchange therefor. Subject to the passive foreign investment company rules discussed below or subject to the potential application of Section 1248 of the Code, such recognized gain would generally constitute capital gain or loss, and would constitute long-term capital gain or loss if the U.S. holder’s holding period for the Aspen common shares exchanged is greater than one year as of the date of the exchange.

Passive Foreign Investment Company Status of Aspen. A U.S. holder of Aspen common shares may be subject to adverse U.S. federal income tax rules in respect of a disposition of Aspen common shares, including a non-

taxable disposition pursuant to the exchange offer and second-step merger, if Aspen were classified as a “passive foreign investment company,” which we refer to as a “PFIC”, for any taxable year during which such U.S. holder has held Aspen common shares and does not have a valid pedigreed qualified electing fund election in effect. Based on its public filings, Aspen has indicated that it does not believe that it is a PFIC. However, the determination of PFIC status is fundamentally factual in nature, depends on the application of complex U.S. federal income tax rules that are subject to differing interpretations, and generally cannot be determined until the close of the taxable year in question. Further, neither Endurance nor Endurance’s counsel has made any determination regarding the PFIC status of Aspen for any taxable year. Accordingly, there can be no assurance that Aspen has not been a PFIC for its current taxable year or any other taxable year during which a U.S. holder holds Aspen common shares. U.S. holders should consult their own tax advisors regarding the classification of Aspen as a PFIC, the effect of the PFIC rules to such holder, and the availability and effect of any election that may be available under the PFIC rules.

If Aspen were treated as a PFIC as of the date of the acquisition of Aspen but Endurance were not treated as a PFIC for the current taxable year, the disposition of Aspen common shares in the exchange offer and the second-step merger may constitute a fully taxable transaction to U.S. holders of Aspen common shares for U.S. federal income tax purposes. As discussed in greater detail below, Endurance does not believe that it will be treated as a PFIC for the current taxable year and does not expect to become a PFIC in the foreseeable future. U.S. holders should consult their own tax advisors regarding the U.S. federal income tax consequences of the exchange offer and the second-step merger if Aspen were treated as a PFIC with respect to such U.S. holder.

Backup Withholding and Information Reporting. Cash payments received by a non-corporate U.S. holder of Aspen common shares may, under certain circumstances, be subject to information reporting and backup withholding, unless the holder provides proof of an applicable exemption or furnishes its taxpayer identification number and otherwise complies with all applicable requirements of the backup withholding rules.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowable as a refund or a credit against the U.S. federal income tax liability of a U.S. holder of Aspen common shares, provided the required information is timely furnished to the IRS.

Holders of Aspen common shares are urged to consult their tax advisors concerning the United States federal, state, local and non-U.S. tax consequences of the exchange offer and the second-step merger to them.

Owning and Disposing of Endurance Common Shares

Distributions. Distributions with respect to Endurance common shares received in the exchange offer and the second-step merger will be treated as ordinary dividend income to the extent of Endurance’s current or accumulated earnings and profits as determined for U.S. federal income tax purposes, subject to the discussion below relating to the potential application of the “controlled foreign corporation”, which we refer to as “CFC”, “related person insurance income”, which we refer to as “RPII”, and PFIC rules. These dividends generally will constitute “qualified dividend income” as defined in Section 1(h)(11)(B) of the Code and, thus, certain shareholders (such as individuals) should be entitled to the maximum preferential federal income tax rate applicable to “qualified dividends”, provided that certain holding period requirements are satisfied and certain other conditions are met, and provided further that Endurance is not considered a PFIC. If Endurance is considered a PFIC under the rules discussed below, distributions treated as dividends will be taxable at the higher ordinary income tax rates. Except as discussed below with respect to backup withholding, distributions paid with respect to Endurance common shares received in the exchange offer and the second-step merger will not be subject to U.S. withholding tax.

Dividends with respect to Endurance common shares will not be eligible for the dividends-received deduction generally allowed to U.S. corporations under the Code. The amount of any distribution that exceeds Endurance’s current and accumulated earnings and profits first will be treated as a tax free return of capital; reducing a holder’s tax basis in the Endurance common shares with regard to which the distribution was made and any amount in excess of such tax basis will be treated as gain from the sale or exchange of such holder’s

Endurance common shares. U.S. holders should consult their own tax advisors regarding the amount of distributions from Endurance after the exchange offer and the second-step merger that are treated as dividends for U.S. federal income tax purposes.

Classification of Endurance as a CFC. Each “10% U.S. Shareholder” of a foreign corporation that is a CFC for an uninterrupted period of 30 days or more during a taxable year, and who owns shares in the CFC directly or indirectly through foreign entities, in such corporation on the last day, in such year, in which such corporation is a CFC must include in its gross income for U.S. federal income tax purposes its pro rata share of the CFC’s “subpart F income,” even if the subpart F income is not distributed. A foreign corporation is considered a CFC if “10% U.S. Shareholders” own (directly, indirectly through foreign entities or constructively pursuant to the application of certain constructive ownership rules) more than 50% of the total combined voting power of all classes of voting stock of such foreign corporation, or the total value of all stock of such corporation.

For purposes of taking into account insurance income, a CFC also includes a foreign corporation in which more than 25% of the total combined voting power of all classes of stock (or more than 25% of the total value of the stock) is owned (directly, indirectly through foreign entities or constructively pursuant to the application of certain constructive ownership rules) by 10% U.S. Shareholders, on any day during the taxable year of such corporation, if the gross amount of premiums or other consideration for the reinsurance or the issuing of insurance contracts exceeds 75% of the gross amount of all premiums or other consideration in respect of all risks.

A 10% U.S. Shareholder is a U.S. person who owns at least 10% of the total combined voting power of all classes of stock entitled to vote of the foreign corporation. Due to the anticipated dispersion of Endurance’s share ownership among many holders, its bye-law provisions that impose limitations on the concentration of voting power of any shares that are entitled to vote and that authorize the board of directors of Endurance to repurchase such shares under certain circumstances, and other factors, no U.S. person that owns shares in Endurance directly or indirectly through foreign entities should be subject to treatment as a 10% U.S. Shareholder of a CFC. There can be no assurance, however, that the IRS will not challenge the effectiveness of these bye-law provisions for purposes of preventing 10% U.S. Shareholder status and that a court will not sustain such challenge. Accordingly, U.S. holders who might, directly, indirectly, or constructively acquire 10% or more of the Endurance common shares or shares of any of its subsidiaries should consult their own tax advisors regarding the possible application of the CFC rules.

RPII Companies. The CFC rules also apply to certain insurance companies that earn “related person insurance income”, which we refer to as “RPII.” If the RPII rules were to apply to Endurance U.K. or Endurance Bermuda, a U.S. Person who owns Endurance common shares, directly or indirectly through foreign entities on the last day of the company’s taxable year would be required to include in its gross income for U.S. federal income tax purposes its pro rata share of Endurance U.K.’s or Endurance Bermuda’s RPII for the entire taxable year, regardless of whether such RPII is distributed. For purposes of the RPII rules, Endurance U.K. or Endurance Bermuda will be treated as a CFC if “RPII Shareholders” collectively own directly, indirectly through foreign entities or by application of the constructive ownership rules 25% or more of the stock of Endurance U.K. or Endurance Bermuda by vote or value. RPII is defined as any “insurance income” attributable to policies of insurance or reinsurance with respect to which the person (directly or indirectly) insured is a “RPII Shareholder” of the foreign corporation or a “related person” to such RPII Shareholder. In general, and subject to certain limitations, “insurance income” is income (including premium and investment income) attributable to the issuing of any insurance or reinsurance contract which would be taxed under the portions of the Code relating to insurance companies if the income were the income of a domestic insurance company.

A “RPII Shareholder” is any U.S. person who owns, directly or indirectly through foreign entities, any amount (rather than stock possessing 10% or more of the total combined voting power) of Endurance U.K.’s or Endurance Bermuda’s stock, and “related person” means someone who controls or is controlled by the RPII Shareholder or someone who is controlled by the same person or persons which control the RPII Shareholder. “Control” is measured by either more than 50% in value or more than 50% in voting power of stock, applying constructive ownership principles. A corporation’s pension plan is ordinarily not a “related person” with respect to the corporation unless the pension plan owns, directly or indirectly through the application of constructive ownership rules, more than 50%, measured by vote or value, of the stock of the corporation.

RPII Exceptions. The special RPII rules do not apply if (i) direct or indirect insureds and persons related to such insureds, whether or not U.S. persons, own, directly or indirectly, less than 20% of the voting power and less than 20% of the value of the stock of Endurance U.K. or Endurance Bermuda, as applicable, which we refer to as the “20% Ownership Exception”, (ii) RPII, determined on a gross basis, is less than 20% of Endurance U.K.’s or Endurance Bermuda’s gross insurance income for the taxable year, as applicable, which we refer to as the “20% Gross Income Exception”, (iii) Endurance U.K. or Endurance Bermuda elects to be taxed on its RPII as if the RPII were effectively connected with the conduct of a U.S. trade or business and to waive all treaty benefits with respect to RPII and meets certain other requirements or (iv) Endurance U.K. or Endurance Bermuda elects to be treated as a U.S. corporation. Endurance Bermuda and Endurance U.K. intend to operate in a manner that is intended to ensure that each qualifies for the 20% Gross Income Exception. It is possible that neither Endurance Bermuda nor Endurance U.K. will be successful in qualifying under this exception.

If none of these exceptions applies, each U.S. person who directly or indirectly through foreign entities owns Endurance common shares (and therefore, indirectly owns shares in Endurance U.K. and Endurance Bermuda) on the last day of Endurance’s taxable year, will be required to include in its gross income for U.S. federal income tax purposes its share of RPII of Endurance U.K. and/or Endurance Bermuda, as applicable, for the entire taxable year. This inclusion will be determined as if such RPII were distributed proportionately only to such U.S. persons holding Endurance common shares at that date. The inclusion will be limited to the current-year earnings and profits of Endurance U.K. or Endurance Bermuda, as applicable, reduced by the shareholder’s pro rata share, if any, of certain prior year deficits in earnings and profits.

Basis Adjustments. A RPII Shareholder’s tax basis in its Endurance common shares will be increased by the amount of any RPII or other subpart F income that the shareholder includes in income. Any distributions made by Endurance out of previously taxed RPII or other subpart F income will be exempt from further tax in the hands of the RPII Shareholder. The RPII Shareholder’s tax basis in its Endurance common shares will be reduced by the amount of any distributions that are excluded from income under this rule.

Uncertainty as to Application of RPII. Regulations interpreting the RPII provisions of the Code exist only in proposed form. It is not certain whether these regulations will be adopted in their proposed form or what changes might ultimately be made or whether any such changes, as well as any interpretation or application of the RPII rules by the IRS, the courts or otherwise, might have retroactive effect. Accordingly, the meaning of the RPII provisions and their application to Endurance U.K. and Endurance Bermuda is uncertain. These provisions include the grant of authority to the U.S. Treasury to prescribe “such regulations as may be necessary to carry out the purposes of this subsection, including regulations preventing the avoidance of this subsection through cross insurance arrangements or otherwise.” In addition, there can be no assurance that the IRS will not challenge any determinations by Endurance as to the amount, if any, of RPII that should be includible in income or that the amounts of the RPII inclusions will not be subject to adjustment based upon subsequent IRS examination. Holders of Endurance common shares should consult their own tax advisors regarding the effects of these uncertainties.

Information Reporting. Under certain circumstances, U.S. persons owning stock in a foreign corporation are required to file IRS Form 5471 with their U.S. federal income tax returns. Generally, information reporting on IRS Form 5471 is required with respect to (i) a person who is treated as a RPII Shareholder, (ii) a 10% U.S. Shareholder of a foreign corporation that is a CFC for an uninterrupted period of 30 days or more during any tax year of the foreign corporation, and who owned the stock on the last of that year and (iii) under certain circumstances, a U.S. person who acquires stock in a foreign corporation, and as a result thereof owns 10% or more of the voting power or value of such foreign corporation, whether or not such foreign corporation is a CFC. For any taxable year in which Endurance determines that gross RPII constitutes 20% or more of Endurance U.K.’s or Endurance Bermuda’s gross insurance income and the 20% Ownership Exception does not apply, Endurance intends to mail to all U.S. holders of Endurance common shares IRS Form 5471, completed with information from Endurance, for attachment to the U.S. federal income tax returns of such U.S. holders. A tax-

exempt organization that is treated as a 10% U.S. Shareholder or a RPII Shareholder also must file IRS Form 5471 in the circumstances described above. Failure to file IRS Form 5471 may result in penalties.

Tax-Exempt Shareholders. Tax-exempt entities will be required to treat certain subpart F insurance income, including RPII that is includible in income by the tax-exempt entity as unrelated business taxable income.

Dispositions of Endurance Common Shares. Subject to the potential application of Code Section 1248 or the “PFIC” rules, any gain or loss realized by a U.S. holder on the sale or other disposition of Endurance common shares will be subject to U.S. federal income taxation as capital gain or loss in an amount equal to the difference between the amount realized upon such sale or exchange and such person’s tax basis in the shares. If the holding period for these shares exceeds one year at the time of the disposition, any gain will be subject to tax at a current maximum marginal tax rate of 20% for individuals and 35% for corporations. Moreover, gain, if any, generally will be U.S. source gain and generally will constitute “passive income” for foreign tax credit limitation purposes.

Code Section 1248 provides that if a U.S. person sells or exchanges stock in a foreign corporation and such person owned directly, indirectly through certain foreign entities or constructively 10% or more of the voting power of the corporation at any time during the five-year period ending on the date of disposition when the corporation was a CFC, any gain from the sale or exchange of the shares will be treated as ordinary income to the extent of the U.S. holder’s allocable share of the CFC’s earnings and profits (determined under U.S. federal income tax principles) during the period that the shareholder held the shares and while the corporation was a CFC (with certain adjustments). A 10% U.S. Shareholder may in certain circumstances be required to report a disposition of shares of a CFC by attaching IRS Form 5471 to the U.S. federal income tax or information return that it would normally file for the taxable year in which the disposition occurs.

Code Section 1248 also applies to the sale or exchange of shares in a foreign corporation if the foreign corporation would be treated as a CFC for RPII purposes and would be taxed as an insurance company if it were a domestic corporation, regardless of whether the shareholder is a 10% U.S. Shareholder or whether the 20% Gross Income Exception or the 20% Ownership Exception applies. Regulations do not specifically address whether or how Code Section 1248 would apply to dispositions of shares of stock in a foreign corporation that is not a CFC and does not directly engage in the insurance business, but has a subsidiary that is a CFC and that would be taxed as an insurance company if it were a domestic corporation. Endurance believes, however, that the application of Code Section 1248 under the RPII rules should not apply to the disposition of Endurance common shares because Endurance is not directly engaged in the insurance business. There can be no assurance, however, that the IRS will not interpret the regulations in a contrary manner or that the U.S. Treasury Department will not amend the regulations to provide that these rules will apply to dispositions of Endurance common shares. Holders should consult their tax advisors regarding the effects of these rules on a disposition of Endurance common shares.

Passive Foreign Investment Companies. In general, a foreign corporation will be a PFIC during a given year if (i) 75% or more of its gross income constitutes “passive income” or (ii) 50% or more of its assets produce passive income.

For purposes of the PFIC determination, passive income generally includes interest, dividends, annuities and other investment income. The PFIC statutory provisions, however, contain an express exception for income derived in the active conduct of an insurance business by a corporation which is predominantly engaged in an insurance business.

This exception is intended to ensure that income derived by a bona fide insurance company is not treated as passive income, except to the extent such income is attributable to financial reserves in excess of the reasonable needs of the insurance business. Endurance expects for purposes of the PFIC rules that each of Endurance U.K. and Endurance Bermuda will be predominantly engaged in an insurance business and is unlikely to have financial reserves in excess of the reasonable needs of its insurance business. Accordingly, neither expects to be treated as a PFIC for U.S. federal income tax purposes. There can be no assurances, however, that this will be the case. The PFIC statutory provisions contain a look-through rule stating that, for purposes of determining whether a foreign corporation is a PFIC, such foreign corporation shall be treated as if it received directly its proportionate share of the income and as if it held its proportionate share of the assets of any other corporation in which it owns at least 25% by value of the shares. While no explicit guidance is provided by the statutory language, under this look-through rule Endurance should be deemed to own the assets and to have received the income of its insurance subsidiaries directly for purposes of determining whether it qualifies for the insurance exception. Consequently, Endurance does not expect to be treated as a PFIC for U.S. federal income tax purposes. This interpretation of the look-through rule is consistent with the legislative intention generally to exclude bona fide insurance companies from the application of PFIC provision. Nevertheless, there are currently no Treasury regulations regarding the application of the PFIC provisions to an insurance company, and new Treasury regulations or pronouncements interpreting or clarifying these rules may be forthcoming. In addition, the determination of PFIC status is fundamentally factual in nature, depends on the application of complex U.S. federal income tax rules that are subject to differing interpretations, and generally cannot be determined until the close of the taxable year in question. Therefore, there can be no assurance that the IRS will not challenge this position or that a court will not sustain such challenge. Holders of Endurance common shares should consult their tax advisor as to the effects of the PFIC rules.

If Endurance were characterized as a PFIC during a given year, U.S. Persons owning Endurance common shares or preferred shares would be subject to a penalty tax at the time of the sale at a gain of, or receipt of an “excess distribution” with respect to, their shares, unless such shareholders made a “qualified electing fund election” or “mark-to-market” election. It is uncertain that Endurance would be able to provide its shareholders with the information necessary for a U.S. Person to make the elections. In general, a shareholder receives an “excess distribution” if the amount of the distribution is more than 125% of the average distribution with respect to the shares during the three preceding taxable years (or shorter period during which the taxpayer held the shares). In general, the penalty tax is equivalent to an interest charge on taxes that are deemed due during the period the shareholder owned the shares, computed by assuming that the excess distribution or gain (in the case of a sale) with respect to the shares was taxed in equal portions at the highest applicable tax rate on ordinary income throughout the shareholder’s period of ownership. The interest charge is equal to the applicable rate imposed on underpayments of U.S. federal income tax for such period.

Other. Except as discussed below with respect to backup withholding, dividends paid by Endurance will not be subject to U.S. withholding tax.

Information Reporting and Backup Withholding. Information returns may be filed with the IRS in connection with payments of dividends with respect to Endurance common shares and the proceeds from a sale or other disposition of the shares unless the shareholder establishes an exemption from the information reporting rules. A U.S. holder of Endurance common that does not establish such an exemption may be subject to U.S. backup withholding tax on these payments if the holder fails to provide its taxpayer identification number or otherwise comply with the backup withholding rules. The amount of any backup withholding from a payment to a U.S. holder will be allowed as a credit against the U.S. holder’s U.S. federal income tax liability and may entitle such person to a refund, provided that the required information is furnished to the IRS.

THE ABOVE SUMMARY IS NOT INTENDED TO CONSTITUTE A COMPLETE ANALYSIS OF ALL TAX CONSEQUENCES APPLICABLE TO U.S. HOLDERS RELATING TO THE EXCHANGE OFFER AND SECOND-STEP MERGER AND THE OWNERSHIP AND DISPOSITION OF ENDURANCE COMMON SHARES RECEIVED PURSUANT TO THE EXCHANGE OFFER AND SECOND-STEP MERGER. U.S. HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE TAX CONSEQUENCES APPLICABLE TO THEM IN THEIR PARTICULAR CIRCUMSTANCES.

Purpose and Structure of the Exchange Offer

The purpose of the exchange offer is for Endurance to acquire all of the outstanding Aspen common shares in order to combine the businesses of Endurance and Aspen. Endurance intends, promptly following Endurance’s acceptance for exchange, and exchange, of Aspen common shares in the exchange offer, to consummate the second-step merger of Aspen with and into Endurance (subject to certain potential changes in the transaction structure resulting from negotiation or implementation of the merger agreement). In the second-step merger, each remaining issued and outstanding Aspen common share (other than shares owned by Endurance or any Aspen or Endurance wholly-owned subsidiary) will have the opportunity to be converted into the same consideration, also subject to election and proration, as those Aspen common shares that are exchanged in the exchange offer. If the exchange offer is successful, Endurance intends to consummate the second-step merger as promptly as practicable. The exchange offer is being made solely with respect to Aspen common shares, and not with respect to any preference shares of Aspen.

Under the Companies Act and Aspen’s bye-laws, the second-step merger must be approved by Aspen’s board of directors and Aspen’s shareholders. If a vote of Aspen’s shareholders is required under the Companies Act, Aspen shareholders would be provided solicitation materials at the appropriate time. In such event, the second-step merger would require the approval of the Aspen board of directors and the holders of a majority of the voting power of the votes cast with respect to the matter at the meeting. If the merger agreement condition and the minimum tender condition are satisfied, however, Endurance would have sufficient voting power to approve the second-step merger without the affirmative vote of any other Aspen shareholder. The exchange offer is conditioned upon, among other things, the minimum tender of shares that constitute, when added to the Aspen common shares then owned by Endurance or any of its subsidiaries, a majority of the number of Aspen common shares and Aspen preference shares, taken together, on a fully-diluted basis.

The exact timing and details of the second-step merger or any other merger or other business combination involving Aspen will necessarily depend upon a variety of factors, including the number of Aspen common shares Endurance acquires pursuant to the exchange offer. The exchange offer is conditioned upon us entering into a definitive merger agreement with Aspen that is reasonably satisfactory to the parties. Although Endurance currently intends to propose the second-step merger generally on the terms described herein, it is possible that, as a result of substantial delays in its ability to effect such a transaction, actions Aspen may take in response to the exchange offer or the Endurance proposal, information Endurance obtains hereafter, changes in general economic or market conditions or in the business of Aspen or other currently unforeseen factors, such a transaction may not be so proposed, may be delayed or abandoned or may be proposed on different terms. Endurance reserves the right not to propose the second-step merger or any other merger or other business combination with Aspen or to propose such a transaction on terms other than those described above. Also, although it does not currently intend to do so, Endurance may, if requested by Aspen’s board of directors or management in the course of negotiations of the merger agreement, elect to accomplish the second-step merger as a merger of Aspen with a subsidiary of Endurance, which merger would not require Endurance shareholder approval but which Endurance expects would result in taxable treatment for Aspen shareholders on their receipt of Endurance common shares. In the event Endurance and Aspen were to determine to use such a structure for the second-step merger, Endurance would revise this prospectus/offer to exchange, including with respect to the conditions to the exchange offer and the material U.S. federal income tax consequences, as necessary to reflect such determination. Please see the sections of this prospectus/offer to exchange titled “The Exchange Offer—Plans for Aspen” and “The Exchange Offer—Conditions of the Exchange Offer—Other Conditions.”

Subject to applicable law, Endurance reserves the right to amend the exchange offer (including by amending the number of Aspen common shares to be exchanged or the exchange offer consideration to be offered in the second-step acquisition or the structure of the second-step acquisition), including upon entering into a merger agreement with Aspen, or to consummate an acquisition of Aspen not involving an exchange offer, in which event we would terminate the exchange offer and the Aspen common shares would, upon consummation of such acquisition, be converted into the right to receive the consideration negotiated by Endurance and Aspen, or offered pursuant to such alternative acquisition structure.

Statutory Requirements for Second-Step Acquisition

Under the Companies Act, if Endurance acquires 90% or 95% in value of the Aspen common shares (other than Aspen common shares held by Endurance, its subsidiaries or Aspen at the expiration time of the exchange offer), Endurance may be able to seek to acquire the remaining Aspen common shares in accordance with either Section 102 or Section 103 of the Companies Act, as applicable, without a vote of Aspen shareholders or approval of Aspen’s board of directors. Please see the section of this prospectus/offer to exchange titled “The Exchange Offer—Plans for Aspen.”

If Endurance acquires 90% in value of the Aspen common shares. Section 102 of the Companies Act permits a person acquiring shares of a Bermuda company under a “scheme” or “contract” that has been approved by at least 90% in value of the shares subject to the “scheme” or “contract” to seek to acquire the shares of any shareholders dissenting from such “scheme” or “contract.” The exchange offer constitutes a “scheme” or “contract” pursuant to Section 102 of the Companies Act. As a result, if Endurance acquires at least 90% in value of the Aspen common shares subject to the exchange offer (other than Aspen common shares owned by Endurance, its subsidiaries or Aspen at the expiration time of the exchange offer), Endurance will have the right, subject to compliance with the requirements of Section 102 of the Companies Act, to acquire each remaining Aspen common share, subject to the rights of dissenting shareholders as set forth in Section 102, which include the right to petition the Supreme Court of Bermuda for an order as the court sees fit. Any Aspen shareholder whose Aspen common shares are not tendered and accepted for exchange in the exchange offer will potentially have rights as a dissenting shareholder of Aspen under Section 102.

Under Section 102, Endurance would be permitted to give notice to acquire the Aspen common shares of any remaining Aspen shareholder at any time within four months from the making of the exchange offer, so long as it delivers any such notice within two months of accepting for exchange at least 90% in value of the Aspen common shares (other than Aspen common shares owned by Endurance, its subsidiaries or Aspen at the expiration time of the exchange offer).

Upon delivery of a notice by Endurance to remaining shareholders, Endurance will be required to acquire all Aspen common shares subject to such notice on the same terms as in the exchange offer; however, a dissenting Aspen shareholder may petition the Supreme Court of Bermuda within one month of receipt of notice from Endurance for an order as the court sees fit.

In the event that the Supreme Court of Bermuda declines to make an order contrary to the compulsory acquisition procedures under Section 102 and the terms of the Endurance notice, Endurance will be required, within the expiration of one month from the date that the dissenting shareholder’s application has been disposed of by the Supreme Court of Bermuda, to transmit to Aspen (i) a copy of the notice, (ii) an instrument of transfer executed on behalf of each dissenting shareholder by a person appointed by Endurance and (iii) the exchange offer consideration in respect of all Aspen common shares held by each such Aspen shareholder. Following this delivery, Aspen will be required to register Endurance as the holder of the Aspen common shares held by any such Aspen shareholder. Aspen will be required to hold the exchange offer consideration received by Aspen from Endurance in a separate account held in trust for the applicable dissenting shareholders.

If Endurance acquires at least 95% of outstanding Aspen common shares. Section 103 of the Companies Act permits the holder of at least 95% of any class of shares in a Bermuda company to give notice to the remaining shareholders of such class of such holder’s intention to acquire the outstanding shares of the company on the terms set out in the holder’s notice. The acquisition of remaining shares will be on the terms set forth in the holder’s notice unless a remaining shareholder applies to the Supreme Court of Bermuda for an appraisal of its shares. Therefore, if Endurance acquires at least 95% of the outstanding Aspen common shares (other than Aspen common shares owned by Endurance, its subsidiaries or Aspen at the expiration time of the exchange offer), Endurance will have the right, pursuant to Section 103, to acquire each remaining Aspen common share on the same terms as in the exchange offer, subject to the right of remaining Aspen shareholders to demand appraisal from a court.

Pursuant to Section 103, Endurance must give notice to all remaining Aspen shareholders of its intention to acquire their Aspen common shares, and must set out in such notice the terms upon which it intends to acquire such shares. Following delivery of this notice, Endurance will be required to acquire the outstanding Aspen common shares on the terms set forth in its notice to Aspen shareholders unless one or any of the remaining Aspen shareholders applies to the Supreme Court of Bermuda for an appraisal of the value of the Aspen common shares sought to be purchased by Endurance.

If the Supreme Court of Bermuda appraises any outstanding Aspen common shares at a higher price than that set forth in the exchange offer, then Endurance will be required by Section 103 to, within one month of such appraisal determination, either: (i) pay to each remaining shareholder whose shares were acquired by Endurance pursuant to the notice given in accordance with Section 103 the difference in price between the value of the exchange offer consideration paid to such shareholders and the appraisal value as determined by the Supreme Court of Bermuda (in the form of consideration as determined in the court’s discretion) or (ii) cancel the notice given to remaining Aspen shareholders, in which case any remaining Aspen shareholder whose shares were previously acquired by Endurance pursuant to Section 103 will be required to return the exchange offer consideration received by it to Endurance in exchange for the return of such Aspen shareholder’s Aspen common shares. The Supreme Court of Bermuda’s appraisal of shares cannot be appealed.

Following the acquisition of all of the issued and outstanding Aspen common shares pursuant to either Section 102 or Section 103 of the Companies Act, as part of an overall plan, Endurance may complete a short-form merger between Aspen and another wholly-owned subsidiary of Endurance pursuant to Section 107 of the Companies Act.

A short-form merger would require the consent of the board of directors of each of Aspen and the Endurance subsidiary, but would not require shareholder approval or a merger agreement. Following the short-form merger, Aspen and the Endurance subsidiary would continue as one merged company in accordance with the Companies Act.

Appraisal/Dissenters’ Rights

Aspen shareholders do not have appraisal rights in connection with the exchange offer.

Second-Step Merger. If the second-step merger is subsequently consummated, Aspen shareholders who have not tendered their Aspen common shares in the exchange offer will have certain rights under Bermuda law. Under Bermuda law, in the event of a merger or amalgamation of a Bermuda company with another company or corporation, each shareholder of the Bermuda company is entitled to receive fair value for its shares (determined on a stand-alone basis).

Any Aspen shareholder who is not satisfied that it has been offered fair value for its Aspen common shares and whose Aspen common shares are not voted in favor of the second-step merger shall have the right to seek appraisal of the fair value of its Aspen common shares in cash as determined by the Supreme Court of Bermuda, but only if the Aspen shareholder complies with all of the applicable requirements of the Companies Act. This appraisal amount could be more than, the same as, or less than the value of the transaction consideration. Any Aspen shareholder intending to exercise appraisal rights would be required to, among other things, file its application for appraisal of the fair value of its Aspen common shares with the Supreme Court of Bermuda within one month after the date of the giving of notice convening the special general meeting with respect to the second-step merger. Failure to follow exactly the procedures specified under the Companies Act will result in the loss of appraisal rights.

Second-Step Acquisition under Section 102 or 103 of the Companies Act. If the second-step acquisition is subsequently consummated between Endurance and Aspen pursuant to Section 102 or 103 of the Companies Act, Aspen shareholders who have not tendered their Aspen common shares in the exchange offer will have certain rights under Section 102 and Section 103 of the Companies Act to dissent from the second-step acquisition and, in the case of Section 103, to demand appraisal. If Endurance acquires at least 95% of the outstanding Aspen common shares (other than Aspen common shares owned by Endurance, its subsidiaries or Aspen at the expiration time of the exchange offer), and Endurance seeks a compulsory acquisition of outstanding shares pursuant to Section 103 of the Companies Act, the remaining Aspen shareholders may apply to the Supreme Court of Bermuda for an appraisal of their shares. The Supreme Court of Bermuda’s appraisal of the Aspen common shares cannot be appealed. If Endurance acquires 90% in value of the Aspen common shares (other than any Aspen common shares held by Endurance, its subsidiaries or Aspen) and thereafter seeks to effect a compulsory acquisition of Aspen common shares pursuant to Section 102 of the Companies Act, dissenting shareholders may apply to the Supreme Court of Bermuda for an order as the court sees fit.

THE FOREGOING SUMMARY OF THE RIGHTS, IF ANY, OF DISSENTING SHAREHOLDERS DOES NOT PURPORT TO BE A COMPLETE STATEMENT OF THE PROCEDURES TO BE FOLLOWED BY ASPEN SHAREHOLDERS DESIRING TO EXERCISE DISSENTERS’ RIGHTS UNDER BERMUDA LAW IN CONNECTION WITH THE SECOND-STEP MERGER OR THE SECOND-STEP ACQUISITION. FAILURE TO FOLLOW THE STEPS REQUIRED FOR PERFECTING DISSENTERS’ RIGHTS, IF ANY, MAY RESULT IN THE LOSS OF THOSE RIGHTS.

Plans for Aspen

In light of the refusal of the Aspen board of directors to engage with us on the Endurance proposal, on June 9, 2014, Endurance commenced the exchange offer on the terms and conditions set forth in this prospectus/offer to exchange. The purpose of the exchange offer is for Endurance to acquire all of the outstanding Aspen common shares in order to combine the businesses of Endurance and Aspen. Endurance intends, promptly following Endurance’s acceptance for exchange, and exchange, of Aspen common shares in the exchange offer, to consummate the second-step merger (subject to certain potential changes in the transaction structure resulting from negotiation or implementation of the merger agreement). In the second-step merger, each remaining issued and outstanding Aspen common share (other than shares owned by Endurance or any Aspen or Endurance wholly-owned subsidiary) will have the opportunity to be converted into the same consideration, also subject to election and proration, as those Aspen common shares that are exchanged in the exchange offer. If the exchange offer is successful, Endurance intends to consummate the second-step merger as promptly as practicable. Both Aspen board of directors approval and Aspen shareholder approval will be required to effect the second-step merger. However, under the Companies Act, if Endurance acquires 90% in value of the Aspen common shares or 95% in value of the Aspen common shares (other than Aspen common shares owned by Endurance, its subsidiaries or Aspen at the expiration time of the exchange offer), Endurance may be able to seek to acquire the remaining Aspen common shares in accordance with either Section 102 or Section 103 of the Companies Act without a vote of Aspen shareholders or approval of Aspen’s board of directors. Endurance has not made a determination of whether it would pursue a transaction under Section 102 or Section 103 under the exchange offer. In connection with consummation of the exchange offer or the second-step merger, and subject to applicable law, Endurance currently expects to replace Aspen’s existing board of directors, as Aspen will be a subsidiary of Endurance. The offer is conditioned upon entering into a definitive merger agreement with Aspen that is reasonably satisfactory to the parties.

Although it does not currently intend to do so, Endurance may, if requested by Aspen’s board of directors or management in the course of negotiations of the merger agreement, elect to accomplish the second-step merger as a merger of Aspen with a subsidiary of Endurance, which merger would not require Endurance shareholder approval but which Endurance expects would result in taxable treatment for Aspen shareholders on their receipt of Endurance common shares. In the event Endurance and Aspen were to determine to use such a structure for the second-step merger, Endurance would revise this prospectus/offer to exchange, including with respect to the conditions to the exchange offer and the material U.S. federal income tax consequences, as necessary to reflect such determination.

On June 18, 2014, Endurance filed a definitive solicitation statement in connection with the solicitation from Aspen’s shareholders of (i) written requisitions that the Aspen board of directors convene a special general meeting of the Aspen shareholders in connection with the Endurance proposal and, if such meeting is convened, Endurance intends to present to the Aspen common shareholders for their consideration a binding proposal to increase the size of Aspen’s board of directors from 12 directors to 19 directors, and (ii) shareholder authorizations to support the proposal of a scheme of arrangement by Endurance, which will entail the holding of a meeting of Aspen shareholders, if ordered by the Supreme Court of Bermuda, at which the Aspen common shareholders would consider and vote on a scheme of arrangement under Bermuda law pursuant to which Endurance would acquire all of the outstanding Aspen common shares on financial terms no less favorable than those contained in the Endurance proposal; as described in the section of this prospectus/offer to exchange titled “Solicitation of Aspen Shareholders.”

If, and to the extent that Endurance (and/or any of Endurance’s subsidiaries) acquires control of Aspen or otherwise obtains access to the books and records of Aspen, Endurance intends to conduct a review of Aspen’s business, operations, capitalization and management and consider and determine what, if any, changes may be desirable in light of the circumstances which then exist. Such changes, subject to compliance with applicable law, could include, among other things, changes in Aspen’s business, corporate structure, assets, properties, capitalization, management, personnel or dividend policy and changes to Aspen’s memorandum of association and bye-laws.

Endurance is reviewing other available alternatives in order to consummate the acquisition of Aspen common shares, including an unsolicited scheme of arrangement. At this time, Endurance has not made a final determination of whether to pursue any such alternative. With respect to a scheme of arrangement, any such determination will depend, among other things, on the results of Endurance’s solicitation of shareholder authorizations to support the proposal of a scheme of arrangement by Endurance, as described above.

Except as indicated in this prospectus/offer to exchange, neither Endurance nor any of Endurance’s subsidiaries has any current plans or proposals which relate to or would result in (1) any extraordinary transaction, such as a merger, reorganization or liquidation of Aspen or any of its subsidiaries, (2) any purchase, sale or transfer of a material amount of assets of Aspen or any of its subsidiaries, (3) any material change in the indebtedness or capitalization of Aspen or any of its subsidiaries, (4) any change in the current board of directors or management of Aspen or any change to any material term of the employment contract of any executive officer of Aspen, (5) any other material change in Aspen’s corporate structure or business, (6) any class of equity security of Aspen being delisted from a national stock exchange or ceasing to be authorized to be quoted in an automated quotation system operated by a national securities association or (7) any class of equity securities of Aspen becoming eligible for termination of registration under Section 12(g)(4) of the Exchange Act.

Effect of the Exchange Offer on the Market for Aspen Common Shares; NYSE and Bermuda Stock Exchange Listing; Registration Under the Exchange Act; Margin Regulations

Effect of the Exchange Offer on the Market for the Aspen Common Shares

In the event that not all Aspen common shares are tendered in the exchange offer and we accept for exchange those Aspen common shares tendered into the exchange offer, the number of Aspen shareholders and the number of Aspen common shares held by individual holders will be greatly reduced. As a result, Endurance’s acceptance of Aspen common shares for exchange in the exchange offer could adversely affect the liquidity and could also adversely affect the market value of the remaining Aspen common shares held by the public. The extent of the public market for Aspen common shares and the availability of quotations reported in the over-the-counter market depends upon the number of Aspen shareholders holding Aspen common shares, the aggregate market value of the Aspen common shares remaining at such time, the interest of maintaining a market in the Aspen common shares on the part of any securities firms and other factors. According to the Aspen Schedule 14D-9, as of June 1, 2014, there were 65,456,280 Aspen common shares outstanding and, according to the Aspen 10-K, as of February 10, 2014, there were 119 holders of record of Aspen common shares (not including beneficial owners of Aspen common shares registered in nominee or street name).

NYSE and Bermuda Stock Exchange Listing

Aspen common shares are listed on the NYSE and the Bermuda Stock Exchange. Depending upon the number of Aspen common shares exchanged pursuant to the exchange offer and the number of Aspen shareholders remaining thereafter, Aspen common shares may no longer meet the requirements of the NYSE for continued listing and may be delisted from the NYSE. According to the NYSE’s published guidelines, the NYSE would consider delisting Aspen common shares if, among other things, (1) the number of total Aspen shareholders should fall below 400, (2) the number of total Aspen shareholders should fall below 1,200 and the average monthly trading volume for Aspen common shares is less than 100,000 shares for the most recent 12 months or (3) the number of publicly held Aspen common shares (exclusive of holdings of officers and directors of Aspen and their immediate families and other concentrated holdings of 10% or more) should fall below 600,000 shares.

According to the Bermuda Stock Exchange’s published guidelines, the exchange may cancel the listing of Aspen common shares if, among other things, the Bermuda Stock Exchange considers there are insufficient Aspen common shares in the hands of the public, unless the Aspen common shares are solely in the hands of qualified investors who meet the suitability tests set out in the investor suitability declaration of the Bermuda Stock Exchange.

If, as a result of the exchange of Aspen common shares pursuant to the exchange offer or otherwise, Aspen common shares no longer meet the requirements of the NYSE for continued listing or the Bermuda Stock Exchange cancels the Aspen common shares listing and the listing of Aspen common shares is discontinued, the market for Aspen common shares could be adversely affected. If the NYSE and the Bermuda Stock Exchange were to delist Aspen common shares, it is possible that Aspen common shares would continue to trade on another securities exchange or in the over-the-counter market and that price or other quotations would be reported by such exchange or other sources. The extent of the public market therefor and the availability of such quotations would depend, however, upon such factors as the number of Aspen shareholders and/or the aggregate market value of such securities remaining at such time, the interest in maintaining a market in Aspen common shares on the part of securities firms, the possible termination of registration under the Exchange Act as described below, and other factors. Endurance cannot predict whether the reduction in the number of Aspen common shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for or marketability of Aspen common shares or whether it would cause future market prices to be greater or less than the consideration being offered in the exchange offer. If Aspen common shares are not delisted prior to the second-step merger, then Aspen common shares will cease to be listed on the NYSE and on the Bermuda Stock Exchange upon consummation of the second-step merger.

Registration Under the Exchange Act

Aspen common shares are currently registered under the Exchange Act. This registration may be terminated upon application by Aspen to the SEC if Aspen common shares are not listed on a “national securities exchange” and there are fewer than 300 record holders. Termination of registration would substantially reduce the information required to be furnished by Aspen to holders of Aspen common shares and to the SEC and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement in connection with shareholders’ meetings and the requirements of Exchange Act Rule 13e-3 with respect to “going private” transactions, no longer applicable to Aspen. In addition, “affiliates” of Aspen and persons holding “restricted securities” of Aspen may be deprived of the ability to dispose of these securities pursuant to Rule 144 under the Securities Act. If registration of Aspen common shares is not terminated prior to the second-step merger, then the registration of Aspen common shares under the Exchange Act will be terminated upon consummation of the second-step merger.

Margin Regulations

Aspen common shares are currently “margin securities,” as such term is defined under the rules of the Board of Governors of the Federal Reserve System, which we refer to as the “Federal Reserve Board,” which has the effect, among other things, of allowing brokers to extend credit on the collateral of such securities. Depending upon factors similar to those described above regarding listing and market quotations, following the exchange offer it is possible that Aspen common shares would no longer constitute “margin securities” for purposes of the margin regulations of the Federal Reserve Board, in which event Aspen common shares would no longer be used as collateral for loans made by brokers. In addition, if Exchange Act registration of Aspen common shares were terminated, Aspen common shares would no longer constitute “margin securities.”

Conditions of the Exchange Offer

Notwithstanding any other provision of the exchange offer, and in addition to (and not in limitation of) Endurance’s right to extend and amend and supplement the exchange offer at any time, in its discretion, Endurance shall not be required to accept for exchange any Aspen common shares tendered pursuant to the exchange offer, shall not (subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act) be required to make any exchange for Aspen common shares accepted for exchange, and may extend, terminate, amend or supplement the exchange offer, if immediately prior to the expiration time of the exchange offer, in the reasonable judgment of Endurance, any one or more of the following conditions shall not have been satisfied:

Merger Agreement

Aspen shall have entered into a definitive merger agreement with Endurance with respect to the second-step merger that is reasonably satisfactory to Endurance and Aspen. Such merger agreement shall provide, among other things, that:

•	the board of directors of Aspen has approved the second-step merger;

•	the board of directors of Aspen has removed any other impediment to the consummation of the exchange offer or the second-step merger that is in the control of the board of directors of Aspen; and

•	bye-law 50 of Aspen shall be amended to exempt the second-step merger from such bye-law.

Bye-law 50 of Aspen provides that a merger or amalgamation with a third party, where any Aspen shareholder does not have the same right to receive the same consideration as all other Aspen shareholders in such transaction, requires approval by the affirmative vote of at least sixty-six percent (66%) of the voting power of shares entitled to vote at a meeting of Aspen shareholders. If the minimum tender condition is satisfied, and the merger agreement condition is also satisfied, then following the consummation of the exchange offer, Endurance would have the voting power to approve the amendment of bye-law 50 of Aspen on behalf of the Aspen shareholders as it would hold at least a majority of the voting power of votes entitled to be cast with respect to such approval.

Minimum Tender

Aspen shareholders shall have validly tendered and not withdrawn prior to the expiration time of the exchange offer at least that number of Aspen common shares that shall constitute, when added to the Aspen common shares then owned by Endurance or any of its subsidiaries, a majority of the number of Aspen common shares and Aspen preference shares, taken together, on a fully-diluted basis.

Based on (a) 65,456,280 Aspen common shares outstanding, as of June 1, 2014 (based on the Aspen Schedule 14D-9), (b) 1,596,852 Aspen common shares issuable upon the exercise, settlement or vesting of outstanding stock options and other awards granted under Aspen’s equity compensation plans, as of June 1, 2014 (based on the Aspen Schedule 14D-9) and (c) 22,727,500 Aspen preference shares, outstanding as of March 31, 2014 (as reported in the Aspen 10-Q), satisfaction of this condition would require at least 44,271,212 Aspen common shares having been validly tendered and not withdrawn prior to the expiration time of the exchange offer, assuming Endurance continues to own 619,105 Aspen common shares it owns on the date of this prospectus/offer to exchange.

Registration Statement

The registration statement of which this prospectus/offer to exchange and the related letter of election and transmittal is a part shall have become effective under the Securities Act, no stop order suspending the effectiveness of the registration statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and Endurance shall have received all necessary state securities law or “blue sky” authorizations.

Rights Agreement

The Aspen board of directors shall have redeemed the rights issued pursuant to the Aspen shareholder rights plan, or the rights shall have otherwise been rendered inapplicable to the exchange offer and the second-step merger.

Shareholder Approval

The shareholders of Endurance shall have approved (i) the issuance of the Endurance common shares pursuant to the exchange offer and the second-step merger, as required under the rules of the NYSE with a majority of votes cast by holders of Endurance common shares at a meeting of Endurance shareholders at which a quorum is present and (ii) the merger of Aspen with and into Endurance, with a majority of votes cast by holders of Endurance common and preference shares at a meeting of Endurance shareholders at which a quorum is present.

Endurance intends for such items to be proposed for approval at one or more special meetings of Endurance shareholders convened for such purpose.

NYSE Listing

The Endurance common shares to be issued to Aspen shareholders as a portion of the exchange offer consideration in exchange for Aspen common shares in the exchange offer and the second-step merger shall have been authorized for listing on the NYSE, subject to official notice of issuance.

Regulatory Approvals

Any clearance, approval, permit, authorization, waiver, determination, favorable review or consent of any governmental or regulatory authority or agency (including the matters referred to or described in the section of this prospectus/offer to exchange titled “The Exchange Offer—Certain Legal Matters; Regulatory Approvals”) required in the reasonable judgment of Endurance in connection with the exchange offer and the second-step merger shall have been obtained and such approvals shall be in full force and effect, or any applicable waiting periods for such clearances or approvals shall have expired.

Other Conditions

Additionally, Endurance shall not be required to accept for exchange any Aspen common shares tendered pursuant to the exchange offer, shall not (subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act) be required to make any exchange for Aspen common shares accepted for exchange, and may extend, terminate, amend or supplement the exchange offer, if at any time on or after the date of the commencement of the exchange offer and prior to the expiration time of the exchange offer any of the following events, facts or other circumstances shall have occurred:

(a) there shall have been instituted or be pending any litigation, suit, claim, action, proceeding or investigation before any supra-national, national, state, provincial, municipal or local government, governmental, regulatory or administrative authority, agency, instrumentality or commission or any court, tribunal or judicial or arbitral body (each of which we refer to in this prospectus/offer to exchange as a “governmental authority”), and Endurance shall not have disclosed the receipt of written notice from any person stating that such person intends to commence any litigation, suit, claim, action, proceeding or investigation against Endurance: (1) challenging or seeking to, or which, in the reasonable judgment of Endurance, is reasonably likely to, make illegal, delay or otherwise, directly or indirectly, restrain or prohibit or make more costly, or in which there are allegations of any violation of law, rule or regulation relating to, the making of or terms of the exchange offer or the provisions of the exchange offer or, the acceptance for exchange of any or all of the Aspen common shares by Endurance or any other subsidiary or affiliate of Endurance, or seeking to obtain material damages in connection with the exchange offer or the second-step merger; (2) seeking to, or which in the reasonable judgment of Endurance is reasonably likely to, individually or in the aggregate, prohibit or limit the full rights of ownership or operation by Aspen, Endurance or any of their subsidiaries or affiliates of all or any of the business or assets of Aspen, Endurance or any of their subsidiaries or affiliates (including in respect of the capital stock or other equity of their respective subsidiaries) or to compel Aspen, Endurance or any of their subsidiaries or affiliates to dispose of or to hold separate all or any portion of the business or assets of Aspen, Endurance or any of their subsidiaries or affiliates; (3) seeking to, or which in the reasonable judgment of Endurance is reasonably likely to, impose or confirm any voting, procedural, price or other requirements in addition to those required by federal securities laws and the Companies Act (as in effect on the date of the commencement of the exchange offer) in connection with the making of the exchange offer, the acceptance for exchange, or exchange, of some or all of the Aspen common shares by Endurance or any subsidiary or affiliate of Endurance or the consummation by Endurance or any subsidiary or affiliate of Endurance of the second-step merger or other business combination with Aspen, including, without limitation, the right to vote or act by written consent with respect to any Aspen common shares acquired by Endurance pursuant to the exchange offer or otherwise on all matters properly presented to Aspen shareholders; (4) seeking to, or which in the reasonable judgment of Endurance is reasonably likely to, require divestiture or holding separate by Endurance or any other subsidiary or affiliate of Endurance of any Aspen common shares or any of the businesses or assets of Aspen or any of its subsidiaries or affiliates; (5) seeking, or which in the reasonable judgment of Endurance is reasonably likely to result in, any material diminution in the benefits reasonably expected to be derived by Endurance or any other subsidiary or affiliate of Endurance as a result of the transactions contemplated by the exchange offer, the second-step merger or any other business combination with Aspen; (6) relating to the exchange offer or any solicitation referenced in this prospectus/offer to exchange which, in the reasonable judgment of Endurance, might materially adversely affect Aspen or any of its subsidiaries or affiliates or Endurance or any of its subsidiaries or affiliates or the value of the Aspen common shares; or (7) which could reasonably be expected to otherwise prevent, adversely affect or materially delay consummation of the exchange offer, the second-step merger or the Bridge Facility or the ability of Endurance to conduct any solicitations referenced in this prospectus/offer to exchange;

(b) any final order, approval, permit, authorization, waiver, determination, favorable review or consent of any governmental authority, including those referred to or described in this prospectus/offer to exchange in the section entitled “The Exchange Offer—Certain Legal Matters; Regulatory Approvals” shall contain terms that, in the reasonable judgment of Endurance, result in, or are reasonably likely to result in, individually or in the aggregate with such other final orders, approvals, permits, authorizations, waivers, determinations, favorable reviews or consents, a material diminution in the benefits reasonably expected to be derived by Endurance or any other subsidiary or affiliate of Endurance as a result of the transactions contemplated by the exchange offer, the second-step merger or any other business combination with Aspen;

(c) except for matters addressed in paragraph (b) above, there shall have been any action taken or any statute, rule, regulation, legislation, order, decree or interpretation enacted, enforced, promulgated, amended, issued or deemed, or which becomes, applicable to (1) Endurance, Aspen or any subsidiary or affiliate of Endurance or Aspen or (2) the exchange offer, the second-step merger or any other business combination with Aspen or the Bridge Facility, by any legislative body or governmental authority with appropriate jurisdiction, other than the routine application of the waiting period provisions of the HSR Act to the exchange offer, that in the reasonable judgment of Endurance might result, directly or indirectly, individually or in the aggregate, in any of the consequences referred to in clauses (1) through (7) of paragraph (a) above;

(d) any event, condition, development, circumstance, change or effect shall have occurred or be threatened that, individually or in the aggregate with any other events, conditions, developments, circumstances, changes and effects occurring on or after the date of the commencement of the exchange offer is or may be materially adverse to the business, properties, condition (financial or otherwise), assets, liabilities, capitalization, shareholders’ equity, licenses, franchises, operations or results of operations of Aspen or any of its subsidiaries or affiliates or Endurance shall have become aware of any facts that, in its reasonable judgment, individually or in the aggregate, have or may have a material adverse effect with respect to either the value of Aspen or any of its subsidiaries or affiliates or the value of the Aspen common shares to Endurance or any of its subsidiaries or affiliates;

(e) there shall have occurred (1) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States, (2) a declaration of a banking moratorium or any suspension of payments in respect of banks by governmental authorities in the United States or Bermuda, (3) any limitation (whether or not mandatory) by any governmental authority on, or other event, fact or other circumstance which, in the reasonable judgment of Endurance, could materially adversely affect, the extension of credit by banks or other lending institutions, (4) commencement of a war, armed hostilities or the occurrence of any other national or international calamity directly or indirectly involving the United States, the United Kingdom or Bermuda or any other jurisdiction in which Aspen or its subsidiaries does business or any attack on, or outbreak or act of terrorism involving, the United States, the United Kingdom or Bermuda or any other jurisdiction in which Aspen or its subsidiaries does business, (5) a material change in the United States dollar or any other currency exchange rates or a suspension of, or limitation on, the markets therefor, (6) any change in the general political, market, economic or financial conditions in the United States or other jurisdictions in which Aspen or its subsidiaries or affiliates do business that could, in the reasonable judgment of Endurance, have a material adverse effect on the business, properties, condition (financial or otherwise), assets, liabilities, capitalization, shareholders’ equity, licenses, franchises, operations or results of operations of Aspen or any of its subsidiaries or affiliates, (7) any decline in either the Dow Jones Industrial Average, or the S&P Index of 500 Industrial Companies or the NASDAQ-100 Index by an amount in excess of 15% measured from the close of business at the time of commencement of the exchange offer or any material adverse change in the market price in the Aspen common shares or (8) in the case of any of the foregoing existing at the time of commencement of the exchange offer, a material acceleration or worsening thereof;

(f)(1) a tender or exchange offer for some or all of the Aspen common shares has been publicly proposed to be made or has been publicly made by another person (including Aspen or any of its subsidiaries or affiliates), or has been publicly disclosed, or Endurance otherwise learns that any person or “group” (as defined in Section 13(d)(3) of the Exchange Act) has acquired or proposes to acquire beneficial ownership of more than 5% of any class or series of capital stock of Aspen (including the Aspen common shares), through the acquisition of stock, the formation of a group or otherwise, or is granted any option, right or warrant, conditional or otherwise, to acquire beneficial ownership of more than 5% of any class or series of capital stock of Aspen (including the Aspen common shares) and other than as disclosed in a Schedule 13D or 13G on file with the SEC prior to the date of the commencement of the exchange offer, (2) any such person or group which, prior to the date of the commencement of the exchange offer, had filed such a Schedule 13D or 13G with the SEC has acquired or proposes to acquire beneficial ownership of additional shares of any class or series of capital stock of Aspen, through the acquisition of stock, the formation of a group or otherwise, constituting 1% or more of any such class or series, or is granted any option, right or warrant, conditional or otherwise, to acquire beneficial ownership of additional shares of any class or series of capital stock of Aspen constituting 1% or more of any such class or series, (3) any person or group has entered into a definitive agreement or an agreement in principle or made a proposal with respect to a tender or exchange offer of some or all of the Aspen common shares or a merger, amalgamation, consolidation or other business combination with or involving Aspen or any of its subsidiaries or (4) any person (other than Endurance) has filed a Notification and Report Form under the HSR Act (or amended a prior filing to increase the applicable threshold set forth therein) or made a public announcement reflecting an intent to acquire Aspen or any of its subsidiaries or any of Aspen’s or any its subsidiaries’ material assets;

(g) Aspen or any of its subsidiaries has (1) split, combined or otherwise changed, or authorized or proposed the split, combination or other change of, the Aspen common shares or its capitalization; (2) acquired or otherwise caused a reduction in the number of, or authorized or proposed the acquisition or other reduction in the number of, outstanding Aspen common shares or other securities; (3) issued, distributed or sold, or authorized or proposed the issuance, distribution or sale of, any additional Aspen common shares, shares of any other class or series of capital stock, other voting securities or any securities convertible into, or options, rights or warrants, conditional or otherwise, to acquire, any of the foregoing (other than the issuance of Aspen common shares pursuant to, and in accordance with, their publicly disclosed terms in effect as of the date of the commencement of the exchange offer, of employee stock options or other equity awards, in each case publicly disclosed by Aspen as outstanding prior to such date), or any other securities or rights in respect of, in lieu of, or in substitution or exchange for any shares of its capital stock; (4) permitted the issuance or sale of any shares of any class of capital stock or other securities of any subsidiary of Aspen; (5) other than cash dividends required to be paid on the shares of Aspen preference shares that have been publicly disclosed by Aspen as outstanding prior to the date of the commencement of the exchange offer and quarterly cash dividends on Aspen common shares paid in the ordinary course of business consistent with past practice (including as to amount and timing); (6) altered or proposed to alter any material term of any outstanding security, issued or sold, or authorized or proposed the issuance or sale of, any debt securities or otherwise incurred or authorized or proposed the incurrence of any debt other than in the ordinary course of business consistent with past practice or any debt containing, in the reasonable judgment of Endurance, burdensome covenants or security provisions; (7) authorized, recommended, proposed, announced its intent to enter into or entered into an agreement with respect to or effected any merger, amalgamation, offer to exchange, consolidation, recapitalization, liquidation, dissolution, business combination, acquisition of assets, disposition of assets or release or relinquishment of any material contract or other right of Aspen or any of its subsidiaries or any comparable event not in the ordinary course of business consistent with past practice (other than the merger agreement described in the section of this prospectus/offer to exchange titled “The Exchange Offer—Conditions of the Exchange Offer—Merger Agreement”); (8) authorized, recommended, proposed, announced its intent to enter into or entered into any agreement or arrangement with any person or group that, in Endurance’s reasonable judgment, has or may have a material adverse effect with respect to either the value of Aspen or any of its subsidiaries or affiliates or the value of the Aspen common shares to Endurance or any of its subsidiaries or affiliates; (9) entered into or amended any employment, severance or similar agreement, arrangement or plan with any of its employees other than in the ordinary course of business consistent with past practice or entered into or amended any such agreements, arrangements or plans that provide for increased benefits to employees as a result of or in connection with the making of the exchange offer, the acceptance for exchange, or exchange, some of or all the Aspen common shares by Endurance or the consummation of any merger, amalgamation, consolidation or other business combination involving Aspen and Endurance (and/or any of Endurance’s subsidiaries); (10) except as may be required by law, taken any action to terminate or amend any employee benefit plan (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended) of Aspen or any of its subsidiaries, or Endurance shall have become aware of any such action that was not previously announced; or (11) amended, or authorized or proposed any amendment to, its memorandum of association or bye-laws (or other similar constituent documents), or Endurance becomes aware that Aspen or any of its subsidiaries shall have amended, or authorized or proposed any amendment to, its memorandum of association or bye-laws (or other similar constituent documents), which has not been publicly disclosed prior to the date of the commencement of the exchange offer;

(h) Endurance or any of its subsidiaries enters into a definitive agreement or announces an agreement in principle with Aspen providing for a merger, amalgamation, consolidation or other business combination with Aspen or any of its subsidiaries or the purchase or exchange of securities or assets of Aspen or any of its subsidiaries, or Endurance and Aspen reach any other agreement or understanding, in either case, pursuant to which it is agreed that the exchange offer will be terminated; or

(i) Aspen or any of its subsidiaries shall have (1) granted to any person proposing a merger, amalgamation, consolidation or other business combination with or involving Aspen or any of its subsidiaries or the purchase or exchange of securities or assets of Aspen or any of its subsidiaries any type of option, warrant or right which, in Endurance’s reasonable judgment, constitutes a “lock-up” device (including, without limitation, a right to acquire or receive any Aspen common shares or other securities, assets or business of Aspen or any of its subsidiaries) or (2) paid or agreed to pay any cash or other consideration to any party in connection with or in any way related to any such business combination, purchase or exchange; which in the reasonable judgment of Endurance in any such case, and regardless of the events, facts or other circumstances giving rise to any such condition (other than any event, fact or other circumstance giving rise to the triggering of a condition within the control of Endurance), makes it inadvisable to proceed with the exchange offer and/or with acceptance for exchange, or exchange, of Aspen common shares.

The foregoing conditions are for the sole benefit of Endurance and may be asserted by Endurance regardless of the events, facts or other circumstances giving rise to any such condition (other than any event, fact or other circumstance giving rise to the triggering of a condition within the control of Endurance) or, other than the conditions described under the subheadings “Registration Statement,” “Rights Agreement,” “Shareholder Approval,” and “NYSE Listing,” above, which we refer to collectively as the “unwaivable conditions,” may be waived by Endurance in whole or in part at any time and from time to time prior to the expiration time of the exchange offer in its discretion. To the extent Endurance waives a condition set forth in this section with respect to one tender, Endurance will waive that condition with respect to all other tenders. We expressly reserve the right to waive any of the conditions to the exchange offer, other than the unwaivable conditions, and to make any change in the terms of or conditions to the exchange offer. The waiver of any such right with respect to particular events, facts and other circumstances shall not be deemed a waiver with respect to any other events, facts and circumstances. Any determination by Endurance concerning any condition or event, fact or other circumstance described in this prospectus/offer to exchange and the related letter of election and transmittal shall be final and binding on all parties to the fullest extent permitted by applicable law.

Dividends and Distributions

If, on or after the date of this prospectus/offer to exchange, Aspen:

•	splits, combines or otherwise changes the Aspen common shares or its capitalization;

•	acquires or otherwise causes a reduction in the number of outstanding Aspen common shares; or

•	issues or sells any additional Aspen common shares (other than Aspen common shares issued pursuant to, and in accordance with, the terms in effect on the date of this prospectus/offer to exchange of employee stock options, stock units or other similar awards outstanding prior to the date of this prospectus/offer to exchange), shares of any other class or series of capital stock of Aspen (including preference shares) or any options, warrants, convertible securities or other rights of any kind to acquire any of the foregoing, or any other ownership interest (including, without limitation, any phantom interest), of Aspen:

then, without prejudice to Endurance’s rights under the section of this prospectus/offer to exchange titled “The Exchange Offer—Conditions of the Exchange Offer,” Endurance may make such adjustments to the exchange offer consideration and other terms of the exchange offer and the second-step merger (including the number and type of securities to be exchanged) as it deems appropriate to reflect such split, combination or other change.

If, on or after the date of this prospectus/offer to exchange, Aspen declares, sets aside, makes or pays any dividend on the Aspen common shares (other than any quarterly cash dividend paid in the ordinary course of business consistent with past practice (including as to amount and timing)) or makes any other distribution (including the issuance of additional share capital pursuant to a share dividend or share split, the issuance of other securities or the issuance of rights for the purchase of any securities) with respect to Aspen common shares that is payable or distributable to shareholders of record on a date prior to the transfer to the name of Endurance or its nominee or transferee on Aspen’s stock transfer records of the Aspen common shares exchanged pursuant to the exchange offer, then, without prejudice to Endurance’s rights under “The Exchange Offer—Extension, Termination and Amendment” and “The Exchange Offer—Conditions of the Exchange Offer”:

•	the aggregate consideration per Aspen common share payable by Endurance pursuant to the exchange offer will be reduced to the extent any such dividend or distribution is payable in cash; and

•	the whole of any such non-cash dividend, distribution or issuance to be received by the tendering shareholders will (1) be received and held by the tendering Aspen shareholders for the account of Endurance and will be required to be promptly remitted and transferred by each tendering Aspen shareholder to the exchange agent for the account of Endurance, accompanied by appropriate documentation of transfer or (2) at the direction of Endurance, be exercised for the benefit of Endurance, in which case the proceeds of such exercise will promptly be remitted to Endurance.

Pending such remittance and subject to applicable law, Endurance will be entitled to all the rights and privileges as owner of any such non-cash dividend, distribution or right and may withhold the entire exchange offer consideration or deduct from the exchange offer consideration the amount or value thereof, as determined by Endurance in its discretion.

Source and Amount of Funds

Endurance estimates that the aggregate consideration to be paid to Aspen shareholders in connection with the exchange offer and second-step merger will consist of approximately $1.3 billion in cash (less applicable withholding taxes and without interest) and 36.2 million Endurance common shares. In addition, Aspen shareholders will receive cash in lieu of any fractional Endurance common shares to which they may be entitled.

Amount of Cash Required

Endurance estimates that the total amount of cash required to complete the transactions contemplated by the exchange offer and the second-step merger will be approximately $1.4 billion, which estimated total amount includes:

•	payment of the cash portion of the exchange offer consideration required to acquire all of the Aspen common shares pursuant to the exchange offer and the second-step merger (including the cash payments due in lieu of the issuance of fractional Endurance common shares);

•	any cash that may be required to be paid in respect of dissenters’ or appraisal rights; and

•	payment of any fees, expenses and other related amounts incurred in connection with the exchange offer, the Financing and second-step merger.

We expect to have sufficient funds to complete the transactions contemplated by the exchange offer and the second-step merger and to pay fees, expenses and other related amounts through a combination of (1) Endurance’s cash on hand and (2) proceeds of the proposed Bridge Facility or permanent financing, each of which is described below. The exchange offer is not subject to a financing condition. As of the date of this prospectus/offer to exchange, no alternative financing arrangements or alternative financing plans have been made in the event the Bridge Facility is not available as anticipated.

The estimated amount of cash required is based on Endurance’s due diligence review of Aspen’s publicly available information to date and is subject to change. For a further discussion of the risks relating to Endurance’s limited due diligence review, see the section of this prospectus/offer to exchange titled “Risk Factors—Risk Factors Relating to the Exchange Offer and the Second-Step Merger.”

Commitment Letter

We have obtained a commitment from Morgan Stanley Senior Funding, Inc., as lead arranger, to provide to Endurance, subject to certain conditions, senior unsecured bank financing of up to $1.0 billion under an unsecured 364-day bridge facility, which we refer to as the “Bridge Facility”, which may be used to finance a portion of the cash consideration to be paid in connection with the acquisition. The following is a summary of the material terms of this commitment. The documentation governing the Bridge Facility contemplated by this commitment has not been finalized, and accordingly, the actual terms may differ from the summary below.

Interest; Unused Commitment Fee. The loans made under the Bridge Facility will bear interest at the “Adjusted LIBO Rate” or the “ABR” (each as contemplated by the commitment letter) plus the “applicable margin” described in the chart below. Interest periods on loans based on the Adjusted LIBO Rate, which we refer to as “LIBOR Loans”, may be one, two, three or six months at our option. Interest will accrue on the LIBOR Loans on the basis of a 360-day year for actual days elapsed and will be payable on the last business day of the applicable interest period or, if such interest period is longer than three months, payable on the date that is three months after the beginning of the applicable interest period. Interest will accrue on loans based on the ABR on the basis of a 365/366-day year for actual days elapsed and shall be payable quarterly in arrears.

Index Debt Rating (S&P or Moody’s)	Applicable Margin
	ABR Loans	LIBOR Loans
Rating Level 1: BBB+ / Baa1	0.50%	1.50%
Rating Level 2: BBB / Baa2	0.625%	1.625%
Rating Level 3: BBB- / Baa3	0.75%	1.75%
Rating Level 4: < BBB- / Baa3	1.25%	2.25%

The applicable margins set forth in the chart above will increase by an additional 0.25% every 90 days after the date of the funding of the Bridge Facility, except on the 270th day, when they will increase by 0.50%.

The loan commitments outstanding prior to funding the Bridge Facility will be subject to an unused commitment fee at a rate per annum equal to 0.20% (increasing to 0.30% from and after December 31, 2014) on the daily average undrawn commitments under the Bridge Facility commencing 60 days after signing the commitment letter.

In addition, Endurance shall pay a duration fee under the Bridge Facility on the dates set forth in the grid below, equal to the percentage, as determined in accordance with the grid below, of the aggregate principal amount of the loan outstanding as of such date:

Duration Fee
90 days after funding	180 days after funding	270 days after funding
0.50%	0.75%	1.00%

Conditions to Borrowing. The borrowing under the Bridge Facility will be subject to certain conditions as set forth below:

•	the negotiation, execution and delivery of definitive documentation with respect to the Bridge Facility consistent with Endurance’s existing credit facility with certain exceptions, and containing only those conditions to borrowing expressly set forth in the commitment letter;

•	in the case of a two-step acquisition, (a) Endurance shall have delivered to the lead arranger the definitive documents to be filed with the SEC with respect to the offer prior to the commencement thereof, and the terms and conditions thereof shall be in form and substance reasonably satisfactory to the lead arranger, (b) the offer shall be consummated substantially concurrently with the funding of the Bridge Facility in accordance in all material respects with material applicable law and the definitive documents related to the offer, (c) certain conditions to the offer cannot be amended or modified, or any consent granted with respect thereto, in a manner that is materially adverse to the lead arranger or the lenders unless consented to by the lead arranger and (d) Endurance shall have delivered notice to the lead arranger that Endurance (i) intends to consummate the second-step merger as soon as practicable following the consummation of the exchange offer, confirming in such notice that it has received sufficient acceptances in the exchange offer to approve the second-step merger and that it is not aware of any legal or other impediment to the consummation of the second-step merger and, in the case of a negotiated transaction, satisfaction of the condition below related to merger agreements or (ii) intends to consummate the acquisition of the target shares not acquired in the offer under Section 102 or Section 103 of the Companies Act as soon as practicable following consummation of the exchange offer, confirming in such notice that it has received sufficient acceptances in the offer to effect such acquisition and it is not aware of any legal or other impediment to the consummation of such acquisition;

•

in the case of a one step merger, (a) Endurance and Aspen shall have entered into a merger agreement customary for transactions of this type and delivered an executed copy thereof to the lead arranger prior to the closing date of the Bridge Facility and the terms and conditions thereof and documentation related thereto shall be customary for transactions of this type (with certain limited provisions thereof to be reasonably satisfactory to the lead arranger), (b) the one step merger shall be consummated substantially contemporaneously with the borrowing under the Bridge Facility in accordance in all material respects with material applicable law and in accordance with the merger agreement and (c) the merger agreement and the documentation related thereto cannot be amended or modified, or any consent granted with respect thereto, in a manner that is materially adverse to the lead arranger or the lenders unless consented to by the lead arranger;

•	in the case of a scheme of arrangement, (a) the definitive documents with respect to the scheme of arrangement shall conform to the requirements of Bermuda law with respect to schemes of arrangement in Bermuda taking into account the unsolicited nature of the scheme of arrangement, (b) the documentation with respect to the scheme of arrangement shall not have been amended or modified, or any consent granted thereunder with respect thereto, in a manner that is materially adverse to the lead arranger or the lenders unless consented to by the lead arranger, (c) the approval of Aspen shall have been obtained in a manner consistent with the directions of the Supreme Court of Bermuda and the Supreme Court of Bermuda shall have sanctioned the scheme of arrangement and (d) the scheme of arrangement shall become effective by the delivery of the order sanctioning the scheme of arrangement to the Registrar of Companies of Bermuda substantially contemporaneously with the borrowing under the Bridge Facility in accordance in all material respects with material applicable law and the scheme of arrangement (and written evidence thereof shall have been delivered to the lead arranger);

•	(a) the rating for Endurance’s senior unsecured long-term indebtedness for borrowed money, taking into account the transaction, shall be at least (i) Baa3 (with stable outlook) from Moody’s and (ii) BBB- (with stable outlook) from S&P, (b) the rating for Endurance’s financial strength, taking into account the transaction, shall be at least (i) A- (with stable outlook) from S&P and (ii) A- (with stable outlook) from A.M. Best and (c) except in the case of a negotiated transaction, the consolidated tangible net worth of Endurance and its subsidiaries, on a pro forma basis for the transaction, shall not be less than $3.9 billion;

•	there not having been since December 31, 2013 any circumstance, change, occurrence, fact, condition, development or effect that, individually or in the aggregate, has had or would reasonably be expected to have a Combined Material Adverse Effect (as defined in the commitment letter) (other than any circumstance, change, occurrence, fact, condition, development or effect disclosed prior to the date of the commitment letter in the most recent public filing on Form 10-K, the most recent public filing on Form 10-Q or any public filing on Form 8-K after December 31, 2013 of Endurance or Aspen, as applicable, excluding any disclosure contained in any forward-looking statement, risk factor sections or cautionary statement regarding forward-looking statements except to the extent any such disclosure is also contained in any other section of such filings);

•	receipt by the lead arranger of (i) audited consolidated financial statements of Endurance and its subsidiaries for the three most recent years ended on or prior to the date that is 90 days prior to the closing date of the Bridge Facility, and unaudited consolidated financial statements of Endurance and its subsidiaries for each subsequent fiscal quarter ended at least 40 days prior to the closing date of the Bridge Facility; (ii) audited consolidated annual financial statements of Aspen, as well as unaudited interim consolidated financial statements to the extent publicly available; and (iii) customary pro forma financial statements meeting the requirements of Regulation S-X to be prepared with publicly available information unless and until a merger agreement is signed;

•	the payment in full of all fees and expenses due to the lead arranger, the administrative agent (as defined in the commitment letter) and the lenders;

•

receipt by the lenders of customary legal opinions, organizational documents, good standing certificates, a customary certificate from the chief financial officer of Endurance as to solvency of Endurance as of the closing date of the Bridge Facility, a customary certificate from the chief financial officer of Endurance demonstrating compliance with financial covenants on a pro forma basis for the transaction, resolutions, a borrowing notice, and customary information requested by the administrative agent with respect to the PATRIOT Act;

•	absence of certain types of defaults or events of default under the definitive documentation for the Bridge Facility; and

•	accuracy of certain representations and warranties of Endurance under the Bridge Facility in all material respects (excluding any representations or warranties relating to Aspen or any of its subsidiaries), and accuracy of certain representations and warranties of Aspen in the merger agreement, if any, in all material respects.

Maturity; Conversion of Bridge Loans. The Bridge Facility will mature on the date that is 364 days after the date of the funding of the Bridge Facility.

Prepayments and Repayments; Reductions in Commitments. The Bridge Facility may be voluntarily repaid without premium or penalty, other than payment of customary breakage costs in connection with LIBOR Loans. The Bridge Facility will be mandatorily prepaid with (or, prior to the funding of the Bridge Facility, the commitments under the Bridge Facility will be permanently reduced by) (a) 100% of the net cash proceeds of any sale, casualty, condemnation or other disposition of assets (other than the sale of investments in the ordinary course) to the extent such proceeds are not reinvested, subject to certain exceptions and thresholds, (b) 100% of the net cash proceeds of the sale or issuance of debt securities or incurrence of other debt issued by Endurance or any of its subsidiaries, subject to certain exceptions and thresholds and (c) 100% of the net cash proceeds of the sale or issuance of equity securities or equity-linked securities issued by Endurance or any of its subsidiaries, subject to certain exceptions and thresholds.

If there is a reduction in the aggregate consideration to be used to effect the acquisition in excess of 10%, the commitment with respect to the Bridge Facility shall be reduced by an amount equal to 40% of the amount of any such reduction in the aggregate purchase price.

Representations and Warranties; Covenants; Events of Default. The terms of the facilities will include customary representations and warranties, customary affirmative and negative covenants and customary events of default. Among other covenants, Endurance must maintain two financial covenants: consolidated tangible net worth and maximum leverage ratio.

Termination of Commitments. The commitments under the Bridge Facility commitment letter will terminate on December 31, 2014, or if a merger agreement is executed on or prior to December 31, 2014, the earliest to occur of (i) the termination date specified in the merger agreement, (ii) six months from the execution of the merger agreement plus up to an additional three months to obtain regulatory approvals to the extent deemed advisable by Endurance to effect the transaction (and to the extent the termination date under the merger agreement is similarly extended) and (iii) 15 months from the date of the Bridge Facility commitment letter.

Permanent Financing

In connection with the completion of the exchange offer, the Bridge Facility may be replaced or refinanced, in whole or in part, with other debt or equity financing, which we refer to as the “permanent financing.” As part of the permanent financing, we currently plan to effect an offering of Endurance common shares in an amount equal to approximately $488 million of net proceeds from which we expect to use to reduce, repay or replace commitments or borrowings under the Bridge Facility, and an offering of Endurance debt securities in an aggregate principal amount of $275 million. The number of shares to be issued in any such offering would be determined based on Endurance’s share price and market conditions at the time of the offering. The terms of any such offering of debt securities or any other replacement or refinancing of the Bridge Facility would be based on market conditions and rates at the time of such replacement or refinancing. There can be no assurance that any such offering, replacement or refinancing can be completed on terms that will be acceptable to us or at all. In addition, Endurance expects to use approximately $200 million of cash of Aspen to reduce, repay or replace commitments or borrowings under the Bridge Facility.

Mr. Charman Purchase Commitment

In connection with the termination of the equity commitment letter entered into by the CVC Funds and GICSI with Endurance, Mr. Charman’s previously announced commitment to purchase $25 million of newly issued Endurance common shares in connection with the acquisition of Aspen was terminated pursuant to its terms, and Mr. Charman entered into a new agreement with Endurance pursuant to which Mr. Charman has committed to purchase, subject to the receipt of any required regulatory approvals and the completion of Endurance’s acquisition of Aspen, $25 million of newly issued Endurance common shares at a price per share equal to $53.51, as adjusted for any stock splits, stock dividends or combinations prior to the closing of such investment.

Equity Investor Matters

We have entered into an agreement with CVC, the CVC Funds, GICSI and an affiliated investment vehicle of GICSI, which are refer to as the “GIC Investor”, dated June 2, 2014, pursuant to which the equity commitment letter entered into by the CVC Funds and the GIC Investor with Endurance was terminated pursuant to its terms.

Pursuant to such agreement, we have extended to CVC and certain permitted assignees of CVC, who we refer to, collectively, as the “Equity Option Investors”, an equity investment option in the event that, on or prior to December 31, 2014, Endurance enters into a definitive written agreement to acquire, or acquires, 95% or more of the issued and outstanding Aspen common shares, pursuant to which, if exercised, the Equity Option Investors would purchase $250 million in the aggregate (not more or less) of newly issued Endurance common shares, which we refer to as the “Equity Investment Option.” The Equity Investment Option would be exercisable for the sixty (60) day period following the closing of Endurance’s acquisition of Aspen.

The price per Endurance common share in connection with the Equity Investment Option will be $50.03, as adjusted for any stock splits, stock dividends or combinations prior to the closing of the Equity Investment Option. The Equity Option Investors would have certain preemptive rights with respect to future share issuances by Endurance, and the purchased shares would be subject to lock-up restrictions that would limit the right of the Equity Option Investors to transfer the shares for 12 months following the purchase of the Endurance common shares, subject to certain exceptions.

In addition to the purchase of Endurance common shares, upon the closing of the Equity Investment Option, Endurance would also grant the Equity Option Investors, on a pro rata basis, warrants to purchase a number of additional Endurance common shares equal to 38.5% of the total number of Endurance common shares acquired by the Equity Option Investors in connection with the Equity Investment Option, at an exercise price equal to $58.86 per share, as adjusted for any stock splits, stock dividends or combinations prior to the closing of the Equity Investment Option. The warrants would have a term of ten years from the date of the closing of the Equity Investment Option.

Upon the closing of the Equity Investment Option, CVC would have the right to nominate one individual to serve as a director of Endurance, which individual shall qualify as an independent director for purposes of the NYSE rules and, except for two specified individuals, shall be subject to the approval of Endurance’s board of directors (such approval not to be unreasonably withheld).

Pursuant to the agreement, Endurance also granted the Equity Option Investors a right of first refusal in the event Endurance proposes to raise, on a private basis, equity capital through the sale of equity securities or securities convertible into or exchangeable or exercisable for equity securities of Endurance or other equity-linked securities, the purpose of which is to partially fund the cash portion of an acquisition of Aspen completed, or for which a definitive written agreement is entered into, on or prior to December 31, 2014, or to refinance any debt incurred by Endurance in connection with any such acquisition (only to the extent the proceeds of any such refinancing are specifically earmarked for such purposes). This right of first refusal is subject to certain exceptions, including with respect to equity issuances to Mr. Charman of up to $25 million and to certain other specified equity investors of up to $100 million. Endurance does not currently intend to raise any equity capital that would be subject to the right of first refusal, but reserves the right to do so.

CVC, GICSI and their respective affiliates are also subject to certain standstill provisions limiting their rights to take certain actions with respect to Aspen until December 31, 2014 (subject to extension in certain circumstances).

Endurance has also agreed that, in the event any person or entity (other than the CVC Funds or their affiliates) enters into a definitive written agreement to acquire or acquires more than 40% of the capital stock of Endurance on or prior to December 31, 2014, we will pay CVC an amount equal to $26,250,000 upon the closing of such transaction, less the amount of any previously reimbursed expenses.

Potential Modifications to Certain Existing Credit Facilities

In connection with the acquisition of Aspen, we may seek technical amendments to our existing $700 million four-year revolving credit facility, dated April 19, 2012, with JPMorgan Chase Bank, N.A., as administrative agent, and the lenders party thereto, which we refer to as the “existing credit facility”, in order to give us the flexibility to (i) utilize a subsidiary of Endurance to effect a merger, consolidation or amalgamation with third parties, (ii) permit certain of Aspen’s existing indebtedness to remain outstanding after the acquisition, and (iii) use indebtedness to finance the acquisition of margin stock. There were no borrowings outstanding under the existing credit facility as of March 31, 2014, and letters of credit outstanding under the existing credit facility totaled $230 million as of March 31, 2014.

Aspen and certain of its subsidiaries are parties to certain credit facilities (including letter of credit facilities). The consummation of the exchange offer may constitute a default under the agreements governing such facilities and may permit the lenders or issuing banks thereunder to exercise their remedies under such agreements, including to accelerate any obligations of Aspen and its subsidiaries thereunder or to terminate the lenders’ or the issuing banks’ obligations thereunder. If this happens under any such agreement, Endurance may seek to obtain the consent from the requisite lenders under such agreement to the consummation of the exchange offer or seek to replace such agreement with a new agreement or, in certain circumstances where Aspen and its subsidiaries have no material obligations thereunder, terminate such agreement.

Certain Legal Matters; Regulatory Approvals

U.S. Antitrust Clearance

Under the HSR Act and the rules that have been promulgated thereunder, certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division and the FTC and certain waiting period requirements have been satisfied. The exchange of Aspen common shares pursuant to the exchange offer is subject to such requirements.

Pursuant to the requirements of the HSR Act, Endurance intends to file the required notification and report form with respect to the exchange offer with the Antitrust Division and the FTC. The applicable waiting period under the HSR Act for the consummation of the exchange offer will expire at 11:59 p.m., New York City time, on the thirtieth day (or the next business day) after Endurance files the required notification and report form, unless earlier terminated. However, prior to such time, the FTC or the Antitrust Division may extend the waiting period by requesting additional information and documentary material relevant to the exchange offer from Endurance and Aspen. In the event of such a request, the waiting period would be extended until 11:59 p.m., New York City time, on the thirtieth day (or the next business day) after Endurance has made a proper response to that request as specified by the HSR Act and the implementing rules. Aspen common shares will not be accepted for exchange, or exchanged, pursuant to the exchange offer until the expiration or earlier termination of the applicable waiting period under the HSR Act.

Subject to certain circumstances described in the section of this prospectus/offer to exchange titled “The Exchange Offer—Extension, Termination and Amendment,” any extension of the waiting period will not give rise to any withdrawal rights not otherwise provided for by applicable law. Please see the section of this prospectus/offer to exchange titled “The Exchange Offer—Withdrawal Rights.”

Insurance Regulatory Approvals

U.S. Approvals. The insurance laws and regulations of all 50 U.S. states and the District of Columbia generally require that, prior to the acquisition of an insurance company, either through the acquisition of or merger with the insurance company or a holding company of that insurance company, the acquiring company must obtain approval from the insurance commissioner of the insurance company’s state of domicile or, in certain jurisdictions, where such insurance company is commercially domiciled. Endurance does not believe based on publicly available information that either Aspen Specialty Insurance Company or Aspen American Insurance Company is commercially domiciled in any U.S. state.

Aspen owns Aspen Specialty Insurance Company, an insurance company domiciled in North Dakota, and Aspen American Insurance Company, an insurance company domiciled in Texas. Before it can acquire indirect control of each of Aspen Specialty Insurance Company and Aspen American Insurance Company through its acquisition of Aspen pursuant to the exchange offer, Endurance will be required to obtain approval for the acquisition of control of Aspen Specialty Insurance Company from the North Dakota Insurance Commissioner and of Aspen American Insurance Company from the Texas Insurance Commissioner.

To obtain approval of any change in control, the proposed acquirer must file with the applicable insurance regulator an application disclosing, among other information, its background, financial condition, the financial condition of its affiliates, the source and amount of funds by which it will effect the acquisition, the criteria used in determining the nature and amount of consideration to be paid for the acquisition, proposed changes in the management and operations of the insurance company and other related matters. In considering an application to acquire control of an insurer, the insurance commissioner generally will consider such factors as the experience, competence and financial strength of the applicant, the integrity of the applicant’s board of directors and executive officers, the acquirer’s plans for the management and operation of the insurer and any anti-competitive results that may arise from the acquisition.

Non-U.S. Approvals. The U.K. Prudential Regulatory Authority, which we refer to as the “PRA”, and the U.K. Financial Conduct Authority, which we refer to as the “FCA”, regulate the acquisition of “control” of any U.K. insurance company and Lloyd’s managing agent which are authorized under the U.K. Financial Services and Markets Act 2000. Aspen owns Aspen Insurance UK Limited, an insurance company domiciled in the UK, and Aspen Managing Agency Limited, the managing agent for Lloyd’s Syndicate 4711. Before Endurance can acquire indirect control of Aspen Insurance UK Limited or Aspen Managing Agency Limited through its acquisition of Aspen pursuant to the exchange offer, Endurance will be required to obtain approval for the acquisition of control from the PRA. The PRA may only object to a particular acquisition on the basis of certain specified “assessment criteria”, including the reputation and financial soundness of the acquirer, the reputation and experience of those who will direct the regulated business, compliance with prudential requirements and any suspicion of money laundering or terrorist financing. The PRA must also consult the FCA before making its decision. The FCA can make representations to the PRA in relation to any of the assessment criteria and can direct the PRA to object to the acquisition, or not to approve the application unless it does so subject to conditions, where it considers that there are reasonable grounds to suspect that any money laundering or terrorist financing is being committed or attempted in connection with the proposed acquisition, or that the risk of such activity could increase. In addition, before Endurance can acquire indirect control of Aspen Managing Agency Limited and Aspen Underwriting Limited through its acquisition of Aspen pursuant to the exchange offer, Endurance will be required to obtain approval of the Council of Lloyd’s.

Before Endurance will acquire indirect control of Aspen Bermuda Limited through its acquisition of Aspen pursuant to the exchange offer, Endurance expects to obtain a no-objection for the acquisition of control from the BMA under the Insurance Act 1978 of Bermuda and its related regulations. In addition, under the Insurance Act 1978 of Bermuda and related regulations, (i) Endurance is required to file a notification regarding the acquisition of Aspen common shares with the BMA within 45 days after the date that Endurance becomes a 10%, 20%, 33% or 50% shareholder controller of Aspen and (ii) any person who, directly or indirectly, becomes a holder of at least 10%, 20%, 33% or 50% of the Endurance common shares must notify the BMA in writing within 45 days of such acquisition.

The Australian Branch of Aspen Insurance UK Limited, which we refer to as “Aspen Australia”, is regulated by the Australian Prudential Regulation Authority to conduct new or renewal insurance business in Australia, and the Australian Securities and Investments Commission as a registered foreign company. Endurance will be required to provide certain notices and obtain certain regulatory approvals or consents in relation to the acquisition of the outstanding Aspen common shares. For example approval must be obtained from the Australian Treasurer if, as a consequence of acquiring all or some of the outstanding Aspen common shares, Endurance holds a 15% or more “stake” in Aspen Australia.

The Jersey Financial Services Commission, which we refer to as the “JFSC”, regulates insurance companies carrying on insurance business in or from within Jersey, Channel Islands. APJ Asset Protection Jersey Limited is registered in Jersey and holds an insurance permit issued by the JFSC. Before Endurance can acquire indirect control of APJ Asset Protection Jersey Limited through its acquisition of Aspen pursuant to the exchange offer, Endurance will be required to obtain approval for the acquisition of control from the JFSC. The JFSC may only object to a particular acquisition on the basis of certain specified criteria (forming part of a “fit and proper” assessment) relating to the integrity, competence, financial standing and structure and organization of the acquirer.

Other Regulatory Matters

The exchange offer and the second-step merger will also be subject to review by antitrust, insurance and other authorities in jurisdictions outside the U.S. Endurance intends to identify and file as soon as practicable all applications and notifications determined by Endurance to be necessary or advisable under the laws of the respective jurisdictions for the consummation of the exchange offer and the second-step merger.

No assurance can be given that the required consents and approvals of the applicable governmental authorities to complete the exchange offer or the second-step merger will be obtained, and, if all required consents and approvals are obtained, no assurance can be given as to the terms, conditions and timing of the consents and approvals. If Endurance agrees to any material requirements, limitations, costs, divestitures or restrictions in order to obtain any consents or approvals required to consummate the exchange offer or the second-step merger, these requirements, limitations, additional costs or restrictions could adversely affect Endurance’s ability to integrate the operations of Endurance and Aspen or reduce the anticipated benefits of the combination contemplated by the exchange offer and second-step merger.

Please see the sections of this prospectus/offer to exchange titled “Risk Factors” and “The Exchange Offer—Conditions of the Exchange Offer.”

State Takeover Statutes

A number of states have adopted laws and regulations applicable to attempts to acquire securities of corporations which are incorporated, or have substantial assets, stockholders, principal executive offices or principal places of business, or whose business operations otherwise have substantial economic effects, in such states. To the extent that these state takeover statutes purport to apply to the exchange offer or the second-step merger, Endurance believes that there are reasonable bases for contesting such laws. In Edgar v. MITE Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute, which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987 in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana may, as a matter of corporate law and, in particular, with respect to those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without the prior approval of the remaining stockholders. The state law before the Supreme Court was by its terms applicable only to corporations that had a substantial number of stockholders in the state and were incorporated there. Subsequently, in TLX Acquisition Corp. v. Telex Corp., a Federal district court in Oklahoma ruled that the Oklahoma statutes were unconstitutional insofar as they apply to corporations incorporated outside Oklahoma because they would subject those corporations to inconsistent regulations. Similarly, in Tyson Foods, Inc. v. McReynolds, a federal district court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit. In December 1988, a federal district court in Florida held, in Grand Metropolitan P.L.C. v. Butterworth, that the provisions of the Florida Affiliated Transactions Act and the Florida Control Share Acquisition Act were unconstitutional as applied to corporations incorporated outside of Florida.

Aspen, directly or through its subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted takeover laws. Endurance does not know whether any of these laws will, by their terms, apply to the exchange offer or the second-step merger and has not complied with any such laws. Should any person seek to apply any state takeover law, Endurance will take such action as then appears desirable, which may include challenging the validity or applicability of any such statute in appropriate court proceedings. In the event it is asserted that one or more state takeover laws is applicable to the exchange offer or the second-step merger, and an appropriate court does not determine that it is inapplicable or invalid as applied to the exchange offer, Endurance might be required to file certain information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, Endurance might be unable to accept for exchange any Aspen common shares tendered pursuant to the exchange offer, or be delayed in continuing or consummating the exchange offer and the second-step merger. In such case, Endurance may not be obligated to accept for exchange any Aspen common shares tendered. Please see the section of this prospectus/offer to exchange titled “The Exchange Offer—Conditions of the Exchange Offer.”

Going Private Transaction

The SEC has adopted Rule 13e-3 under the Exchange Act which is applicable to certain “going private” transactions and which may under certain circumstances be applicable to the second-step merger or another business combination following the exchange of Aspen common shares pursuant to the exchange offer in which Endurance seeks to acquire the remaining Aspen common shares not held by it. Endurance believes that Rule 13e-3 should not be applicable to the second-step merger; however, the SEC may take a different view under the circumstances. Rule 13e-3 requires, among other things, that certain financial information concerning Aspen and certain information relating to the fairness of the proposed transaction and the consideration offered to minority shareholders in such transaction be filed with the SEC and disclosed to shareholders prior to consummation of the transaction.

Certain Relationships With Aspen and Interests of Endurance in the Exchange Offer

Except as set forth in this prospectus/offer to exchange, none of Endurance or, to the best of our knowledge, any of their respective directors, executive officers or other affiliates has any contract, arrangement, understanding or relationship with any other person with respect to any securities of Aspen, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies. Except as otherwise described in this prospectus/offer to exchange, there have been no contacts, negotiations or transactions during the past two years, between Endurance, any of Endurance’s subsidiaries or, to the best of our knowledge, any of the persons listed on Schedule I to this prospectus/offer to exchange, on the one hand, and Aspen or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, an exchange offer or other acquisition of securities, an election of directors, or a sale or other transfer of a material amount of assets. In the ordinary course of business, Endurance and Aspen enter into, from time to time, various insurance and reinsurance arrangements.

As of the date of the filing of this prospectus/offer to exchange with the SEC, Endurance was the beneficial owner of 619,105 Aspen common shares, or less than 1% of the outstanding Aspen common shares. These shares were purchased by Endurance through ordinary brokerage transactions on the open market. Endurance has not effected any transaction in securities of Aspen in the past 60 days.

The name, citizenship, business address, business telephone number, principal occupation or employment, and five-year employment history for each of the directors and executive officers of Endurance and certain other information is set forth in Schedule I to this prospectus/offer to exchange. Except as described in this prospectus/offer to exchange and in Schedule I hereto, none of Endurance or, after due inquiry and to the best knowledge of Endurance, any of the persons listed on Schedule I to this prospectus/offer to exchange, has during the last five years (i) been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws or finding any violation of such laws. After due inquiry and to the best of our knowledge and belief, none of the persons listed on Schedule I hereto, nor any of their respective associates or majority owned subsidiaries, beneficially owns or has the right to acquire any securities of Aspen or has effected any transaction in securities of Aspen during the past 60 days.

Endurance does not believe that the exchange offer and the second-step merger will result in a change in control under any of Endurance’s stock option plans with respect to which awards are outstanding or under any employment agreement between Endurance and any of its employees. As a result, Endurance does not expect that any options or other equity grants held by its executive officers or directors will vest as a result of the exchange offer and the second-step merger.

In connection with the termination of the equity commitment letter entered into by the CVC Funds and GICSI with Endurance, Mr. Charman’s previously announced commitment to purchase $25 million of newly issued Endurance common shares in connection with the acquisition of Aspen was terminated pursuant to its terms, and Mr. Charman entered into a new agreement with Endurance pursuant to which Mr. Charman has committed to purchase, subject to the receipt of any required regulatory approvals and the completion of Endurance’s acquisition of Aspen, $25 million of newly issued Endurance common shares at a price per share equal to $53.51, as adjusted for any stock splits, stock dividends or combinations prior to the closing of such investment.

Fees and Expenses

Endurance has engaged Morgan Stanley & Co. LLC, which we refer to as “Morgan Stanley”, as a financial advisor with respect to the transaction. In connection with Morgan Stanley’s services as a financial advisor to Endurance in connection with the transaction, Endurance has agreed to pay Morgan Stanley a customary fee for its services. In addition, Endurance will reimburse Morgan Stanley for its reasonable out-of-pocket expenses, including the reasonable fees and expenses of its legal counsel. Endurance has also agreed to indemnify Morgan Stanley and its affiliates in connection with Morgan Stanley’s service as a financial advisor against certain liabilities in connection with their engagement.

In connection with the cash portion of the consideration payable pursuant to the exchange offer and the second-step merger, Morgan Stanley Senior Funding, Inc., an affiliate of Morgan Stanley, has provided the commitments to provide bank financing of up to $1.0 billion pursuant to the Bank Facility, as described in the section of this prospectus/offer to exchange entitled “The Exchange Offer—Source and Amount of Funds.” Endurance has agreed to pay Morgan Stanley Senior Funding, Inc. certain fees for such services.

Endurance has also engaged Jefferies LLC, which we refer to as “Jefferies”, as a financial advisor with respect to the transaction. In connection with Jefferies’ services as a financial advisor to Endurance in connection with the transaction, Endurance has agreed to pay Jefferies a customary fee for its services. In addition, Endurance will reimburse Jefferies for its reasonable out-of-pocket expenses, including the reasonable fees and expenses of its legal counsel. Endurance has also agreed to indemnify Jefferies and its affiliates in connection with Jefferies’ service as a financial advisor against certain liabilities in connection with their engagement.

Endurance has retained Georgeson Inc., which we refer to as “Georgeson,” as information agent in connection with the exchange offer. The information agent may contact holders of Aspen common shares by mail, telephone, facsimile, the internet, e-mail, newspapers and other publications of general distribution and in person and may request brokers, dealers, commercial banks, trust companies and other nominees to forward materials relating to the exchange offer to beneficial owners of Aspen common shares. Endurance will pay Georgeson a customary fee for these services and the solicitation and advisory services described below, in addition to reimbursing it for its reasonable out-of-pocket expenses. Endurance agreed to indemnify Georgeson against certain liabilities and expenses in connection with the exchange offer.

Endurance has also retained Georgeson for solicitation and advisory services in connection with certain solicitations described in this prospectus/offer to exchange, for which Georgeson will receive a customary fee. Endurance has also agreed to reimburse Georgeson for out-of-pocket expenses and to indemnify it against certain liabilities and expenses, including reasonable legal fees and related charges.

Endurance has engaged Georgeson Securities Corporation, which we refer to as “GSC,” to assist us with the exchange offer as an accommodating broker in states where applicable securities laws require such offerings to be made by a registered broker-dealer. GSC is a registered broker-dealer in all fifty states of the United States, the District of Columbia and Puerto Rico, which we refer to as the “U.S. Jurisdictions.” GSC’s role is limited to transactions in the U.S. Jurisdictions. In the ordinary course of GSC’s businesses, GSC and its affiliates may actively trade or hold securities, including long or short positions in the securities or loans related to the exchange offer for the accounts of customers. GSC does not make any recommendations with respect to the exchange offer. Moreover, GSC has not prepared any materials or any report or opinion constituting recommendations or advice in connection with the exchange offer. Endurance will pay GSC a customary fee for these services. Endurance has agreed to indemnify GSC against certain liabilities and expenses in connection with the exchange offer.

In addition, Endurance has retained Computershare Trust Company, N.A. as the exchange agent in connection with the exchange offer. Endurance will pay the exchange agent a customary fee for its services in connection with the exchange offer, will reimburse the exchange agent for its reasonable out-of-pocket expenses and will indemnify the exchange agent against certain liabilities and expenses.

Except as set forth above, Endurance will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of shares pursuant to the exchange offer. Endurance will reimburse brokers, dealers, commercial banks and trust companies and other nominees, upon request, for customary clerical and mailing expenses incurred by them in forwarding offering materials to their customers.

Accounting Treatment

Endurance will account for the acquisition of Aspen common shares under the acquisition method of accounting in accordance with Accounting Standards Codification Topic 805, “Business Combinations,” which we refer to as ASC 805,” under which the total consideration paid in the exchange offer will be allocated among acquired assets and assumed liabilities based on the fair values of the assets acquired and liabilities assumed. In the event there is an excess of the total consideration paid in the exchange offer over the fair values, the excess will be accounted for as goodwill. Intangible assets with definite lives will be amortized over their estimated useful lives.

Memorandum of Association and Bye-law Provisions

Various provisions contained in Endurance’s memorandum of association and bye-laws could delay or discourage some transactions involving an actual or potential change in control of Endurance or its management and may limit the ability of Endurance shareholders to remove current management or approve transactions that Endurance shareholders may deem to be in their best interests. Among other things, these provisions:

•	authorize Endurance’s board of directors to establish one or more series of undesignated preferred shares, the terms of which can be determined by the board of directors at the time of issuance; and

•	reduce the voting power of a shareholder or group of related shareholders who would otherwise represent more than 9.5% of the aggregate voting power of Endurance common shares to represent 9.5% of the aggregate voting power of Endurance common shares.

Shareholders’ Equity; Share Premium Account

Under Bermuda law, the excess of any consideration paid on issue of shares over the aggregate par value of such shares must (except in certain limited circumstances) be credited to a share premium account. Share premium may be distributed in certain limited circumstances, for example to pay up unissued shares which may be distributed to shareholders in proportion to their holdings, but is otherwise subject to limitation, and cannot be paid to shareholders as a dividend.

A Bermuda company may also create a contributed surplus account and may credit to such account any cash and other property paid or transferred to the company as sole beneficial owner (other than in connection with the issuance of shares). Unlike share premium arising upon the issuance of shares, the amount standing to the credit of a company’s contributed surplus account may be distributed to shareholders subject to the solvency of the company. As of December 31, 2013, Endurance had paid in nominal share capital of approximately $44,369,000, and a share premium account of approximately $569,116,000. As of December 31, 2013, Aspen had paid in nominal share capital of approximately $99,268,000, and a share premium account of approximately $1,297,400,000.

COMPARISON OF SHAREHOLDERS’ RIGHTS

The following is a summary of the material differences between the current rights of holders of Endurance common shares and the current rights of holders of Aspen common shares. Endurance and Aspen are both incorporated under Bermuda law, so many of the differences between the rights of Endurance shareholders and the current rights of Aspen shareholders arise primarily from differences in their respective constituent documents.

The rights of Aspen shareholders who become Endurance shareholders pursuant to the exchange offer and second-step acquisition will be governed by the memorandum of association and the amended and restated bye-laws of Endurance, which will remain subject to amendment in accordance with their terms, as well as the laws of Bermuda. This summary is not intended to be complete and is qualified in its entirety by reference to Endurance’s memorandum of association (as amended), Endurance’s amended and restated bye-laws, Aspen’s memorandum of association (as amended), Aspen’s amended and restated bye-laws and the laws of Bermuda, including the Companies Act. Copies of Endurance’s and Aspen’s constituent documents have been filed with the SEC. To find out where you can get copies of these documents, please see the section of this prospectus/offer to exchange titled “Where You Can Find More Information.”

The following information relating to Aspen is taken from publicly available information filed by Aspen with the SEC. Please see the section of this prospectus/offer to exchange titled “Note on Aspen Information.”

Share Capital

The authorized share capital of Endurance is $120,000,000.00 divided into 120,000,000 authorized shares, par value of $1.00 per share. As of June 17, 2014, Endurance’s issued and outstanding share capital consisted of 43,455,995 Endurance common shares, 8,000,000 7.75% Non-Cumulative Preferred Shares, Series A (the “Series A Preferred Shares”), and 9,200,000 7.50% Non-Cumulative Preferred Shares, Series B (the “Series B Preferred Shares” and together with the Series A Preferred Shares, the “Preferred Shares”). The Endurance common shares and the Preferred Shares trade on the NYSE.

The authorized share capital of Aspen is $1,630,185.83 divided into 969,629,030 authorized Aspen common shares, par value of $0.015144558 per share, 6,787,880 authorized non-voting ordinary shares, par value of $0.015144558 per share, and 100,000,000 authorized preference shares, par value $0.015144558 per share. Aspen’s outstanding share capital consisted of 65,456,280 Aspen common shares as of June 1, 2014, and, as of March 31, 2014, 5,327,500 7.401% Perpetual Non-Cumulative Preference Shares (the “7.401% Perpetual Preference Shares”), 6,400,000 7.250% Perpetual Non-Cumulative Preference Shares (the “7.250% Perpetual Preference Shares”) and 11,000,000 5.95% Fixed-to-Floating Rate Perpetual Non-Cumulative Preference Shares (the “5.95% Perpetual Preference Shares” and together with the 7.401% Perpetual Preference Shares and the 7.250% Perpetual Preference Shares, the “Perpetual Preference Shares”). The Aspen common shares and the Perpetual Preference Shares trade on the NYSE.

Assuming the acquisition of Aspen common shares contemplated by the exchange offer was completed on March 31, 2014, as of such date, Endurance would have had (i) an authorized share capital of $120,000,000.00 divided into 120,000,000 authorized shares, par value $1.00 per share, and (ii) issued and outstanding share capital of 81,784,128 Endurance diluted common shares, 8,000,000 Series A Preferred Shares and 9,200,000 Series B Preferred Shares.

Voting Adjustments

Endurance	Aspen

In general, and except as provided below, Endurance shareholders have one vote for each Endurance common share held by them and are entitled to vote at all meetings of shareholders.

If, and so long as, the “controlled shares” of any person would otherwise represent more than 9.5% of the voting power of all of the shares entitled to vote generally at a meeting of shareholders, then the votes conferred by the shares of such person’s “control group” shall be reduced by whatever amount is necessary so that after any such reduction the votes conferred by the controlled shares of such person shall not exceed such 9.5% limitation. The reduction in votes is generally to be applied proportionately among all shareholders who are members of the first shareholder’s “control group.”

“Controlled shares” in reference to any person means all Endurance common shares that a person is deemed to own directly, indirectly (within the meaning of Section 958(a) of the Code) or, in the case of a U.S. person, constructively (within the meaning of Section 958(b) of the Code).

“Control group” means, with respect to any person, all shares directly owned by such person and all shares directly owned by each other shareholder any of whose shares are included in the controlled shares of such person.

In addition, if, and so long as, the shares held directly by any “related group” would otherwise exceed the 9.5% limitation, then the votes conferred by the shares held directly by members of such “related group” shall be reduced by whatever amount is necessary so that after any such reduction the votes conferred by the shares held directly by such related group shall not exceed the 9.5% limitation. The reduction in votes is generally to be applied proportionately among all directly held shares of such related group. “Related group” means a group of shareholders that are investment vehicles and are under common control or management.

In addition, Endurance’s board of directors may adjust a shareholder’s voting rights to the extent that the board of directors reasonably determines in good faith that it is necessary to do so to avoid adverse tax consequences or materially adverse legal or regulatory treatment to Endurance, any subsidiary or any shareholder or its affiliates.

In general, and except as provided below, Aspen shareholders have one vote for each Aspen common share held by them and are entitled to vote at all meetings of shareholders.

If, and so long as, the “controlled shares” of any U.S. person constitute 9.5% or more of the votes conferred by the issued shares of Aspen (such person, a “9.5% U.S. Shareholder”), the voting rights with respect to the controlled shares owned by such U.S. person shall be limited, in the aggregate, to a voting power of less than 9.5% under a formula specified in Aspen’s bye-laws. The formula is applied repeatedly until the voting power of all 9.5% U.S. Shareholders has been reduced to less than 9.5%.

“Controlled shares” includes, among other things, all shares of the company that such U.S. Person is deemed to own directly, indirectly or constructively (within the meaning of section 958 of the Code).

In addition, Aspen’s board of directors may limit a shareholder’s voting rights when it deems it appropriate to do so to (i) avoid the existence of any 9.5% U.S. Shareholder and (ii) avoid certain material adverse tax, legal or regulatory consequences to Aspen, any subsidiary or any shareholder or its affiliates.

Share Transfer Restrictions

Endurance	Aspen
Under Endurance’s bye-laws, the board of directors may decline to register the transfer of any shares if the shares have not been fully paid, the transferor fails to comply with all applicable laws and regulations governing the transfer or the instrument of transfer is in favor of five persons or more jointly. The board of directors may refuse to recognize an instrument of transfer if it is not duly stamped and lodged with the company or is in respect of more than one class of share.

Under Aspen’s bye-laws, the board of directors may decline to register the transfer of any shares if the shares have not been fully paid, the transferor fails to comply with all applicable laws and regulations governing the transfer or the instrument of transfer is not duly stamped and lodged with the company, is in respect of more than one class or series of shares or results in joint holders of the shares to be transferred.

Aspen’s board of directors also may decline to approve or register any transfer of shares to the extent the board of directors determines that any non-de minimis adverse tax, regulatory or legal consequences to Aspen, any subsidiary or any shareholder or its affiliates would result from such transfer.

Limitations on Ownership

Endurance	Aspen
Under Endurance’s bye-laws, Endurance has the option, but not the obligation, to require a shareholder to sell its Endurance common shares for their fair market value to it, to other shareholders or to a third party if the board of directors reasonably determines, based on the written advice of legal counsel, that failure to exercise this option may result in any non–de minimis adverse tax, legal or regulatory consequences to Endurance, any subsidiary or any other shareholder. The right to require a shareholder to sell its Endurance common shares to Endurance is limited to the purchase of the minimum number of Endurance common shares which is necessary to eliminate any adverse tax, legal or regulatory consequences.	Under Aspen’s bye-laws, Aspen has the option, but not the obligation, to require a shareholder to sell its Aspen common shares for their fair market value to it or to a third party if the board of directors unanimously determines that failure to exercise this option may result in material adverse tax consequences to Aspen, any subsidiary or any shareholders or its affiliates. The right to require a shareholder to sell its Aspen common shares is limited to the purchase of the minimum number of Aspen common shares which is necessary to avoid or cure any material adverse tax consequences.

Preference Shares

Endurance	Aspen

Pursuant to the authority granted by Endurance’s bye-laws to issue shares up to the amount of its authorized share capital, the board of directors may create and issue one or more series of preference shares having such preferred, deferred, qualified or other special rights or such restrictions, whether in regard to dividends, voting, return of capital or otherwise, as the shareholders of Endurance may determine or, if there has not been any such determination or so far as the same shall not make specific provision, as the board of directors may determine.

Endurance’s board of directors has authorized two series of preference shares. As of March 31, 2014, there were 8,000,000 Series A Preferred Shares and 9,200,000 Series B Preferred Shares outstanding.

Aspen’s bye-laws authorize the board of directors to issue up to 100,000,000 preference shares in one or more series and to fix the rights, preferences privileges and restrictions of such shares, including, but not limited to, dividend rates, conversion rights, voting rights, terms of redemption (including sinking fund provisions), redemption prices and liquidation preferences, and the number of shares constituting and the designation of any such series, without further vote or action by the shareholders.

Aspen’s board of directors has authorized four series of preference shares. As of March 31, 2014, there were 5,327,500 7.401% Perpetual Preference Shares, 6,400,000 7.250% Perpetual Preference Shares and

Endurance	Aspen
11,000,000 5.95% Perpetual Preference Shares outstanding. As of March 31, 2014, there were no 5.625% Perpetual Preferred Income Equity Replaced Securities outstanding.

Preemptive Rights

Under Bermuda law, no shareholder has a preemptive right to subscribe for additional issues of a company’s shares unless and to the extent that the right is expressly granted to the shareholder under the bye-laws of a company or under any contract between the shareholder and the company.

Endurance	Aspen
Endurance’s bye-laws are silent with respect to preemptive rights for shareholders and accordingly there are no such rights.	Aspen’s bye-laws are silent with respect to preemptive rights for shareholders and accordingly there are no such rights.

Dividends and Distributions of Contributed Surplus

Under Bermuda law, shareholders are entitled to receive dividends, when and as declared by a company’s board of directors, out of any funds of the company legally available for the payment of such dividends, subject to any preferred dividend right of any holders of any preference shares from time to time. Bermuda law does not permit payment of dividends or distributions of contributed surplus by a company if there are reasonable grounds for believing that:

(i)	the company is, or would be, after the payment is made, unable to pay its liabilities as they become due; or

(ii)	the realizable value of the company’s assets would be less than its liabilities.

Endurance	Aspen

Under Endurance’s bye-laws, the board of directors has the power to declare dividends or distributions out of contributed surplus, and to determine that any dividend shall be paid in cash or shall be satisfied in paying up in full shares to be issued to the shareholders credited as fully paid or partly paid or partly in one way or partly in the other. The board of directors may also pay any fixed cash dividend whenever the position of the company justifies such payment.

The terms of the Preferred Shares prohibit dividends from being declared or paid on Endurance common shares unless the full dividends for the latest completed dividend period on all outstanding Preferred Shares have been declared and paid.

Under Aspen’s bye-laws, the board of directors has the power to declare dividends or distributions out of contributed surplus, and to determine that any dividend shall be paid in cash or shall be satisfied in paying up in full shares to be issued to the shareholders credited as fully paid or partly paid or partly in one way or partly in the other. The board of directors may also pay any fixed cash dividend whenever the position of the company justifies such payment.

Pursuant to the terms of the Perpetual Preference Shares, generally, unless the full dividends for the most recently ended dividend period on all outstanding Perpetual Preference Shares have been declared and paid, Aspen cannot declare or pay a dividend on the Aspen common shares.

Right to Call Special General Meeting

Endurance	Aspen

Endurance’s bye-laws provide that a special general meeting of shareholders may be convened by Endurance’s board of directors.

Bermuda law also requires the board of directors to call a special general meeting at the request of shareholders holding at the date of the deposit of the request not less than 10% of the paid-up voting share capital of Endurance.

Aspen’s bye-laws provide that a special general meeting of shareholders may be convened by Aspen’s board of directors

Bermuda law also requires the board of directors to call a special general meeting at the request of shareholders holding at the date of the deposit of the request not less than 10% of the paid-up voting share capital of Aspen.

Notice of Shareholder Proposals and Nomination of Candidates by Shareholders

Under Bermuda law, shareholders may, at their own expense (unless the company otherwise resolves), require a company to give notice of any resolution that shareholders can properly propose at the next annual general meeting and/or to circulate a statement (of not more than 1000 words) in respect of any matter referred to in a proposed resolution or any business to be conducted at that general meeting. The number of shareholders necessary for such a request is either the number of shareholders representing not less than one-twentieth of the total voting rights of all the shareholders having at the date of the request a right to vote at the meeting to which the request relates, or not less than 100 shareholders.

Endurance	Aspen

Under Endurance’s bye-laws, if a shareholder desires to nominate one or more individuals for election as directors at any general meeting duly called for the election of directors, written notice of such shareholder’s intent to make such a nomination, which notice must include certain specified information, must be received by Endurance not less than 120 days nor more than 150 days before the first anniversary of the date of the notice convening the annual general meeting of shareholders for the prior year.

Endurance will send copies of such notice to all shareholders with the notice of the annual general meeting at which directors will be elected. The chairman of such meeting will, if the facts reasonably warrant, refuse to acknowledge a nomination that is not made in compliance with the procedures specified in the bye–laws, and any such nomination not properly brought before the meeting will not be considered.

Aspen’s bye-laws are silent on matters relating to notice of shareholder proposals and nominations of candidates.

Shareholder Action by Written Consent

Endurance	Aspen
Under Endurance’s bye-laws, except in the case of the removal of auditors or directors, anything which may be done by resolution in a general meeting may be done without a meeting by a resolution in writing, signed by all of the shareholders or all the holders of a class of shares who at the date of the resolution would be entitled to attend a meeting and vote on the resolution.	Under Aspen’s bye-laws, except in the case of the removal of auditors or directors, anything which may be done by resolution in a general meeting may be done without a meeting by a resolution in writing, signed by the shareholders or the holders of a class of shares who at the date of the resolution represent the majority of votes that would be required if the resolution had been voted on at a meeting.

Endurance	Aspen

Notice of any resolution in writing shall be given to all the shareholders who would be entitled to attend a meeting and vote on the resolution, but this requirement shall be satisfied by giving to those shareholders a copy of that resolution in writing in the same manner as that required for a notice of an Annual General Meeting or Special General Meeting of Endurance at which the resolution could have been considered, except that the length of the period of notice shall not apply.

Notice of any resolution in writing shall be given to all of the shareholders who would be entitled to attend a meeting and vote on the resolution.

Classification of Board of Directors

Endurance	Aspen
Prior to May 2013, Endurance had a classified board of directors. In May 2013, Endurance shareholders adopted an amendment to Endurance’s bye-laws to eliminate the classified board of directors. The declassification of the board of directors is being implemented on a rolling basis. The terms of Class II and Class III directors will expire at the 2014 annual general meeting of shareholders. The terms of Class I directors will expire at the 2015 annual general meeting of shareholders. Upon the expiration of their current terms, directors will serve for one-year terms.	Under Aspen’s bye-laws, Aspen’s board of directors is divided into three classes, with each class elected to serve a term of three years. Notwithstanding the foregoing, directors who are 70 years or older shall be elected every year and shall not be subject to a three-year term. In the event of any change in the number of directors, the board of directors shall apportion any newly created directorships among, or reduce the number of directorships in, such class or classes as shall equalize, as nearly as possible, the number of directors in each class.

Number of Directors

Under Bermuda law, the minimum number of directors on a board of a company is one, although the minimum number of directors may be set higher and the maximum number of directors may also be determined in accordance with the bye-laws of the company. The maximum number of directors may be determined by the shareholders at a general meeting or in such other manner as provided in the bye-laws.

Endurance	Aspen

Endurance’s bye-laws provide that the board shall consist of not less than two nor more than 20 directors. The exact number of directors is determined by a resolution of the shareholders. If no such resolution is in effect, the board will consist of 12 directors.

The size of the board of directors is currently set at 14 directors and there are currently 11 directors serving on the board of directors.

Aspen’s bye-laws provide that the board shall consist of not less than six nor more than 15 directors. The exact number of directors is determined by a resolution of the board of directors or by the shareholders.

The size of the board of directors is currently set at 12 directors and there are currently 12 directors serving on the board of directors.

Election of Directors

Endurance	Aspen
Under Endurance’s bye-laws, each director shall be elected by a simple majority of the votes cast, except in the case of a general meeting at which the secretary of the company determines that the number of director nominees exceeds the number of directors to be elected, in which event each director shall be elected by a plurality of the votes cast.	Subject to the director appointing rights of the holders of preference shares, the directors shall be elected or appointed by holders of Aspen common shares by the affirmative vote of a majority of the voting power of votes cast.

Removal of Directors

Under Bermuda law, subject to a company’s bye-laws, the shareholders of a company may, at a special general meeting called for that purpose, remove any director or the entire board of directors provided that the notice of the meeting is served on the director or directors concerned not less than 14 days before such meeting. Any director given notice of removal will be entitled to be heard at the special general meeting. A vacancy created by the removal of a director at a special general meeting may be filled at that meeting by the election of another director in his or her place or in the absence of any such election by the other directors.

Endurance	Aspen
Endurance’s bye-laws do not deviate from the general Bermuda law position as set out above.

Under Aspen’s bye-laws, the shareholders may, at any general meeting, remove a director only for Cause by the affirmative vote of shareholders holding at least a majority of the total combined voting power of all the issued and outstanding shares of the company, provided that the notice of the meeting contains a statement of the intention to remove the director and is served on such director not less than 14 days before such meeting, and at such meeting, such director shall be entitled to be heard on the motion for such director’s removal.

“Cause” means willful misconduct, fraud, gross negligence, embezzlement or any criminal conduct.

A vacancy on the Board created by the removal of a director may be filled by the shareholders at the meeting at which such director is removed or, in the absence of such election, the board of directors may fill the vacancy. A director so elected or appointed shall hold office until the next annual general meeting and shall serve within the same class of directors as the predecessor. At such next annual general meeting, the shareholders shall elect a director to fill such vacancy to serve the remaining term, if any, of such predecessor.

Vacancies on the Board of Directors

Under Bermuda law, so long as a quorum of directors remains in office, unless the bye-laws of a company otherwise provide, any vacancy occurring in the board of directors may be filled by such directors as remain in office. If no quorum of directors remains, the vacancy will be filled by a general meeting of shareholders.

Endurance	Aspen

Under Endurance’s bye-laws, the office of director shall be vacated if the director (1) resigns his office; (2) becomes of unsound mind or a patient for any purpose of any statute or applicable law relating to mental health and the board of directors resolves that his office is vacated; (3) becomes bankrupt under the laws of any country or compounds with his creditors; (4) is prohibited by law from being a director; or (5) ceases to be a director by virtue of the Companies Act or is removed from office pursuant to the bye-laws.

The shareholders may by resolution determine that one or more vacancies in the board of directors shall be deemed casual vacancies for the purposes of the bye-laws. The board of directors, so long as a quorum of directors remains in office, shall have power to appoint any person to fill a casual vacancy. A director so appointed shall hold office for the balance of the term of the predecessor.

Any vacancy arising from the failure of a nominee for director to be elected by a simple majority of the votes cast shall be deemed a casual vacancy and may be filled by the board of directors, provided that the board of directors shall not be permitted to appoint the nominee who failed to be elected.

Under Aspen’s bye-laws, the office of director shall be vacated if the director (1) resigns his office; (2) becomes of unsound mind or a patient for any purpose of any statute or applicable law relating to mental health and the board of directors resolves that his office is vacated; (3) becomes bankrupt under the laws of any country or compounds with his creditors; (4) is prohibited by law from being a director; or (5) ceases to be a director by virtue of the Companies Act or is removed from office pursuant to the bye-laws.

The board of directors has the power to appoint any person to fill a vacancy on the board of directors by the affirmative vote of at least a majority of the directors then in office. A director so appointed shall hold office until the next annual general meeting and shall serve within the same class of directors as the predecessor. At such next annual general meeting, the shareholders shall elect a director to fill such vacancy to serve the remaining term, if any, of such predecessor.

Interested Directors

Bermuda law provides that, if a director or officer has an interest in a material contract or proposed material contract with the company or any of its subsidiaries or has a material interest in any person that is a party to such a contract, the director or officer must disclose the nature of that interest at the first opportunity either at a meeting of directors or in writing to the board of directors.

Endurance	Aspen

In accordance with Bermuda law, Endurance’s bye-laws provide that any transaction entered into by Endurance in which a director has an interest is not voidable by the company nor can such director be accountable to the company for any benefit realized pursuant to such transaction provided the nature of the interest is disclosed at the first opportunity at a meeting of directors, or in writing to the directors.

In addition, Endurance’s bye-laws allow a director to be taken into account in determining whether a quorum is present and to vote on a transaction in which he has an interest, but the resolution will fail unless it is approved by a majority of the disinterested directors voting on the resolution.

In accordance with Bermuda law, Aspen’s bye-laws provide that any transaction entered into by Aspen in which a director has an interest is not voidable by the company nor can such director be accountable to the company for any benefit realized under that transaction provided the nature of the interest is disclosed at the first opportunity at a meeting of directors, or in writing to the directors.

In addition, Aspen’s bye-laws allow a director to be taken into account in determining whether a quorum is present and to vote on a transaction in which he has an interest unless the majority of the disinterested directors determine otherwise.

Quorum Requirements

Endurance	Aspen
Under Endurance’s bye-laws, four or more persons present in person or by proxy and representing more than 50% of the aggregate voting power shall constitute a quorum for the transaction of business, unless Endurance or any class of shareholders has only one shareholder, then the quorum shall be one shareholder.	Under Aspen’s bye-laws, one or more shareholders holding at least 50% of the voting power of the Aspen common shares in issue present in person or by proxy and entitled to vote shall be a quorum for all purposes.

Voting Rights

Under Bermuda law, the voting rights of shareholders are regulated by the company’s bye-laws and, in certain circumstances, by the Companies Act. Generally, except as otherwise provided in a Bermuda company’s bye-laws or the Companies Act, any action or resolution requiring approval of the shareholders may be passed by a simple majority of votes cast.

Endurance	Aspen

Subject to the “Voting Adjustments” described above, each Endurance shareholder is entitled to one vote per Endurance common share held.

Except for the election of directors or as otherwise required by the Companies Act and Endurance’s bye-laws, any question proposed for the consideration of the shareholders at any general meeting shall be decided by the affirmative votes of a majority of the votes cast at such meeting.

The following actions shall be approved by the affirmative vote of at least 85% of the total votes cast: any amendment to bye-laws 139-145 (Indemnity) in a manner that limits or adversely changes such bye-laws or adopts any provision inconsistent therewith.

Subject to the “Voting Adjustments” described above, each Aspen shareholder is entitled to one vote per Aspen common share held.

Except as otherwise required by the Companies Act and Aspen’s bye-laws, any question proposed for the consideration of the shareholders at any general meeting shall be decided by the affirmative vote of a majority of the voting power of votes cast at such meeting.

The following actions shall be approved by the affirmative vote of at least 75% of the voting power of shares entitled to vote at a meeting of shareholders: any amendment to bye-laws 13 (first sentence—Modification of Rights); 24 (Transfer of Shares); 49 (Voting); 63, 64, 65 and 66 (Adjustment of Voting Power); 67 (Other Adjustments of Voting Power), 76 (Purchase of Shares), 84 or 85 (Certain Subsidiaries); provided, however, that in the case of any amendments to bye-laws 24, 63, 64, 65, 66, 67 or 76, such amendment shall only be subject to this voting requirement if the board of directors determines in its sole discretion that such amendment could adversely affect any shareholder in any non–de minimis respect.

The following actions shall be approved by the affirmative vote of at least 66% of the voting power of shares entitled to vote at a meeting of shareholders: (i) a merger or amalgamation with, or a sale, lease or transfer of all or substantially all of the assets of the company to, a third party, where any shareholder does not have the same right to receive the same consideration as all other shareholders in such transaction; (ii) discontinuance of the company out of Bermuda to another jurisdiction; or (iii) any amendment to the bye-law relating to clauses (i) and (ii).

Discontinuance or Change of Jurisdiction of Incorporation

Under Bermuda law, a company may change its jurisdiction of incorporation by “discontinuing” from Bermuda to a number of jurisdictions approved by the Bermuda Minister of Finance. A company may make specific provisions for discontinuance in its bye-laws, and may delegate authority to the board of directors to exercise all of the company’s powers to discontinue the company. In the absence of such provision, the decision to discontinue the company to another jurisdiction must be made by the shareholders and requires a resolution passed by a simple majority of the votes cast at a general meeting.

Endurance	Aspen
Endurance’s bye-laws delegate to the board of directors the power to discontinue the company in Bermuda.	Under Aspen’s bye-laws, the discontinuance of the company out of Bermuda to another jurisdiction must be approved by the shareholders by the affirmative vote of at least 66% of the voting power of shares entitled to vote at a meeting of shareholders.

Approval of Certain Transactions

The Companies Act is silent on whether a company’s shareholders are required to approve a sale, lease or exchange of all or substantially all of a company’s property and assets. Bermuda law does require, however, that shareholders approve certain forms of mergers and reconstructions.

Takeovers: Bermuda law provides that where an offer is made for shares of a company and within four months of the offer the holders of not less than 90% of the shares which are the subject of the offer accept the offer, the offeror may, by notice, require the nontendering shareholders to transfer their shares on the terms of the offer. Dissenting shareholders may apply to the Supreme Court of Bermuda within one month of the notice objecting to the transfer. The burden is on the dissenting shareholders to show that the Supreme Court of Bermuda should exercise its discretion to enjoin the required transfer, which the Supreme Court of Bermuda will be unlikely to do unless there is evidence of fraud, bad faith or collusion between the offeror and the holders of the shares who have accepted the offer as a means of unfairly forcing out minority shareholders.

Amalgamations and Mergers: Pursuant to Bermuda law, the amalgamation or merger of a Bermuda company with another company or corporation (other than certain affiliated companies) requires the amalgamation or merger agreement to be approved by the company’s board of directors and by its shareholders. Unless the company’s bye-laws provide otherwise, the approval of 75% of the shareholders voting at such meeting is required to approve the amalgamation or merger agreement, and the quorum for such meeting must be two or more persons holding or representing more than one-third of the issued shares of the company. The required vote of shareholders may be reduced by a company’s bye-laws. For purposes of approval of an amalgamation or merger, all shares, whether or not otherwise entitled to vote, carry the right to vote. A separate vote of a class of shares is required if the rights of such class would be altered by virtue of the amalgamation or merger. Any shareholder who does not vote in favor of the amalgamation or merger and who is not satisfied that he or she has been offered fair value for his or her shares may, within one month of receiving the company’s notice of shareholder meeting to consider the amalgamation or merger, apply to the Supreme Court of Bermuda to appraise the fair value of his or her shares. No appeal will lie from an appraisal by the Supreme Court of Bermuda. The costs of any application to the Supreme Court of Bermuda shall be in the discretion of the Supreme Court of Bermuda.

Endurance	Aspen
Under Endurance’s bye-laws, any resolution proposed for consideration at any general meeting to approve the amalgamation or merger of the company with any other company, wherever incorporated, shall require the approval of a simple majority of votes cast at such meeting and the quorum for such meeting shall be the	Under Aspen’s bye-laws, any question proposed for consideration at any general meeting, including to approve the amalgamation or merger of the company with any other company, wherever incorporated, shall require the approval of at least a majority of the voting power of votes cast at such meeting.

Endurance	Aspen
same as generally required for the transaction of business at a general meeting.	In addition, a merger or amalgamation with, or a sale, lease or transfer of all or substantially all of the assets of the company to, a third party, where any shareholder does not have the same right to receive the same consideration as all other shareholders in such transaction, must be approved by the shareholders by the affirmative vote of at least 66% of the voting power of shares entitled to vote at a meeting of shareholders.

Duties of Directors and Director Liability

The Companies Act provides that the business of a company is to be managed and conducted by the board of directors. Under Bermuda law, at common law, members of a board of directors owe a fiduciary duty to the company to act in good faith in their dealings with or on behalf of the company and exercise their powers and fulfill the duties of their office honestly. This duty has the following essential elements:

•	a duty to act in good faith in the best interests of the company;

•	a duty not to make a personal profit from opportunities that arise from the office of director;

•	a duty to avoid conflicts of interest; and

•	a duty to exercise powers for the purpose for which such powers were intended.

The Companies Act imposes a duty on directors and officers of a Bermuda company:

•	to act honestly and in good faith with a view to the best interests of the company;

•	to exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances; and

•	to disclose material conflicts of interest to the board of the company at the first opportunity.

In addition, the Companies Act imposes various duties on directors and officers of a company with respect to certain matters of management and administration of the company.

The Companies Act provides that in any proceedings for negligence, default, breach of duty or breach of trust against any officer, if it appears to a court that such officer is or may be liable in respect of the negligence, default, breach of duty or breach of trust, but that he or she has acted honestly and reasonably, and that, having regard to all the circumstances of the case, including those connected with his or her appointment, he or she ought fairly to be excused for the negligence, default, breach of duty or breach of trust, that court may relieve him, either wholly or partly, from any liability on such terms as the court may think fit. This provision has been interpreted to apply only to actions brought by or on behalf of the company against such officers.

The Companies Act also provides that a company may agree in its bye-laws or by contract or some other arrangement to exempt or indemnify its directors from any loss arising or liability attaching to him or her by virtue of any rule of law in respect of any negligence, default, breach of duty or breach of trust in relation to the company or any subsidiary thereof, except for any liability in respect of any fraud or dishonesty, which would otherwise attach to such director. Please see the subheading “Indemnification of Officers, Directors and Employees” in this section.

Indemnification of Officers, Directors and Employees

Bermuda law permits a company to indemnify its directors, officers and auditors with respect to any loss arising or liability attaching to such person by virtue of any rule of law concerning any negligence, default, breach of duty or breach of trust of which the directors, officers or auditors may be guilty in relation to the company or any of its subsidiaries; provided that the company may not indemnify a director, officer or auditor against any liability arising out of his or her fraud or dishonesty. Bermuda law also permits a company to indemnify its directors, officers and auditors against liability incurred by them in defending any civil or criminal proceedings in which judgment is given in their favor or in which they are acquitted, or when the Court grants relief to them pursuant to section 281 of the Companies Act. Bermuda law permits a company to advance moneys to directors, officers and auditors to defend civil or criminal proceedings against them on condition that these moneys are repaid if the allegation of fraud or dishonesty is proved. The Court may relieve directors and officers from liability for negligence, default, breach of duty or breach of trust if it appears to the Court that such director or officer has acted honestly and reasonably and, in all the circumstances, ought fairly to be excused.

Section 98A of the Companies Act permits companies to purchase and maintain insurance for the benefit of any officer or director in respect of any loss or liability attaching to him or her in respect of any negligence, default, breach of duty or breach of trust in relation to the company or any subsidiary thereof, whether or not the company may otherwise indemnify such officer or director.

Endurance	Aspen
Under Endurance’s bye-laws, Endurance may indemnify its directors, officers, resident representative, member of a committee duly constituted under the bye-laws and any liquidator, manager or trustee for the time being acting in relation to the affairs of the company, and his heirs, executors and administrators, against all actions, costs, charges, liabilities, loss, damage or expense to the full extent permitted by law, incurred or suffered by such person by reason of any act done, conceived in or omitted in the conduct of the company’s business or in the discharge of his/her duties; provided that such indemnification shall not extend to any matter which would render it void under the Companies Act.	Under Aspen’s bye-laws, Aspen may indemnify its directors, officers, resident representative, member of a committee duly constituted under the bye-laws and any liquidator, manager or trustee for the time being acting in relation to the affairs of the company, and his heirs, executors and administrators, against all actions, costs, charges, liabilities, loss, damage or expense to the full extent permitted by law, incurred or suffered by such person by reason of any act done, conceived in or omitted in the conduct of the company’s business or in the discharge of his/her duties; provided that such indemnification shall not extend to any matter which would render it void under the Companies Act.

Shareholder’s and Derivative Suits

The rights of shareholders under Bermuda law are not as extensive as the rights of shareholders under legislation or judicial precedent in many U.S. jurisdictions. Class actions and derivative actions are generally not available to shareholders under the laws of Bermuda. However, the Bermuda courts ordinarily would be expected to follow English case law precedent, which would permit a shareholder to commence an action in the company’s name to remedy a wrong done to the company where the act complained of is alleged to be beyond its corporate power or is illegal or would result in the violation of its memorandum of association or amended and restated bye-laws. Furthermore, consideration would be given by a Bermuda court to acts that are alleged to constitute a fraud against the minority shareholders or where an act requires the approval of a greater percentage of shareholders than that which actually approved it or where a power vested in the board of directors has been exercised for an improper purpose. The winning party in such an action generally would be able to recover a portion of attorneys’ fees incurred in connection with such action.

When the affairs of a company are being conducted in a manner which is oppressive or prejudicial to the interests of some part of the shareholders, one or more shareholders may apply to the Supreme Court of

Bermuda, which may make such order as it sees fit, including an order regulating the conduct of the company’s affairs in the future or ordering the purchase of the shares of any shareholders by other shareholders or by the company.

Endurance	Aspen
Endurance’s bye-laws provide that shareholders waive all claims or rights of action that they might have, individually or in the right of Endurance, against any director or officer for any action or failure to act in the performance of such director’s or officer’s duties, except such waiver shall not extend to claims or rights of action that would render the waiver void pursuant to the Companies Act, that arise out of any fraud or dishonesty of such director or officer or with respect to the recovery of any gain, personal profit or advantage to which the officer or director is not legally entitled.	Aspen’s bye-laws provide that shareholders waive all claims or rights of action that they might have, individually or in the right of Aspen, against any director or officer for any action or failure to act in the performance of such director’s or officer’s duties, except such waiver shall not extend to claims or rights of action that arise out of any fraud of such director or officer or with respect to the recovery of any gain, personal profit or advantage to which the officer or director is not legally entitled.

Amendment of Memorandum of Association

Bermuda law provides that the memorandum of association of a company may be amended by a resolution passed at a general meeting of shareholders of which due notice has been given. An amendment to the memorandum of association may require approval of the Bermuda Registrar of Companies.

Under Bermuda law, the holders of an aggregate of not less than 20% in par value of a company’s issued share capital or any class thereof or the holders of not less than 20% of the debentures entitled to object to amendments to the memorandum of association have the right to apply to the Bermuda courts for an annulment of any amendment to the memorandum of association adopted by shareholders at any general meeting. This does not apply to an amendment that alters or reduces a company’s share capital as provided in the Companies Act. Upon such application, the alteration will not have effect until it is confirmed by a Bermuda court. An application for an annulment of an amendment to the memorandum of association must be made within 21 days after the date on which the resolution altering the company’s memorandum of association is passed and may be made on behalf of persons entitled to make the application by one or more of their number as they may appoint in writing for the purpose. No application may be made by shareholders voting in favor of the amendment.

Amendment of Bye-laws

Endurance	Aspen

Consistent with Bermuda law, Endurance’s bye-laws may be revoked or amended by a resolution of the board of directors passed by a majority of the directors then in office and eligible to vote on the resolution, but no such revocation or amendment will be operative unless and until it is approved by the shareholders at a subsequent general meeting.

A resolution to revoke or amend the bye-laws must be passed by the shareholders by a majority of votes cast or by such greater majority as required by the bye-laws. See the subheading “Voting Rights” in this section.

Consistent with Bermuda law, Aspen’s bye-laws may be revoked or amended by a resolution of the board of directors passed by a majority of the directors then in office and eligible to vote on the resolution, but no such revocation or amendment will be operative unless and until it is approved by the shareholders at a subsequent general meeting.

A resolution to revoke or amend the Bye-laws must be passed by the shareholders by a majority of the voting power of votes cast or by such greater majority as required by the bye-laws. See the subheading “Voting Rights” in this section.

Shareholder Rights Plan

Endurance does not currently have a shareholder rights plan.

Aspen’s board of directors adopted a shareholder rights plan on April 17, 2014, pursuant to which Aspen has issued one preferred share purchase right for each outstanding Aspen common share. The rights generally will be exercisable 10 business days after the public announcement that a person or group has become an “Acquiring Person” by obtaining beneficial ownership of 10% or more of the Aspen common shares (or 15% in the case of passive institutional investors that are entitled to report ownership of their Aspen common shares on Schedule 13G), and entitle their holders to purchase one one-thousandth of a share of Series A Junior Participating Preference Shares for $160, subject to adjustment. This portion of a Series A Junior Participating Preference Share will give the shareholder approximately the same dividend and liquidation rights as would one Aspen common share. Prior to exercise, the right does not give its holder any dividend, voting or liquidation rights.

If a person or group becomes an Acquiring Person, each holder of rights, except the Acquiring Person, may purchase Aspen common shares having a value equal to two times the then-current exercise price of the right.

If Aspen is later acquired in a merger or similar transaction after the date on which the rights become exercisable, each holder of rights, except the Acquiring Person, may purchase Aspen common shares having a value equal to two times the then-current exercise price of the right.

Unless earlier exchanged or redeemed, the rights will expire on April 16, 2015. Aspen’s board of directors may redeem the rights for $0.01 per right at any time before any person or group becomes an Acquiring Person. After a person or group becomes an Acquiring Person, but before an Acquiring Person owns 50% or more of the outstanding Aspen common shares, Aspen’s board of directors may extinguish the rights by exchanging one Aspen common share or an equivalent security for each right, other than rights held by the Acquiring Person.

The description and terms of the rights are set forth in the Rights Agreement, dated as of April 17, 2014, between Aspen and Computershare Inc., as rights agent. Aspen’s board of directors may terminate the Rights Agreement at any time if it no longer believes that the Rights Agreement is in the best interests of Aspen and its shareholders.

The description of the rights and the Rights Agreement set forth above is not complete and is qualified in its entirety by reference to the Rights Agreement, a copy of which has been filed by Aspen with the SEC. Please see the section of this prospectus/offer to exchange titled “Where You Can Find More Information.”

Business Combination Statutes

A Bermuda company may not enter into certain business transactions with its significant shareholders or affiliates without obtaining prior approval from its board of directors and, in certain instances, its shareholders. Examples of such business transactions include amalgamation, mergers, asset sales and other transactions in which a significant shareholder or affiliate receives or could receive a financial benefit that is greater than that received or to be received by other shareholders.

Inspection of Books and Records; Shareholder Lists

Under Bermuda law, members of the general public have the right to inspect a company’s public documents available at the office of the Registrar of Companies in Bermuda, which will include a company’s memorandum of association (including its objects and powers) and certain alterations to its memorandum of association, including any increase or reduction of the company’s authorized capital.

Registered shareholders have the additional right to inspect the bye-laws, minutes of general meetings and audited financial statements of a company, which must be presented to the annual general meeting of shareholders. A company’s register of members is also open to inspection by shareholders, and to members of the public, without charge. The register of members is required to be open for inspection for not less than two hours in any business day (subject to the ability of a company to close the register of members for not more than 30 days in a year). A company is required to maintain a share register in Bermuda but may, subject to the provisions of the Companies Act, establish a branch register outside Bermuda. A company is required to keep at its registered office a register of its directors and officers which is open for inspection for not less than two hours in any business day by members of the public without charge. Bermuda law does not, however, provide a general right for shareholders to inspect or obtain copies of any other corporate records.

Appraisal Rights/Dissenters’ Rights

Under Bermuda law, a dissenting shareholder of an amalgamating company that does not believe it has been offered fair value for its shares may apply to the Supreme Court of Bermuda to appraise the fair value of its shares. Where the Supreme Court of Bermuda has appraised any such shares and the amalgamation has been consummated prior to the appraisal then, within one month of the Supreme Court of Bermuda appraising the value of the shares, if the amount (if any) paid to the dissenting shareholder for his or her shares is less than that appraised by the Supreme Court of Bermuda, the amalgamated company shall pay to such shareholder the difference between the amount paid to such shareholder and the value appraised by the Supreme Court of Bermuda. Bermuda law provides for dissenters’ rights in an amalgamation between nonaffiliated companies and affiliated companies where one company is not a Bermuda company. Bermuda law additionally provides a right of appraisal in respect of the situations discussed in this section under the subheading “Required Purchase and Sale of Shares.”

Required Purchase and Sale of Shares

An acquiring party is generally able to acquire compulsorily the ordinary shares of minority holders in the following ways:

•	By a procedure under the Companies Act known as a “scheme of arrangement.” A scheme of arrangement could be effected by obtaining the agreement of the company (provided either by the board or by the shareholders in general meeting) and of holders of ordinary shares, representing in the aggregate a majority in number of the ordinary shareholders holding at least 75% in value of the ordinary shares (excluding shares owned by the acquirer) present and voting at a court-ordered meeting held to consider the scheme or arrangement. The scheme of arrangement must then be sanctioned by the Supreme Court of Bermuda. If a scheme of arrangement receives all necessary agreements and sanctions, upon the filing of the Supreme Court of Bermuda order sanctioning the scheme of arrangement with the Registrar of Companies in Bermuda, all holders of ordinary shares will be compelled to sell their shares under the terms of the scheme of arrangement;

•	If the acquiring party is a company, it may compulsorily acquire all the shares of the target company by acquiring, pursuant to a tender offer, 90% in value of the shares or class of shares not already owned by, or by a nominee for, the acquiring party (the offeror), or any of its subsidiaries. If an offeror has, within four months after the making of an offer for all the shares or class of shares not owned by, or by a nominee for, the offeror, or any of its subsidiaries, obtained the approval of the holders of at least 90% in value of all the shares to which the offer relates, the offeror may, at any time within two months beginning with the date on which the approval was obtained, require by notice any nontendering shareholder to transfer its shares on the same terms as the original offer. In those circumstances, nontendering shareholders could be compelled to sell their shares unless the Supreme Court of Bermuda (on application made within a one-month period from the date of the offeror’s notice of its intention to acquire such shares) orders otherwise; or

•	Where one or more parties holds not less than 95% of the shares or a class of shares of a company, such holder(s) may, pursuant to a notice given to the remaining shareholders or class of shareholders, acquire the shares of such remaining shareholders or class of shareholders. When this notice is given, the acquiring party is entitled and bound to acquire the shares of the remaining shareholders on the terms set out in the notice, unless a remaining shareholder, within one month of receiving such notice, applies to the Supreme Court of Bermuda for an appraisal of the value of their shares. This provision only applies where the acquiring party offers the same terms to all holders of shares whose shares are being acquired.

UNAUDITED CONDENSED CONSOLIDATED PRO FORMA FINANCIAL INFORMATION

The following unaudited condensed consolidated pro forma financial information is intended to provide you with information about how the acquisition of Aspen might have affected the historical financial statements of Endurance if it had been consummated at an earlier time. The unaudited condensed consolidated pro forma information has been prepared using Aspen’s publicly available financial statements and disclosures, without the benefit of inspection of Aspen’s books and records. Therefore, limited pro forma adjustments, such as recording fair value of assets and liabilities and adjustments for consistency of accounting policy are reflected in these unaudited condensed consolidated pro forma financial statements. The following unaudited condensed consolidated pro forma financial information does not necessarily reflect the financial position or results of operations that would have actually resulted had the acquisition occurred as of the dates indicated, nor should they be taken as necessarily indicative of the future financial position or results of operations of Endurance. For a summary of the proposed business combination contemplated by the exchange offer and the second-step merger, see the section of this prospectus/offer to exchange titled “The Exchange Offer.”

The unaudited condensed consolidated pro forma financial information should be read in conjunction with the Endurance 10-Q, the Endurance 10-K, the Aspen 10-Q and the Aspen 10-K, each as filed with the SEC. The unaudited condensed consolidated pro forma financial information gives effect to the proposed acquisition as if it had occurred at March 31, 2014 for the purposes of the unaudited consolidated pro forma balance sheet, at January 1, 2013 for the purposes of the unaudited condensed consolidated pro forma statements of operations for the year ended December 31, 2013 and for the three months ended March 31, 2014. The unaudited condensed consolidated pro forma financial information does not reflect any synergies that could result from the proposed acquisition, including cost savings, underwriting improvements, capital efficiencies, and enhanced capital management opportunities, and also does not reflect any permanent financing or the exercise of the Equity Investment Option described in the section of this prospectus/offer to exchange titled “The Exchange Offer—Source and Amount of Funds.”

This pro forma information is subject to risks and uncertainties, including those discussed in the section of this prospectus/offer to exchange titled “Risk Factors.”

The following table sets forth the unaudited condensed consolidated pro forma balance sheet at March 31, 2014 (expressed in thousands of U.S. dollars, except share and per share data) giving effect to the proposed acquisition of Aspen common shares as if it had occurred at March 31, 2014.

	Historical Endurance	Historical Aspen	Pro Forma Purchase Adjustments	Notes	Pro Forma Consolidated
ASSETS
Investments
Fixed maturity investments: available for sale, at fair value	$4,794,445	$5,521,700	—		$10,316,145
Fixed maturity investments: trading at fair value	—	734,400	—		734,400
Short-term investments: available for sale, at fair value	46,167	215,500	—		261,667
Equity securities: available for sale, at fair value	271,530	147,400	(20,236)	2(e)	398,694
Equity securities: trading at fair value	—	360,400	—		360,400
Catastrophe Bonds: trading at fair value	—	18,000	—		18,000
Other investments	621,914	8,700	—		630,614

Total investments	5,734,056	7,006,100	(20,236)		12,719,920
Cash and cash equivalents	916,665	1,443,700	(412,066)	2(b),2(c), 2(e),2(g),3	1,948,299

	Historical Endurance	Historical Aspen	Pro Forma Purchase Adjustments	Notes	Pro Forma Consolidated
Premiums receivable, net	1,265,371	1,189,500	(2,111)	2(h)	2,452,760
Insurance and reinsurance balances receivable	136,733	157,200	—		293,933
Deferred acquisition costs	231,167	289,600	—		520,767
Prepaid reinsurance premiums	443,498	221,300	(2,787)	2(h)	662,011
Reinsurance recoverable on unpaid losses	534,335	352,100	(8,064)	2(h)	878,371
Reinsurance recoverable on paid losses	59,784	—	(582)	2(h)	59,202
Accrued investment income	23,161	—	—		23,161
Goodwill and intangible assets	163,761	18,300	418,048	2(f),2(i)	600,109
Deferred tax asset	48,496	500	—		48,996
Net receivable on sales of investments	83,445	14,800	—		98,245
Other assets	154,310	70,100	18,387	2(b)	242,797

Total assets	$9,794,782	$10,763,200	$(9,411)		$20,548,571

LIABILITIES
Reserve for losses and loss expenses	$3,847,774	$4,760,700	$(8,064)	2(h)	$8,600,410
Reserve for unearned premiums	1,678,233	1,479,700	(2,787)	2(h)	3,155,146
Deposit liabilities	18,684	—	—		18,684
Reinsurance balances payable	307,569	155,100	(2,693)	2(h)	459,976
Debt	527,539	549,000	963,000	2(b),3	2,039,539
Long term debt issued by Silverton, at fair value	—	53,400	—		53,400
Net payable on purchases of investments	239,313	—	—		239,313
Other liabilities	174,561	378,500	(200)	2(j)	552,861

Total liabilities	6,793,673	7,376,400	949,256		15,119,329

SHAREHOLDERS’ EQUITY
Preferred shares	17,200	—	—		17,200
Common shares	44,601	100	37,025	2(a),2(c),2(d),2(e)	81,726
Non-controlling interest	—	(200)	200	2(j)	—
Additional paid-in capital	575,684	1,269,900	1,177,743	2(a),2(c),2(d),2(e)	3,023,327
Accumulated other comprehensive income	89,359	234,600	(234,984)	2(d),2(e)	88,975
Retained earnings	2,274,265	1,882,400	(1,938,651)	2(d),2(e),2(g)	2,218,014

Total shareholders’ equity	3,001,109	3,386,800	(958,667)		5,429,242

Total liabilities and shareholders’ equity	$9,794,782	$10,763,200	$(9,411)		$20,548,571

Basic common shares outstanding	43,268,132	65,419,000		5	80,393,631
Dilutive shares outstanding	44,689,997	66,281,000		5	81,784,128
Basic book value per share	$59.42	$43.28		5	$55.12
Diluted book value per share	$57.53	$42.72		5	$54.18

The following table sets forth unaudited condensed consolidated pro forma results of operations for the year ended December 31, 2013 (expressed in thousands of U.S. dollars, except share and per share data) giving effect to the proposed acquisition of Aspen common shares as if it had occurred at January 1, 2013.

	Historical Endurance	Historical Aspen	Pro forma Purchase Adjustments	Notes	Pro forma Consolidated
Revenues
Gross premiums written	$2,665,244	$2,646,700	$(1,187)	2(h)	$5,310,757
Ceded premiums written	(616,311)	(347,000)	1,187	2(h)	(962,124)

Net premiums written	2,048,933	2,299,700	—		4,348,633
Change in unearned premiums	(32,449)	(127,900)	—		(160,349)

Net premiums earned	2,016,484	2,171,800	—		4,188,284
Net investment income	166,216	186,400	(8,931)	2(g)	343,685
Net realized and unrealized gains	15,164	37,700	—		52,864
Total other-than-temporary impairment losses	(1,616)	—	—		(1,616)
Portion of loss recognized in other comprehensive loss	—	—	—		—

Net impairment losses recognized in earnings	(1,616)	—	—		(1,616)
Other underwriting loss	(2,046)	—	—		(2,046)
Other income	—	7,100	—		7,100

Total Revenues	2,194,202	2,403,000	(8,931)		4,588,271

Expenses
Net losses and loss expenses	1,219,684	1,223,700	—		2,443,384
Acquisition expenses	304,430	422,000	—		726,430
General and administrative expenses	294,906	368,100	—		663,006
Amortization of intangibles	7,012	600	—		7,612
Net foreign exchange losses	14,214	13,200	—		27,414
Interest expense	36,188	32,700	60,508	2(b)	129,396

Total expenses	1,876,434	2,060,300	60,508		3,997,242

Income before income taxes	317,768	342,700	(69,439)		591,029
Income tax expense	(5,853)	(13,400)	—		(19,253)

Net income	311,915	329,300	(69,439)		571,776
Loss attributable to non-controlling interest	—	500	—		500
Preferred dividends	(32,750)	(35,500)	—		(68,250)
PIERS redemption	—	(7,100)	—		(7,100)

Net income available to common and participating common shareholders	$279,165	$287,200	$(69,439)		$496,926

Per share data
Weighted average number of common shares and common share equivalents outstanding
Basic	42,817,624	66,872,048		4	79,943,123

Diluted	42,818,207	69,417,903		4	79,943,706

Basic earnings per share	$6.37	$4.29		4	$6.14

Diluted earnings per share	$6.37	$4.14		4	$6.14

The following table sets forth unaudited condensed consolidated pro forma results of operations for the quarter ended March 31, 2014 (expressed in thousands of U.S. dollars, except share and per share data) giving effect to the proposed acquisition of Aspen common shares as if it had occurred at January 1, 2013.

	Historical Endurance	Historical Aspen	Pro forma Purchase Adjustments	Notes	Pro forma Consolidated
Revenues
Gross premiums written	$1,157,515	$855,500	$(3,117)	2(h)	$2,009,898
Ceded premiums written	(358,810)	(158,000)	3,117	2(h)	(513,693)

Net premiums written	798,705	697,500	—		1,496,205
Change in unearned premiums	(402,439)	(131,000)	—		(533,439)

Net premiums earned	396,266	566,500	—		962,766
Net investment income	40,990	49,500	(2,218)	2(g)	88,272
Net realized and unrealized gains	4,872	11,300	—		16,172
Total other-than-temporary impairment losses	(111)	—	—		(111)
Portion of loss recognized in other comprehensive income	—	—	—		—

Net impairment losses recognized in earnings	(111)	—	—		(111)
Other underwriting loss	(1,238)	—	—		(1,238)
Other expense	—	(100)	—		(100)

Total Revenues	440,779	627,200	(2,218)		1,065,761

Expenses
Net losses and loss expenses	176,896	288,100	—		464,996
Acquisition expenses	72,157	112,000	—		184,157
General and administrative expenses	73,206	95,600	(3,000)	2(g)	165,806
Amortization of intangibles	1,617	—	—		1,617
Net foreign exchange losses (gains)	2,964	(100)	—		2,864
Interest expense	9,051	7,400	10,997	2(b)	27,448

Total expenses	335,891	503,000	7,997		846,888

Income before income taxes	104,888	124,200	(10,215)		218,873
Income tax expense	(408)	(3,800)			(4,208)

Net income	104,480	120,400	(10,215)		214,665
Income attributable to non-controlling interest	—	(100)	—		(100)
Preferred dividends	(8,188)	(9,500)	—		(17,688)

Net income available to common and participating common shareholders	$96,292	$110,800	$(10,215)		$196,877

Per share data
Weighted average number of common shares and common share equivalents outstanding
Basic	43,160,156	65,289,000		4	80,285,655

Diluted	43,160,442	66,566,000		4	80,285,941

Basic earnings per share	$2.17	$1.70		4	$2.41

Diluted earnings per share	$2.17	$1.66		4	$2.41

Endurance Specialty Holdings Ltd.

Notes to Unaudited Condensed Consolidated Pro Forma Financial Statements (unaudited)

(Expressed in thousands of U.S. dollars, except share and per share data)

1.	Basis of Presentation

The unaudited condensed consolidated pro forma financial information gives effect to the acquisition of Aspen as if it had occurred at March 31, 2014 for the purposes of the unaudited condensed consolidated pro forma balance sheet and at January 1, 2013 for the purposes of the unaudited condensed consolidated pro forma results of operations for the year ended December 31, 2013 and the three months ended March 31, 2014. The unaudited condensed consolidated pro forma information has been prepared using Endurance’s historical consolidated financial statements and Aspen’s historical consolidated financial statements. Certain amounts from Aspen’s historical consolidated financial statements have been reclassified to conform to the Endurance presentation. The unaudited condensed consolidated pro forma financial statements have been prepared using Aspen’s publicly available financial statements and disclosures, without the benefit of inspection of Aspen’s books and records. Therefore, limited pro forma adjustments, such as adjustments for consistency of accounting policy, are reflected in these unaudited condensed consolidated pro forma financial statements. Additional reclassifications of Aspen’s data to conform to the Endurance presentation may also be required. In addition, adjustments to reflect the fair value of assets and liabilities may be required and certain intangibles, deferred tax assets and other balances may be eliminated once additional information is obtained. The historical Aspen balance sheet data is thus assumed to reflect fair value. Please see the section of this prospectus/offer to exchange titled “Note on Aspen Information.”

The unaudited condensed consolidated pro forma financial information is prepared in conformity with United States Generally Accepted Accounting Principles, which we refer to as “US GAAP.” The unaudited condensed consolidated pro forma balance sheet as of March 31, 2014 and the unaudited condensed consolidated pro forma statements of operations for the year ended December 31, 2013 and the three months ended March 31, 2014 have been prepared using the following information:

(a)	Audited historical consolidated financial statements of Endurance for the year ended December 31, 2013;

(b)	Audited historical consolidated financial statements of Aspen for the year ended December 31, 2013;

(c)	Unaudited historical consolidated financial statements of Endurance as of March 31, 2014 and for the three months ended March 31, 2014;

(d)	Unaudited historical consolidated financial statements of Aspen as of March 31, 2014 and for the three months ended March 31, 2014; and

(e)	Such other known supplementary information as considered necessary to reflect the acquisition in the unaudited condensed consolidated pro forma financial information.

The pro forma adjustments reflecting the consummation of the exchange offer and the second-step merger under the acquisition method of accounting are based on certain estimates and assumptions. The unaudited condensed consolidated pro forma adjustments may be revised as additional information becomes available. The actual adjustments upon consummation of the exchange offer, second step-merger and the allocation of the final purchase price will depend on a number of factors, including additional financial information available at such time, changes in values and changes in Aspen’s operating results between the date of preparation of this unaudited condensed consolidated pro forma financial information and the consummation of the exchange offer and second-step merger. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments and it is possible the difference may be material. Endurance believes that its assumptions provide a reasonable basis for presenting all of the significant effects of the transaction contemplated based on information available to Endurance at the time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited condensed consolidated pro forma financial statements.

Endurance has determined that it will be the acquirer as of the date of acquisition based on the facts and circumstances identified within this prospectus/offer to exchange and review of Aspen’s publicly available information.

The unaudited condensed consolidated pro forma financial information does not reflect any synergies that could result from the proposed acquisition, including cost savings, underwriting improvements, capital efficiencies, and enhanced capital management opportunities, and also does not reflect any permanent financing or the exercise of the Equity Investment Option described in the section of this prospectus/offer to exchange titled “The Exchange Offer—Source and Amount of Funds.”

Unless otherwise indicated, pro forma adjustments are assumed to have no income tax impact as the underlying corporate entity generating the adjustment is domiciled in Bermuda and not subject to corporate tax.

Excluding the Bridge Facility fees, estimated costs of the transaction have been reflected in the unaudited condensed consolidated pro forma balance sheet, but have not been included on the pro forma statements of operations due to their non-recurring nature. All fees and interest associated with the Bridge Facility have been reflected in the unaudited condensed consolidated pro forma balance sheet and pro forma statements of operations.

The unaudited condensed consolidated pro forma financial information is not intended to reflect the results of operations or the financial position that would have resulted had the exchange offer and second-step merger been effected on the dates indicated and if the companies had been managed as one entity. The unaudited condensed consolidated pro forma financial information should be read in conjunction with the Endurance 10-Q, the Endurance 10-K, the Aspen 10-Q and the Aspen 10-K, as filed with the SEC. Please see the section of this prospectus/offer to exchange titled “Where You Can Find More Information.”

2.	Purchase Adjustments

Endurance is offering, upon the terms and subject to the conditions set forth in this prospectus/offer to exchange and in the related letter of election and transmittal, to exchange for each outstanding Aspen common share that is validly tendered and not properly withdrawn before the expiration time of the exchange offer described below, one of the following:

•	0.9197 Endurance common shares for each Aspen common share for which a Stock Election is made;

•	$49.50 in cash (less applicable withholding taxes and without interest) for each Aspen common share for which a Cash Election is made; or

•	a combination of 0.5518 Endurance common shares and $19.80 in cash (less applicable withholding taxes and without interest), for each Aspen common share for which a Cash/Stock Election is made,

subject to the proration procedures described in this prospectus/offer to exchange and the related letter of election and transmittal.

Both the Cash Election and the Stock Election are subject to proration and adjustment procedures to ensure that the total amount of cash paid, and the total number of Endurance common shares exchanged in the exchange offer will be equal to the total amount of cash and number of Endurance common shares that would have been exchanged if all of the Aspen shareholders tendering into the exchange offer had made a Cash/Stock Election. As a result:

•	the total amount of cash to be paid to tendering Aspen shareholders in the exchange offer will be equal to (a) the number of Aspen common shares validly tendered and accepted for exchange pursuant to the exchange offer multiplied by (b) $19.80, and

•	the total number of Endurance common shares to be issued to tendering Aspen shareholders in the exchange offer will be equal to (a) the number of Aspen common shares validly tendered and accepted for exchange pursuant to the exchange offer multiplied by (b) 0.5518.

The proration mechanism results in an aggregate consideration mix of 40% cash and 60% Endurance common shares, based on the closing price on the NYSE of Endurance common shares on April 11, 2014, the last trading day prior to the public announcement of Endurance’s initial proposal to acquire Aspen. As such, the value of the Endurance common shares that the Aspen shareholders receive in the exchange offer will vary as a result of the fixed exchange ratios and possible fluctuations in the price of Endurance common shares.

Endurance intends, promptly after completion of the exchange offer, to consummate a second-step merger of Aspen with and into Endurance. The purpose of the second-step merger is to acquire all of the issued and outstanding Aspen common shares not exchanged pursuant to the exchange offer. Pursuant to the terms of the second-step merger, each remaining issued and outstanding Aspen common share (other than shares owned by Endurance or any Aspen or Endurance wholly-owned subsidiary) will be converted into the same consideration, also subject to election and proration, as those Aspen common shares that are exchanged in the exchange offer. Please see the section of this prospectus/offer to exchange titled “Summary of the Exchange Offer.” The pro forma financial statements assume that all Aspen common shares are tendered and/or that the second-step merger is completed with all Aspen common shares acquired by Endurance.

As discussed above, these pro forma purchase adjustments are based on certain estimates and assumptions made as of the date or for the period of the unaudited condensed consolidated pro forma financial information. The actual adjustments will depend on a number of factors, including the review of Aspen’s books and records, and changes in the estimated fair value of net balance sheet assets and operating results of Aspen between March 31, 2014 and the date of the consummation of the exchange offer and second-step merger. Endurance expects to make such adjustments at such time. These adjustments are likely to be different from the adjustments made to prepare the unaudited condensed consolidated pro forma financial information and such differences may be material.

The share prices for both Endurance and Aspen used in determining the preliminary estimated purchase price are based on the closing price of Endurance common shares on the NYSE on June 17, 2014 of $51.60. The preliminary total purchase price is calculated as follows:

Calculation of Total Purchase Price

Aspen common shares outstanding as of June 1, 2014	65,456,280
Add diluted effect of Aspen share equivalents outstanding	1,596,852

Net Aspen common shares outstanding	67,053,132
Exchange ratio	0.5518

Total Endurance common shares to be issued	36,999,918
Endurance common share closing price on June 17, 2014	$51.60

Total value of Endurance common shares to be issued	$1,909,196

Total cash consideration per Aspen common share	$19.80

Total cash consideration	$1,327,652

Total Cash/Stock Consideration	$3,236,848

The allocation of the purchase price is as follows:

Allocation of Purchase Price

Total assets per Aspen historical balance sheet	$10,763,200
Less Aspen goodwill	(1,700)
Total liabilities per Aspen historical balance sheet	(7,376,400)
Reclassification of non-controlling interest	200
Assumption of Aspen preference shares outstanding	(568,200)
Fair valuation adjustment	— (1)

Net asset value, at fair value	$2,817,100
Total purchase price	3,236,848

Goodwill	$419,748 (2)

(1)	The purchase price allocation has been prepared using Aspen’s publicly available financial statements and disclosures, without the benefit of inspection of Aspen’s books and records. As such, no fair value adjustments have been made to Aspen’s assets or liabilities reported within the Aspen 10-Q as of March 31, 2014 and these are assumed to reflect fair value for purposes of the pro forma financial statements.
(2)	Endurance has allocated the excess of the total purchase price over the fair value of the net assets acquired to goodwill due to the lack of access to Aspen’s books and records. Upon consumation of the exchange offer and second-step merger, additional tangible and/or intangible assets may be recognized such as customer related intangible assets. The pro forma results of operations do not include any amortization that may result from the recognition of any additional tangible and/or intangible assets.

The goodwill generated as a result of the total purchase consideration exceeding the fair value of the net assets was estimated based on the closing price of Endurance common shares on the NYSE on June 17, 2014 of $51.60. The fair value of the stock consideration to be received in exchange for Aspen common shares fluctuates due to changes in the Endurance common share price. The percentage change in the closing price of Endurance common shares on the NYSE from April 11, 2014, the last trading day prior to the public announcement of Endurance’s initial proposal to acquire Aspen, and the June 17, 2014 closing price, which was used to determine the purchase price, was approximately 5%. The following table depicts the sensitivity of the purchase price and resulting goodwill to changes in the price of Endurance’s common shares:

	Purchase Price	Estimated Goodwill
As presented in pro forma	$3,236,848	$419,748
Increase by 5%	3,332,308	515,208
Decrease by 5%	3,141,388	324,288

(a) In connection with the exchange offer and second-step merger, 36,999,918 Endurance common shares are expected to be issued for all Aspen common shares, Aspen common shares issued pursuant to option exercises and Aspen common shares issued following vesting of restricted share units and performance shares resulting in additional share capital of $37,000 and additional paid-in capital of $1,872,196. Aspen phantom shares outstanding have not been considered in the pro forma financial statements as the liability for these shares could not be estimated by Endurance. The value of the Endurance common shares that the Aspen shareholders receive in the exchange offer will vary as a result of the fixed exchange ratios and possible fluctuations in the price of Endurance common shares from the date of this prospectus/offer to exchange and the completion of the second-step merger.

(b) Endurance is offering to exchange cash consideration equal to the number of Aspen common shares outstanding multiplied by $19.80. The cash consideration is expected to total $1,327,652, and will be funded initially through Endurance’s cash on hand and proceeds of $963,000 under the $1.0 billion Bridge Facility or any replacement permanent financing. Endurance will incur fees on closing and funding of the Bridge Facility of

$18,387, which have been included in the unaudited condensed consolidated pro forma balance sheet within other assets reflecting the capitalization of these costs. For the purposes of the unaudited condensed consolidated pro forma statements of operations for the year ended December 31, 2013 and for the three months ended March 31, 2014, Endurance has assumed that $963,000 of borrowings under the Bridge Facility are outstanding for the entire period beginning January 1, 2013 through March 31, 2014. Bridge Facility fees are being amortized over the assumed term of the Bridge Facility of 15 months. As a result, we have included $14,710 and $3,677 of transaction cost amortization for the year ended December 31, 2013 and the three months ended March 31, 2014, respectively, within interest expense.

The loans made under the Bridge Facility will bear interest at LIBOR (assumed LIBOR rate of 0.5402%) plus 150 basis points and be subject to applicable margins that will increase by an additional 25 basis points every 90 days after the date of the funding of the Bridge Facility, except on the 270th day, when they will increase by 50 basis points. The margin for the three months ended March 31, 2014 has been calculated as LIBOR plus 150 basis points increased by 100 basis points since in excess of 270 days. As a result, we have included $45,798 and $7,320 of interest expense related to the Bridge Facility for the year ended December 31, 2013 and the three months ended March 31, 2014, respectively, within interest expense.

Upon the completion of the exchange offer, the Bridge Facility may be refinanced or replaced with long term debt financing, common equity or a combination of debt and equity. If the closing of the exchange offer and the second-step merger can be completed without funding under the Bridge Facility, Endurance would not incur the $45,798 and $7,320 of interest expense included in the unaudited condensed consolidated pro forma statements of operations for the year ended December 31, 2013 and for the three months ended March 31, 2014, although Endurance would incur interest expense with respect to any debt financing entered into in place of the Bridge Facility. In addition, if the Equity Option Investors exercise their option to purchase Endurance common shares following the exchange offer as described in the section of this prospectus/offer to exchange titled “The Exchange Offer—Source and Amount of Funds—Equity Investor Matters”, then interest expense could be further reduced to the extent Endurance uses the proceeds of such sale of Endurance common shares to repay outstanding debt.

(c) John R. Charman, the Chairman of the Board and Chief Executive Officer of Endurance, has committed to purchase $25,000 of newly issued Endurance common shares in connection with the acquisition of Aspen, subject to receipt of any required regulatory approval and the completion of Endurance’s acquisition of Aspen, at a price per share equal to $53.51, as adjusted for any stock splits, stock dividends or combinations prior to the closing of such investment. As a result, 467,202 Endurance common shares are expected to be issued resulting in additional share capital of $467 and additional paid-in capital of $24,533 reflected in the unaudited condensed consolidated balance sheet.

(d) Elimination of Aspen common shares of $100, additional paid-in capital of $701,700 (net of Aspen preferred stock assumed by Endurance of $568,200), accumulated other comprehensive income of $234,600 and retained earnings of $1,882,400.

(e) As of March 31, 2014, Endurance owned 509,806 Aspen common shares which were recorded on Endurance’s historical balance sheet as equity securities: available for sale. Subsequent to March 31, 2014, an additional 109,299 Aspen common shares were purchased at a cost of $4,285. Endurance has assumed that the fair value of its holding in Aspen common shares at the date of the transaction would equal the consideration offered as part of the prospectus/offer to exchange assuming a cash/stock election was made. As such, the fair value of the Aspen common shares of $29,886 reflecting cash consideration at $19.80 per Aspen common share or $12,258 and stock consideration of $17,628 (common stock of $342 and additional paid-in capital of $17,286) which have been recorded as adjustments within the proforma balance sheet. As a result of recording the investment at fair value, Endurance recognized a gain of $5,749 within retained earnings representing the increased fair value of the Aspen common shares of $5,365 over the March 31, 2014 recorded value and elimination of the unrealized gain at March 31, 2014 of $384 recorded in acculumated other comprehensive income.

(f) Elimination of Aspen goodwill of $1,700. Aspen historical intangible assets have not been eliminated as they include state insurance licenses which are assumed to be recorded at fair value.

(g) Total transaction costs of $65,000 have been recorded in retained earnings and Bridge Facility fees of $18,387 have been recorded in other assets within the unaudited condensed consolidated pro forma balance sheet. The Bridge Facility costs and $32,000 of transaction costs are expected to be incurred by Endurance, while $33,000 of estimated transaction costs are expected to be incurred by Aspen. In addition, cash and cash equivalents and/or fixed maturity investments would have been reduced following the payment of the cash consideration. As a result of paying the cash consideration and transaction costs and fees, cash and cash equivalents and/or fixed maturity investments would have been reduced by $412,066 and as a result net investment income would also have been lower for the year ended December 31, 2013 and three months ended March 31, 2014. Based on a ratio of Endurance’s cash and cash equivalents to total investments and cash and cash equivalents, 14% of the cash consideration and transaction costs and fees are estimated to have been carried as cash and cash equivalent at an interest rate of 0% and thus result in no loss in net investment income. On the remaining balance, net investment income has been reduced in the unaudited condensed consolidated statements of operations by $8,931 and $2,218 for the year ended December 31, 2013 and three months ended March 31, 2014, respectively. Transaction costs of $3,000 expensed by Aspen in connection with the Endurance proposal in the three months ended March 31, 2014 have been eliminated in the unaudited condensed consolidated results of operations.

Actual transaction costs and fees may vary from such estimates which are based on the best information available at the time the unaudited condensed consolidated pro forma financial information was prepared.

(h) A related party balance of $3,117 for the three months ended March 31, 2014 and $1,187 for the year ended December 31, 2013 representing premiums assumed and ceded between Endurance and Aspen was eliminated from gross premiums written and ceded premiums written. Corresponding prepaid reinsurance premiums and unearned premiums of $2,787 and premiums receivable and reinsurance balances payable of $2,111 have been eliminated from the pro forma balance sheet. Reinsurance recoverable on unpaid losses and reserves for loss and loss expenses of $8,064 and reinsurance recoverable on paid losses and reinsurance balances payable of $582 have also been eliminated from the pro forma balance sheet.

(i) The unaudited condensed consolidated pro forma financial statements have been prepared using Aspen’s publicly available financial statements and disclosures without the benefit of inspection of Aspen’s books and records. Therefore, the carrying value of assets and liabilities in Aspen’s financial statements are considered to be a proxy for fair value of those assets and liabilities with the differences between the net assets and the total purchase price considered to be goodwill and other intangible assets. In addition, limited pro forma adjustments, such as recording fair value of the assets and liabilities and adjustments for consistency of accounting policy are reflected in these unaudited condensed consolidated pro forma financial statements. Pursuant to Accounting Standards Codification Topic 805, “Business Combinations” (“ASC805”), goodwill of $419,768 has been recorded as an asset on completion of the acquisition of Aspen common shares.

(j) Reclassification of non-controlling interest of $200 from shareholders’ equity to other liabilities.

3.	Purchase Adjustments

The acquisition of Aspen common shares will result in total cash payments of $1,400,066 from Endurance’s cash on hand and proceeds of $25,000 from Mr. Charman’s purchase of Endurance common shares and $963,000 of borrowings under the $1.0 billion Bridge Facility or any replacement permanent financing.

The unaudited condensed consolidated pro forma financial statements reflect the impact of the below sources and uses of cash within cash and cash equivalents. Actual transaction costs and fees may vary from such estimates which are based on the best information available at the time the unaudited condensed consolidated pro forma financial information was prepared.

For purposes of the unaudited condensed consolidated pro forma financial information, the sources and uses of funds of the acquisition are as follows:

Sources of Funds

Endurance cash and cash equivalents	$412,066
Charman Endurance common share purchase	25,000
Bridge Loan	963,000

Total	$1,400,066

Uses of Funds

Net cash consideration	$1,319,679
Bridge Loan transaction costs	18,387
Endurance transaction costs	32,000
Aspen transaction costs	30,000	(1)

Total	$1,400,066

(1)	$3,000 of transaction costs were paid by Aspen prior to March 31, 2014.
(2)	Gross consideration of $1,327,652 plus cash used for purchase of Aspen shares subsequent to March 31, 2014 of $4,285 net of implied cash consideration on Aspen common shares owned by Endurance of 619,105 Aspen common shares multiplied by $19.80.

4.	Earnings per common share

(a)	Pro forma earnings per common share for the year ended December 31, 2013 and the three months ended March 31, 2014 have been calculated based on the estimated average number of common shares outstanding on a pro forma basis, as described below. The historical weighted average number of Endurance common shares outstanding was 42,817,624 and 42,818,207 basic and diluted, respectively, for the year ended December 31, 2013 and 43,160,156 and 43,160,442 basic and diluted, respectively, for the three months ended March 31, 2014.

(b)	The pro forma weighted average number of common shares outstanding for the year ended December 31, 2013 and three months ended March 31, 2014, after giving effect to the exchange of shares as if the Endurance common shares to be issued in the exchange offer and second-step merger had been issued and outstanding for the respective periods, is 79,943,123 and 79,943,706 basic and diluted and 80,285,655 and 80,285,941 basic and diluted, respectively.

(c)	In calculating diluted earnings per share, we consider the application of the treasury stock method and the two-class method and whichever is more dilutive is included into the calculation of diluted earnings per share.

The following table sets forth the computation of basic and diluted earnings per share for the three months ended March 31, 2014:

	Historical Endurance	Pro forma consolidated
Net income available to common and participating common shareholders	$96,292	$196,877
Less amount allocated to participating common shareholders(1)	(2,769)	(3,084)

Net income allocated to common shareholders	$93,523	$193,793
Weighted average shares – basic	43,160,156	80,285,655
Share equivalents:
Restricted share units	286	286

Weighted average shares – diluted	43,160,442	80,285,941
Basic earnings per common share	$2.17	$2.41

Diluted earnings per common share	$2.17	$2.41

(1)	Represents earnings attributable to holders of unvested restricted shares issued under Endurance’s equity compensation plans that are considered participating.

The following table sets forth the computation of basic and diluted earnings per share for the year ended December 31, 2013:

	Historical Endurance	Pro forma consolidated
Net income available to common and participating common shareholders	$279,165	$496,926
Less amount allocated to participating common shareholders(1)	(6,444)	(6,211)

Net income allocated to common shareholders	$272,721	$490,715
Weighted average shares – basic	42,817,624	79,943,123
Share equivalents:
Restricted share units	583	583

Weighted average shares – diluted	42,818,207	79,943,706
Basic earnings per common share	$6.37	$6.14

Diluted earnings per common share	$6.37	$6.14

(1)	Represents earnings attributable to holders of unvested restricted shares issued under Endurance’s equity compensation plans that are considered participating.

5.	Book Value per share

Endurance calculates diluted book value per share using the treasury stock method, where notional proceeds received upon exercise of options and vesting of other dilutive instruments are assumed to have been used to purchase treasury stock and would reduce the number of shares issued. For the purposes of the pro forma condensed consolidated financial statements and notes thereto, diluted book value per share has been calculated based on the treasury stock method.

The following table sets forth the computation of book value and diluted book value per share adjusted for the exchange offer and second-step merger as of March 31, 2014:

	Historical Endurance	Pro forma consolidated
Book value per common share calculation
Total shareholders’ equity	$3,001,109	$5,429,242
Less liquidation value of preferred shares	(430,000)	(998,200)

Total common shareholders’ equity	$2,571,109	$4,431,042
Shares	43,268,132	80,393,631
Book value per common share	$59.42	$55.12

Diluted book value per common share calculation
Total common shareholders’ equity	$2,571,109	$4,431,042

Basic shares	43,268,132	80,393,631
Unvested restricted shares and restricted share units	1,332,689	1,332,689
Dilutive options outstanding	815,000	815,000
Less: options brought back via treasury method	(725,824)	(757,192)

Dilutive shares outstanding	44,689,997	81,784,128

Diluted book value per common share	$57.53	$54.18

6.	Capitalization

The following table sets forth the computation of historical debt to total capitalization and pro forma debt to total capitalization at March 31, 2014, adjusted for the exchange offer and second-step merger:

	Historical Endurance	Pro forma consolidated
Total debt
Bridge Facility	$—	$963,000
7% Senior notes, due 2034	329,180	329,180
6.15% Senior notes, due 2015	198,359	198,359
6.0% Senior notes, due 2020	—	249,300
4.65% Senior notes, due 2023	—	299,700
Silverton loan notes	—	53,400

Total debt	$527,539	2,092,939

Total capitalization
Total shareholders’ equity	$3,001,109	$5,429,242
Bridge Facility	—	963,000
Senior notes payable	527,539	1,076,539
Silverton loan notes payable		53,400

Total capitalization	$3,528,648	7,522,181

Total debt to total capitalization	15.0%	27.8%

FORWARD-LOOKING STATEMENTS

This prospectus/offer to exchange and the related letter of election and transmittal may include forward-looking statements which reflect our current views with respect to future events and financial performance. Such statements may include forward-looking statements both with respect to us in general and the insurance and reinsurance sectors specifically, both as to underwriting and investment matters. These statements may also include assumptions about our proposed acquisition of Aspen (including its benefits, results, effects and timing). Statements which include the words “should,” “would,” “expect,” “intend,” “plan,” “believe,” “project,” “anticipate,” “seek,” “will,” and similar statements of a future or forward-looking nature identify forward-looking statements in this prospectus/offer to exchange for purposes of the U.S. federal securities laws or otherwise. The safe harbor provisions for forward-looking statements in the Private Securities Litigation Reform Act of 1995 are inapplicable to forward-looking statements, including such statements made in documents incorporated by reference into this prospectus/offer to exchange, made in connection with the exchange offer; however, the cautionary notes with respect to forward-looking statements are applicable to the exchange offer.

All forward-looking statements address matters that involve risks and uncertainties. Accordingly, there are or may be important factors that could cause actual results to differ materially from those indicated in the forward-looking statements. These factors include, but are not limited to, the effects of competitors’ pricing policies, greater frequency or severity of claims and loss activity, changes in market conditions in the agriculture insurance industry, termination of or changes in the terms of the U.S. multiple peril crop insurance program, a decreased demand for property and casualty insurance or reinsurance, changes in the availability, cost or quality of reinsurance or retrocessional coverage, our inability to renew business previously underwritten or acquired, our inability to maintain our applicable financial strength ratings, our inability to effectively integrate acquired operations, uncertainties in our reserving process, changes to our tax status, changes in insurance regulations, reduced acceptance of our existing or new products and services, a loss of business from and credit risk related to our broker counterparties, assessments for high risk or otherwise uninsured individuals, possible terrorism or the outbreak of war, a loss of key personnel, political conditions, changes in accounting policies, our investment performance, the valuation of our invested assets, a breach of our investment guidelines, the unavailability of capital in the future, developments in the world’s financial and capital markets and our access to such markets, government intervention in the insurance and reinsurance industry, illiquidity in the credit markets, changes in general economic conditions and other factors described in the Endurance 10-K, the Endurance 10-Q and other documents Endurance files with the SEC which are incorporated by reference in this prospectus/offer to exchange. Additional risks and uncertainties related to the proposed transaction include, among others, uncertainty as to whether Endurance will be able to enter into or consummate the transaction on the terms set forth in the proposal, the risk that our or Aspen’s shareholders do not approve the transaction, potential adverse reactions or changes to business relationships resulting from the announcement or completion of the transaction, uncertainty as to whether Aspen shareholders tender into the exchange offer, uncertainties as to the timing of the transaction, uncertainty as to the actual premium of the Endurance share component of the proposal that will be realized by Aspen shareholders in connection with the transaction, competitive responses to the transaction, the risk that regulatory or other approvals required for the transaction are not obtained or are obtained subject to conditions that are not anticipated, the risk that the conditions to the closing of the transaction are not satisfied, costs and difficulties related to the integration of Aspen’s businesses and operations with Endurance’s businesses and operations, the inability to obtain, or delays in obtaining, cost savings and synergies from the transaction, unexpected costs, charges or expenses resulting from the transaction, litigation relating to the transaction, the inability to retain key personnel, and any changes in general economic and/or industry specific conditions.

Forward-looking statements speak only as of the date on which they are made, and we undertake no obligation publicly to update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise, except to the extent required by applicable law.

The foregoing review of important factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this prospectus/offer to exchange and other documents incorporated by reference in this prospectus/offer to exchange, including the risk factors included in the Endurance 10-K, the Endurance 10-Q, the Aspen 10-K and the Aspen 10-Q. Any forward-looking statements made in this prospectus/offer to exchange and the related letter of election and transmittal are qualified by these cautionary statements, and there can be no assurance that the actual results or developments anticipated by Endurance will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, Endurance or Endurance’s business or operations.

LEGAL MATTERS

ASW Law Limited has provided an opinion regarding the validity of the Endurance common shares to be issued pursuant to the exchange offer, with respect to matters of Bermuda law.

EXPERTS

Ernst & Young Ltd., independent registered public accounting firm, has audited our consolidated financial statements and schedule included in our Annual Report on Form 10-K for the year ended December 31, 2013, and the effectiveness of our internal control over financial reporting as of December 31, 2013, as set forth in their reports, which are incorporated by reference in this prospectus/offer to exchange. Our consolidated financial statements and schedule are incorporated by reference in reliance on Ernst & Young Ltd.’s reports, given on their authority as experts in accounting and auditing.

The consolidated financial statements of Aspen appearing in Aspen’s Annual Report on Form 10-K for the year ended December 31, 2013 (including schedules appearing therein), and Aspen’s effectiveness of internal control over financial reporting as of December 31, 2013 included therein, have been audited by an independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Pursuant to Rule 439 under the Securities Act, Endurance requires the consent of Aspen’s independent auditors to incorporate by reference their audit reports included in Aspen’s Annual Report on Form 10-K for the year ended December 31, 2013 in this prospectus/offer to exchange. Endurance is requesting and has, as of the date hereof, not received such consent from Aspen’s independent auditors. If Endurance receives this consent, Endurance will promptly file it as an exhibit to Endurance’s registration statement of which this prospectus/offer to exchange forms a part.

SOLICITATION OF ASPEN SHAREHOLDERS

On June 18, 2014, Endurance filed a definitive solicitation statement in connection with the solicitation from Aspen’s shareholders of (i) written requisitions that the Aspen board of directors convene a special general meeting of the Aspen shareholders in connection with the Endurance proposal and, if such meeting is convened, Endurance intends to present to the Aspen common shareholders for their consideration a binding proposal to increase the size of Aspen’s board of directors from 12 directors to 19 directors, and (ii) shareholder authorizations to support the proposal of a scheme of arrangement by Endurance, which will entail the holding of a meeting of Aspen shareholders, if ordered by the Supreme Court of Bermuda, at which the Aspen common shareholders would consider and vote on a scheme of arrangement under Bermuda law pursuant to which Endurance would acquire all of the outstanding Aspen common shares on financial terms no less favorable than those contained in the Endurance proposal.

Endurance advises the Aspen shareholders to read each definitive solicitation statement related to such matters when available because they contain, or will contain, important information regarding the solicitations. Aspen shareholders may, when such documents become available, obtain a free copy of each solicitation statement and other documents that Endurance files with the SEC at its website at www.sec.gov. In addition, each of these documents, when prepared or available, may be obtained free of charge from Endurance by contacting the information agent as directed on the back cover of this prospectus/offer to exchange.

ADDITIONAL NOTE REGARDING THE EXCHANGE OFFER

The exchange offer is being made solely by this prospectus/offer to exchange and the related letter of election and transmittal and is being made to holders of Aspen common shares. Endurance is not aware of any state where the making of the exchange offer or the tender of Aspen common shares in connection therewith is prohibited by administrative or judicial action pursuant to any valid state statute. If Endurance becomes aware of any state in which the making of the exchange offer or the tender of Aspen common shares in connection therewith would be prohibited by an applicable state statute, Endurance will make a good faith effort to comply with any such statute or seek to have such statute declared inapplicable to the exchange offer. If, after such good faith effort, Endurance cannot comply with any such state statute, the exchange offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Aspen common shares in such state. In any jurisdiction where the securities, blue sky or other laws require the exchange offer to be made by a licensed broker or dealer, the exchange offer shall be deemed to be made on behalf of Endurance by GSC or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

Unless otherwise specifically noted herein, all references to “dollars”, “$” and “¢”shall refer to U.S. dollars and cents.

The exchange offer is being made solely with respect to Aspen common shares, and not with respect to any preference shares of Aspen. All references to “Aspen shareholders” or similar formulations shall be to holders of Aspen common shares, unless the context otherwise requires.

WHERE YOU CAN FIND MORE INFORMATION

Endurance and Aspen file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any of this information filed with the SEC at the SEC’s public reference room:

Public Reference Room

100 F Street NE

Room 1580

Washington, D.C. 20549

For information regarding the operation of the Public Reference Room, you may call the SEC at 1-800-SEC-0330. These filings made with the SEC are also available to the public through the website maintained by the SEC at www.sec.gov or from commercial document retrieval services.

Endurance has filed a registration statement on Form S-4 to register with the SEC the offering and sale of Endurance common shares to be issued in the exchange offer and the second-step merger. This prospectus/offer to exchange is a part of that registration statement. We may also file additional amendments to the registration statement. In addition, Endurance filed with the SEC a Tender Offer Statement on Schedule TO under the Exchange Act, together with exhibits, to furnish certain information about the exchange offer, and we may also file amendments to the Schedule TO. You may obtain copies of the Form S-4 and Schedule TO (and any amendments to those documents) by contacting the information agent as directed on the back cover of this prospectus/offer to exchange.

Some of the documents previously filed with the SEC may have been sent to you, but you can also obtain any of them through Endurance, the SEC or the SEC’s website as described above. Documents filed with the SEC are available from Endurance without charge, excluding all exhibits, except that, if Endurance has specifically incorporated by reference an exhibit in this prospectus/offer to exchange, the exhibit will also be provided without charge.

You may obtain documents filed with the SEC by requesting them in writing or by telephone from Endurance at the following addresses:

Endurance Specialty Holdings Ltd.

Waterloo House

100 Pitts Bay Road

Pembroke HM 08, Bermuda

(441) 278-0988

Attention: Investor Relations

If you would like to request documents, in order to ensure timely delivery, you must do so at least five business days before the expiration time of the exchange offer. This means you must request this information no later than August 22, 2014. Endurance will mail properly requested documents to requesting shareholders by first class mail, or another equally prompt means, within one business day after receipt of such request.

You can also get more information by visiting Endurance’s website at www.endurance.bm and Aspen’s website at www.aspen.co.

Materials from these websites and other websites mentioned in this prospectus/offer to exchange and the related letter of election and transmittal are not incorporated by reference in this prospectus/offer to exchange. If you are viewing this prospectus/offer to exchange in electronic format, each of the URLs mentioned in this prospectus/offer to exchange is an active textual reference only.

The SEC allows Endurance to incorporate information into this prospectus/offer to exchange “by reference,” which means that Endurance can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus/

offer to exchange, except for any information superseded by information contained directly in this prospectus/offer to exchange. This prospectus/offer to exchange incorporates by reference the documents set forth below that Endurance and Aspen have previously filed with the SEC. These documents contain important information about Endurance and Aspen and their respective financial condition, business and results.

Endurance Filings (Commission File No. 001-31599):	Period
Annual Report on Form 10-K	For fiscal year ended December 31, 2013
Quarterly Report on Form 10-Q	For the three months ended March 31, 2014
Current Reports on Form 8-K	Filed on February 28, 2014; April 14, 2014; May 23, 2014; June 2, 2014 (two filings); June 6, 2014; and June 9, 2014 (other than any portion of any documents not deemed to be filed)
The description of Endurance’s ordinary shares contained in its registration statement on Form S-3, including any amendment or report filed for the purpose of updating the description.	Filed on December 15, 2011
Proxy Statement on Schedule 14A	Filed on April 9, 2014

Aspen Filings (Commission File No. 001-31909):	Period
Annual Report on Form 10-K (except for the report of Aspen’s independent public accountants contained therein which is not incorporated herein by reference because the consent of Aspen’s independent public accountants has not yet been obtained)	For fiscal year ended December 31, 2013
Quarterly Report on Form 10-Q	For the three months ended March 31, 2014
Current Reports on Form 8-K	Filed on February 6, 2014; February 11, 2014; February 20, 2014; April 17, 2014; April 21, 2014; April 25, 2014; June 2, 2014; and June 9, 2014 (other than any portions of any documents not deemed to be filed)
Proxy Statement on Schedule 14A	Filed on March 12, 2014

Endurance also hereby incorporates by reference any additional documents that it or Aspen may file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this prospectus/offer to exchange to the termination of the exchange offer. Such additional documents, however, are not automatically incorporated by reference into the Schedule TO. Endurance will file amendments to the Schedule TO, to the extent required, specifically to include information that is filed from the date of this prospectus/offer to exchange and incorporated by reference herein. Nothing in this prospectus shall be deemed to incorporate information furnished but not filed with the SEC.

Endurance shareholders and Aspen shareholders may obtain any of these documents without charge upon written or oral request to the information agent at Georgeson, 480 Washington Boulevard, 26th Floor, Jersey City, NJ 07310, please call toll-free at (877) 278-9672 or email at enduranceaspen@georgeson.com, or from the SEC at the SEC’s website at www.sec.gov.

IF YOU WOULD LIKE TO REQUEST DOCUMENTS FROM ENDURANCE, PLEASE CONTACT THE INFORMATION AGENT NO LATER THAN AUGUST 22, 2014, OR FIVE BUSINESS DAYS BEFORE THE EXPIRATION TIME OF THE EXCHANGE OFFER, WHICHEVER IS LATER, TO RECEIVE THEM BEFORE THE EXPIRATION TIME OF THE EXCHANGE OFFER. If you request any incorporated documents, the information agent will mail them to you by first-class mail, or other equally prompt means, within one business day of receipt of your request.

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS/OFFER TO EXCHANGE IN MAKING YOUR DECISION WHETHER TO TENDER YOUR ASPEN COMMON SHARES INTO THE EXCHANGE OFFER. ENDURANCE HAS NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT DIFFERS FROM THAT CONTAINED IN THIS PROSPECTUS/OFFER TO EXCHANGE. THIS PROSPECTUS/OFFER TO EXCHANGE IS DATED JUNE 19, 2014. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROSPECTUS/OFFER TO EXCHANGE IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND NEITHER THE MAILING OF THIS PROSPECTUS/OFFER TO EXCHANGE TO SHAREHOLDERS NOR THE ISSUANCE OF ENDURANCE COMMON SHARES IN THE EXCHANGE OFFER SHALL CREATE ANY IMPLICATION TO THE CONTRARY.

SCHEDULE I

DIRECTORS AND EXECUTIVE OFFICERS OF ENDURANCE

The name, current principal occupation or employment and material occupations, positions, offices or employment for the past five years, of each director and executive officer of Endurance are set forth below. References in this Schedule I to “Endurance” or “we” mean Endurance Specialty Holdings Ltd. The current business address of each director and executive officer is c/o Endurance Specialty Holdings Ltd., Waterloo House, 100 Pitts Bay Road, Pembroke HM 08, Bermuda. The current business telephone of each director and executive officer is (441) 278-0400. Where no date is shown, the individual has occupied the position indicated for the past five years. Unless otherwise indicated, each occupation set forth opposite an individual’s name refers to employment with Endurance. Except as described in this Schedule I, none of the directors and executive officers of Endurance listed below has, during the past five years, (1) been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (2) been a party to any judicial or administrative proceeding that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws. Other than John R. Charman, who is a British citizen, each of the directors and executive officers of Endurance is a citizen of the United States of America.

DIRECTORS

Name	Present Principal Occupation or Employment, Material Positions Held During the Past Five Years

John T. Baily	John T. Baily, 70, has been a director since August 2003 and currently serves as Chairman of the Audit Committee and as a member of the Finance Committee of the Board. Mr. Baily was formerly President of Swiss Re Capital Partners, where he worked from 1999 to 2002. Prior to joining Swiss Re, Mr. Baily was a partner at PricewaterhouseCoopers LLP (and its predecessor, Coopers & Lybrand) for 23 years, serving as the head of the Coopers & Lybrand Insurance Practice Group for 13 years. Mr. Baily also serves on the boards of directors of Golub Capital BDC, RLI Corp. and Albright College and was a director of NYMAGIC, Inc. from 2003 through 2010 and Erie Indemnity Company from 2003 through 2008. Mr. Baily is a graduate of both Albright College (cum laude, BS, Economics) and the University of Chicago (MBA), has served on the board of Coopers & Lybrand and as Chairman of the AICPA Insurance Companies Committee.

Norman Barham	Norman Barham, 72, has been a director since August 2004 and currently serves as Chairman of the Compensation Committee and a member of the Nominating and Corporate Governance Committee of the Board. Mr. Barham was Vice Chairman and President of Global Operations of Marsh, Inc., the largest diversified insurance brokerage and risk management services company in the world, from 1997 to 2000. Prior to joining Marsh, Inc., Mr. Barham held numerous senior management roles in various parts of Johnson & Higgins from 1975 to 1997, prior to the merger of Johnson & Higgins and Marsh & McLennan Companies, including President, Chief Technical Officer and Head of Global Property Insurance. Mr. Barham currently serves on the board of directors of Queens College and Frenchman’s Creek. Mr. Barham was chairman of the board of directors of Coral Insurance Company (“Coral”), a Florida domiciled property casualty insurance company, from 2004 until April 2009. On April 9, 2009, Coral was placed into receivership for purposes of rehabilitation. The Florida Department of Financial Services was appointed receiver of Coral.

Name	Present Principal Occupation or Employment, Material Positions Held During the Past Five Years

Galen R. Barnes	Galen R. Barnes, 66, has been a director since May 2004 and currently serves as a member of the Compensation Committee and the Risk Committee of the Board. Mr. Barnes was formerly President and Chief Operating Officer of Nationwide Mutual Insurance, where he worked from 1975 to 2003. Mr. Barnes held numerous senior and general management roles in various parts of the Nationwide organization, having previously been President of Nationwide Property and Casualty Affiliates, and President and Chief Operating Officer of Wausau Insurance. Mr. Barnes has also served on the board or committees for the Insurance Services Office, Inc., the Alliance of American Insurers, National Council on Compensation Insurance and as a member of the Property and Casualty CEO Roundtable. Mr. Barnes received his Fellowship in the Casualty Actuarial Society in 1977. He serves as a board member of unaffiliated Comenity Capital Bank of Salt Lake City, Utah, as a voluntary director of the Self Insurance Board of The Ohio State University and a voluntary director of the Grey Oaks Country Club in Naples, Florida.

William H. Bolinder	William H. Bolinder, 70, has been a director of Endurance since December 2001 and was the lead independent director of Endurance from November 2006 to March 2011, a position he resumed in May 2013. Mr. Bolinder served as Chairman of the Board of Endurance from March 2011 to May 2013 and currently serves as a member of the Nominating and Corporate Governance Committee and the Risk Committee of the Board. In June 2006, Mr. Bolinder retired as President, Chief Executive Officer and a director of Acadia Trust N.A., a financial services company, positions he had held since 2003. He had previously been a member of the Group Management Board for Zurich Financial Services Group. He was the head of the North America business division (excluding U.S. Personal Lines) from 1994 to 2002, and the Latin America business division from 1996 to 2002, as well as the Corporate and Commercial Customer Division of Zurich Financial Services Group from 1998 to 2002. In 1994, he was elected to the Group Executive Board at Zurich Financial Services Group’s home office and became responsible for managing the Zurich Financial Services Group companies in the United States and Canada as well as Corporate/Industrial Insurance, Zurich International (Group) and Risk Engineering. Mr. Bolinder joined Zurich American Insurance Company, USA in 1986 as Chief Operating Officer and became Chief Executive Officer in 1987. Mr. Bolinder has been a director of Genworth Financial, Inc. since October 2010. Mr. Bolinder was a director of Quanta Capital Holdings Ltd. from January 2007 to October 2008. Mr. Bolinder was a director of Coral Insurance Company, a Florida domiciled property casualty insurance company, from March 2008 until April 2009. On April 9, 2009, Coral was placed into receivership for purposes of rehabilitation. The Florida Department of Financial Services was appointed receiver of Coral. Mr. Bolinder has also served on the board and committees of the American Insurance Association, American Institute for Chartered Property Casualty Underwriting, Insurance Institute for Applied Ethics, Insurance Institute of America, Insurance Services Office, Inc. and the National Association of Independent Insurers.

Steven W. Carlsen	Steven W. Carlsen, PhD, 57, has been a director of Endurance since February 2006 and currently serves as a member of the Finance Committee and the Risk

Name	Present Principal Occupation or Employment, Material Positions Held During the Past Five Years

Committee of the Board. Dr. Carlsen is President of Shadowbrook Advising Inc. (“Shadowbrook”), a consulting firm providing advisory and analytical services to insurance and reinsurance companies as well as to private equity and hedge fund groups investing in these areas. Prior to retiring from Endurance and reactivating his consulting practice in 2006, Dr. Carlsen was a founding member of Endurance, helping to raise the initial capital in 2001. He served at various times as Endurance’s Chief Operating Officer, Chief Underwriting Officer and as President of its U.S. reinsurance subsidiary. Beginning in May 2012, Endurance engaged Shadowbrook and Dr. Carlsen to provide it with underwriting and operating consulting services on a limited basis. Dr. Carlsen began his career as a property facultative underwriter in 1979 and later as a treaty account executive for Swiss Reinsurance Company. He joined NAC Re in 1986, ultimately heading their Property and Miscellaneous Treaty Department (which included aviation, marine, surety and finite business). He managed NAC Re’s retrocessions and was involved in the formation of their U.K. company. In 1994, Dr. Carlsen left NAC Re to join CAT Limited as their Chief Underwriter-North America and in 1997 was co-founder of CAT Limited’s finite insurer, Enterprise Re. From 1999 until he joined Endurance in 2001, Dr. Carlsen worked as a consultant, principally with three Morgan Stanley Private Equity insurance ventures and the Plymouth Rock Group. Dr. Carlsen holds a B.A. in Mathematics from Cornell University and received his PhD in Economics from Fordham University’s Graduate School of Arts and Sciences in May 2013.

John R. Charman	John R. Charman, 61, joined Endurance in May 2013 as Chairman of the Board and Chief Executive Officer. Mr. Charman currently serves as a member of the Finance Committee and the Risk Committee of the Board. Mr. Charman has four decades of global experience in the insurance industry and has been in a senior underwriting position since 1975 and a CEO role since 1981. Most recently, Mr. Charman founded Axis Capital Holdings Limited in 2001 and served for 11 years as its Chief Executive Officer and President. From 2000 to 2001, Mr. Charman served as Deputy Chairman of ACE INA Holdings and President of ACE International. Mr. Charman also served as Chief Executive Officer at ACE Global Markets from 1998 to 2001. Prior to that, Mr. Charman was the Chief Executive Officer of Tarquin plc, the parent company of the Charman Underwriting Agencies at Lloyd’s, which was sold to Ace Limited in 1998. Mr. Charman was the Deputy Chairman of the Council of Lloyd’s and a member of the Lloyd’s Core Management Group and Lloyd’s Market Board between 1995 and 1997, which was during the financial crisis at Lloyd’s. Mr. Charman held the position of Second Deputy Chairman of the Association of Bermuda Insurers and Reinsurers from January 2011 to June 2012. Mr. Charman is currently a member of the Board of the Masterworks Museum of Bermuda Art.

Susan S. Fleming	Susan S. Fleming, PhD, 44, has been a director of Endurance since May 2011 and currently serves as a member of the Compensation Committee and the Risk Committee of the Board. Dr. Fleming worked at Capital Z Financial Services, a private equity firm, as a Principal from 1998 to 2001 and as Partner from 2001 to 2003. She was Vice President at Insurance Partners Advisors, LP, a private equity firm, from 1994 to 2003 and held various positions at Morgan

Name	Present Principal Occupation or Employment, Material Positions Held During the Past Five Years

Stanley and Company from 1992 to 1994. Dr. Fleming is currently a consultant and Senior Lecturer in management, finance and entrepreneurship at Cornell University. Dr. Fleming has been a director of Virtus Investment Partners, Inc., a publicly traded asset management company since January 2009. She also served as a director of Universal American Financial Corp., a family of specialty healthcare companies, from July 1999 to December 2003, PXRE Group, Ltd., a property reinsurer, from April 2002 to April 2005, Ceres Group, Inc., an insurance and annuity products provider, from February 2000 to August 2006 and Quanta Capital Holdings, Ltd., a specialty insurance and reinsurance holding company, from July 2006 to October 2008.

Scott D. Moore	Scott D. Moore, 61, has been a director of Endurance since May 2011 and currently serves as Chairman of the Risk Committee and as a member of the Audit Committee of the Board. Mr. Moore was the Chief Executive Officer of PartnerRe U.S., a reinsurance company, from 1998 to 2009. Prior to that, Mr. Moore served as the Executive Vice President and Chief Financial Officer of PartnerRe Ltd. from 1993 to 1998. Mr. Moore was employed for 13 years (three years as a Partner) with Coopers & Lybrand LLP, specializing in the insurance industry.

William J. Raver	William J. Raver, 66, has been a director since May 2006 and currently serves as Chairman of the Finance Committee and as a member of the Audit Committee of the Board. From July 2006 through March 2008, Mr. Raver served as the Chief Executive Officer and Chief Investment Officer of the National Railroad Retirement Investment Trust (“NRRIT”) where he led a twenty person staff, overseeing investment activity of the trust fund established by Federal legislation in 2001 to manage certain defined benefit retirement assets of the U.S. railway industry, then totaling $30 billion. From 1997 until he joined NRRIT in 2006, Mr. Raver was with Verizon Investment Management Corporation, most recently as Chief Operating Officer. In this role, he shared investment responsibility for $65 billion of Verizon retirement and savings plan assets and was the officer in charge of trust fund financial reporting and fiduciary functions. From 1994 to 1997, Mr. Raver was Senior Vice President, Chief Administrative Officer, and Director of Research at Evaluation Associates, an investment consulting firm. His earlier career includes senior level positions in corporate treasury with Young & Rubicam, Cadbury Schweppes, Stauffer Chemical and Avon Products. Mr. Raver currently serves on a number of investment advisory boards and is recognized as a Governance Fellow by the National Association of Corporate Directors.

Robert A. Spass	Robert A. Spass, 58, has been a director since July 2002 and currently serves as a member of the Compensation Committee and the Finance Committee of the Board. Mr. Spass is a Partner of Capital Z Partners, an investment firm he joined as a founding partner in 1998. Prior to 1998, Mr. Spass was the Managing Partner and co-founder of Insurance Partners Advisors, L.P. Mr. Spass was also President and CEO of International Insurance Advisors, Inc., the management company of International Insurance Investors, L.P. Prior to joining International Insurance Investors, Mr. Spass was a Director of Investment Banking at Salomon Brothers with responsibility for corporate finance relationships with the insurance industry. He currently serves on the board of directors of Universal American Corp., Lancashire Holdings Limited and MountainView Capital Holdings, LLC.

EXECUTIVE OFFICERS

Name	Present Principal Occupation or Employment, Material Positions Held During the Past Five Years

John R. Charman	See information above under “Directors.”

John V. Del Col	John V. Del Col, 52, has been Endurance’s General Counsel and Secretary since January 2003 and Executive Vice President, Acquisitions since February 2007. From October 1999 until January 2003, Mr. Del Col served as Executive Vice President, General Counsel, and Secretary of Trenwick Group Ltd. and its predecessor company, Trenwick Group Inc., a property and casualty reinsurer. Mr. Del Col was Vice President, General Counsel, and Secretary of Chartwell Re Corporation, a property and casualty reinsurer, from January 1998 until its merger with and into Trenwick Group Inc. in October 1999. From July 1994 until December 1997, Mr. Del Col was the Deputy General Counsel and Assistant Secretary at MeesPierson Holdings Inc., a Dutch merchant bank. From November 1991 until July 1994, Mr. Del Col was an associate in the law firm of LeBoeuf, Lamb, Greene & MacRae, L.L.P. Prior thereto, Mr. Del Col was an associate in the law firm of Sullivan & Cromwell.

Joan deLemps	Joan deLemps, 62, was named Chief Risk Officer in July of 2013, having served as Chief Underwriting Officer since March 2010 and Chief Casualty Officer for Endurance’s Worldwide Reinsurance operation since February 2007. An accomplished underwriting executive with over 35 years of insurance and reinsurance experience, Ms. deLemps joined Endurance in May 2003 from Gerling Global Financial Products Inc. (“GGFP”), where she was the Senior Managing Director of Underwriting and a founding member of the Structured Reinsurance group. Prior to joining GGFP, Ms. deLemps was a Senior Vice President at Swiss Reinsurance where she held various underwriting and management positions in both the facultative and treaty operations, ultimately managing the underwriting activities of Atrium, Swiss Re’s structured reinsurance operation. She began her career as a casualty insurance underwriter at Aetna Casualty & Surety.

Graham Evans	Graham Evans, 46, was named Executive Vice President, Head of International Insurance in November 2013. Mr. Evans also serves as CEO, International Insurance at Endurance’s U.K. subsidiary, Endurance Worldwide Insurance Limited. Mr. Evans previously worked at Axis Capital Holdings Limited from 2004 to 2012, where he was promoted to President, Global Professional Lines in 2007. Prior to that, Mr. Evans held a number of underwriting and management positions including Chief Underwriting Officer for European Financial Lines at CNA Europe Ltd. from 2000 to 2004, Director of Aurora Consortium, a start-up Lloyd’s operation specializing in Professional Lines, from 1999 to 2000, and manager of an international Professional Lines book at Chubb Insurance Company of Europe from 1996 to 1998.

Jerome Faure	Jerome Faure, 56, was named Chief Executive Officer, Global Reinsurance of Endurance, effective March 2013. Over his 25 year career, Mr. Faure has held senior underwriting and management positions in a number of global reinsurance companies. Most recently, he was a Partner in ILS Capital Management in Bermuda focused on Insurance Linked Securities, Industry Loss Warranties and collateralized reinsurance. Prior to that, he served as Director and Chief Underwriting Officer for Tokio Millennium Re, Ltd. where he managed their Bermuda-based reinsurance operations offering a range of U.S. and international products. Mr. Faure started his reinsurance career at the

Name	Present Principal Occupation or Employment, Material Positions Held During the Past Five Years

SCOR Group, progressing through a number of positions of increasing responsibility in Paris, Tokyo, London and New York. He became President & Chief Executive Officer of SCOR US Corporation and a member of the SCOR Group Executive Committee responsible for worldwide Property & Casualty.

Mr. Faure holds B.S. degrees from ENSTA Paris, and INSTN Saclay France, and a M.S. degree in Nuclear Engineering from the University of Illinois.

Brian Goshen	Brian Goshen, 52, was named Chief Human Resources Officer in February 2014. Prior to joining Endurance, Mr. Goshen held a number of senior human resources positions, most recently at Axis Capital Holdings Limited. Mr. Goshen joined Axis in January 2006 as Chief Human Resources Officer and was promoted to Chief Administrative Officer in 2010. Before joining Axis, he served as Vice President of Human Resources at Fifth Third Bank. Prior to that, he was with Marsh, a wholly owned subsidiary of Marsh & McLennan Companies, for eight years where, as Managing Director, he served as regional head of Human Resources for their North America and Asia-Pacific operations. Mr. Goshen’s career also includes Human Resources positions with the Hong Kong and Shanghai Banking Corporation (HSBC), Goldman Sachs and the U.S. Army. Mr. Goshen holds a B.S. in Management and Organization from Central Washington University.

John A. Kuhn	John A. Kuhn, 49, was named Chief Executive Officer, Global Insurance, of Endurance, effective November 2012. Mr. Kuhn joined Endurance from Axis Capital where his most recent role was Chief Underwriting Officer, Axis Insurance, responsible for the worldwide insurance operations and, prior to that, Chief Executive Officer, North American Division, Axis Insurance. He joined Axis Capital in 2003 when the company acquired Kemper Insurance’s Financial Insurance Solutions business which Mr. Kuhn had built as President of that business unit. Mr. Kuhn started his insurance career at Chubb Group of Insurance Companies, where he assumed increasing responsibility, culminating in the role of Chief Underwriting Officer for Chubb/Executive Protection. Mr. Kuhn holds a B.A. degree from Wesleyan University.

Michael J. McGuire	Michael J. McGuire, 42, has been Chief Financial Officer since January 2006. Mr. McGuire joined Endurance in 2003 to lead its external reporting, treasury and Sarbanes-Oxley compliance initiatives. Mr. McGuire came to Endurance from Deloitte & Touche LLP where he spent over nine years working in a variety of audit and advisory roles in the United States, Bermuda and Europe. In his last role at Deloitte & Touche, Mr. McGuire served as a senior manager in their merger and acquisition advisory practice, providing transaction accounting, structuring and due diligence services to private equity and strategic investors. Mr. McGuire is a Certified Public Accountant and a member of the American Institute of Certified Public Accountants.

Mark K. Silverstein	Mark K. Silverstein, 51, has been Chief Investment Officer since August of 2005. With 28 years of professional experience in investments, prior to joining Endurance Mr. Silverstein was an Executive Vice President at XL Investment Management (USA), LLC. In this capacity, he led the Structured and Spread Asset Group and was on the Investment Committee. Mr. Silverstein has focused on fixed income investments throughout his career, which began in 1985 in Fixed Income Research with Credit Suisse First Boston. In 1991, Mr. Silverstein joined BEA Associates, an investment management firm which was

Name	Present Principal Occupation or Employment, Material Positions Held During the Past Five Years
later acquired by Credit Suisse Asset Management, where Mr. Silverstein became Managing Director, Fixed Income Portfolio Manager. His responsibilities included managing U.S. and global core fixed income portfolios. Mr. Silverstein holds a B.S. in Urban Studies from Cornell University and an M.B.A. in Finance from the University of Chicago. He currently serves on the Board of Trustees of the Greenwich Roundtable and is Chairman of their Education Committee. He was a contributor to two Best Practices in Alternative Investing: Portfolio Construction (2009) and Managing Complexity (2011).

Manually signed facsimile copies of the letter of election and transmittal will be accepted. The letter of election and transmittal and certificates for Aspen common shares and any other required documents should be sent to the exchange agent at one of the addresses set forth below:

The exchange agent for the exchange offer is:

By Mail:	By Overnight Courier:
Computershare Trust Company, N.A. c/o Voluntary Corporate Actions P.O. Box 43011 Providence, RI 02940-3011	Computershare Trust Company, N.A. c/o Voluntary Corporate Actions Suite V 250 Royall Street Canton, MA 02021

By Facsimile:

(For Eligible Institutions Only)

617-360-6810

Confirm Facsimile Transmission:

781-575-2332

Any questions or requests for assistance may be directed to the information agent at its address or telephone number set forth below. Additional copies of this prospectus/offer to exchange, the letter of election and transmittal and the notice of guaranteed delivery may be obtained from the information agent at its address and telephone numbers set forth below. Holders of Aspen common shares may also contact their broker, dealer, commercial bank or trust company or other nominee for assistance concerning the exchange offer.

The information agent for the exchange offer is:

480 Washington Boulevard, 26th Floor

Jersey City, New Jersey 07310

Please Call Toll-Free: (877) 278-9672

Email: enduranceaspen@georgeson.com

Until the expiration time of the exchange offer, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus/offer to exchange.

PART II—INFORMATION NOT REQUIRED IN PROSPECTUS/OFFER TO EXCHANGE

Item 20.	Indemnification of Directors and Officers.

The amended and restated bye-laws of Endurance provide for the indemnification of the Endurance’s officers and directors, members of a (duly constituted) committee, any resident representative and any liquidator, manager or trustee for the time being acting in relation to the affairs of Endurance (and their respective heirs, executors and administrators), each referred to as an indemnified person, against all actions, costs, charges, liabilities, loss, damage or expense to the full extent permitted by Bermuda law (including but not limited to liabilities under contract, tort, fiduciary duties and statute or any applicable foreign law or regulation and all reasonable legal and other costs, including defense costs incurred in defending any legal proceeding, whether civil or criminal, and expenses properly payable), incurred or suffered by such party by reason of any act done, conceived in or omitted in the conduct of Endurance’s business or in the discharge of his/her duties; provided that such indemnification shall not extend to any matter which would render it void pursuant to the Companies Act as in effect from time to time in Bermuda.

In addition, each shareholder and Endurance agree to waive any claim or right of action he or it may have at any time, whether individually or by or in the right of Endurance, against any indemnified person on account of any action taken by such person or the failure of such person to take any action in the performance of his duties with or for Endurance; provided that such waiver shall not extend to any claim or right of action that would render it void pursuant to the Companies Act as in effect from time to time in Bermuda, that arises out of fraud or dishonesty on the part of such indemnified person or with respect to the recovery of any gain, personal profit or advantage to which such indemnified person is not legally entitled.

The Companies Act provides that a Bermuda company may indemnify its directors in respect of any loss arising or liability attaching to them as a result of any negligence, default, breach of duty or breach of trust of which they may be guilty. However, the Companies Act also provides that any provision, whether contained in the company’s bye-laws or in a contract or arrangement between the company and the director, indemnifying a director against any liability which would attach to him in respect of his fraud or dishonesty will be void.

Item 21.	Exhibits and Financial Statement Schedules.

(a)	Exhibits.

See the Exhibit Index.

(b)	Financial Statement Schedules.

None.

(c)	Reports, Opinions and Appraisals.

None.

Item 22.	Undertakings.

The undersigned registrant hereby undertakes:

(a) (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus/offer to exchange required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus/offer to exchange any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus/offer to exchange filed with the SEC pursuant to Rule 424(b) promulgated under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) (1) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

(2) That every prospectus (i) that is filed pursuant to paragraph (h)(1) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(e) To respond to requests for information that are incorporated by reference into the prospectus/offer to exchange pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

(f) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 1 to the Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pembroke, Bermuda, on June 19, 2014.

ENDURANCE SPECIALTY HOLDINGS LTD.

By:	/s/ John V. Del Col
Name: John V. Del Col Title: General Counsel and Secretary

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities indicated on June 19, 2014.

Signature	Title

* John R. Charman	Chief Executive Officer and Director (Principal Executive Officer)

* Michael J. McGuire	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

* John T. Baily	Director

* Norman Barham	Director

* Galen R. Barnes	Director

* William H. Bolinder	Director

* Steven W. Carlsen	Director

* Susan S. Fleming	Director

* Scott D. Moore	Director

* William J. Raver	Director

* Robert A. Spass	Director

*By:	/s/ John V. Del Col Name: John V. Del Col Attorney-in-Fact

By:	/s/ Daniel S. Lurie Name: Daniel S. Lurie
Authorized Representative in the United States

EXHIBIT INDEX

Exhibit Number	Description

3.1	Memorandum of Association of Endurance. Incorporated herein by reference to Exhibit 3.1 to Amendment No. 1 to Endurance’s Registration Statement on Form S-1 filed on January 28, 2003.

3.2	Certificate of Deposit of Memorandum of Increase of Share Capital of Endurance. Incorporated herein by reference to Exhibit 3.2 to Endurance’s Annual Report on Form 10-K for the Year Ended December 31, 2003.

3.3	Amended and Restated Bye-laws of Endurance, dated as of May 8, 2013. Incorporated herein by reference to Exhibit 3.1 to Endurance’s Current Report on Form 8-K filed on May 9, 2013.

4.1	Specimen Endurance Ordinary Share Certificate. Incorporated herein by reference to Exhibit 4.1 to Amendment No. 2 to Endurance’s Registration Statement on Form S-1 filed on February 10, 2003.

5.1	Opinion of ASW Law Limited regarding the validity of the Endurance Specialty Holdings Ltd. ordinary shares to be issued pursuant to the exchange offer.*

8.1	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP as to certain tax matters.*

12.1	Computation of Ratio of Earnings to Fixed Charges.

21.1	Subsidiaries of the Registrant. Incorporated herein by reference to Exhibit 21.1 to Endurance’s Annual Report on Form 10-K for the Year Ended December 31, 2013.

23.1	Consent of Ernst & Young Ltd., an independent registered public accounting firm.

23.2	Consent of ASW Law Limited (included in the opinion filed as Exhibit 5.1 to this Registration Statement).

23.3	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in the opinion filed as Exhibit 8.1 to this Registration Statement).

24.1	Power of Attorney (included on signature page to initial filing of this Registration Statement)*

99.1	Form of Letter of Election and Transmittal.*

99.2	Form of Notice of Guaranteed Delivery.*

99.3	Form of Letter to Brokers, Dealers.*

99.4	Form of Letter to Clients.*

*	Previously Filed.